Form 10KSB, Exhibit 13
period 2003-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2004-03-15
CIK 763293

Exhibit 13

FIRST COMMUNITY FINANCIAL CORPORATION

2003 ANNUAL REPORT

MISSION STATEMENT

The First National Bank of Mifflintown,

a subsidiary of First Community Financial Corporation,

is committed to remain an independent, locally-owned

and managed financial services institution.

Our Mission is to provide the banking and

related financial services which meet the present

and future needs of the communities

located within our current and future market areas.

•	To the communities we serve, we pledge to be a good corporate citizen, contributing resources—financial and human—to efforts aimed at the region’s economic development and improvement in the quality of life.

•	To the customers we serve, we pledge to provide an environment where customer service is the primary focus, and the efforts of every staff member will be directed toward making it easy to do business here.

•	To the shareholders, we pledge to provide fair returns by combining steady growth, consistent earnings and firm control of risk factors.

•	To our employees, we pledge to provide opportunities for a high level of job satisfaction and advancement and with an equitable exchange for their services.

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholders:

This report for the year ending December 31, 2003 underscores the continuing growth and expansion of your Bank in the critical areas of financial management that we believe will be encouraging and meaningful to you.

First, on a personal note following the decision of Samuel F. Metz to step down as Chairman of the Bank’s Board of Directors, effective January 13, 2004, the Bank expresses its gratitude to him for his 45 years of outstanding leadership and dedicated service. Mr. Metz was first elected as a member of the Board of Directors on January 13, 1959. Later, on April 11, 1989, he was elected Chairman of the Board. During his tenure, the Bank experienced tremendous growth in assets and income, as well as significant physical expansion. With his extraordinary vision and energy, Mr. Metz strengthened the professionalism of the Bank’s management and staff, which in turn has proven to be so beneficial to the customers and communities we serve. We are pleased that he will continue as a member of the Board.

We routinely modernize all aspects of our offices throughout Juniata and Perry counties. However, special note should be made of plans to undertake a complete renovation of the Bank’s office in Loysville, beginning in March 2004. That Perry County office opened in January 1999, and the planned remodeling will bring major improvements beneficial to both Bank customers and staff.

Working with a team of banking professionals with unique expertise, the Bank officers have implemented innovative profit analytical tools and cost containment initiatives, which will enhance the Bank’s earnings in 2004 and beyond. The Bank anticipates that these progressive tools will contribute to continued improvements in profitability and will support asset growth in future years.

Other financial highlights for the year 2003 include:

•	Net income increased $284 thousand, a 15.9 percent increase;

•	Loans increased by $15.6 million, a 12.4 percent increase;

•	Growth in total assets was achieved—$20.7 million, increasing by 10.3 percent and closing the year at $222.5 million;

•	Shareholders’ equity increased by over $1.2 million, or 8.4 percent;

•	Deposits grew by $13.1 million, a 7.5 percent increase; and

•	Continued growth in trust assets under management was recorded—an increase of $3.5 million, or 7.6 percent. At the end of 2003, trust assets totaled $49.6 million.

We believe the Bank will maintain a significant growth pattern in the years ahead and continue to provide the highest personal and professional banking services to our customers and the communities in which they live and work.

Sincerely,

/s/ James R. McLaughlin

James R. McLaughlin

    Chairman, President and Chief Executive Officer

LOOKING BACK AND LOOKING FORWARD

With its nearly 140 years of providing personal and professional banking services, the First National Bank of Mifflintown, the area’s oldest financial institution, is uniquely identified as an outstanding community bank with a strong regional outreach.

Over the years, the Bank has carefully preserved many of its past traditions. At the same time, it recognizes the importance of strengthening its present-day position in a financial environment which must be vigilant to the challenges of an ever-changing technological world.

The following overview with its diversity of photographs of people, places and things underscores the Bank’s awareness and appreciation of its past, present and future in Juniata and Perry Counties and beyond.

[PHOTOS]

WITH FIRST NATIONAL BANK

[PHOTOS]

LOOKING BACK AND LOOKING FORWARD

[PHOTOS]

WITH FIRST NATIONAL BANK

[PHOTOS]

[BLANK PAGE]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion represents management’s analysis of the financial condition and results of operations of First Community Financial Corporation (the Corporation) and should be read in conjunction with the accompanying financial statements and other financial data included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

Except for historical information, this report may be deemed to contain “forward-looking” statements regarding the Corporation. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “intends,” “will,” “should,” “anticipates,” or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.

No assurance can be given that the future results covered by forward-looking statements will be achieved. Such statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could impact the Corporation’s operating results include, but are not limited to, (i) the effects of changing economic conditions in the Corporation’s market areas and nationally, (ii) credit risks of commercial, real estate, consumer and other lending activities, (iii) significant changes in interest rates, (iv) changes in federal and state banking laws and regulations which could impact the Corporation’s operations, (v) funding costs and (vi) other external developments which could materially affect the Corporation’s business and operations.

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements include the Corporation and its wholly-owned subsidiaries, The First National Bank of Mifflintown (the Bank) and First Community Financial Capital Trust I (the Trust). All significant intercompany accounts and transactions have been eliminated.

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

The allowance for loan losses is established through a charge to earnings for the provision for loan losses. In determining the balance in the allowance for loan losses, consideration is given to a variety of factors in establishing this estimate. In estimating the allowance for loan losses, management considers current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers’ perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. The use of different estimates or assumptions could produce different provisions for loan losses. Additional information is provided in the “Provision for Loan Losses” and “Allowance for Loan Losses” sections.

NEW ACCOUNTING STANDARDS

A complete description of new accounting standards is included in footnote 1 to the financial statements. The new accounting standard with impact to the Corporation is FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.”

In its current form, FIN 46 may require the Corporation to deconsolidate its investment in the Trust on the March 31, 2004 effective date. The potential deconsolidation of subsidiary trusts of bank holding companies formed in connection with the issuance of trust preferred securities, like the Trust, appears to be an unintended consequence of FIN 46. It is currently unknown if, or when, the FASB will address this issue. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve indicated that it intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. If the outcome is that the Trust is no longer included in consolidated results, the Corporation will continue to meet all regulatory capital requirements to which it is subject.

OVERVIEW

The Corporation’s results are primarily determined by the results of operations of its principal subsidiary, The First National Bank of Mifflintown (the Bank). The Bank is a traditional community bank which operates branches in two rural counties of central Pennsylvania. The Bank’s earnings are largely driven by its net interest income.

In 2003, the Corporation recorded net income of $2,068,000, an increase of $284,000 or 15.9%, from net income of $1,784,000 in 2002. Increases in net interest income and other income drove the increase in net income. These increases were partially offset by an increase in other expenses. Net interest income increased $470,000 in 2003 compared to 2002 primarily as a result of increased volume in loans and securities. Basic earnings per share were $2.95 in 2003 compared to $2.55 in 2002.

Return on average assets was 0.98% for 2003 compared with 0.93% in 2002. Return on average equity for 2003 was 13.40% compared to 12.90% in 2002.

During 2003, average interest-earning assets increased by 10.9% or $19,154,000, to $194,739,000. Average interest-bearing liabilities increased $14,727,000 or 9.1%, to $176,135,000 for the year. The growth in earning assets and decline in interest expense were the primary contributors to the increase in net interest income. These increases were partially offset by the decrease in rates received on earning assets. Together, these netted an increase of $473,000 or 7.2% in fully tax-equivalent net interest income. The net interest margin decreased by 0.12% to 3.60% in 2003.

Other income increased $307,000 or 25.1% in 2003 compared to 2002, which was primarily attributable to gains on sales of securities of $123,000 and a gain on sale of foreclosed real estate of $124,000.

Other expenses during 2003 increased $315,000 or 6.3% over 2002. The 2003 increase was largely a result of increases in employee compensation and benefits, professional and regulatory fees and supplies and postage.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $7,010,000 in 2003 from $6,538,000 in 2002 and $5,244,000 in 2001.

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2003			2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$40,517	$1,489	3.68%	$32,110	$1,653	5.15%	$27,209	$1,699	6.24%
Tax-exempt	15,909	1,023	6.43%	14,513	1,026	7.07%	13,118	918	7.00%

Total Securities	56,426	2,512	4.45%	46,623	2,679	5.75%	40,327	2,617	6.49%
Other	4,567	103	2.26%	6,933	139	2.01%	6,349	276	4.35%
Loans:
Taxable	131,336	9,414	7.17%	119,749	9,343	7.80%	105,668	8,939	8.46%
Tax-exempt	2,410	152	6.31%	2,280	142	6.23%	1,310	101	7.75%

Total Loans	133,746	9,566	7.15%	122,029	9,485	7.77%	106,978	9,040	8.45%

Total Interest Earning Assets	194,739	12,181	6.26%	175,585	12,303	7.01%	153,654	11,933	7.77%

Non-interest earnings assets	16,098			15,930			14,030

Total Assets	$210,837			$191,515			$167,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$19,038	$167	0.88%	$16,696	$199	1.19%	$14,724	$212	1.44%
Savings deposits	21,174	237	1.12%	17,374	311	1.79%	14,137	334	2.36%
Time deposits	124,225	4,248	3.42%	116,147	4,731	4.07%	100,776	5,558	5.52%

Total Interest Bearing Deposits	164,437	4,652	2.83%	150,217	5,241	3.49%	129,637	6,104	4.71%
Short-term borrowings	3,479	29	0.83%	3,103	44	1.42%	2,576	107	4.17%
Long-term borrowings	8,219	489	5.95%	8,088	480	5.93%	8,110	478	5.89%

Total Interest Bearing Liabilities	176,135	5,170	2.94%	161,408	5,765	3.57%	140,323	6,689	4.77%

Demand deposits, non-interest bearing	17,838			14,969			13,265
Other liabilities	1,428			1,309			1,532
Shareholders’ equity	15,436			13,829			12,564

Total Liabilities and Shareholders’ Equity	$210,837			$191,515			$167,684

NET INTEREST INCOME		$7,011			$6,538			$5,244

INTEREST RATE SPREAD			3.32%			3.44%			3.00%

NET INTEREST MARGIN			3.60%			3.72%			3.41%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%. For yield calculation purposes, non-accruing loans are included in average loan balances. Interest income on loans includes amortized fees and costs on loans totaling $349,000 in 2003, $198,000 in 2002 and $187,000 in 2001.

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2003 versus 2002			2002 versus 2001
	Change Due to		Total	Change Due to		Total
	Rate	Volume		Rate	Volume
INTEREST EARNING ASSETS
Securities:
Taxable	$(472)	$308	$(164)	$(298)	$252	$(46)
Tax-exempt	(93)	90	(3)	9	99	108

Total Securities	(565)	398	(167)	(289)	351	62
Other	17	(53)	(36)	(149)	12	(137)
Total loans	(757)	838	81	(714)	1,159	445

Total	(1,305)	1,183	(122)	(1,152)	1,522	370

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	(53)	21	(32)	(37)	24	(13)
Savings deposits	(117)	43	(74)	(81)	58	(23)
Time deposits	(759)	276	(483)	(1,453)	626	(827)
Short-term borrowings	(18)	3	(15)	(70)	7	(63)
Long-term borrowings	—	9	9	3	(1)	2

Total	(947)	352	(595)	(1,638)	714	(924)

Net Interest Income (Loss)	$(358)	$831	$473	$486	$808	$1,294

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2003 VERSUS 2002

During 2003, tax equivalent interest income decreased by $122,000 compared to 2002, as asset growth was more than offset by a decline in rates. Average loans increased $11,717,000 positively impacting interest income by $838,000; however, a decline of 0.62% in the yield on loans lowered interest income by $757,000. Total average securities grew by $9,803,000 but the corresponding yield decreased 1.30%. The growth in securities increased interest income by $398,000 but the decline in rates reduced the return by $565,000.

Total average interest-bearing liabilities grew by $14,727,000 between 2002 and 2003 increasing interest expense by $352,000 for 2003, which was more than offset by a lower average rate paid on interest-bearing liabilities of 0.63%, which decreased interest expense by $947,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.12% decrease in the net interest margin during 2003, compared to 2002, resulted primarily from the decrease in rates on earning assets outpacing the growth in earning assets and the decline in rates on interest-bearing liabilities.

2002 VERSUS 2001

During 2002, tax equivalent interest income increased by $370,000 compared to 2001, due to growth in asset volume contributing $1,522,000 in interest income, partially offset with a reduction of $1,152,000 resulting from the decline in rates. The primary components of this increase were the growth in average loans of $15,051,000 positively impacting interest income by $1,159,000; however, a decline of 0.68% in the yield on loans lowered interest income by $714,000. The growth in loans was related to an aggressive marketing campaign as well as the general economic conditions during the year. Total average securities grew by $6,296,000 but the corresponding yield decreased 0.71%. The growth in securities increased interest income by $351,000 but the decline in rates reduced the return by $289,000.

Total average interest-bearing liabilities grew by $21,085,000 between 2001 and 2002, increasing interest expense by $714,000 for 2002, which was more than offset by a lower average rate paid on total interest-bearing liabilities of 1.20%, which decreased interest expense by $1,638,000. The rates paid on deposits during 2002 declined sharply due to the full-year effect of the Federal Reserve’s 475 basis point decrease in market rates during 2001 and an additional 25 basis point decrease in the fourth quarter of 2002.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The Corporation’s net interest margin, on a tax equivalent basis, for the years 2002 and 2001 was 3.72% and 3.41%, respectively. The 0.31% increase in the net interest margin during 2002, compared to 2001, resulted primarily from lower rates on deposits more than offsetting the effect of growth in deposits and from growth in interest earning assets outpacing the decline in yield during the year.

PROVISION FOR LOAN LOSSES

The provision for loan losses and allowance for loan losses are based on management’s ongoing assessment of the Corporation’s credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation reserve, which is available to absorb future loan charge-offs. The provision for loan losses is the amount charged to earnings on an annual basis.

The Corporation recorded a $120,000 provision for loan losses in 2003, the same as the provision in 2002. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section.

OTHER INCOME

Other income of $1,532,000 during 2003 represented an increase of $307,000 over 2002, primarily as a result of gains on sales of securities of $123,000 and a gain on sale of foreclosed real estate of $124,000. Excluding these two items, other income increased $60,000 or 4.9% over 2002.

Service charges on deposit accounts continued to grow in 2003 with income of $567,000 compared to $473,000 a year ago, an increase of $94,000 or 19.9%. The increase is consistent with the growth in deposits during the year and also reflects an increase in fees collected on checks presented against non-sufficient funds.

The Corporation’s Trust Department continues to grow in size to year-end 2003 fair value of assets under management totaling $49,588,000 compared to $46,086,000 in 2002. Income generated by the Trust Department increased during 2003 to $226,000 from $208,000 in 2002.

Earnings on the investment in life insurance decreased $24,000 or 10.4%, to $206,000 during 2003, due to the general decrease in interest rates during 2003. The Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans that are maintained for selected employees and directors. At December 31, 2003 and 2002, the cash value of these policies was $4,209,000 and $4,035,000, respectively.

Other income decreased $40,000 from 2002 to 2003 due to a reduction in commissions received on sales of certain types of insurance products.

OTHER EXPENSES

Other expenses increased $315,000 or 6.3%, in 2003. The 2003 increase was largely a result of increases in employee compensation and benefits, professional and regulatory fees, supplies and postage and ATM expenses.

Employee compensation and employee benefits increased $201,000 or 8.0%, in 2003 totaling $2,716,000 up from $2,515,000 in 2002. The increase was primarily related to general merit increases, the cost of a new incentive compensation plan and increases in the cost of employee benefits. The number of full-time equivalent employees was 72 at December 31, 2003 and 2002.

Professional and regulatory fees increased $27,000 or 10.7% primarily as a result of legal expenses relating to a foreclosed commercial property.

Supplies and postage increased $40,000 or 21.6% primarily as a result of normal activity.

ATM expenses increased $32,000 or 19.4% as a result of replacing existing machines with new ATMs and an increase in interchange fees.

The year ended 2002 included a credit for supplies on hand when the Corporation outsourced its supplies management function.

INCOME TAXES

Income tax expense was $652,000 for 2003 compared to $474,000 for 2002. Income tax expense as a percentage of income before income taxes was 24.0% for 2003 and 21.0% for 2002. The Corporation’s higher effective tax rate in 2003 is a result of a reduction in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to footnote 9 to the financial statements for further analysis of income taxes.

FINANCIAL CONDITION

SECURITIES

The securities portfolio is a component of interest-earning assets and is second in size only to the Corporation’s loan portfolio. Investment securities not only provide interest income, they provide a source of liquidity, diversify the earning asset portfolio and provide collateral for public funds and securities sold under agreements to repurchase.

The Corporation’s securities are classified as either held to maturity or available for sale. Securities in the held to maturity category are accounted for at amortized cost. Available for sale securities are accounted for at fair value with unrealized gains and losses, net of taxes, reported as a separate component of comprehensive income. There have been no transfers of securities from available for sale to held to maturity, nor were there any held to maturity securities sold in 2003.

The Corporation generally intends to hold its investment portfolio until maturity; however, about 68.9% or $42,931,000, of total securities at December 31, 2003 was classified as available for sale. Net unrealized gains at year-end 2003 of $588,000 represented a decrease of $588,000 since year-end 2002, which is reflected as accumulated other comprehensive income of $348,000 in shareholders’ equity, net of deferred income taxes. The accumulated other comprehensive income net of taxes at December 31, 2002 totaled $741,000. This decline reflects changes in interest rates during 2003.

Held to maturity securities totaled $19,393,000 at December 31, 2003 compared to $15,443,000 a year ago. The increase was a result of purchases of U.S. Government agencies securities and state and municipal securities offset partially by maturities and principal repayments. These securities had a fair value of slightly more than amortized cost at year-end 2003. A significant portion of this portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities

(In Thousands)

	2003	2002	2001
AVAILABLE FOR SALE SECURITIES AT FAIR VALUE
U.S. Treasury	$—	$—	$1,013
U.S. Agencies	3,165	3,308	2,461
Mortgage-backed securities	38,815	35,807	26,445
Stock in other banks	951	864	873

	42,931	39,979	30,792

HELD TO MATURITY SECURITIES AT AMORTIZED COST
U.S. Treasury	—	—	400
U.S. Agencies	1,247	—	—
State and municipal	17,744	14,529	14,386
Mortgage-backed securities	402	914	1,564

	19,393	15,443	16,350

	$62,324	$55,422	$47,142

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Agencies	$1,177	4.89%	$2,985	2.92%	$250	4.23%	$—	—%	$4,412	3.56%
State and municipal	400	6.26	899	5.74	2,460	4.96	13,985	5.99	17,744	5.76
Mortgage-backed securities	—	—	—	—	—	—	39,217	3.66	39,217	3.66
Equity securities	—	—	—	—	—	—	951	—	951	—

	$1,577	5.24%	$3,884	3.57%	$2,710	4.89%	$54,153	4.17%	$62,324	4.19%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

At year-end 2003, securities totaled $62,324,000, including $588,000 in net unrealized gains on available for sale securities. Comparatively, securities totaled $55,422,000 at year-end 2002, including $1,176,000 in net unrealized gains. At year-end 2003, 62.9% of the portfolio was held in mortgage-backed securities and 28.5% was held in state and municipal securities. There is no issuer of securities in which the aggregate book or fair value of that issuer exceeds 10% of shareholders’ equity.

LOANS

Loans at December 31 were as follows:

	2003	2002	2001	2000	1999
	(In Thousands)
Commercial, financial and agricultural	$14,347	$13,023	$10,891	$10,718	$10,270
Real estate:
Commercial	27,657	20,624	19,529	15,621	13,864
Construction	37	50	105	—	—
Residential	96,215	88,448	80,262	68,931	63,545
Installment	4,507	4,906	5,322	5,953	8,346

Total	142,763	127,051	116,109	101,223	96,025
Allowance for loan losses	(1,212)	(1,111)	(1,038)	(966)	(863)
Deferred loan fees and costs, net	(345)	(314)	(274)	(247)	(256)

Loans	$141,206	$125,626	$114,797	$100,010	$94,906

The loan portfolio comprises the major portion of the Corporation’s earning assets as of December 31, 2003. Net loans at year-end 2003 were $141,206,000, an increase of $15,580,000 or 12.4%, from year-end 2002. The increase in loans outstanding was primarily in residential real estate which grew by $7,767,000 or 8.8%, and commercial real estate which grew by $7,033,000 or 34.1%.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities—Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$5,971	$4,815	$3,561	$14,347
Real estate:
Commercial	2,361	1,859	23,437	27,657
Construction	37	—	—	37

Total	$8,369	$6,674	$26,998	$42,041

Loans with a fixed interest rate	$3,654	$5,377	$10,740	$19,771
Loans with a variable interest rate	4,715	1,297	16,258	22,270

Total	$8,369	$6,674	$26,998	$42,041

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectibility cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of a reduction or deferral of interest and/or principal. As of December 31, 2003 and 2002, the Corporation had no troubled debt restructurings. Potential problem loans include impaired loans that are not on non-accrual basis or past due more than 90 days and still accruing. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2003	2002	2001	2000	1999
Non-accrual loans	$1,411	$200	$747	$53	$353
Accruing loans 90 days past due	—	—	—	133	28

Total Non-Performing Loans	1,411	200	747	186	381
Foreclosed real estate	—	207	60	4	—

Total Non-Performing Assets	$1,411	$407	$807	$190	$381

Potential problem loans	$1,729	$1,800	$—	$—	$—

Ratios:
Non-performing loans to total loans	1.00%	0.16%	0.64%	0.18%	0.40%
Non-performing assets to total loans and foreclosed real estate	1.00%	0.32%	0.69%	0.19%	0.40%
Allowance for loan losses to non- performing loans	85.90%	555.55%	139.04%	521.55%	226.51%
Non-accrual loans:
Interest income that would have been recorded under original terms	90	65	83	6	46
Interest income recorded during the year	17	61	56	4	8

Total non-performing assets at year-end 2003 were $1,411,000, an increase of $1,211,000 since the beginning of the year. The increase was primarily the result of one commercial relationship with a balance of $1,032,000 at December 31, 2003 that was included in impaired loans at December 31, 2003 and 2002. This relationship was less than ninety days past due at December 31, 2002 and on nonaccrual status at December 31, 2003. This relationship is backed by real estate and was assigned a specific reserve of $52,000 at December 31, 2003.

ALLOWANCE FOR LOAN LOSSES

The Bank has established a systematic methodology for the determination of the allowance for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation as well as specific allowances that are tied to individual loans.

In originating loans, the Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral for the loan.

The Bank’s evaluation of the adequacy of the allowance for loan losses includes a review of all loans on at least a quarterly basis. For residential mortgage loans and consumer loans, the primary factors used to determine the adequacy of the allowance are delinquency, collateral value, general economic conditions and, where applicable, individual borrower information that is known to the Bank. For commercial loans and commercial real estate loans, the review includes financial performance of the borrower, payment history, collateral value, general economic conditions and more specific economic conditions affecting specific industries or business activities of the borrowers within the portfolio agreements.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. The amount of the factor applied to the loans is dependent upon the type of loan and management’s assessment of the relative risk associated with that loan type. The factors may change from time to time if conditions or events warrant such change.

Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that it performs on a quarterly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is reflected as the unallocated portion in the table below that indicates the distribution of the allowance.

The allowance for loan losses is based on estimates and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2003	2002	2001	2000	1999
Beginning balance	$1,111	$1,038	$966	$863	$771
Provision for loan losses	120	120	78	114	102
Loans charged off:
Commercial, financial and agricultural	—	77	—	—	5
Real estate	16	—	—	—	—
Installment	18	1	18	15	13

Total Charged-off	34	78	18	15	18

Recoveries:
Commercial, financial and agricultural	—	—	6	—	—
Real estate	11	29	—	—	—
Installment	4	2	6	4	8

Total Recoveries	15	31	12	4	8

Net charge-offs	19	47	6	11	10

Ending balance	$1,212	$1,111	$1,038	$966	$863

Ratios:
Net charge-offs to average loans	0.01%	0.04%	0.01%	0.01%	0.01%
Allowance for loan losses to total loans	0.85%	0.88%	0.89%	0.95%	0.90%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2003		2002		2001		2000		1999
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Commercial, financial and agricultural	$270	10.05%	$209	10.25%	$172	9.38%	$139	10.59%	$207	10.70%
Real estate:
Commercial	424	19.37	401	16.23	183	16.82	60	15.43	34	16.12
Construction	—	0.03	—	0.04	—	0.09	—	—	—	—
Residential	240	67.39	274	69.62	249	69.13	214	68.10	197	64.49
Installment	26	3.16	25	3.86	18	4.58	45	5.88	122	8.69
Unallocated	252	N/A	202	N/A	416	N/A	508	N/A	303	N/A

Total	$1,212	100.00%	$1,111	100.00%	$1,038	100.00%	$966	100.00%	$863	100.00%

At December 31, 2003, the allowance for loan losses to total loans was 0.85% compared to 0.88% at year-end 2002. See the “Provision for Loan Losses” for information on the additions to the allowance. Net charge-offs, which also affect the allowance, totaled $19,000 in 2003, $47,000 in 2002, $6,000 in 2001, $11,000 in 2000 and $10,000 in 1999. The percent of net charge-offs to average loans was 0.01% in 2003, 0.04% in 2002, 0.01% in 2001, 2000 and 1999.

At the end of 1998, a conscious effort was made to identify problem loans, which to that point had been increasing. By December 31, 1999, classified and criticized loans were at a historic high and extra effort was placed on credit quality. Regular provisions to the allowance for loan losses continued as loan growth during 1999 was strong.

During 2000, efforts toward improving credit quality were rewarded as several material criticized credits were paid off or exited, resulting in a lower allocation to specific credits. Continued provisioning of the allowance and a reduction in criticized loans resulted in a temporary increase in unallocated reserves.

During 2003, 2002 and 2001, provisions to the allowance for loan losses continued as loan demand increased. At December 31, 2003 and 2002, the unallocated portion of the allowance represented approximately 20% of the total allowance for reasons previously discussed.

Management believes the allowance for loan losses at December 31, 2003 and 2002 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2003, deposits totaled $187,236,000 up $13,137,000 or 7.5%, from year-end 2002. Demand deposits contributed most of the growth with a $6,316,000 or 18.6% increase. Savings deposits and time deposits followed with growth of $3,635,000 and $3,186,000, respectively. The growth in demand deposits resulted from a successful bank-wide promotion.

BORROWINGS

Short-term borrowings at December 31, 2003 included overnight borrowings of $673,000, securities sold under agreements to repurchase of $4,018,000 and a treasury tax and loan note for $97,000. At December 31, 2002, the Corporation had overnight borrowings of $-0-, securities sold under agreements to repurchase of $3,512,000, and a treasury tax and loan note for $98,000. Long-term borrowings increased $5,000,000 in 2003 due to the issuance of trust capital securities. Additional information on borrowings is located in footnote 7 to the consolidated financial statements.

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table represents the Corporation’s on and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2003 (in thousands):

	Less than 1 Year	1– 3 Years	4–5 Years	Over 5 Years	Total
Time deposits	$54,604	$36,840	$32,809	$—	$124,253
Long-term debt	—	—	—	13,000	13,000
Operating leases	56	66	50	7	179

Total	$54,660	$36,906	$32,859	$13,007	$137,432

In addition, the Corporation in the conduct of business operations routinely enters into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contracts. Management is not aware of any other commitments or contingent liabilities which may have a material adverse impact on the liquidity or capital resources of the Corporation.

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2003, the Corporation had unfunded outstanding commitments to extend credit of $19.5 million and outstanding standby letters of credit of $163,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to footnote 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

INTEREST RATE SENSITIVITY (CONTINUED)

Rate sensitive assets and rate sensitive liabilities are those whose rates or yields are subject to change within a defined time period, due to maturity or a floating market rate. The risk to the Corporation results from interest rate fluctuations to the extent that there is a difference between the amount of the Corporation’s rate sensitive assets and the amount of interest sensitive liabilities within specified periods. The Corporation monitors its rate sensitivity in order to reduce its vulnerability to interest rate fluctuations while maintaining adequate capital and acceptable levels of liquidity. The Corporation’s asset and liability policy, along with monthly financial reports and monthly financial simulations, supplies management with guidelines to evaluate and manage the Corporation’s rate sensitivity.

Financial simulation presents a picture of the effect interest rate changes have on net interest income. Assumptions and estimates are used in the preparation of the simulation and actual values may differ from those presented. In addition, these simulations do not portray other actions management might take to changes in market rates. The following is an analysis of possible changes in the Corporation’s net interest income, for a +/- 200 basis point rate shock over a one year period compared to a flat or unchanged rate scenario.

	2003	2002
Change in interest rates	Percent Change in Net Interest Income	Percent Change in Net Interest Income
+200 basis points	2.96%	0.26%
Flat rate	—%	—%
-200 basis points	(4.76)%	(0.13)%

The percent change is expressed as the change in net interest income as a percent of the base year’s net interest income. The net interest income at risk position is within the guidelines set by the Corporation’s asset/liability policy. An increase of 200 basis points could result in a 2.96% (or $196,000) increase in net interest income, whereas, a 200 basis point decrease could result in a 4.76% (or $315,000) decline in net interest income.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity represents the Corporation’s ability to efficiently manage cash flows to support customers’ loan demand, withdrawals by depositors, the payment of operating expenses, as well as the ability to take advantage of business and investment opportunities as they arise. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth.

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2003 totaled $187,263,000 and averaged $182,275,000 for the year, this is consistent with the increase in deposits for the year. Likewise, year-end 2002 deposits totaled $174,126,000 and averaged $165,186,000 for the year.

Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $1,577,000 at year-end 2003 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 63.7% of the total amortized cost of securities as of December 31, 2003. These sources provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs might be met by selling securities available for sale, which had a fair value of $42,931,000 at December 31, 2003, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank approximated $114,913,000 at December 31, 2003, of which $106,913,000 or 93.0% was available.

The Corporation’s loan to deposit ratio, for 2003, was maintained at an average of 73.4% and ended the year at 76.1% compared to an average of 73.9% in 2002 and 72.8% at the end of 2002.

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2003 totaled $19,511,000 and standby letters of credit totaled $163,000. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Corporation to guarantee performance of a customer to a third party. These guarantees are generally issued to support public and private borrowing arrangements and similar transactions. The Corporation has no investment in or financial relationship with any unconsolidated entities.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to growth in earnings. The dividend payout ratio was 21.3% in 2003, compared to 22.4% in 2002. Shareholders’ equity at the end of 2003 totaled $15,927,000, an increase of $1,234,000 or 8.4% over year-end 2002. The increase was a result of net income partially offset by a $393,000 unrealized loss on securities available for sale, net of taxes, and by the dividend payout of $441,000. Likewise, shareholders’ equity at the end of 2002 totaled $14,693,000, an increase of $1,634,000 or 12.5% over year-end 2001. The increase was a result of net income supplemented with a $249,000 unrealized gain on securities available for sale, net of taxes, partially offset by the dividend payout of $399,000.

The table in footnote 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2003 and 2002. These ratios show that the Bank exceeds the federal regulatory minimum requirements for a “well capitalized bank.” The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

The Corporation is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if implemented, would have a material effect on the Corporation’s capital, liquidity or its operations.

INFLATION

The impact of inflation upon banks differs from the impact upon non-banks. The majority of assets and liabilities of a bank are monetary in nature and, therefore, change with movements in interest rates. The exact impact of inflation on the Corporation is difficult to measure. Inflation may cause operating expenses to increase at a rate not matched by increased earnings. Inflation may also affect the borrowing needs of consumers, thereby affecting growth of the Corporation’s assets. Inflation may also affect the general level of interest rates, which could have an effect on the Corporation’s profitability. However, as discussed previously, the Corporation strives to manage its interest sensitive assets and liabilities offsetting the effects of inflation.

Summary of Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	2003	2002	2001	2000	1999
Income Statement Data
Net interest income	$6,611	$6,141	$4,898	$4,657	$4,658
Provision for loan losses	120	120	78	114	102
Gains on sales of securities	123	—	77	—	1
Other income	1,409	1,225	1,066	1,005	836
Other expenses	5,303	4,988	4,365	4,276	3,925

Income before Taxes	2,720	2,258	1,598	1,272	1,468
Income tax expense	652	474	297	251	351

Net Income	$2,068	$1,784	$1,301	$1,021	$1,117

Balance Sheet Data (Period End)
Total assets	$222,503	$201,770	$182,492	$154,938	$147,220
Loans, net	141,206	125,626	114,797	100,010	94,906
Investments:
Held to maturity	19,393	15,443	16,350	14,687	16,111
Available for sale	42,931	39,979	30,792	19,361	18,882
Deposits	187,263	174,126	154,022	131,694	121,055
Short-term borrowings	4,788	3,610	6,083	3,252	9,220
Long-term borrowings	13,000	8,000	8,200	7,200	5,400
Shareholders’ equity	15,927	14,693	13,059	11,930	10,809
Per Share Data
Basic earnings	$2.95	$2.55	$1.86	$1.48	$1.60
Cash dividends declared	0.63	0.57	0.51	0.47	0.42
Book value	22.75	20.99	18.66	17.04	15.44
Weighted average common shares outstanding	700	700	700	690	700
Selected Ratios
Return on average assets	0.98%	0.93%	0.78%	0.69%	0.81%
Return on average shareholders’ equity	13.40%	12.90%	10.36%	9.09%	10.51%
Average equity to average assets	7.32%	7.22%	7.49%	7.57%	7.67%
Allowance for loan losses to total loans at end of period	0.85%	0.88%	0.89%	0.95%	0.90%
Dividend payout ratio	21.32%	22.37%	27.42%	31.76%	26.25%

[BEARD MILLER COMPANY LLP LETTERHEAD]

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Harrisburg, Pennsylvania

January 16, 2004

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$4,896	$5,888
Interest-bearing demand deposits	446	1,638
Federal funds sold	—	176

Cash and Cash Equivalents	5,342	7,702
Time certificates of deposit	199	—
Securities available for sale	42,931	39,979
Securities held to maturity, fair value 2003 $19,765; 2002 $15,831	19,393	15,443
Loans, net of allowance for loan losses 2003 $1,212; 2002 $1,111	141,206	125,626
Premises and equipment	6,205	6,417
Restricted investment in bank stocks	1,202	1,016
Investment in life insurance	4,209	4,035
Other assets	1,816	1,552

Total Assets	$222,503	$201,770

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$19,164	$16,429
Interest-bearing	168,099	157,697

Total Deposits	187,263	174,126
Short-term borrowings	4,788	3,610
Long-term borrowings	8,000	8,000
Trust capital securities	5,000	—
Other liabilities	1,525	1,341

Total Liabilities	206,576	187,077

SHAREHOLDERS’ EQUITY
Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; 700,000 shares issued and outstanding	3,500	3,500
Capital in excess of par value	245	245
Retained earnings	11,834	10,207
Accumulated other comprehensive income	348	741

Total Shareholders’ Equity	15,927	14,693

Total Liabilities and Shareholders’ Equity	$222,503	$201,770

See notes to consolidated financial statements

27

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$9,514	$9,437
Securities:
Taxable	1,489	1,653
Tax exempt	675	677
Other	103	139

Total Interest Income	11,781	11,906

INTEREST EXPENSE
Deposits	4,652	5,241
Short-term borrowings	29	44
Long-term borrowings	489	480

Total Interest Expense	5,170	5,765

Net Interest Income	6,611	6,141
PROVISION FOR LOAN LOSSES	120	120

Net Interest Income after Provision for Loan Losses	6,491	6,021

OTHER INCOME
Service charges on deposits	567	473
Fiduciary activities	226	208
Earnings on investment in life insurance	206	230
ATM card fees	178	166
Realized gains on sales of securities	123	—
Realized gain on sale of foreclosed real estate	124	—
Other	108	148

Total Other Income	1,532	1,225

OTHER EXPENSES
Employee compensation and benefits	2,716	2,515
Net occupancy and equipment	913	888
Professional and regulatory	279	252
Director and advisory boards compensation	219	240
ATM expenses	197	165
Supplies and postage	225	185
Other operating	754	743

Total Other Expenses	5,303	4,988

Income before Income Taxes	2,720	2,258
PROVISION FOR INCOME TAXES	652	474

Net Income	$2,068	$1,784

EARNINGS PER SHARE
Basic	$2.95	$2.55

See notes to consolidated financial statements

28

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2002

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	(In Thousands, Except per Share Data)
BALANCE—DECEMBER 31, 2001	$3,500	$245	$8,822	$492	$13,059

Comprehensive income:
Net income	—	—	1,784	—	1,784
Change in net unrealized gains on securities available for sale, net of deferred income taxes	—	—	—	249	249

Total Comprehensive Income					2,033

Cash dividends, $.57 per share	—	—	(399)	—	(399)

BALANCE—DECEMBER 31, 2002	3,500	245	10,207	741	14,693

Comprehensive income:
Net income	—	—	2,068	—	2,068
Change in net unrealized gains on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	(393)	(393)

Total Comprehensive Income					1,675

Cash dividends, $.63 per share	—	—	(441)	—	(441)

BALANCE—DECEMBER 31, 2003	$3,500	$245	$11,834	$348	$15,927

See notes to consolidated financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,068	$1,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	513	537
Amortization of intangible assets	28	28
Amortization of investment securities	423	252
Earnings on investment in life insurance	(206)	(230)
Realized gains on sales of securities	(123)	—
Realized gain on sale of foreclosed real estate	(124)	—
Provision for loan losses	120	120
Deferred income taxes	(65)	(66)
Increase in accrued interest receivable and other assets	(228)	(261)
Increase in accrued interest payable and other liabilities	345	180

Net Cash Provided by Operating Activities	2,751	2,344

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities and principal repayments	17,899	15,032
Proceeds from sales	5,531	55
Purchases	(27,174)	(24,121)
Securities held to maturity:
Proceeds from maturities and principal repayments	5,039	2,687
Purchases	(9,085)	(1,808)
Net increase in loans	(15,728)	(11,156)
Investment in time certificates of deposit	(199)	—
Purchases of premises and equipment	(301)	(334)
Proceeds from sale of foreclosed real estate	359	69
Purchases of restricted investment in bank stocks	(186)	(94)

Net Cash Used in Investing Activities	(23,845)	(19,670)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	13,137	20,104
Net increase (decrease) in short-term borrowings	1,178	(2,473)
Proceeds from issuance of trust capital securities	5,000	—
Repayments of long-term borrowings	—	(200)
Trust capital securities issuance costs	(140)	—
Cash dividends paid	(441)	(399)

Net Cash Provided by Financing Activities	18,734	17,032

Net Decrease in Cash and Cash Equivalents	(2,360)	(294)
CASH AND CASH EQUIVALENTS—BEGINNING	7,702	7,996

CASH AND CASH EQUIVALENTS—ENDING	$5,342	$7,702

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$5,178	$5,810

Income taxes paid	$685	$534

See notes to consolidated financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

First Community Financial Corporation (the Corporation) and its wholly-owned subsidiary, The First National Bank of Mifflintown (the Bank), provide loan, deposit, trust and other related financial services through ten full service banking offices in Juniata and Perry Counties of Pennsylvania. The Corporation’s other subsidiary, First Community Financial Capital Trust I (the Trust), was established during December 2003 for the purpose of issuing $5,000,000 of trust capital securities. The Corporation is subject to regulation and supervision by the Federal Reserve Bank and the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

Basis of Presentation

The Corporation’s consolidated financial statements include the accounts of the parent corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

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

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the financial statements since they do not constitute assets of the Corporation. Assets held by the Trust Department amounted to $49,588,000 and $46,086,000 at December 31, 2003 and 2002, respectively. Income from fiduciary activities is recognized on the accrual method.

Significant Group Concentrations of Credit Risk

Most of the Corporation’s activities are with customers located within the Central Pennsylvania region of the country. Note 3 discusses the types of securities that the Corporation invests in. Note 4 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations in any one industry or customer.

Cash and Cash Equivalents

Cash and cash equivalents includes cash and due from banks, interest bearing demand deposits, federal funds sold and investments with an original maturity of 90 days or less. Federal funds are typically purchased and sold for one day periods.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities available for sale are those securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell an available for sale security would be based on various factors. These securities are stated at fair value. Unrealized gains (losses) are reported as changes in shareholders’ equity, net of the related deferred tax effect. Any realized gains (losses), based on the amortized cost of specific securities sold, are included in current operations. Premiums and discounts are recognized as interest income over the estimated lives of the securities, using the interest method.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities (Continued)

Securities held to maturity are those securities that the Corporation has the intent and ability to hold to maturity. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which is recognized as interest income over their estimated lives, using the interest method.

Time Certificates of Deposit

Time certificates of deposit have a maturity of greater than one year and are carried at cost, which approximates fair value.

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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 to 120 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, financial and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual installment and residential loans for impairment disclosures.

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

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is valued at its estimated fair market value, net of selling costs, at the time of foreclosure and is included in other assets. Gains and losses resulting from the sale or write-down of foreclosed real estate are recorded in other income. Foreclosed real estate, which is included in other assets, amounted to $-0- and $207,000 at December 31, 2003 and 2002, respectively.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $71,000 and $68,000 for the years ended December 31, 2003 and 2002, respectively.

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

Earnings per Share

The Corporation has a simple capital structure. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 700,000 in 2003 and 2002.

Segment Reporting

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and other operations of the Corporation. As such, discrete financial information is not available and segment reporting would not be meaningful.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Changes in certain assets and liabilities, such as unrealized gains (losses) on securities available for sale, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2003	2002
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$(465)	$377
Reclassification adjustment for gains realized in net income	123	—

Net Unrealized Gains (Losses)	(588)	377
Tax effect	195	(128)

Net of Tax Amount	$(393)	$249

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Corporation does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 12. Adoption of FIN 45 did not have a significant impact on the Corporation’s financial condition or results of operations.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004.

In its current form, FIN 46 may require the Corporation to deconsolidate its investment in the Trust on the March 31, 2004 effective date. The potential deconsolidation of subsidiary trusts of bank holding companies formed in connection with the issuance of trust preferred securities, like the Trust, appears to be an unintended consequence of FIN 46. It is currently unknown if, or when, the FASB will address this issue. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve stated that it intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. If the outcome is that the Trust is no longer included in consolidated results, the Corporation will continue to meet all regulatory capital requirements to which it is subject.

In April 2003, the Financial Accounting Standards Board issued Statement No. 149, “Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.” This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Corporation’s financial condition or results of operations.

In May 2003, the Financial Accounting Standards Board issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Corporation’s financial condition or results of operations.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Off Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2003 and 2002, compensating balances approximated $596,000 and $200,000, respectively. During 2003 and 2002, average required balances totaled $491,000 and $466,000, respectively.

NOTE 3—SECURITIES

Amortized cost and fair value at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
December 31, 2003:
U.S. agencies securities	$3,115	$54	$(4)	$3,165
Mortgage-backed securities	38,946	168	(299)	38,815
Equity securities	282	669	—	951

	$42,343	$891	$(303)	$42,931

December 31, 2002:
U.S. agencies securities	$3,195	$113	$—	$3,308
Mortgage-backed securities	35,326	527	(46)	35,807
Equity securities	282	582	—	864

	$38,803	$1,222	$(46)	$39,979

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES HELD TO MATURITY:
December 31, 2003:
U.S. agencies securities	$1,247	$—	$(21)	$1,226
State and municipal securities	17,744	471	(91)	18,124
Mortgage-backed securities	402	13	—	415

	$19,393	$484	$(112)	$19,765

December 31, 2002:
State and municipal securities	$14,529	$377	$(24)	$14,882
Mortgage-backed securities	914	35	—	949

	$15,443	$412	$(24)	$15,831

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$497	$4	$—	$—	$497	$4
Mortgage-backed securities	20,348	275	1,566	24	21,914	299

	$20,845	$279	$1,566	$24	$22,411	$303

SECURITIES HELD TO MATURITY:
U.S. agencies securities	$1,247	$21	$—	$—	$1,247	$21
State and municipal securities	4,499	91	—	—	4,499	91

	$5,746	$112	$—	$—	$5,746	$112

In management’s opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities and represent temporary impairment of the securities.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

Amortized cost and fair value at December 31, 2003 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$1,149	$1,177	$400	$410
Over 1 year through 5 years	1,966	1,988	1,896	1,896
Over 5 years through 10 years	—	—	2,710	2,746
Over 10 years	—	—	13,985	14,298
Mortgage-backed securities	38,946	38,815	402	415
Equity securities	282	951	—	—

	$42,343	$42,931	$19,393	$19,765

During 2003, the Corporation realized gross gains of $135,000 and gross losses of $12,000 on sales of securities available for sale. During 2002, the Corporation did not realize any gross gains or losses on securities available for sale.

At December 31, 2003 and 2002, securities with fair value of $15,346,000 and $15,510,000, respectively, were pledged as collateral as required by law on public deposits, and for other purposes.

NOTE 4—LOANS

Loans at December 31 were as follows:

	2003	2002
	(In Thousands)
Commercial, financial and agricultural	$14,347	$13,023
Real estate:
Commercial	27,657	20,624
Construction	37	50
Residential	96,215	88,448
Installment	4,507	4,906

Total	142,763	127,051
Allowance for loan losses	(1,212)	(1,111)
Deferred loan fees and costs, net	(345)	(314)

Loans	$141,206	$125,626

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

The Bank grants commercial, residential and consumer loans to customers primarily within Juniata and Perry Counties of Pennsylvania and the surrounding area. A large portion of the loan portfolio is secured by real estate. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2003 in these related party loans were as follows (in thousands):

Balance, beginning	$372
Advances	374
Repayments	(218)

Balance, ending	$528

Changes in the allowance for loan losses were as follows:

	2003	2002
	(In Thousands)
Balance, beginning	$1,111	$1,038
Provision charged to operations	120	120
Recoveries on charged off loans	15	31
Loans charged off	(34)	(78)

Balance, ending	$1,212	$1,111

The following is a summary of information pertaining to impaired and nonaccrual loans:

	December 31,
	2003	2002
	(In Thousands)
Impaired loans without a valuation allowance	$—	$1,580
Impaired loans with a valuation allowance	1,729	220

Total Impaired Loans	$1,729	$1,800

Valuation allowance related to impaired loans	$243	$88

Total nonaccrual loans	$1,411	$200

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

	Years Ended December 31,
	2003	2002
	(In Thousands)
Average investment in impaired loans	$1,836	$1,034

Interest income recognized on impaired loans	$89	$92

Interest earned but not accrued on nonaccrual loans	$73	$4

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	2003	2002
	(In Thousands)
Land	$691	$691
Buildings and improvements	6,165	6,076
Furniture and equipment	2,837	2,625

	9,693	9,392
Accumulated depreciation	(3,488)	(2,975)

	$6,205	$6,417

NOTE 6—DEPOSITS

Deposits were comprised of the following as of December 31:

	2003	2002
	(In Thousands)
Noninterest bearing demand	$19,164	$16,429
Interest bearing demand	21,185	17,604
Savings	22,661	19,026
Time deposits less than $100,000	86,594	87,164
Time deposits greater than $100,000	37,659	33,903

	$187,263	$174,126

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—DEPOSITS (CONTINUED)

Scheduled maturities of time deposits at December 31, 2003 were as follows (in thousands):

2004	$54,604
2005	25,176
2006	11,664
2007	5,325
2008	27,484

$124,253

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2003 (in thousands):

Three months or less	$2,997
Over three and through six months	5,498
Over six and through twelve months	3,763
Over twelve months	25,401

Total	$37,659

NOTE 7—BORROWINGS

Short-term borrowings at December 31 were as follows:

	2003	2002
	(Dollars in Thousands)
Amount outstanding at end of year:
Federal funds purchased	$673	$—
Securities sold under agreements to repurchase	4,018	3,512
Treasury tax and loan note	97	98

	$4,788	$3,610

Weighted average interest rate at end of year	0.88%	0.85%
Maximum amount outstanding at any end of month	$5,941	$4,044
Daily average amount outstanding	3,479	3,103
Approximate weighted average interest rate for the year	0.83%	1.42%

Securities sold under agreements to repurchase generally mature within one day from the transaction date. Securities with a carrying amount of $4,177,000 and $4,398,000 at December 31, 2003 and 2002, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Corporation’s control.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS (CONTINUED)

All of the Corporation’s long-term borrowings are FHLB convertible fixed-rate advances that mature in 2010 and 2011, and which allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance at the three-month LIBOR plus 0.07% to 0.13%. Options to convert $7,000,000 of the outstanding convertible advances commenced in 2003 and options to convert $1,000,000 commence in 2006. Upon the FHLB’s conversion, the Bank has the option to repay the respective advances in full.

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $114,913,000, of which $106,913,000 was available at December 31, 2003. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

On December 15, 2003, the Corporation issued $5,000,000 of floating rate Trust Capital Securities to First Community Financial Corporation through the Trust, a Delaware business trust subsidiary. The floating rate is 3-month LIBOR plus 3%, subject to a cap of 12.00% through January 7, 2009. The Trust Capital Securities evidence a preferred ownership interest in the Trust of which the Corporation owns 100% of the common equity. The proceeds from the issuance of the Trust Capital Securities were invested in substantially similar Junior Subordinated Debt of the Corporation. The Corporation unconditionally guarantees the Trust Capital Securities. Interest on the debt is payable quarterly in arrears on January 7, April 7, July 7 and October 7 of each year. The Trust Capital Securities are scheduled to mature on January 7, 2034. The Trust Capital Securities may be redeemed in whole or in part at the option of the Corporation on or after January 7, 2009 at 100.00% of the principal plus accrued interest, if any. All $5,000,000 of the Trust Capital Securities qualified as Tier 1 capital for regulatory capital purposes.

NOTE 8—OPERATING LEASES

The Corporation leases its Delaware (Juniata County) and Shermans Dale offices and the land on which its East Waterford office was constructed. The Corporation has an option through 2010 to purchase the land, for predetermined prices ranging from $105,000 up to $125,000. The Corporation also receives rental income for leasing of available space at its West Perry, Mifflintown and Loysville offices. Net lease income was $1,000 in 2003 and $9,000 in 2002 after deducting rental expense of $50,000 and $43,000, respectively.

NOTE 9—INCOME TAXES

The components of income tax expense for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
	(In Thousands)
Federal:
Current	$717	$540
Deferred	(65)	(66)

	$652	$474

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES (CONTINUED)

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2003 and 2002 are as follows:

	Percentage of Income before Income Taxes
	2003	2002
Federal income tax at statutory rate	34.0%	34.0%
Tax-exempt income	(8.0)	(10.0)
Earnings on investment in life insurance	(2.0)	(3.0)

	24.0%	21.0%

The provision for federal income taxes includes $42,000 and $-0- of income taxes related to net gains on sales of securities in 2003 and 2002, respectively.

Components of deferred tax assets and liabilities at December 31 were as follows:

	2003	2002
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$365	$334
Nonaccrual loans interest	25	1
Intangible assets	16	15
Retirement liabilities	226	182

	632	532

Deferred tax liabilities:
Accumulated depreciation	293	258
Available for sale securities	240	435

	533	693

Net Deferred Tax Assets (Liabilities)	$99	$(161)

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $109,000 and $104,000 for 2003 and 2002, respectively.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2003	2002
	(In Thousands)
Employee compensation	$56	$52
Director compensation	76	98

The balance accrued for these plans included in other liabilities as of December 31, 2003 and 2002 totaled $665,000 and $535,000, respectively.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2003 and 2002, the cash value of these policies were $4,209,000 and $4,035,000, respectively.

NOTE 11—REGULATORY MATTERS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—REGULATORY MATTERS (CONTINUED)

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
CORPORATION:
As of December 31, 2003:
Tier 1 leverage ratio (to average assets)	$20,498	9.4%	$≥8,744	≥4.0%	N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	20,498	16.7	≥4,926	≥4.0	N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	22,011	17.9	≥9,853	≥8.0	N/A	N/A
BANK:
As of December 31, 2003:
Tier 1 leverage ratio (to average assets)	$19,566	9.0%	$≥8,733	≥4.0%	$≥10,916	≥ 5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	19,566	15.9	≥4,909	≥4.0	≥7,364	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	20,778	16.9	≥9,819	≥8.0	≥12,274	≥10.0
BANK:
As of December 31, 2002:
Tier 1 leverage ratio (to average assets)	$13,463	6.7%	$≥8,103	≥4.0%	$≥10,129	≥ 5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	13,463	12.5	≥4,307	≥4.0	≥6,461	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	14,574	13.6	≥8,614	≥8.0	≥10,768	≥10.0

The Corporation’s December 31, 2002 ratios did not differ significantly from the Bank’s December 31, 2002 ratios presented above.

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2003, approximately $3,851,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12—FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

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

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. The Corporation does not anticipate any material losses from these commitments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extensions of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. On loans secured by real estate, the Corporation generally requires loan to value ratios of no greater than 80%.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2003	2002
	(In Thousands)
Commitments to extend credit	$19,511	$11,326
Standby letters of credit	163	273

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Corporation’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. For the following financial instruments, the carrying value is a reasonable estimate of fair value:

Cash and cash equivalents

Time certificates of deposit

Accrued interest receivable

Restricted investment in bank stocks

Short-term borrowings

Trust preferred securities

Accrued interest payable

For investment securities, fair value is based on quoted market prices, where available. If quoted market prices are not available, fair value is based on quoted market prices of comparable securities.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Estimated fair values of financial instruments at December 31 were as follows:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$5,342	$5,342	$7,702	$7,702
Time certificates of deposit	199	199	—	—
Investment securities:
Available for sale	42,931	42,931	39,979	39,979
Held to maturity	19,393	19,765	15,443	15,831
Loans, less allowance for loan losses	141,206	143,039	125,626	128,907
Accrued interest receivable	916	916	836	836
Restricted investment in bank stocks	1,202	1,202	1,016	1,016
Financial liabilities:
Deposits	187,263	189,739	174,126	177,151
Short-term borrowings	4,788	4,788	3,610	3,610
Long-term borrowings	8,000	8,961	8,000	9,210
Trust preferred securities	5,000	5,000	—	—
Accrued interest payable	257	257	265	265
Off-balance sheet financial instruments	—	—	—	—

NOTE 14—CONTINGENCIES

The Corporation is subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Corporation in connection with any such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of any such claims and lawsuits will not have a material adverse effect on the consolidated financial position, consolidated results of operations or liquidity of the Corporation.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2003	2002
	(In Thousands)
ASSETS
Cash	$467	$45
Investment in subsidiaries	19,802	14,017
Securities available for sale	951	864
Other assets	139	—

Total Assets	$21,359	$14,926

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$277	$233
Junior subordinated debt	5,155	—
Shareholders’ equity	15,927	14,693

Total Liabilities and Shareholders’ Equity	$21,359	$14,926

STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002
	(In Thousands)
Dividends from bank subsidiary	$486	$419
Other dividends	24	19

	510	438
Expenses	18	11

	492	427
Equity in undistributed earnings of bank subsidiary	1,576	1,357

Net Income	$2,068	$1,784

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,068	$1,784
Equity in undistributed earnings of bank subsidiary	(1,576)	(1,357)
Increase in other assets	(139)	—
Increase in other liabilities	10	—

Net Cash Provided by Operating Activities	363	427

CASH FLOWS USED IN INVESTING ACTIVITIES
Investment in subsidiaries	(4,655)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings	5,155	—
Cash dividends paid	(441)	(399)

Net Cash Provided by (Used in) Financing Activities	4,714	(399)

Net Increase in Cash	422	28
CASH—BEGINNING	45	17

CASH—ENDING	$467	$45

BOARD OF DIRECTORS

FIRST COMMUNITY FINANCIAL CORPORATION

and

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JAMES R. McLAUGHLIN

Chairman

President and Chief Executive Officer

ROGER SHALLENBERGER

Vice Chairman

LOWELL M. SHEARER

Secretary

JOSEPH E. BARNES, SR.

NANCY S. BRATTON

JOHN P. HENRY, III

SAMUEL G. KINT

SAMUEL F. METZ

CLAIR E. McMILLEN

CHARLES C. SANER

FRANK L. WRIGHT

OFFICERS

FIRST COMMUNITY FINANCIAL CORPORATION

JAMES R. McLAUGHLIN

Chairman

President and Chief Executive Officer

ROGER SHALLENBERGER

Vice Chairman

LOWELL M. SHEARER

Secretary

RICHARD R. LEITZEL

Treasurer

KATHY S. CLARK

Assistant Secretary

OFFICERS

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JAMES R. McLAUGHLIN

Chairman, President and Chief Executive Officer

MARCIE A. BARBER

Senior Vice President and Credit Services Division Manager

JODY D. GRAYBILL

Vice President and Trust Services Division Manager

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

AUDRA L. HUNTER

Community Office Manager, Loysville Office

DIANE E. ZEIDERS

Assistant Vice President and Community Office Manager, Tuscarora Valley and East Waterford Offices

DENNIS E. LUCAS

Vice President and Commercial Loan Officer

FRANCIS W. WOLMAN

Vice President and Commercial Loan Officer

NANETTE W. STAKE

Assistant Vice President and Information Technology Manager

NANCI A. LOUDENSLAGER

Operations Manager/Security Officer

TINA J. SMITH

Human Resources Manager

SANDRA Z. WERT

Auditor and Compliance Officer

KATHY S. CLARK

SANDRA J. HOLMAN

Assistant Secretaries

DIRECTORS EMERITI

DONALD Q. ADAMS

DALE BEASTON

HARRY E. CLARK

ELWOOD S. HENCH

RAYMOND T. LONG

JANE B. MARHEFKA

PHYLLIS S. MOHLER

GEORGE L. SETTLEMYER

THOMAS R. SHEARER

JOHN A. TETWILER

H. SCOTT WEIBLEY

RICHARD L. WIBLE

ADVISORY BOARDS

DELAWARE OFFICE

JOHN M. AUKER

DENNIS L. BASSLER

C. ROBERT HOCKENBROCK

MERVIN J. STRAWSER

A. JACK WELLER

FERMANAGH OFFICE

DANIEL B. BROWN

JOHN C. LEIDY, JR.

RONALD H. MAST

ALAN E. VARNER

TUSCARORA VALLEY and EAST WATERFORD OFFICES

WILLIAM A. GILLILAND

NORMAN F. LOVE

JAMES L. McCLURE

JAMES M. SHEAFFER

BARBARA G. WILSON

NEW BLOOMFIELD and SHERMANS DALE OFFICES

WILLIAM R. BUNT

DARWIN L. KITNER

JOHN K. McCLELLAN

FRED E. MORROW

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

Route 17, Ickesburg, PA

717-438-3050

LOYSVILLE OFFICE

Intersection Routes 850 and 274

717-789-2400

NEW BLOOMFIELD OFFICE

Intersection Route 274 West and Cold Storage Road

717-582-7599

SHERMANS DALE OFFICE

Intersection Routes 34 and 850

717-582-7424

TUSCARORA VALLEY OFFICE

Intersection Routes 75 and Old 22/322

717-436-8947

WEST PERRY OFFICE

Intersection Routes 74 and 274

717-789-4500

Stock and Dividend Information

First Community Financial Corporation has only one class of common stock authorized, issued and outstanding. Although shares of the Corporation’s common stock are traded from time to time in private transactions, there is no established public trading market for the stock. The Corporation’s common stock is not listed on any stock exchange or automated quotation system and there are no present plans to so list the stock. There can be no assurance that, at any given time, any persons will be interested in acquiring shares of the Corporation’s common stock. Price quotations for the Corporation’s common stock do not appear in any generally recognized investment media.

The Corporation pays dividends on the outstanding shares of our common stock as determined by the Board of Directors from time to time. It has been the practice of the Board of Directors to declare cash dividends on a quarterly basis. Future dividends will depend upon our earnings, financial position, cash requirements and such other factors as the Board of Directors may deem relevant. The following table sets forth the cash dividends declared per share of the Corporation’s common stock and the highest and lowest per share prices at which the Corporation’s common stock has actually traded in private transactions during the periods indicated. To the best of management’s knowledge, such prices do not include any retail mark-up, mark-down or commission. Shares may have been sold in transactions, the price and terms of which are not known to the Corporation. Therefore, the per share prices at which the Corporation’s stock has previously traded may not necessarily be indicative of the true market value of the shares.

	Per Share Sales Price		Dividends
Quarter	High	Low	per Share
First, 2003	$47.00	$46.50	$0.155
Second	47.00	46.00	0.155
Third	48.00	46.00	0.160
Fourth	48.00	46.00	0.160
First, 2002	$45.00	$43.00	$0.135
Second	47.00	45.00	0.135
Third	47.00	46.00	0.150
Fourth	48.00	46.50	0.150

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 700,000 shares were outstanding at December 31, 2003. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that could be sold pursuant to Rule 144 under the Securities Act or that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 499 shareholders of record as of December 31, 2003.

Annual Report on Form 10-KSB

The Corporation’s Annual Report on Form 10-KSB which contains additional information about the Corporation, was filed with the Securities & Exchange Commission and may be obtained without charge, by writing to:

Mr. Richard R. Leitzel

Vice President & Chief Financial Officer

First Community Financial Corporation

P.O. Box 96

Mifflintown, PA 17059

The Form 10-KSB is also available on the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 13, 2004, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.