Form 10-K, Exhibit 13
period 2005-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2006-03-14
CIK 763293

Exhibit 13

FIRST COMMUNITY

FINANCIAL CORPORATION

2005

Annual Report

Observing more than 140 years as a full-service financial institution, The First National Bank of Mifflintown, together with its employees, continues a strong tradition of reaching out to support community organizations and programs in Juniata and Perry Counties and beyond.

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholders:

We are pleased to report to you another year of progress, underscoring continuing growth and expansion of your Bank and sound financial management beneficial to you, our shareholders.

Two significant management actions by the Board of Directors of the First Community Financial Corporation, the holding company of the First National Bank of Mifflintown, highlighted the year 2005.

On October 12, the Board accepted James R. McLaughlin’s decision to retire as President and Chief Executive Officer of the Corporation, effective January 3, 2006. His retirement follows 25 years of distinguished service to our Corporation and Bank. He had been serving as Chairman, President and Chief Executive of the Corporation. Mr. McLaughlin will continue to serve as a Director and Chairman of the Board of Directors of both the Corporation and the Bank.

On that date, the Corporation’s Board of Directors first appointed Jody D. Graybill as Executive Vice President and Trust and Financial Services Division Manager. The Board then appointed Mr. Graybill as President of both the Corporation and the Bank, effective January 4, 2006. He also continues to serve as Trust Officer of the Bank.

Impressive areas of growth and expansion also were notable in 2005.

The Bank’s newest office, located in Bloomfield Borough, continued to show strong growth during the year. In addition, the Bank’s free checking program attracted many new deposits. The Bank continued to expand its ECorp, the electronic technology service for business and cash management accounts.

Financial highlights for 2005 include:

•	Bank assets grew $19.5 million, or 8 percent

•	Loans increased by $14.3 million, or 10 percent

•	Bank deposits increased $8.8 million, or 4 percent;

•	Trust assets grew $6 million, an 11 percent increase.

We continue to be optimistic that The First National Bank of Mifflintown will register positive growth in a wide range of financial activities and initiatives in future years, while continuing our involvement in the communities which we serve.

/s/ James R. McLaughlin	/s/ Jody D. Graybill
James R. McLaughlin	Jody D. Graybill
Chairman	President

PARTNERS IN BANK AND COMMUNITY LEADERSHIP

[PHOTO APPEARS HERE]

JAMES R. McLAUGHLIN, seated, is Chairman of the Board of Directors of First Community Financial Corporation and First National Bank of Mifflintown, and JODY D. GRAYBILL is President of both the Corporation and the Bank, while also continuing to serve as Trust Officer of the Bank.

Both men have impressive careers in banking and finance. Mr. McLaughlin joined First National Bank in 1980 as Vice President and Trust Officer and was named to the Bank’s Board of Directors that same year. He has served as Chief Executive Officer of the Corporation and the Bank since 1985 and as President and Chief Executive Officer of the Corporation and the Bank since 1989.

Mr. Graybill joined First National Bank in 1987 and has served as Vice President and Trust and Financial Services Division Manager since 1995. Following Mr. McLaughlin’s retirement as the Corporation’s President and Chief Executive Officer, the Corporation’s Board of Directors appointed Mr. Graybill as President of the Corporation and the Bank, effective January 4, 2006.

Both men are recognized for their outstanding leadership roles in numerous countywide and regional organizations. Mr. Graybill has been President and a member of the Board of Directors of the Juniata County Library, President and Treasurer of the Mifflin Mifflintown Lions Club and a Board member of the Juniata Valley Area Chamber of Commerce. He also has been President and Board member of the Juniata Valley Estate Planning Council and has served on the Membership Committee of the Pennsylvania Association of Community Bankers. In addition, he is an active United Way volunteer and has coached softball, youth football and T -ball teams. Mr. Graybill is a life-long resident of Juniata County.

Mr. McLaughlin, also a native-born Juniata Countian, has been an active member of several regional health care organizations for many years. He currently serves on the Board of Directors of Capital Blue Cross and was a charter member and past chairman of its Consumer Advisory Council. He also serves on the Board of Directors of the Mountain View Community Medical Association and was a member of the Board of Directors and Treasurer of Lewistown Hospital for many years. He has been a past Chairman of the Pennsylvania Association of Community Bankers, the Mifflin Juniata United Way and the Mifflintown Rotary Club where he also served as Chairman of the Rotary Student Exchange Program. In addition, Mr. McLaughlin is President of the Board of the Paul W. DeLauter Youth Center which provides a wide range of activities for young people in the Mifflintown area. He also serves on the Board of Directors of the Perry County Community Foundation which supports numerous countywide charitable programs.

A TRADITION: FIRST NATIONAL BANK AND ITS

In the far-reaching world of banking, The First National Bank of Mifflintown is officially known as a community bank with membership in the Pennsylvania Association of Community Bankers and the Independent Community Bankers of America. But the Bank’s identity is more direct and meaningful with residents of Juniata and Perry Counties and beyond who recognize the strong presence of the 142 year old financial institution through its support of a wide range of community organizations and programs. The positive impact of that support is realized through schools, churches, agricultural and health care organizations, athletic programs, service clubs and numerous charities and benefits.

For years, the Bank has been a traditional sponsor of numerous programs and events familiar to residents and their families and friends. In 2000, for example, the Bank initiated a unique cooperative program with the high schools of Juniata and Perry Counties that selects outstanding artwork by students to be featured in the Bank’s annual calendars. East Juniata, Greenwood, Juniata, Newport, West Perry and Juniata Mennonite High School and Tuscarora junior High School are the participating schools in the student art competition.

To underscore its support of programs beneficial to area farmers and farms, the Bank has sponsored for the ninth year an Agricultural Outlook event in cooperation with the Penn State Cooperative Extension in Juniata and Perry Counties. Similarly, the Bank has been a long-time sponsor of the 4-H Clubs in the two counties.

Co-sponsorship by First National Bank of a free concert by the Harrisburg Symphony in Juniata County attracted a large, appreciative audience in 2005. It was the first appearance of the Symphony in Juniata County and because of popular response, a second free concert, also to be co-sponsored by the Bank, is planned for 2006.

The Bank is a major sponsor and its employees are volunteer participants in the annual Relay For Life, a 24-hour team effort held in Juniata and Perry Counties to raise funds for the American Cancer Society.

The Bank was an initial financial supporter for the opening of a unique Lions Den facility in McAlisterville. The popular complex features indoor space for track and soccer and an exercise room with equipment designed to encourage physical fitness and health and wellness for area residents.

Numerous other organizations traditionally benefit each year from financial support and sponsorship by First National Bank. These include the annual fairs of the Juniata County and Perry County Agricultural Societies; Volunteer Fire and Ambulance Companies in both Juniata and Perry Counties, as well as fund-raising projects by Area Sportsmen Associations. Significant contributions also are given to 15 Athletic Fields and Complexes in the region, including high school, Little League and soccer playing fields.

The Lewistown Hospital has received financial support from the Bank for many years and the annual Mifflin-Juniata Arts Festival benefits from Bank sponsorship.

In addition to the support which First National Bank provides to the numerous organizations described above, the impressive range of volunteer services given to a wide range of community organizations by Bank employees also should be highlighted. These employees from the Bank’s eleven offices located throughout Juniata and Perry Counties give many hours of their valuable time dedicated to support programs and projects in their respective communities. The seven employees featured in the following pages are representative of the many employees of First National Bank who help to uphold the Bank’s proud tradition of reaching out in support of organizations which are benefiting thousands of area residents.

[PHOTO HERE]

Through love of singing at their church, the First Baptist Church of Mifflintown, Bethany, above left, and Jennifer decided to form a unique singing quartet called 4-Given. Together with Bethany’s and Jennifer’s sisters, the group reaches out to other area churches to offer a variety of musical styles, with an emphasis on contemporary country and Christian music. The 4-Given concerts also are attracting requests from other audiences, including weddings, fairs, reunions, and radio programs.

EMPLOYEES REACHING OUT TO THE COMMUNITY

[Photo Here of Roy A. Leister, Jr., Assistant Vice President and Community Office Manager, Delaware Office]

“I’ve always had a strong commitment to help meet the needs of our communities,” says Roy. He saw an opportunity to improve housing conditions for area residents through the Juniata County Habitat for Humanity. He has been affiliated with the organization for five years, serving on its Family Selection Committee which determines eligibility criteria for those who will benefit from the nationally recognized program. Roy also has been active for 20 years with the Fayette Area Lions Club. He is currently the club’s Third Vice President and also a Board member of the Lions Den. In addition, he is Treasurer of the Juniata County Cooperative Extension.

[Photo Here of Patti L. McLaughlin, Assistant Vice President and Community Office Manager, Bloomfield Borough, New Bloomfield and Shermans Dale Offices]

Patti manages a diversity of banking responsibilities for three different First National Bank offices in Perry County. At the same time, she contributes an enormous amount of time and talent to countywide organizations promoting agricultural and economic development, as well as advancing the health care and literacy needs of the area’s youth and adults.

For the past six years, she has been Vice President of the Perry County Economic Development Authority, is serving on the Grant Committee of the newly formed Carlisle Area Health and Wellness Foundation and is a Board member of the Perry County Literacy Council. Since 1984 she has been Treasurer of the Perry County Dairy Promotion Committee. This group has a special personal interest to Patti since she and her husband operate a dairy farm.

[Photo Here of Bradley D. Sherman, Assistant Vice President and Community Office Manager, West Perry and Ickesburg Offices]

Brad has been able to combine his personal love of the outdoors and sports that, in turn, results in an impressive range of community services to Perry County residents. He says the commitment to serve was instilled in him as a young man when he earned the highest-ranking Eagle Scout recognition with the Boy Scouts of America. He served as a Director of the Board for the Greenwood School District for eight years. For the past 15 years, he has been Treasurer of the Ickesburg Sportsmen Association. And he has been coach for six years for the Millerstown Youth Baseball and Midget Soccer teams with a full season of regular games as well as tournament competition.

[Photo Here of Peggy Love, Part-Time Teller, East Waterford Office and Brenda E. Snyder, Customer Service Representative/Head Teller]

Brenda and Peggy both wanted to participate in the 2004 Tuscarora Valley Heritage Days in a way that would support the event’s charity projects. They decided to apply their quilting skills to design and hand stitch a patriotic wall hanging which later would be auctioned to the highest bidder. They first collected photographs and calendars dating front the 1800s and through computer technology transferred the images to quilting materials. It was a successful undertaking, with the wall hanging bringing $300 at a Heritage Days auction.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

                    /s/ Beard Miller Company LLP

Beard Miller Company LLP

Harrisburg, Pennsylvania

January 13, 2006

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$7648	$6,830
Interest-bearing demand deposits	502	1,276

Cash and Cash Equivalents	8,150	8,106
Time certificates of deposit	2,972	1,785
Securities available for sale	52,140	51,120
Securities held to maturity, fair value 2005 $24,810; 2004 $23,560	24,824	23,327
Loans, net of allowance for loan losses 2005 $1,264; 2004 $1,264	161,800	147,518
Premises and equipment	7,625	7,442
Restricted investment in bank stocks	2,012	1,902
Investment in life insurance	4,514	4,362
Other assets	3,120	2,093

Total Assets	$267,157	$247,655

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$25,508	$23,495
Interest-bearing	186,436	179,635

Total Deposits	211,944	203,130
Short-term borrowings	8,937	4,449
Long-term borrowings	21,000	16,000
Junior subordinated debt	5,155	5,155
Other liabilities	1,789	1,513

Total Liabilities	248,825	230,247

SHAREHOLDERS’ EQUITY
Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; issued and outstanding 1,400,000 shares	7,000	7,000
Capital in excess of par value	245	245
Retained earnings	11,492	9,967
Accumulated other comprehensive (loss) income	(405)	196

Total Shareholders’ Equity	18,332	17,408

Total Liabilities and Shareholders’ Equity	$267,157	$247,655

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$10,110	$9,827	$9,514
Securities:
Taxable	2,023	1,661	1,489
Tax exempt	851	749	675
Other	216	98	103

Total Interest Income	13,200	12,335	11,781

INTEREST EXPENSE
Deposits	4,984	4,396	4,652
Short-term borrowings	136	60	29
Long-term debt	1,102	885	489

Total Interest Expense	6,222	5,341	5,170

Net Interest Income	6,978	6,994	6,611
PROVISION FOR LOAN LOSSES	30	121	120

Net Interest Income after Provision for Loan Losses	6,948	6,873	6,491

OTHER INCOME
Service charges on deposits	594	492	467
Fiduciary activities	331	346	226
Earnings on investment in life insurance	189	187	206
ATM and debit card fees	379	318	278
Realized gains on sales of securities	299	133	123
Realized gain on sale of foreclosed real estate	—	—	124
Other	170	154	108

Total Other Income	1,962	1,630	1,532

OTHER EXPENSES
Employee compensation and benefits	3,330	3,058	2,716
Net occupancy and equipment	972	929	913
Professional and regulatory	266	198	279
Director and advisory boards compensation	261	309	219
ATM expenses	270	233	197
Supplies and postage	231	232	225
Pennsylvania bank shares tax	157	121	121
Other operating	799	681	633

Total Other Expenses	6,286	5,761	5,303

Income before Income Taxes	2,624	2,742	2,720
PROVISION FOR INCOME TAXES	553	619	652

Net Income	$2,071	$2,123	$2,068

EARNINGS PER SHARE
Basic	1.48	$1.52	$1.48

DIVIDENDS PER SHARE	$0.390	$0.350	$0.315

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004 and 2003

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
	(In Thousands, Except per Share Data)
BALANCE - DECEMBER 31, 2002	$3,500	$245	$10,207	$741	$14,693

Comprehensive income:
Net income	—	—	2,068	—	2,068
Change in net unrealized gains on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	(393)	(393)

Total Comprehensive Income					1,675

Cash dividends	—	—	(441)	—	(441)

BALANCE - DECEMBER 31, 2003	3,500	245	11,834	348	15,927
2-for-1 stock split	3,500	—	(3,500)	—	—

Comprehensive income:
Net income	—	—	2,123	—	2,123
Change in net unrealized gains on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	(152)	(152)

Total Comprehensive Income					1,971

Cash dividends	—	—	(490)	—	(490)

BALANCE - DECEMBER 31, 2004	7,000	245	9,967	196	17,408
Comprehensive income:
Net income	—	—	2,071	—	2,071
Change in net unrealized losses on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	(601)	(601)

Total Comprehensive Income					1,470

Cash dividends	—	—	(546)	—	(546)

BALANCE - DECEMBER 31, 2005	$7,000	$245	$11,492	(405)	$18,332

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,071	$2,123	$2,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	580	538	513
Amortization of intangible assets	17	20	28
Amortization of investment securities	464	488	423
Earnings on investment in life insurance	(189)	(187)	(206)
Realized gains on sales of securities	(299)	(133)	(123)
Realized gain on sale of foreclosed real estate	—	—	(124)
Provision for loan losses	30	121	120
Deferred income taxes	(88)	(9)	(65)
(Increase) decrease in accrued interest receivable and other assets	(541)	31	(228)
Increase (decrease) in accrued interest payable and other liabilities	276	(12)	345

Net Cash Provided by Operating Activities	2,321	2,980	2,751

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities and principal repayments	9,534	15,406	17,899
Proceeds from sales	336	7,468	5,531
Purchases	(11,736)	(31,434)	(27,174)
Securities held to maturity:
Proceeds from maturities and principal repayments	1,941	1,793	5,039
Purchases	(3,686)	(5,937)	(9,085)
Net increase in loans	(14,444)	(7,585)	(15,728)
Increase in time certificates of deposit	(1,187)	(1,586)	(199)
Purchases of premises and equipment	(763)	(1,775)	(301)
Proceeds from sale of foreclosed real estate	82	1,096	359
Purchases of restricted investment in bank stocks	(110)	(700)	(186)

Net Cash Used in Investing Activities	(20,033)	(23,254)	(23,845)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	8,814	15,867	13,137
Net increase (decrease) in short-term borrowings	4,488	(339)	1,178
Proceeds from issuance of trust capital securities	—	—	5,000
Proceeds from long-term borrowings	5,000	8,000	—
Trust capital securities issuance costs	—	—	(140)
Cash dividends paid	(546)	(490)	(441)

Net Cash Provided by Financing Activities	17,756	23,038	18,734

Net Increase (Decrease) in Cash and Cash Equivalents	44	2,764	(2,360)
CASH AND CASH EQUIVALENTS - BEGINNING	8,106	5,342	7,702

CASH AND CASH EQUIVALENTS - ENDING	$8,150	$8,106	$5,342

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$6,156	$5,258	$5,178

Income taxes paid	$579	$672	$685

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

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $67,069,000 and $61,284,000 at December 31, 2005 and 2004, respectively. Income from fiduciary activities is recognized on the accrual method.

Significant Group Concentrations of Credit Risk

Most of the Corporation’s activities are with customers located within the Central Pennsylvania region. Note 3 discusses the types of securities that the Corporation invests in. Note 4 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations in any one industry or customer.

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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 to 120 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is valued at its estimated fair market value, net of selling costs, at the time of foreclosure. Gains and losses resulting from the sale or write-down of foreclosed real estate are recorded in other income. Foreclosed real estate, which is included in other assets, amounted to $106,000 and $56,000 at December 31, 2005 and 2004, respectively.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $76,000, $66,000, and $71,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

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

Comprehensive Income

Accounting principles generally accepted in the United States of America generally require that recognized revenue, expenses, gains and losses be included in net income. Changes in certain assets and liabilities, such as unrealized gains (losses) on securities available for sale, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income (Continued)

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Unrealized holding losses on available for sale securities	$(630)	$(93)	$(465)
Reclassification adjustment for gains realized in net income	(299)	(133)	(123)

Net Unrealized Losses	(929)	(226)	(588)
Tax effect	328	74	195

Net of Tax Amount	$(601)	$(152)	$(393)

Off Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

New Accounting Standards

In March 2004, the EITF reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For the Corporation, the effective date will be the 1st quarter of fiscal 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2005 and 2004, compensating balances approximated $476,000 and $455,000, respectively. During 2005 and 2004, average required balances totaled $466,000 and $460,000, respectively.

NOTE 3 - SECURITIES

Amortized cost and fair value at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
December 31, 2005:
U.S. agencies securities	$10,241	$2	$(92)	$10,151
Mortgage-backed securities	41,966	3	(989)	40,980
Equity securities	500	509	—	1,009

	$52,707	$514	$(1,081)	$52,140

December 31, 2004:
U.S. agencies securities	$4,755	$6	$(19)	$4,742
Mortgage-backed securities	45,466	43	(381)	45,128
Equity securities	537	713	—	1,250

	$50,758	$762	$(400)	$51,120

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES HELD TO MATURITY:
December 31, 2005:
U.S. agencies securities	$1,698	$—	$(30)	$1,668
State and municipal securities	23,126	133	(117)	23,142

	$24,824	$133	$(147)	$24,810

December 31, 2004:
U.S. agencies securities	$1,248	$—	$(25)	$1,223
State and municipal securities	22,079	344	(86)	22,337

	$23,327	$344	$(111)	$23,560

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2005
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$5,366	$57	$3,285	$35	$8,651	$92
Mortgage-backed securities	17,145	260	22,761	729	39,906	989

	22,511	317	26,046	764	48,557	1,081

SECURITIES HELD TO MATURITY:
U.S. agencies securities	$444	$5	$1,224	$25	$1,668	$30
State and municipal securities	4,626	29	6,220	88	10,846	117

	5,070	34	7,444	113	12,514	147

Total	$27,581	$351	$33,490	$877	$61,071	$1,228

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2004
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$3,587	$19	$—	$—	$3,587	$19
Mortgage-backed securities	25,147	232	7,416	149	32,563	381

	$28,734	$251	$7,416	$149	$36,150	$400

SECURITIES HELD TO MATURITY:
U.S. agencies securities	$977	$21	$246	$4	$1,223	$25
State and municipal securities	3,669	18	3,310	68	6,979	86

	4,646	39	3,556	72	8,202	111

Total	$33,380	$290	$10,972	$221	$44,352	$511

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

At December 31, 2005, 82 mortgage-backed and U.S. agency securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 2.2%. These unrealized losses relate to changes in interest rates.

At December 31, 2005, 37 state and municipal securities have unrealized losses with aggregate depreciation of 1.1% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

As management has the ability and intent to hold debt securities until recovery, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Amortized cost and fair value at December 31, 2005 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$2,497	$2,472	$1,099	$1,079
Over 1 year through 5 years	6,548	6,500	932	913
Over 5 years through 10 years	1,196	1,179	3,944	3,913
Over 10 years	—	—	18,849	18,905
Mortgage-backed securities	41,966	40,980	—	—
Equity securities	500	1,009	—	—

	$52,707	$52,140	$24,824	$24,810

During 2005, the Corporation realized gross gains of $299,000 and no gross losses on sales of securities. During 2004, the Corporation realized gross gains of $189,000 and gross losses of $56,000 on sales of securities. During 2003, the Corporation realized gross gains of $135,000 and gross losses of $12,000 on sales of securities available for sale.

At December 31, 2005 and 2004, securities with fair value of $15,609,000 and $13,706,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

Loans at December 31 were as follows:

	2005	2004
	(In Thousands)
Commercial, financial and agricultural	$14,562	$12,918
Real estate:
Commercial	33,622	31,578
Construction	34	99
Residential	110,256	100,043
Installment	5,008	4,527

Total	163,482	149,165
Allowance for loan losses	(1,264)	(1,264)
Deferred loan fees and costs, net	(418)	(383)

Loans	$161,800	$147,518

The Bank grants commercial, residential and consumer loans to customers primarily within Juniata and Perry Counties of Pennsylvania and the surrounding area. A large portion of the loan portfolio is secured by real estate. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2005 in these related party loans were as follows (in thousands):

Balance, beginning	$713
Advances	1,366
Repayments	(1,446)

Balance, ending	$633

Changes in the allowance for loan losses were as follows:

	2005	2004	2003
	(In Thousands)
Balance, beginning	$1,264	$1,212	$1,111
Provision charged to operations	30	121	120
Recoveries on charged off loans	2	3	15
Loans charged off	(32)	(72)	(34)

Balance, ending	$1,264	$1,264	$1,212

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The following is a summary of information pertaining to impaired and nonaccrual loans:

	December 31,
	2005	2004
	(In Thousands)
Impaired loans without a valuation allowance	$—	$348
Impaired loans with a valuation allowance	1,336	1,616

Total Impaired Loans	$1,336	$1,964

Valuation allowance related to impaired loans	$141	$185

Total nonaccrual loans	$1,131	$504

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Average investment in impaired loans	$1,736	$1,996	$1,836

Interest income recognized on impaired loans	$138	$133	$89

Interest earned but not accrued on nonaccrual loans	$33	$13	$73

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	2005	2004
	(In Thousands)
Land	$741	$741
Buildings and improvements	7,558	7,265
Furniture, equipment and software	3,931	3,462

	12,230	11,468
Accumulated depreciation	(4,605)	(4,026)

	$7,625	$7,442

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

Deposits were comprised of the following as of December 31:

	2005	2004
	(In Thousands)
Noninterest bearing demand	$25,508	$23,495
Interest bearing demand	22,618	24,159
Savings	26,130	25,712
Time deposits less than $100,000	91,406	88,228
Time deposits greater than $100,000	46,282	41,536

	$211,944	$203,130

Scheduled maturities of time deposits at December 31, 2005 were as follows (in thousands):

2006	$57,182
2007	34,019
2008	26,301
2009	12,804
2010	7,382

$137,688

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2005 (in thousands):

Three months or less	$6,507
Over three and through six months	3,470
Over six and through twelve months	7,500
Over twelve months	28,805

Total	$46,282

NOTE 7 - BORROWINGS

Short-term borrowings at December 31 were as follows:

	2005	2004
	(In Thousands)
Amount outstanding at end of year:
Federal funds purchased	$2,776	$224
Securities sold under agreements to repurchase	5,068	3,127
FHLB advance	1,000	1,000
Treasury tax and loan note	93	98

	$8,937	$4,449

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - BORROWINGS (CONTINUED)

Securities sold under agreements to repurchase generally mature within one day from the transaction date. Securities with a carrying amount of $7,343,000 and $4,252,000 at December 31, 2005 and 2004, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Corporation’s control.

The FHLB advance at December 31, 2005 matures on March 11, 2006 and had an interest rate of 4.25%.

The Corporation’s long-term borrowings are comprised of FHLB fixed rate advances totaling $8,000,000 with interest rates ranging from 2.05% to 3.32% and mature in 2006 through 2008 and convertible fixed-rate advances totaling $13,000,000 that mature in 2010, 2011, and 2015 and which allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance at the three-month LIBOR plus 0.07% to 0.13%. Options to convert $7,000,000 of the outstanding convertible advances commenced in 2003, options to convert $1,000,000 commence in 2006 and options to convert $5,000,000 commence in 2007. Upon the FHLB’s conversion, the Bank has the option to repay the respective advances in full.

Contractual maturities of these advances are as follows (in thousands):

2006	$3,000
2007	4,000
2008	1,000
2009	—
2010	6,000
Thereafter	7,000

$21,000

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $143,000,000, of which $121,000,000 was available at December 31, 2005. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

The Corporation has issued floating rate junior subordinated deferrable interest debentures to a non-consolidated subsidiary trust, First Community Financial Capital Trust I (the Trust). The Corporation owns all of the common equity of the Trust. The debentures held by the trust are the sole assets of the trust.

The Trust issued $5,155,000 of mandatorily redeemable preferred securities to third-party investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3-month LIBOR plus 3.00%, subject to a cap of 12.00% through January 7, 2009. The preferred securities are redeemable by the Corporation at 100% of principal plus accrued interest on or after January 7, 2009. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2034.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - OPERATING LEASES

The Corporation leases its Delaware (Juniata County) and Shermans Dale offices and the land on which its East Waterford office was constructed. The Corporation has an option through 2010 to purchase the land, for predetermined prices ranging from $105,000 up to $125,000. The Corporation also receives rental income for leasing of available space at its West Perry, Mifflintown and Loysville offices. Net lease expense was $3,000 in 2005 and $6,000 in 2004 and net lease income was $1,000 in 2003 after deducting rental expense of $60,000, $57,000, and $50,000, respectively.

NOTE 9 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
	(In Thousands)
Federal:
Current	$641	$628	$717
Deferred	(88)	(9)	(65)

	$553	$619	$652

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (CONTINUED)

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2005, 2004 and 2003 are as follows:

	Percentage of Income before Income Taxes
	2005	2004	2003
Federal income tax at statutory rate	34.0%	34.0%	34.0%
Tax-exempt income	(11.0)	(9.5)	(8.0)
Earnings on investment in life insurance	(1.9)	(1.9)	(2.0)

	21.1%	22.6%	24.0%

The provision for federal income taxes includes $102,000, $45,000, and $42,000 of income taxes related to net gains on sales of securities in 2005, 2004, and 2003, respectively.

Components of deferred tax assets and liabilities at December 31 were as follows:

	2005	2004
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$383	$383
Nonaccrual loans interest	11	4
Intangible assets	13	15
Available for sale securities	162	—
Retirement liabilities	356	301

	925	703

Deferred tax liabilities:
Accumulated depreciation	316	350
Available for sale securities	—	166
Other	11	5

	327	521

Net Deferred Tax Assets	$598	$182

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $129,000, $122,000, and $109,000 for 2005, 2004, and 2003, respectively.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2005	2004	2003
	(In Thousands)
Employee compensation	$83	$61	$56
Director compensation	102	161	76

The balance accrued for these plans included in other liabilities as of December 31, 2005 and 2004 totaled $1,062,000 and $884,000, respectively.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2005 and 2004, the cash value of these policies was $4,514,000 and $4,362,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2005, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - REGULATORY MATTERS (CONTINUED)

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
CORPORATION:
As of December 31, 2005:
Tier 1 leverage ratio (to average assets)	$23,639	8.9%	$	≥10,591	≥4.0%		N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	23,639	16.2		≥5,832	≥4.0		N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	25,132	17.2		≥11,664	≥8.0		N/A	N/A

As of December 31, 2004:
Tier 1 leverage ratio (to average assets)	$21,162	8.6%	$	≥9,857	≥4.0%		N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	21,162	16.1		≥5,263	≥4.0		N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	22,426	17.0		≥10,526	≥8.0		N/A	N/A

BANK:
As of December 31, 2005:
Tier 1 leverage ratio (to average assets)	$22,629	8.6%	$	≥10,532	≥4.0%	$	≥13,164	≥5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	22,629	15.6		≥5,807	≥4.0		≥8,711	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	23,893	16.5		≥11,615	≥8.0		≥14,519	≥10.0

As of December 31, 2004:
Tier 1 leverage ratio (to average assets)	$22,097	8.2%	$	≥10,761	≥4.0%	$	≥13,452	≥5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	22,097	16.7		≥5,287	≥4.0		≥7,930	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	23,682	17.9		≥10,575	≥8.0		≥13,218	≥10.0

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2005, approximately $4,602,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2005 and 2004 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2005	2004
	(In Thousands)
Commitments to extend credit	$22,171	$16,985
Standby letters of credit	343	306

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

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. For the following financial instruments, the carrying amount is a reasonable estimate of fair value:

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Estimated fair values of financial instruments at December 31 were as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$8,150	$8,150	$8,106	$8,106
Time certificates of deposit	2,972	2,972	1,785	1,785
Investment securities:
Available for sale	52,140	52,140	51,120	51,120
Held to maturity	24,824	24,810	23,327	23,560
Loans, less allowance for loan losses	161,800	161,657	147,518	148,275
Accrued interest receivable	1,121	1,121	980	980
Restricted investment in bank stocks	2,012	2,012	1,902	1,902
Financial liabilities:
Deposits	211,944	210,577	203,130	203,720
Short-term borrowings	8,937	8,937	4,449	4,449
Long-term borrowings	21,000	21,014	16,000	16,492
Junior subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	406	406	340	340
Off-balance sheet financial instruments	—	—	—	—

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2005	2004
	(In Thousands)
ASSETS
Cash	$474	$323
Investment in subsidiaries	22,172	21,200
Securities available for sale	1,009	1,250
Other assets	123	137

Total Assets	$23,778	$22,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$291	$347
Junior subordinated debt	5,155	5,155
Shareholders’ equity	18,332	17,408

Total Liabilities and Shareholders’ Equity	$23,778	$22,910

STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Dividends from bank subsidiary	$646	$690	$486
Other dividends	47	42	24
Realized gain on sale of securities	299	84	—

	992	816	510
Expenses	371	269	18

	621	547	492
Equity in undistributed earnings in bank subsidiary	1,450	1,576	1,576

Net Income	$2,071	$2,123	$2,068

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,071	$2,123	$2,068
Equity in undistributed earnings of bank subsidiary	(1,450)	(1,576)	(1,576)
Realized gain on sale of securities	(299)	(84)	—
(Increase) decrease in other assets	14	2	(139)
Increase in other liabilities	25	52	10

Net Cash Provided by Operating Activities	361	517	363

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	336	94	—
Purchases	—	(265)	—
Investment in subsidiaries	—	—	(4,655)

Net Cash Provided by (Used in) Investing Activities	336	(171)	(4,655)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings	—	—	5,155
Cash dividends paid	(546)	(490)	(441)

Net Cash Provided by (Used in) Financing Activities	(546)	(490)	4,714

Net Increase (Decrease) in Cash	151	(144)	422
CASH - BEGINNING	323	467	45

CASH - ENDING	$474	$323	$467

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)
2005:
Interest income	$3,489	$3,355	$3,220	$3,136
Interest expense	1,692	1,620	1,491	1,419
Net interest income	1,797	1,735	1,729	1,717
Provision for loan losses	15	—	5	10
Gains on sales of securities	170	—	—	129
Provision for federal income taxes	200	117	107	129
Net income	655	475	453	488
Net income per share, basic	0.47	0.34	0.32	0.35

2004:
Interest income	$3,223	$3,082	$3,011	$3,019
Interest expense	1,399	1,343	1,310	1,289
Net interest income	1,824	1,739	1,701	1,730
Provision for loan losses	30	30	30	31
Gains on sales of securities	84	2	—	47
Provision for federal income taxes	193	154	125	147
Net income	665	518	449	491
Net income per share, basic	0.48	0.37	0.32	0.35

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

OVERVIEW

In 2005, the Corporation recorded net income of $2,071,000, a decrease of $52,000 or 2.4%, from net income of $2,123,000 in 2004.

The decrease in net income during 2005 as compared to 2004 is primarily a result of the following:

•	Decrease in net interest income of $16,000

•	Increase in total other operating income of $332,000.

•	Increase in total other operating expense of $525,000.

Basic earnings per share were $1.48 in 2005 compared to $1.52 in 2004. Return on average equity for 2005 was 11.59% compared to 12.77% in 2004. Return on average assets was 0.81% for 2005 compared with 0.89% in 2004.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $7,437,000 in 2005 from $7,430,000 in 2004 and $7,010,000 in 2003.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2005			2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$54,280	$2,023	3.73%	$49,059	$1,661	3.39%	$39,502	$1,489	3.77%
Tax-exempt	23,319	1,289	5.53%	19,954	1,135	5.69%	15,909	1,023	6.43%

Total Securities	77,599	3,312	4.26%	69,013	2,796	4.05%	55,411	2,512	4.53%
Other	5,769	216	3.74%	3,856	98	2.54%	4,567	103	2.26%
Loans:
Taxable	150,497	10,070	6.69%	145,010	9,729	6.71%	131,336	9,414	7.17%
Tax-exempt	919	61	6.64%	2,315	148	6.39%	2,410	152	6.31%

Total Loans	151,416	10,131	6.69%	147,325	9,877	6.70%	133,746	9,566	7.15%

Total Interest Earning Assets	234,784	13,659	5.82%	220,194	12,771	5.80%	193,724	12,181	6.29%

Non-interest earnings assets	21,311			19,655			17,113

Total Assets	$256,095			$239,849			$210,837

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$24,019	129	0.54%	$22,516	$119	0.53%	$19,038	$167	0.88%
Savings deposits	27,120	210	0.77%	25,357	258	1.02%	21,174	237	1.12%
Time deposits	134,204	4,645	3.46%	126,346	4,019	3.18%	124,225	4,248	3.42%

Total Interest Bearing Deposits	185,343	4,984	2.69%	174,219	4,396	2.52%	164,437	4,652	2.83%
Short-term borrowings	4,714	136	2.89%	4,231	60	1.42%	3,479	29	0.83%
Long-term borrowings	24,114	1,102	4.57%	21,923	885	4.04%	8,219	489	5.95%

Total Interest Bearing Liabilities	214,171	6,222	2.91%	200,373	5,341	2.67%	176,135	5,170	2.94%

Demand deposits, non-interest bearing	22,583			21,476			17,838
Other liabilities	1,467			1,372			1,428
Shareholders’ equity	17,874			16,628			15,436

Total Liabilities and Shareholders’ Equity	$256,095			$239,849			$210,837

NET INTEREST INCOME		$7,437			$7,430			$7,011

INTEREST RATE SPREAD			2.91%			3.13%			3.35%

NET INTEREST MARGIN			3.17%			3.37%			3.62%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $109,000 in 2005, $161,000 in 2004, and $349,000 in 2003.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2005 versus 2004			2004 versus 2003
	Change Due to			Change Due to
	Rate	Volume	Total	Rate	Volume	Total
INTEREST EARNING ASSETS
Securities:
Taxable	$167	$195	$362	$(152)	$324	$172
Tax-exempt	(32)	186	154	(118)	230	112
Other	44	74	118	(12)	7	(5)
Total loans	(20)	274	254	(600)	911	311

Total	159	729	888	(882)	1,472	590

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	2	8	10	(66)	18	(48)
Savings deposits	(62)	14	(48)	(22)	43	21
Time deposits	354	272	626	(296)	67	(229)
Short-term borrowings	62	14	76	19	11	30
Long-term borrowings	117	100	217	(156)	553	397

Total	473	408	881	(521)	692	171

Net Interest Income	$(312)	$319	$7	$(361)	$780	$419

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2005 VERSUS 2004

During 2005, tax equivalent interest income increased by $888,000 compared to 2004, fueled mainly by asset growth as rates on earning assets were relatively stable. Average loans increased $4,091,000 positively impacting interest income by $274,000; however, a decline of 0.01% in the yield on loans lowered interest income by $20,000. Total average securities grew by $8,586,000 and the corresponding yield increased by 0.21%. The growth in securities increased net interest income by $381,000 and the increase in rates increased the return by $135,000.

Total average interest-bearing liabilities grew by $13,798,000 between 2004 and 2005 increasing interest expense by $408,000 for 2005, while the average rate paid on interest-bearing liabilities increased by 0.24%, which increased also interest expense by $473,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.20% decrease in the net interest margin during 2005, compared to 2004, resulted primarily from the increase in rates on interest-bearing liabilities outpacing the growth in earning assets and the increase in rates on interest-earning assets.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

2004 VERSUS 2003

During 2004, tax equivalent interest income increased by $590,000 compared to 2003, as asset growth more than offset the decline in rates. Average loans increased $13,579,000 positively impacting interest income by $911,000; however, a decline of 0.45% in the yield on loans lowered interest income by $600,000. Total average securities grew by $13,602,000 but the corresponding yield decreased by 0.48%. The growth in securities increased net interest income by $554,000 but the decline in rates reduced the return by $270,000.

Total average interest-bearing liabilities grew by $24,238,000 between 2003 and 2004 increasing interest expense by $692,000 for 2004, which was partially offset by a lower average rate paid on interest-bearing liabilities 0.27%, which decreased interest expense by $521,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.25% decrease in the net interest margin during 2004, compared to 2003, resulted primarily from the decrease in rates on earning assets outpacing the growth in earning assets and the decline in rates on interest-bearing liabilities.

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

The Corporation recorded a $30,000 provision for loan losses in 2005, compared to $121,000 in 2004. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section.

OTHER INCOME

2005 VERSUS 2004

Other income of $1,962,000 during 2005 represented an increase of $332,000 over 2004, primarily as a result of the following:

An increase in service charges on deposit accounts of $102,000 or 20.7%, which is primarily the result of increased deposit growth and the origination of our overdraft protection program.

An increase in ATM fees of $61,000 or 19.2%, mostly attributable to the added ATM at our Bloomfield Borough Office.

An increase in investment securities gains of $166,000 or 124.8% as the Corporation sold a portion of its investment in a local bank’s stock.

OTHER INCOME (CONTINUED)

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

OTHER EXPENSES

2005 VERSUS 2004

Other expenses increased $525,000 or 9.1% to $6,286,000 during 2005 as compared to $5,761,000 during 2004, primarily as a result of the following:

An increase in employee compensation and benefits of $272,000 or 8.9% to $3,330,000 during 2005 from $3,058,000 during 2004. The increase was related to general merit increases, an increase in the cost of employee benefits of $50,000, and the opening of the Bloomfield Borough Branch in October of 2004 which added 2 full time employees.

An increase in professional fees of $68,000 or 34.3% as the result of outsourcing compliance functions as well as the cost of an executive search firm utilized to assist in the Corporation’s search for a new president.

An increase in ATM expense of $37,000 or 15.9%, primarily as a result of an increase in ATM usage and an increase in interchange fees.

An increase in net occupancy and equipment expense of $43,000 or 4.6% due principally to the cost of the Bloomfield Borough Branch opened late 2004.

These increases were partially offset by a decrease in director and advisory board compensation because of a decrease in retirement and deferred compensation plan accruals.

OTHER EXPENSES (CONTINUED)

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

INCOME TAXES

Income tax expense was $553,000 for 2005 compared to $619,000 for 2004 and $652,000 for 2003. Income tax expense as a percentage of income before income taxes was 21.1% for 2005, 22.9% for 2004 and 24.0% for 2003. The Corporation’s lower effective tax rate in 2005 and 2004 was a result of an increase in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to footnote 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 67.7% or $52,140,000, of total securities at December 31, 2005 was classified as available for sale. Net unrealized losses at year-end 2005 were $567,000 compared to a gain of $362,000 at year-end 2004. The net unrealized loss at December 31, 2005 is reflected as accumulated other comprehensive loss of $405,000 in shareholders’ equity, net of deferred income taxes. The accumulated other comprehensive income net of taxes at December 31, 2004 totaled $196,000. This decline reflects changes in interest rates during 2005. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2005, the Corporation has not recognized other-than-temporary impairment on any of its investment securities. For additional information on unrealized losses by investment type, see footnote 3 to the consolidated financial statements.

SECURITIES (CONTINUED)

Held to maturity securities totaled $24,824,000 at December 31, 2005 compared to $23,327,000 a year ago. The increase was a result of purchases of U.S. Government agency securities and state and municipal securities partially offset by calls and maturities. A significant portion of this portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities

(In Thousands)

	2005	2004	2003
AVAILABLE FOR SALE SECURITIES AT FAIR VALUE
U.S. Agencies	$10,151	$4,742	$3,165
Mortgage-backed securities	40,980	45,128	38,815
Stock in other banks	1,009	1,250	951

	52,140	51,120	42,931

HELD TO MATURITY SECURITIES AT AMORTIZED COST
U.S. Agencies	1,698	1,248	1,247
State and municipal	23,126	22,079	17,744
Mortgage-backed securities	—	—	402

	24,824	23,327	19,393

	$76,964	$74,447	$62,324

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Agencies	$3,471	2.39%	$6,750	4.17%	$1,628	4.09%	$—	—%	$11,849	3.64%
State and municipal	100	4.05	682	2.77	3,495	4.71	18,849	4.72	23,126	4.66
Mortgage-backed securities	—	—	—	—	—	—	40,980	3.92	40,980	3.92
Equity securities	—	—	—	—	—	—	1,009	—	1,009	—

	$3,571	2.44%	$7,432	4.04%	$5,123	4.51%	$60,838	4.10	$76,964	4.05%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2005	2004	2003	2002	2001
	(In Thousands)
Commercial, financial and agricultural	$14,562	$12,918	$14,347	$13,023	$10,891
Real estate:
Commercial	33,622	31,578	27,657	20,624	19,529
Construction	34	99	37	50	105
Residential	110,256	100,043	96,215	88,448	80,262
Installment	5,008	4,527	4,507	4,906	5,322

Total	163,482	149,165	142,763	127,051	116,109
Allowance for loan losses	(1,264)	(1,264)	(1,212)	(1,111)	(1,038)
Deferred loan fees and costs, net	(418)	(383)	(345)	(314)	(274)

Loans	$161,800	$147,518	$141,206	$125,626	$114,797

The loan portfolio comprises the major portion of the Corporation’s earning assets. The increase in loans of $14,282,000, or 9.7%, during 2005 was primarily in residential real estate which grew by $10,223,000 or 10.2%, and commercial real estate which grew by $2,044,000 or 6.5%.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities - Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$5,923	$4,895	$3,744	$14,562
Real estate:
Commercial	1,681	1,641	30,300	33,622
Construction	34	—	—	34

Total	$7,638	$6,536	$34,044	$48,218

Loans with a fixed interest rate	$1,166	$6,124	$14,090	$21,380
Loans with a variable interest rate	6,472	412	19,954	26,838

Total	$7,638	$6,536	$34,044	$48,218

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectibility cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of a reduction or deferral of interest and/or principal. As of December 31, 2005 and 2004, the Corporation had no troubled debt restructurings. Potential problem loans include impaired loans that are not on non-accrual basis or past due more than 90 days and still accruing. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2005	2004	2003	2002	2001
Non-accrual loans	$1,131	$504	$1,411	$200	$747
Accruing loans 90 days past due	—	—	—	—	—

Total Non-Performing Loans	1,131	504	1,411	200	747
Foreclosed real estate	106	56	—	207	60

Total Non-Performing Assets	$1,237	$560	$1,411	$407	$807

Potential problem loans	$1,336	$1,964	$1,729	$1,800	$—

Ratios:
Non-performing loans to total loans	0.70%	0.34%	1.00%	0.16%	0.64%
Non-performing assets to total loans and foreclosed real estate	0.76%	0.38%	1.00%	0.32%	0.69%
Non-performing loans to allowance for loan losses	89.48%	39.87%	85.90%	555.55%	139.04%
Non-accrual loans:
Interest income that would have been recorded under original terms	129	34	90	65	83
Interest income recorded during the year	96	21	17	61	56

Total non-performing assets at year-end 2005 increased $677,000, primarily as a result of one large residential mortgage, one mortgage secured by farmland, with no loss anticipated on either of these loans, as well as the increase in foreclosed real estate.

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

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2005	2004	2003	2002	2001
Beginning balance	$1,264	$1,212	$1,111	$1,038	$966
Provision for loan losses	30	121	120	120	78
Loans charged off:
Commercial, financial and agricultural	—	50	—	77	—
Real estate	18	—	16	—	—
Installment	14	22	18	1	18

Total Charged-off	32	72	34	78	18

Recoveries:
Commercial, financial and agricultural	—	—	—	—	6
Real estate	—	—	11	29	—
Installment	2	3	4	2	6

Total Recoveries	2	3	15	31	12

Net charge-offs	30	69	19	47	6

Ending balance	$1,264	$1,264	$1,212	$1,111	$1,038

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Years Ended December 31,
	2005	2004	2003	2002	2001
Ratios:
Net charge-offs to average loans	0.02%	0.06%	0.01%	0.04%	0.01%
Allowance for loan losses to total loans	0.78%	0.86%	0.85%	0.88%	0.89%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2005		2004		2003		2002		2001
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Commercial, financial and agricultural	$297	8.90%	$286	8.66%	$270	10.05%	$209	10.25%	$172	9.38%
Real estate:
Commercial	365	20.57	338	21.17	424	19.37	401	16.23	183	16.82
Construction	—	0.02	—	0.07	—	0.03	—	0.04	—	0.09
Residential	224	67.45	262	67.07	240	67.39	274	69.62	249	69.13
Installment	128	3.06	26	3.03	26	3.16	25	3.86	18	4.58
Unallocated	250	N/A	352	N/A	252	N/A	202	N/A	416	N/A

Total	$1,264	100.00%	$1,264	100.00%	$1,212	100.00%	$1,111	100.00%	$1,038	100.00%

Management believes the allowance for loan losses at December 31, 2005 and 2004 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2005, deposits totaled $211,944,000 up $8,814,000 or 4.3%, from year-end 2004. Time deposits contributed most of the growth with a $7,924,000 or 6.1% increase. Demand deposits and savings deposits followed with growth of $472,000 and $418,000, respectively. The growth in deposits resulted from continuing bank-wide promotions and the opening of our new Bloomfield Borough office.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	2005	2004	2003
	(Dollars in Thousands)
Amount outstanding at end of year:
Federal funds purchased	$2,776	$224	$673
Securities sold under agreements to repurchase	5,068	3,127	4,018
Short-term FHLB advances	1,000	1,000	—
Treasury tax and loan note	93	98	97

	$8,937	$4,449	$4,788

Weighted average interest rate at end of year	3.86%	1.82%	0.88%
Maximum amount outstanding at any end of month	$8,937	$10,462	$5,941
Daily average amount outstanding	4,714	4,231	3,479
Approximate weighted average interest rate for the year	2.89%	1.42%	0.83%

Long-term borrowings increased $5,000,000 in 2005 due to the increase in FHLB advances. Additional information on borrowings is located in footnote 7 to the consolidated financial statements.

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table represents the Corporation’s on and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2005 (in thousands):

	Less than 1 Year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total
Time deposits	$57,182	$60,320	$20,186	$—	$137,688
Long-term debt	3,000	5,000	6,000	12,155	26,155
Operating leases	43	52	9	—	104

Total	$60,225	$65,372	$26,195	$12,155	$163,947

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

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2005, the Corporation had unfunded outstanding commitments to extend credit of $22.2 million and outstanding standby letters of credit of $343,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to footnote 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

	2005	2004
	Percent Change in Net Interest Income	Percent Change in Net Interest Income
Change in interest rates
+200 basis points	0.31%	0.51%
Flat rate	—%	—%
-200 basis points	(0.45)%	(1.46)%

The percent change is expressed as the change in net interest income as a percent of the base year’s net interest income. The net interest income at risk position is within the guidelines set by the Corporation’s asset/liability policy. An increase of 200 basis points could result in a 0.31% (or $25,000) increase in net interest income, whereas, a 200 basis point decrease could result in a 0.45% (or $37,000) decline in net interest income.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2005 totaled $211,944,000 and averaged $207,926,000 for the year, this is consistent with the increase in deposits for the year. Likewise, year-end 2004 deposits totaled $203,130,000 and averaged $195,695,000 for the year.

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $3,571,000 at year-end 2005 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 54.1% of the total amortized cost of securities as of December 31, 2005. These sources provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs might be met by selling securities available for sale, which had a fair value of $52,140,000 at December 31, 2005, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank approximated $143,000,000 at December 31, 2005, of which $121,000,000 or 84.6% was available.

The Corporation’s loan to deposit ratio, for 2005, was maintained at an average of 72.8% and ended the year at 76.3% compared to an average of 75.4% in 2004 and 72.6% at the end of 2004.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2005 totaled $22.2 million and standby letters of credit totaled $343,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 26.4% in 2005, compared to 23.1% in 2004. Shareholders’ equity at the end of 2005 totaled $18,332,000, an increase of $924,000 or 5.3% over year-end 2004. The increase was a result of net income partially offset by a $601,000 unrealized loss on securities available for sale, net of taxes, and by the dividend payout of $546,000. Likewise, shareholders’ equity at the end of 2004 totaled $17,408,000, an increase of $1,481,000 or 9.3% over year-end 2003. The increase was a result of net income partially offset by a $152,000 unrealized loss on securities available for sale, net of taxes, and by the dividend payout of $490,000.

The table in footnote 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2005 and 2004. These ratios show that the Bank exceeds the federal regulatory minimum requirements for a “well capitalized bank.” The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

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

Summary of Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	2005	2004	2003	2002	2001
Income Statement Data
Net interest income	$6,978	$6,994	$6,611	$6,141	$4,898
Provision for loan losses	30	121	120	120	78
Gains on sales of securities	299	133	123	—	77
Other income	1,663	1,497	1,409	1,225	1,066
Other expenses	6,286	5,761	5,303	4,988	4,365

Income before Income Taxes	2,624	2,742	2,720	2,258	1,598
Income tax expense	553	619	652	474	297

Net Income	$2,071	$2,123	$2,068	$1,784	$1,301

Balance Sheet Data (Period End)
Total assets	$267,157	$247,655	$222,503	$201,770	$182,492
Loans, net	161,800	147,518	141,206	125,626	114,797
Investments:
Held to maturity	24,824	23,327	19,393	15,443	16,350
Available for sale	52,140	51,120	42,931	39,979	30,792
Deposits	211,944	203,130	187,263	174,126	154,022
Short-term borrowings	8,937	4,449	4,788	3,610	6,083
Long-term borrowings	26,155	21,155	13,000	8,000	8,200
Shareholders’ equity	18,332	17,408	15,927	14,693	13,059
Per Share Data
Basic earnings	$1.48	$1.52	$1.48	$1.27	$0.93
Cash dividends declared	0.390	0.350	0.315	0.285	0.255
Book value	13.09	12.43	11.38	10.50	9.33
Weighted average common shares outstanding	1,400	1,400	1,400	1,400	1,400
Selected Ratios
Return on average assets	0.81%	0.89%	0.98%	0.93%	0.78%
Return on average shareholders’ equity	11.59%	12.77%	13.4%	12.90%	10.36%
Average equity to average assets	6.98%	6.93%	7.32%	7.22%	7.49%
Allowance for loan losses to total loans at end of period	0.78%	0.86%	0.85%	0.88%	0.89%
Dividend payout ratio	26.36%	23.08%	21.32%	22.37%	27.42%

BOARD OF DIRECTORS

FIRST COMMUNITY FINANCIAL CORPORATION

and

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JAMES R. McLAUGHLIN

Chairman of the Board of Directors of the Company and the Bank;

Retired President and Chief Executive Officer of the Company and the Bank

ROGER SHALLENBERGER

Vice Chairman of the Board of Directors of the Company and the Bank;

President of KSM Enterprises

JODY D. GRAYBILL

President of the Company and the Bank; Trust Officer of the Bank

LOWELL M. SHEARER

Secretary of the Board of Directors of the Company and the

Bank; Self-employed timber, logs, logging and log hauling

JOSEPH E. BARNES, SR.

Owner/Operator of Barnes Body Shop, Thompsontown, PA

NANCY S. BRATTON

Owner of Bratton Insurance Agency, Millerstown, PA

JOHN P. HENRY, III

Project Manager, former owner and Vice President,

PHE Mechanical Systems, Inc., Mifflintown, PA

SAMUEL G. KINT

Retired businessman

CLAIR E. McMILLEN

Owner/Partner, McMillen Bros., Inc.

CHARLES C. SANER

Dairy Farmer

FRANK L. WRIGHT

Attorney-at-Law, Harrisburg, PA

OFFICERS

FIRST COMMUNITY FINANCIAL CORPORATION

JAMES R. McLAUGHLIN

Chairman

ROGER SHALLENBERGER

Vice Chairman

JODY D. GRAYBILL

President

LOWELL M. SHEARER

Secretary

RICHARD R. LEITZEL

Treasurer

KATHY S. CLARK

Assistant Secretary

OFFICERS

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JODY D. GRAYBILL

President and Trust Officer

MARCIE A. BARBER

Senior Vice President and Credit Services Division Manager

RICHARD R. LEITZEL

Vice President and Chief Financial Officer

TIMOTHY P. STAYER

Vice President and Community Banking Services Division Manager

K. LEE HOPKINS

Vice President and Commercial Loan Officer

DENNIS E. LUCAS

Vice President and Commercial Loan Officer

FRANCIS W. WOLMAN

Vice President and Commercial Loan Officer

JOANNE D. GOODLING

Assistant Vice President and Community Office Manager, Fermanagh Office

AUDRA L. HUNTER

Assistant Vice President and Community Office Manager, Loysville Office

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

BRADLEY D. SHERMAN

Assistant Vice President and Community Office Manager, West Perry and Ickesburg Offices

DIANE E. ZEIDERS

Assistant Vice President and Community Office Manager, Tuscarora Valley

and East Waterford Offices

FLORENCE E. DRESSLER

Community Office Manager, Mifflintown Office

NANETTE W. STAKE

Assistant Vice President and IT Manager and IT Security Officer

TINA J. SMITH

Assistant Vice President and Human Resources Manager

NANCI A. LOUDENSLAGER

Assistant Vice President and Operations Manager/Security and AML Officer

SANDRA Z. WERT

Auditor

SANDRA J. HOLMAN

Assistant Trust Officer and Assistant Secretary

KATHY S. CLARK

Assistant Secretary

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

DALE BEASTON

HARRY E. CLARK

ELWOOD S. HENCH

RAYMOND T. LONG

SAMUEL F. METZ

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

	Per Share Sales Price		Dividends per Share (1)
Quarter	High	Low
First, 2005	$27.50	$26.50	$0.0950
Second	29.50	28.00	0.0950
Third	31.50	29.50	0.1000
Fourth	33.00	30.50	0.1000
First, 2004	$24.00	$24.00	$0.0850
Second	25.00	24.50	0.0850
Third	25.00	25.00	0.0900
Fourth	26.00	25.00	0.0900

(1) Note: Per share data has been restated after giving retroactive recognition to a 2-for-1 stock split effective December 31, 2004.

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,400,000 shares were outstanding at December 31, 2005. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that could be sold pursuant to Rule 144 under the Securities Act or that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 551 shareholders of record as of December 31, 2005.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 11, 2006, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.