Form 10-K, Exhibit 13
period 2006-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2007-03-13
CIK 763293

EXHIBIT 13

FIRST COMMUNITY

FINANCIAL CORPORATION

2006

Annual Report

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholders:

We are pleased to report progress in 2006 on several financial fronts which underscore your Bank’s continuing commitment to maintain and strengthen its long-held policy of sound management and stability. There are several accomplishments to report which benefit shareholders and Bank customers and clients alike.

The year saw the remodeling of the Bank’s Bloomfield Borough Office completed, as well as the refurbishing of that office’s drive-thru facility.

Numerous other improvements and innovations, all designed to benefit the Bank’s customers, were introduced in 2006. These included installation of a convenient Automated Teller Machine (ATM) system in Thompsontown; a personal welcoming “on board” program was initiated for customers following their opening of a new account, as well as adding gift cards to our product line.

Also notable in 2006 was a continuing efficiency analysis throughout the Bank’s entire banking operation to support past growth, the enhancement of the Bank’s data security systems and continued expansion of its merchant and business banking services. With the Bank’s continuing growth and expansion, our Loan Department’s duties and processes are being analyzed and reorganized to improve efficiency and customer service.

Special mention needs to be made for the ongoing contributions which the Bank’s Board of Directors continue to provide through short and long-term recommendations that have proven beneficial to the financial stability of the Bank.

The valued contributions of Samuel F. Metz, former Chairman of the Board from 1989 until 2004, and director since 1959, will be missed as he retired as a member of our Board of Directors in 2006.

Financial highlights for 2006 include:

•	Assets were $278.5 million on December 31, 2006, an increase of $11.4 million, or 4 percent.

•	Loans increased by $16.1 million, or 10.4 percent.

•	Deposits increased by $10.4 million, or 5 percent.

•	Trust assets grew $15.1 million, or 23 percent.

We are pleased to report these results under challenging economic conditions and tight interest rate margins affecting all banks. The Bank and its entire management and staff remain committed to the future growth in the challenging field of information technology, significant physical improvements to its various offices, and the Bank’s traditional support to residents and their community organizations through financial and volunteer support (for example, projects to support the county school districts, 4-H groups, United Way and other charities). As always, your investment in First Community Financial Corporation is greatly appreciated.

Sincerely,

James R. McLaughlin	Jody D. Graybill
Chairman	President

HEADLINE:

OUR BANKING COMMUNITY WITHIN THE COMMUNITY

It has been said that one is known by the company one keeps. In my view, this axiom can be applied to The First National Bank of Mifflintown.

Over many years, the Bank has taken pride in the diverse group of individual customers and group clients, as well as the officers, management and staff who make up the Bank’s community. From that perspective, I see us as a “banking community within a community.”

Appearing on the cover of our 2006 Annual Report, we have highlighted individuals and groups, as well as Bank personnel, who are collectively our banking community, serving the community at large within Juniata and Perry counties and their surrounding counties.

The Bank is committed to serve those customers with the personal and professional attention they have come to expect and deserve. And, the Bank’s personnel is dedicated to serve those customers with courtesy, dedication and loyalty. We believe in treating our customers the way we like to be treated.

In addition, there are many among those same groups who provide volunteer services and contributions to a wide range of community-wide organizations. I believe that a personalized approach to caring is reflected throughout the Bank’s entire financial family, from the Main Office to its convenient locations throughout the region.

On behalf of the entire First National Bank family, we continue to appreciate the investment and trust you have given to us in the past and we are optimistic that the same loyalty will continue into the future, as we live and serve in our communities.

Jody D. Graybill

President

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the financial statements, effective January 1, 2006, the Company changed its method of quantifying misstatements of prior year financial statements. The Company adopted the dual method, as required by SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

Beard Miller Company LLP

Harrisburg, Pennsylvania

February 14, 2007

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$8,021	$7,648
Interest-bearing demand deposits	721	502
Federal funds sold	3,690	—

Cash and Cash Equivalents	12,432	8,150
Time certificates of deposit	1,485	2,972
Securities available for sale	48,955	52,140
Securities held to maturity, fair value 2006 $21,174; 2005 $24,810	21,073	24,824
Loans, net of allowance for loan losses 2006 $1,230; 2005 $1,264	177,930	161,800
Premises and equipment	7,213	7,625
Restricted investment in bank stocks	2,069	2,012
Investment in life insurance	4,665	4,514
Other assets	2,698	3,120

Total Assets	$278,520	$267,157

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits:
Non-interest bearing	$23,329	$25,508
Interest-bearing	199,045	186,436

Total Deposits	222,374	211,944

Short-term borrowings	7,417	8,937
Long-term borrowings	22,000	21,000
Junior subordinated debt	5,155	5,155
Other liabilities	1,900	1,789

Total Liabilities	258,846	248,825

SHAREHOLDERS’ EQUITY

Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; issued and outstanding 1,400,000 shares	7,000	7,000
Capital in excess of par value	245	245
Retained earnings	12,634	11,492
Accumulated other comprehensive loss	(205)	(405)

Total Shareholders’ Equity	19,674	18,332

Total Liabilities and Shareholders’ Equity	$278,520	$267,157

See notes to consolidated financial statements	5

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(In Thousands, Except per Share Data)
INTEREST INCOME

Loans, including fees	$11,668	$10,110	$9,827
Securities:
Taxable	2,164	2,023	1,661
Tax exempt	848	851	749
Other	292	216	98

Total Interest Income	14,972	13,200	12,335

INTEREST EXPENSE

Deposits	6,252	4,984	4,396
Short-term borrowings	319	136	60
Long-term debt	1,385	1,102	885

Total Interest Expense	7,956	6,222	5,341

Net Interest Income	7,016	6,978	6,994

PROVISION FOR LOAN LOSSES	—	30	121

Net Interest Income after Provision for Loan Losses	7,016	6,948	6,873

OTHER INCOME

Service charges on deposits	688	594	492
Fiduciary activities	344	331	346
Earnings on investment in life insurance	191	189	187
ATM and debit card fees	447	379	318
Realized gains on sales of securities	24	299	133
Other	226	170	154

Total Other Income	1,920	1,962	1,630

OTHER EXPENSES

Employee compensation and benefits	3,295	3,330	3,058
Net occupancy and equipment	1,109	972	929
Professional fees	163	221	198
Director and advisory boards compensation	263	261	309
ATM expenses	309	270	233
Supplies and postage	263	231	232
Pennsylvania bank shares tax	191	157	121
Other operating	917	844	681

Total Other Expenses	6,510	6,286	5,761

Income before Income Taxes	2,426	2,624	2,742

PROVISION FOR INCOME TAXES	461	553	619

Net Income	$1,965	$2,071	$2,123

EARNINGS PER SHARE

Basic	$1.40	$1.48	$1.52

DIVIDENDS PER SHARE	$0.43	$0.39	$0.35

See notes to consolidated financial statements	6

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDDER’S EQUITY

Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
	(In Thousands, Except per Share Data)
BALANCE - DECEMBER 31, 2003	$3,500	$245	$11,834	$348	$15,927

2-for-1 stock split	3,500	—	(3,500)	—	—

Comprehensive income:
Net income	—	—	2,123	—	2,123
Change in net unrealized gains on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	(152)	(152)

Total Comprehensive Income					1,971

Cash dividends declared	—	—	(490)	—	(490)

BALANCE - DECEMBER 31, 2004	7,000	245	9,967	196	17,408

Comprehensive income:

Net income	—	—	2,071	—	2,071
Change in net unrealized losses on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	(601)	(601)

Total Comprehensive Income					1,470

Cash dividends declared	—	—	(546)	—	(546)

BALANCE - DECEMBER 31, 2005	7,000	245	11,492	(405)	18,332

Cumulative effect adjustment upon adoption of SAB 108			(221)		(221)

BALANCE DECEMBER 31, 2005 (RESTATED)	7,000	245	11,271	(405)	18,111

Comprehensive income:
Net income			1,965		1,965
Change in net unrealized losses on securities available for sale, net of reclassification adjustment and deferred income taxes				200	200

Total Comprehensive Income					2,165

Cash dividends declared			(602)		(602)

BALANCE - DECEMBER 31, 2006	$7,000	$245	$12,634	$(205)	$19,674

See notes to consolidated financial statements	7

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,965	$2,071	$2,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	579	580	538
Amortization of intangible assets	17	17	20
Amortization of investment securities	176	464	488
Earnings on investment in life insurance	(191)	(189)	(187)
Realized gains on sales of securities	(24)	(299)	(133)
Provision for loan losses	—	30	121
Deferred income taxes	(52)	(88)	(9)
(Increase) decrease in accrued interest receivable and other assets	181	(541)	31
Increase (decrease) in accrued interest payable and other liabilities	111	276	(12)

Net Cash Provided by Operating Activities	2,762	2,321	2,980

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities and principal repayments	13,828	9,534	15,406
Proceeds from sales	184	336	7,468
Purchases	(10,601)	(11,736)	(31,434)
Securities held to maturity:
Proceeds from maturities and principal repayments	8,514	1,941	1,793
Purchases	(4,846)	(3,686)	(5,937)
Net increase in loans	(16,130)	(14,444)	(7,585)
Decrease (increase) in time certificates of deposit	1,487	(1,187)	(1,586)
Purchases of premises and equipment	(167)	(763)	(1,775)
Proceeds from sale of foreclosed real estate	—	82	1,096
Purchases of restricted investment in bank stocks	(57)	(110)	(700)

Net Cash Used in Investing Activities	(7,788)	(20,033)	(23,254)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	10,430	8,814	15,867
Net increase (decrease) in short-term borrowings	(1,520)	4,488	(339)
Proceeds from long-term borrowings	5,000	10,000	8,000
Repayment of long-term borrowings	(4,000)	(5,000)	—
Cash dividends paid	(602)	(546)	(490)

Net Cash Provided by Financing Activities	9,308	17,756	23,038

Net Increase in Cash and Cash Equivalents	4,282	44	2,764

CASH AND CASH EQUIVALENTS - BEGINNING	8,150	8,106	5,342

CASH AND CASH EQUIVALENTS - ENDING	$12,432	$8,150	$8,106

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$7,939	$6,156	$5,258

Income taxes paid	$550	$579	$672

See notes to consolidated financial statements	8

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

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $82,204,000 and $67,069,000 at December 31, 2006 and 2005, respectively. Income from fiduciary activities is recognized on the accrual method.

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

Time Certificates of Deposit

Time certificates of deposit are carried at cost, which approximates fair value.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is valued at its estimated fair market value, net of selling costs, at the time of foreclosure. Gains and losses resulting from the sale or write-down of foreclosed real estate are recorded in other income. Foreclosed real estate, which is included in other assets, amounted to $255,000 and $106,000 at December 31, 2006 and 2005, respectively.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $92,000, $76,000, and $66,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income (Continued)

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$319	$(630)	$(93)
Reclassification adjustment for gains realized in net income	(24)	(299)	(133)

Net Unrealized Gains (Losses)	295	(929)	(226)
Tax effect	(95)	328	74

Net of Tax Amount	$200	$(601)	$(152)

Off Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

New Accounting Standards

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Corporation will be as of the beginning of fiscal 2007. The Corporation does not believe that the adoption of SFAS 156 will have any effect on its financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Corporation does not believe that the adoption of FIN 48 will have a significant effect on its financial statements.

In September 2006, the FASB issued FASB Statement No. 157, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On September 29, 2006, the FASB issued SFAS No. 158, which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Corporation currently has no plans subject to SFAS 158.

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. For further discussion of the impact of SAB 108 on the Corporation, refer to Note 17 of the notes to consolidated financial statements.

Reclassifications

For comparative purposes prior years’ consolidated financial statements have been reclassified to conform with the 2006 presentation. Such reclassifications had no impact on net income.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2006 and 2005, compensating balances approximated $468,000 and $476,000, respectively. During each of 2006 and 2005, average required balances totaled $466,000.

NOTE 3—SECURITIES

Amortized cost and fair value at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
December 31, 2006:
U.S. agencies securities	$12,143	$23	$(45)	$12,121
Mortgage-backed securities	36,634	42	(719)	35,957
Equity securities	450	427	—	877

	$49,227	$492	(764)	$48,955

December 31, 2005:
U.S. agencies securities	$10,241	$2	$(92)	$10,151
Mortgage-backed securities	41,966	3	(989)	40,980
Equity securities	500	509	—	1,009

	$52,707	$514	$(1,081)	$52,140

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES HELD TO MATURITY:
December 31, 2006:
U.S. agencies securities	$781	$1	$(2)	$780
State and municipal securities	20,292	182	(80)	20,394

	$21,073	$183	$(82)	$21,174

December 31, 2005:
U.S. agencies securities	$1,698	$—	$(30)	$1,668
State and municipal securities	23,126	133	(117)	23,142

	$24,824	$133	$(147)	$24,810

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2006	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$3,775	$7	$4,425	38	$8,200	45
Mortgage-backed securities	625	1	30,512	718	31,137	719

	4,400	8	34,937	756	39,337	764

SECURITIES HELD TO MATURITY:
U.S. agencies securities	—	—	450	2	450	2
State and municipal securities	2,075	6	6,802	74	8,877	80

	2,075	6	7,252	76	9,327	82

Total	$6,475	$14	$42,189	$832	$48,664	$846

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2005	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$5,366	$57	$3,285	$35	$8,651	$92
Mortgage-backed securities	17,145	260	22,761	729	39,906	989

	22,511	317	26,046	764	48,557	1,081

SECURITIES HELD TO MATURITY:
U.S. agencies securities	444	5	1,224	25	1,668	30
State and municipal securities	4,626	29	6,220	88	10,846	117

	5,070	34	7,444	113	12,514	147

Total	$27,581	$351	$33,490	$877	$61,071	$1,228

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

At December 31, 2006, 77 mortgage-backed and U.S. agency securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 1.9%. In management’s opinion, these unrealized losses relate to changes in interest rates.

At December 31, 2006, 29 state and municipal securities have unrealized losses with aggregate depreciation of 0.9% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

As management has the ability and intent to hold debt securities until recovery, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Amortized cost and fair value at December 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$2,974	$2,959	$79	$79
Over 1 year through 5 years	4,075	4,052	1,078	1,061
Over 5 years through 10 years	4,063	4,075	4,800	4,781
Over 10 years	1,031	1,035	15,116	15,253
Mortgage-backed securities	36,634	35,957	—	—
Equity securities	450	877	—	—

	$49,227	$48,955	$21,073	$21,174

During 2006, the Corporation realized gross gains of $26,000 and gross losses of $2,000 on sales of securities. During 2005, the Corporation realized gross gains of $299,000 and no gross losses on sales of securities. During 2004, the Corporation realized gross gains of $189,000 and gross losses of $56,000 on sales of securities.

At December 31, 2006 and 2005, securities with fair value of $23,059,000 and $15,609,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

NOTE 4—LOANS

Loans at December 31 were as follows:

	2006	2005
	(In Thousands)
Commercial, financial and agricultural	$16,691	$14,562
Real estate:
Commercial	35,641	33,622
Construction	—	34
Residential	121,799	110,256
Installment	5,398	5,008

Total	179,529	163,482

Allowance for loan losses	(1,230)	(1,264)
Deferred loan fees and costs, net	(369)	(418)

Loans	$177,930	$161,800

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2006 in these related party loans were as follows (in thousands):

Balance, beginning	$633
Advances	1,104
Repayments	(1,197)

Balance, ending	$540

Changes in the allowance for loan losses were as follows:

	2006	2005	2004
	(In Thousands)
Balance, beginning	$1,264	$1,264	$1,212
Provision charged to operations	—	30	121
Recoveries on charged off loans	5	2	3
Loans charged off	(39)	(32)	(72)

Balance, ending	$1,230	$1,264	$1,264

The following is a summary of information pertaining to impaired and nonaccrual loans:

	December 31,
	2006	2005
	(In Thousands)
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	1,914	1,336

Total Impaired Loans	$1,914	$1,336

Valuation allowance related to impaired loans	$195	$141

Total nonaccrual loans	$2,532	$1,131

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Average investment in impaired loans	$1,691	$1,736	$1,996

Interest income recognized on impaired loans	$134	$138	$133

Interest earned but not accrued on nonaccrual loans	$59	$33	$13

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	2006	2005
	(In Thousands)
Land	$741	$741
Buildings and improvements	7,599	7,558
Furniture, equipment and software	4,057	3,931

	12,397	12,230
Accumulated depreciation	(5,184)	(4,605)

	$7,213	$7,625

NOTE 6—DEPOSITS

Deposits were comprised of the following as of December 31:

	2006	2005
	(In Thousands)
Noninterest bearing demand	$23,329	$25,508
Interest bearing demand	20,892	22,618
Savings	23,069	26,130
Time deposits less than $100,000	105,652	91,406
Time deposits greater than $100,000	49,432	46,282

	$222,374	$211,944

Scheduled maturities of time deposits at December 31, 2006 were as follows (in thousands):

2007	$92,637
2008	36,779
2009	13,175
2010	8,500
2011	3,993

$155,084

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—DEPOSITS (CONTINUED)

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2006 (in thousands):

Three months or less	$4,915
Over three and through six months	14,091
Over six and through twelve months	11,200
Over twelve months	19,226

Total	$49,432

NOTE 7—BORROWINGS

Short-term borrowings at December 31 were as follows:

	2006	2005
	(In Thousands)
Amount outstanding at end of year:
Federal funds purchased	$—	$2,776
Securities sold under agreements to repurchase	7,322	5,068
FHLB advance	—	1,000
Treasury tax and loan note	95	93

	$7,417	$8,937

Securities sold under agreements to repurchase generally mature within one day from the transaction date. Securities with a carrying amount of $9,950,000 and $7,343,000 at December 31, 2006 and 2005, respectively, were pledged as collateral for these agreements. The securities underlying the agreements were under the Corporation’s control.

The FHLB advance at December 31, 2005 matured on March 11, 2006 and had an interest rate of 4.25%.

The Corporation’s long-term borrowings are comprised of FHLB fixed rate advances totaling $5,000,000 with interest rates ranging from 2.60% to 3.32% and mature in 2007 and 2008 and convertible fixed-rate advances totaling $17,000,000 that mature in 2010, 2011, and 2015 and which allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance at the three-month LIBOR plus 0.07% to 0.13%. Options to convert $7,000,000 of the outstanding convertible advances commenced in 2003 and options to convert $10,000,000 commence in 2007. Upon the FHLB’s conversion, the Bank has the option to repay the respective advances in full.

Contractual maturities of these advances are as follows (in thousands):

2007	$4,000
2008	1,000
2009	—
2010	6,000
2011	6,000
Thereafter	5,000

$22,000

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS (CONTINUED)

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $140,543,000, of which $118,543,000 was available at December 31, 2006. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

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

NOTE 8—OPERATING LEASES

The Corporation leases its Delaware (Juniata County) and Shermans Dale offices and the land on which its East Waterford office was constructed. The Corporation has an option through 2010 to purchase the land, for predetermined prices ranging from $105,000 up to $125,000. The Corporation also receives rental income for leasing of available space at its West Perry, Mifflintown and Loysville offices. Net lease expense was $4,000 in 2006, $3,000 in 2005, and $6,000 in 2004 after deducting rental expense of $59,000, $60,000, and $57,000, respectively.

NOTE 9—INCOME TAXES

The components of income tax expense for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(In Thousands)
Federal:
Current	$513	$641	$628
Deferred	(52)	(88)	(9)

	$461	$553	$619

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES (CONTINUED)

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 are as follows:

	Percentage of Income before Income Taxes
	2006	2005	2004
Federal income tax at statutory rate	34.0%	34.0%	34.0%
Tax-exempt income	(12.9)	(11.0)	(9.5)
Earnings on investment in life insurance	(2.1)	(1.9)	(1.9)

	19.0%	21.1%	22.6%

The provision for federal income taxes includes $8,000, $102,000, and $45,000, of income taxes related to net gains on sales of securities in 2006, 2005, and 2004, respectively.

Components of deferred tax assets and liabilities at December 31 were as follows:

	2006	2005
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$371	$383
Nonaccrual loans interest	20	11
Intangible assets	11	13
Available for sale securities	67	162
Retirement liabilities	388	356

	857	925

Deferred tax liabilities:
Accumulated depreciation	286	316
Other	16	11

	302	327

Net Deferred Tax Assets	$555	$598

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $133,000, $129,000, and $122,000, for 2006, 2005, and 2004, respectively.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2006	2005	2004
	(In Thousands)
Employee compensation	$26	$83	$61
Director compensation	87	102	161

The balance accrued for these plans included in other liabilities as of December 31, 2006 and 2005 totaled $1,142,000 and $1,062,000, respectively.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2006 and 2005, the cash value of these policies was $4,665,000 and $4,514,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2006, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—REGULATORY MATTERS (CONTINUED)

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
CORPORATION:

As of December 31, 2006:
Tier 1 leverage ratio (to average assets)	$24,798	9.0%	$	≥11,074	≥	4.0%		N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	24,798	16.0	≥	6,209	≥	4.0		N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	26,220	16.9	≥	12,420	≥	8.0		N/A		N/A

As of December 31, 2005:
Tier 1 leverage ratio (to average assets)	$23,639	8.9%	$	≥10,591	≥	4.0%		N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	23,639	16.2	≥	5,832	≥	4.0		N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	25,132	17.2	≥	11,664	≥	8.0		N/A		N/A

BANK:

As of December 31, 2006:
Tier 1 leverage ratio (to average assets)	$24,132	8.7%	$	≥11,034	≥	4.0%	$	≥13,793	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	24,132	15.6	≥	6,186	≥	4.0	≥	9,280	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	25,362	16.4	≥	12,373	≥	8.0	≥	15,466	≥	10.0

As of December 31, 2005:
Tier 1 leverage ratio (to average assets)	$22,629	8.6%	$	≥10,532	≥	4.0%	$	≥13,164	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	22,629	15.6	≥	5,807	≥	4.0	≥	8,711	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	23,893	16.5	≥	11,615	≥	8.0	≥	14,519	≥	10.0

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2006, approximately $4,733,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2006	2005
	(In Thousands)
Commitments to extend credit	$21,897	$22,171
Standby letters of credit	328	343

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Estimated fair values of financial instruments at December 31 were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$12,432	$12,432	$8,150	$8,150
Time certificates of deposit	1,485	1,485	2,972	2,972
Investment securities:
Available for sale	48,955	48,955	52,140	52,140
Held to maturity	21,073	21,174	24,824	24,810
Loans, less allowance for loan losses	177,930	176,132	161,800	161,657
Accrued interest receivable	1,141	1,141	1,121	1,121
Restricted investment in bank stocks	2,069	2,069	2,012	2,012

Financial liabilities:
Deposits	222,374	221,273	211,944	210,577
Short-term borrowings	7,417	7,417	8,937	8,937
Long-term borrowings	22,000	21,283	21,000	21,014
Junior subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	525	525	406	406

Off-balance sheet financial instruments	—	—	—	—

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2006	2005
	(In Thousands)
ASSETS

Cash	$209	$474
Investment in subsidiaries	23,907	22,172
Securities available for sale	877	1,009
Other assets	109	123

Total Assets	$25,102	$23,778

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities	$273	$291
Junior subordinated debt	5,155	5,155
Shareholders’ equity	19,674	18,332

Total Liabilities and Shareholders’ Equity	$25,102	$23,778

STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Dividends from bank subsidiary	$652	$646	$690
Other dividends	38	47	42
Realized gain on sale of securities	26	299	84

	716	992	816
Expenses	458	371	269

	258	621	547
Equity in undistributed earnings in bank subsidiary	1,707	1,450	1,576

Net Income	$1,965	$2,071	$2,123

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,965	$2,071	$2,123
Equity in undistributed earnings of bank subsidiary	(1,707)	(1,450)	(1,576)
Realized gain on sale of securities	(26)	(299)	(84)
Decrease in other assets	47	14	2
Increase (decrease) in other liabilities	(18)	25	52

Net Cash Provided by Operating Activities	261	361	517

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	76	336	94
Purchases	—	—	(265)

Net Cash Provided by (Used in) Investing Activities	76	336	(171)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid	(602)	(546)	(490)

Net Cash Used in Financing Activities	(602)	(546)	(490)

Net Increase (Decrease) in Cash	(265)	151	(144)
CASH - BEGINNING	474	323	467

CASH - ENDING	$209	$474	$323

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)
2006:
Interest income	$3,901	$3,806	$3,699	$3,566
Interest expense	2,189	2,048	1,923	1,796
Net interest income	1,712	1,758	1,776	1,770
Provision for loan losses	—	—	—	—
Gains on sales of securities	2	24	(2)	—
Provision for federal income taxes	130	127	115	89
Net income	545	508	487	425
Net income per share, basic	0.39	0.36	0.35	0.30

2005:
Interest income	$3,489	$3,355	$3,220	$3,136
Interest expense	1,692	1,620	1,491	1,419
Net interest income	1,797	1,735	1,729	1,717
Provision for loan losses	15	—	5	10
Gains on sales of securities	170	—	—	129
Provision for federal income taxes	200	117	107	129
Net income	655	475	453	488
Net income per share, basic	0.47	0.34	0.32	0.35

NOTE 17—CUMULATIVE EFFECT ADJUSTMENT—ADOPTION OF STAFF ACCOUNTING BULLETIN (SAB) #108

In connection with the preparation of our 2006 consolidated financial statements, management evaluated its known differences between the amounts reported in previous financial statements and actual records. In making its evaluation, management considered the recently issued guidance contained in SAB #108, which requires management to consider materiality at both the consolidated income statement and balance sheet. Management had typically evaluated its differences in a manner consistent with the “rollover” approach, and utilized the income statement as the primary basis for evaluating materiality. Applying this approach and assessing qualitative factors, management previously considered these differences to be immaterial. In light of the guidance provided in SAB #108, and our present evaluation of internal controls over financial reporting, management recorded a $221,000 charge, net of tax, to January 1, 2006 retained earnings to properly reflect all known differences in other asset and other liability accounts. Management has elected not to restate prior financial statements, as management feels it had properly adopted the rollover approach of evaluating differences, including assessing qualitative factors.

The charge relates to known differences between prepaid and accrued expense accounts which totaled $335,000. Differences have resulted from not settling account balances to zero once all amounts were paid out or remaining lives expired, or converting from the cash to accrual basis of accounting for certain items.

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

OVERVIEW

In 2006, the Corporation recorded net income of $1,965,000, a decrease of $106,000 or 5.1%, from net income of $2,071,000 in 2005.

The decrease in net income during 2006 as compared to 2005 is primarily a result of the following:

•	Increase in net interest income of $38,000

•	Decrease in total other income of $42,000.

•	Increase in total other expenses of $224,000.

•	Decrease in gains on sales of securities of $275,000

Basic earnings per share were $1.40 in 2006 compared to $1.48 in 2005. Return on average equity for 2006 was 10.50% compared to 11.59% in 2005. Return on average assets was 0.72% for 2006 compared with 0.81% in 2005.

During 2006, the Corporation experienced $16,130,000 or 9.9% growth in loans and $10,430,000 or 4.9% growth in deposits. These increases were offset by a $6,936,000 or 9.0% decrease in securities. As a result of these trends total assets of the Corporation grew by $11,363,000 or 4.3%.

In 2006 the Corporation evaluated its known differences between amounts reported in previous financial records and actual records as per the recently issued guidance contained in SEC Staff Accounting Bulletin No. 108 (SAB #108). In light of the guidance provided in SAB #108, management recorded a $221,000 charge, net of tax, to January 1, 2006 retained earnings. For further explanation of SAB # 108, refer to Note 17 of the notes to the consolidated financial statements.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $7,518,000 in 2006 from $7,437,000 in 2005 and $7,430,000 in 2004.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2006			2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$50,672	$2,164	4.27%	$54,280	$2,023	3.73%	$49,059	$1,661	3.39%
Tax-exempt	22,790	1,285	5.64%	23,319	1,289	5.53%	19,954	1,135	5.69%

Total Securities	73,462	3,449	4.69%	77,599	3,312	4.26%	69,013	2,796	4.05%
Other	5,929	292	4.92%	5,769	216	3.74%	3,856	98	2.54%
Loans:
Taxable	168,328	11,542	6.86%	150,497	10,070	6.69%	145,010	9,729	6.71%
Tax-exempt	2,532	191	7.54%	919	61	6.64%	2,315	148	6.39%

Total Loans	170,860	11,733	6.87%	151,416	10,131	6.69%	147,325	9,877	6.70%

Total Interest Earning Assets	250,251	15,474	6.18%	234,784	13,659	5.82%	220,194	12,771	5.80%

Non-interest earnings assets	21,641			21,311			19,655

Total Assets	271,892			$256,095			$239,849

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$21,786	$121	0.56%	$24,019	129	0.54%	$22,516	$119	0.53%
Savings deposits	24,359	221	0.91%	27,120	210	0.77%	25,357	258	1.02%
Time deposits	147,338	5,910	4.01%	134,204	4,645	3.46%	126,346	4,019	3.18%

Total Interest Bearing Deposits	193,483	6,252	3.23%	185,343	4,984	2.69%	174,219	4,396	2.52%
Short-term borrowings	7,064	319	4.52%	4,714	136	2.89%	4,231	60	1.42%
Long-term borrowings	27,539	1,385	5.03%	24,114	1,102	4.57%	21,923	885	4.04%

Total Interest Bearing Liabilities	228,086	7,956	3.49%	214,171	6,222	2.91%	200,373	5,341	2.67%

Demand deposits, non-interest bearing	23,372			22,583			21,476
Other liabilities	1,721			1,467			1,372
Shareholders’ equity	18,713			17,874			16,628

Total Liabilities and Shareholders’ Equity	$271,892			$256,095			$239,849

NET INTEREST INCOME		$7,518			$7,437			$7,430

INTEREST RATE SPREAD			2.70%			2.91%			3.13%

NET INTEREST MARGIN			3.00%			3.17%			3.37%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $80,000 in 2006, $109,000 in 2005, and $161,000 in 2004.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2006 versus 2005			2005 versus 2004
	Change Due to		Total	Change Due to		Total
	Rate	Volume		Rate	Volume
INTEREST EARNING ASSETS
Securities:
Taxable	$295	$(154)	$141	$167	$195	$362
Tax-exempt	26	(30)	(4)	(32)	186	154
Other	67	9	76	44	74	118
Total loans	257	1,345	1,602	(20)	274	254

Total	645	1,170	1,815	159	729	888

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	4	(12)	(8)	2	8	10
Savings deposits	36	(25)	11	(62)	14	(48)
Time deposits	738	527	1,265	354	272	626
Short-term borrowings	77	106	183	62	14	76
Long-term borrowings	111	172	283	117	100	217

Total	966	768	1,734	473	408	881

Net Interest Income	$(321)	$402	$81	$(314)	$321	$7

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2006 VERSUS 2005

During 2006, tax equivalent interest income increased by $1,815,000 compared to 2005 fueled by both an increase in earning assets and an increase in the yield on earning assets of 0.36%. Average loans increased $19,444,000 impacting interest income by 1,345,000 and the yield on loans increased 0.18% impacting interest income by $257,000. Total average securities decreased $4,137,000 negatively impacting interest income by $184,000, but a 0.43% increase in the yield on securities positively impacted interest income by $321,000.

Total average interest-bearing liabilities grew by $13,915,000 between 2005 and 2006 increasing interest expense by $768,000 for 2006, while the average rate paid on interest-bearing liabilities increased by 0.58%, which also increased interest expense by $966,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.17% decrease in net interest margin form 2005 to 2006 reflects the increase in rates on interest-bearing liabilities out pacing the increase in rates on interest-earning assets.

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

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

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

The Corporation did not record a provision for loan losses in 2006, compared to $30,000 in 2005 and $121,000 in 2004. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section. Based on that analysis, the level of the allowance for loan losses is appropriate at this time.

OTHER INCOME

2006 VERSUS 2005

Other income of $1,920,000 during 2006 represented a decrease of $42,000 compared to 2005, primarily as a result of the following:

A decrease in gains on sales of securities of $275,000.

This decrease was partially offset by:

An increase in income from fiduciary activities of $13,000.

An increase in service charges on deposit accounts of $94,000 or 15.8%, which is consistent with the growth in deposit accounts and the maturity of our overdraft protection product.

An increase in ATM and debit card fees of $68,000 or 17.9%, which is a result of new customers and increased usage by existing customers.

An increase in other income of $56,000 due to an increase in commissions received on sales on certain types of insurance products as well as an increase in merchant services income.

OTHER INCOME (CONTINUED)

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

OTHER EXPENSES

2006 VERSUS 2005

Other expenses increased $224,000 or 3.6% to $6,510,000 during 2006 as compared to $6,286,000 during 2005, primarily as a result of the following:

An increase in net occupancy and equipment expense of $137,000 or 14.1%, primarily due to an increase in maintenance fees and equipment repairs.

An increase in supplies and postage $32,000 or 13.9%.

An increase in ATM expense of $39,000 or 14.4%, primarily as a result of an increase in ATM usage and an increase in interchange fees.

An increase in other operating expenses of $107,000 or 10.7% due in a large part to the increase in internet banking fees.

These increases were partially offset by a decrease in professional fees, primarily legal and executive search expenses, of $58,000 or 26.2% and a decrease in employee compensation and benefits of $35,000 or 1.1%. The decrease in employee compensation and benefits is primarily as a result of resignations and restructuring of the loan and trust divisions.

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

An increase in professional fees of $23,000 or as the result of outsourcing compliance functions as well as the cost of an executive search firm utilized to assist in the Corporation’s search for a new president.

OTHER EXPENSES (CONTINUED)

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

INCOME TAXES

Income tax expense was $461,000 for 2006 compared to $533,000 for 2005 and $619,000 for 2004. Income tax expense as a percentage of income before income taxes was 19.0% for 2006, 21.1% for 2005 and 22.9% for 2004. The Corporation’s lower effective tax rate in 2006 and 2005 was a result of an increase in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to footnote 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 67.9% or $48,955,000, of total securities at December 31, 2006 was classified as available for sale. Net unrealized losses at year-end 2006 were $272,000 compared to $567,000 at year-end 2005. The net unrealized loss at December 31, 2006 is reflected as accumulated other comprehensive loss of $205,000 in shareholders’ equity, net of deferred income taxes. The accumulated other comprehensive loss net of taxes at December 31, 2005 totaled $405,000. This decline reflects changes in interest rates during 2006. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2006, the Corporation has not recognized other-than-temporary impairment on any of its investment securities. For additional information on unrealized losses by investment type, see footnote 3 to the consolidated financial statements.

SECURITIES (CONTINUED)

Held to maturity securities totaled $21,073,000 at December 31, 2006 compared to $24,824,000 a year ago. The decrease was a result of maturities of U.S. Government agency securities and state and municipal securities. A significant portion of this portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities

(In Thousands)

	2006	2005	2004
AVAILABLE FOR SALE SECURITIES AT FAIR VALUE
U.S. Agencies	$12,121	$10,151	$4,742
Mortgage-backed securities	35,957	40,980	45,128

Stock in other banks	877	1,009	1,250

	48,955	52,140	51,120

HELD TO MATURITY SECURITIES AT AMORTIZED COST
U.S. Agencies	781	1,698	1,248
State and municipal	20,292	23,126	22,079

	21,073	24,824	23,327

	$70,028	$76,964	$74,447

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Agencies	$3,038	4.43%	$4,302	4.83%	$4,527	5.83%	$1,035	5.77%	$12,902	5.16%
State and municipal	—	—	828	4.00	4,348	4.94	15,116	5.55	20,292	5.36
Mortgage-backed securities	—	—	3,492	3.92	651	5.21	31,814	4.48	35,957	4.44
Equity securities	—	—	—	—	—	—	877	—	877	—

	$3,038	4.43%	$8,622	4.38%	$9,526	5.38%	$48,842	4.76	$70,028	4.78%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2006	2005	2004	2003	2002
	(In Thousands)
Commercial, financial and agricultural	$16,691	$14,562	$12,918	$14,347	$13,023
Real estate:
Commercial	35,641	33,622	31,578	27,657	20,624
Construction	—	34	99	37	50
Residential	121,799	110,256	100,043	96,215	88,448
Installment	5,398	5,008	4,527	4,507	4,906

Total	179,529	163,482	149,165	142,763	127,051
Allowance for loan losses	(1,230)	(1,264)	(1,264)	(1,212)	(1,111)
Deferred loan fees and costs, net	(369)	(418)	(383)	(345)	(314)

Loans	$177,930	$161,800	$147,518	$141,206	$125,626

The loan portfolio comprises the major portion of the Corporation’s earning assets. The increase in loans of $16,130,000, or 10.0%, during 2006 was primarily in residential real estate which grew by $11,543,000 or 10.5%, commercial real estate which grew by $2,019,000 or 6.0%, and commercial, financial and agricultural which grew by $2,129,000 or 14.6%.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities—Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$5,726	$8,217	$2,748	$16,691
Real estate:
Commercial	1,250	2,700	31,691	35,641
Construction	—	—	—	—

Total	$6,976	$10,917	$34,439	$52,332

Loans with a fixed interest rate	$2,168	$10,577	$13,256	$26,001
Loans with a variable interest rate	4,808	340	21,183	26,331

Total	$6,976	$10,917	$34,439	$52,332

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectibility cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of a reduction or deferral of interest and/or principal. As of December 31, 2006 and 2005, the Corporation had no troubled debt restructurings. Potential problem loans include impaired loans that are not on non-accrual basis or past due more than 90 days and still accruing. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2006	2005	2004	2003	2002
Non-accrual loans	$2,532	$1,131	$504	$1,411	$200
Accruing loans 90 days past due	—	—	—	—	—

Total Non-Performing Loans	2,532	1,131	504	1,411	200
Foreclosed real estate	255	106	56	—	207

Total Non-Performing Assets	$2,787	$1,237	$560	$1,411	$407

Potential problem loans	$1,914	$1,336	$1,964	$1,729	$1,800

Ratios:
Non-performing loans to total loans	1.42%	0.70%	0.34%	1.00%	0.16%
Non-performing assets to total loans and foreclosed real estate	1.56%	0.76%	0.38%	1.00%	0.32%
Non-performing loans to allowance for loan losses	205.85%	89.48%	39.87%	85.90%	555.55%

Non-accrual loans:
Interest income that would have been recorded under original terms	287	129	34	90	65
Interest income recorded during the year	228	96	21	17	61

Total non-performing assets at year-end 2006 increased $1,550,000, primarily as a result of two large residential mortgages, two commercial mortgages, and a commercial loan. With no loss anticipated on these loans, management determined no increase in the loan loss allowance was necessary at this time.

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

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2006	2005	2004	2003	2002
Beginning balance	$1,264	$1,264	$1,212	$1,111	$1,038
Provision for loan losses	—	30	121	120	120

Loans charged off:
Commercial, financial and agricultural	—	—	50	—	77
Real estate	24	18	—	16	—
Installment	15	14	22	18	1

Total Charged-off	39	32	72	34	78

Recoveries:
Commercial, financial and agricultural	—	—	—	—	—
Real estate	—	—	—	11	29
Installment	5	2	3	4	2

Total Recoveries	5	2	3	15	31

Net charge-offs	34	30	69	19	47

Ending balance	$1,230	$1,264	$1,264	$1,212	$1,111

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Years Ended December 31,
	2006	2005	2004	2003	2002
Ratios:
Net charge-offs to average loans	0.02%	0.02%	0.06%	0.01%	0.04%
Allowance for loan losses to total loans	0.69%	0.78%	0.86%	0.85%	0.88%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2006		2005		2004		2003		2002
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Commercial, financial and agricultural	$314	9.30%	$297	8.90%	$286	8.66%	$270	10.05%	$209	10.25%
Real estate:
Commercial	448	19.85	365	20.57	338	21.17	424	19.37	401	16.23
Construction	—	—	—	0.02	—	0.07	—	0.03	—	0.04
Residential	235	67.84	224	67.45	262	67.07	240	67.39	274	69.62
Installment	139	3.01	128	3.06	26	3.03	26	3.16	25	3.86
Unallocated	94	N/A	250	N/A	352	N/A	252	N/A	202	N/A

Total	$1,230	100.00%	$1,264	100.00%	$1,264	100.00%	$1,212	100.00%	$1,111	100.00%

Management believes the allowance for loan losses at December 31, 2006 and 2005 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2006, deposits totaled $222,374,000 up $10,430,000 or 4.9%, from year-end 2005. Time deposits contributed all of the growth with a $17,396,000 or 12.6% increase. Demand deposits and savings deposits decreased $3,905,000 and $3,061,000, respectively. The growth in deposits resulted from continuing bank-wide promotions.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	2006	2005	2004
	(Dollars in Thousands)
Amount outstanding at end of year:
Federal funds purchased	$—	$2,776	$224
Securities sold under agreements to repurchase	7,322	5,068	3,127
Short-term FHLB advances	—	1,000	1,000
Treasury tax and loan note	95	93	98

	$7,417	$8,937	$4,449

Weighted average interest rate at end of year	4.71%	3.86%	1.82%
Maximum amount outstanding at any end of month	$8,656	$8,937	$10,462
Daily average amount outstanding	7,064	4,714	4,231
Approximate weighted average interest rate for the year	4.52%	2.89%	1.42%

Long-term borrowings increased $1,000,000 in 2006 due to the increase in FHLB advances. Additional information on borrowings is located in footnote 7 to the consolidated financial statements.

Aggregate Contractual Obligations

The following table represents the Corporation’s on and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2006 (in thousands):

	Less than 1 Year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total
Time deposits	$92,637	$49,954	$12,493	—	$155,084
Long-term debt	4,000	1,000	12,000	5,000	22,000
Junior subordinated debt	—	—	—	5,155	5,155
Operating leases	43	34	—	—	77

Total	$96,680	$50,988	$24,493	$10,155	$182,316

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

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2006, the Corporation had unfunded outstanding commitments to extend credit of $21.9 million and outstanding standby letters of credit of $328,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to footnote 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

	2006	2005
	Percent Change in Net Interest Income	Percent Change in Net Interest Income
Change in interest rates
+200 basis points	(2.16)%	0.31%
Flat rate	—%	—%
-200 basis points	1.07%	(0.45)%

The percent change is expressed as the change in net interest income as a percent of the base year’s net interest income. The net interest income at risk position is within the guidelines set by the Corporation’s asset/liability policy. An increase of 200 basis points could result in a 2.16% (or $168,000) decrease in net interest income, whereas, a 200 basis point decrease could result in a 1.07% (or $83,000) increase in net interest income.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2006 totaled $222,374,000 and averaged $216,855,000 for the year; this is consistent with the increase in deposits for the year. Likewise, year-end 2005 deposits totaled $211,944,000 and averaged $207,926,000 for the year.

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $3,038,000 at year-end 2006 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 52.1% of the total amortized cost of securities as of December 31, 2006. These sources provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs might be met by selling securities available for sale, which had a fair value of $48,955,000 at December 31, 2006, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank approximated $140,543,000 at December 31, 2006, of which $118,543,000 or 84.3% was available.

The Corporation’s loan to deposit ratio, for 2006, was maintained at an average of 78.8% and ended the year at 80.0% compared to an average of 72.8% in 2005 and 76.3% at the end of 2005.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2006 totaled $21.9 million and standby letters of credit totaled $328,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 30.6% in 2006, compared to 26.4% in 2005. Shareholders’ equity at the end of 2006 totaled $19,674,000, an increase of $1,342,000 or 7.3% over year-end 2005. The increase was a result of net income, a decrease in the unrealized loss on securities available for sale, net of taxes of $200,000, partially offset by the dividend payout of $602,000 and a charge to retained earnings for the cumulative effect adjustment of prior period prepaid and accrued expense balances, net of taxes of $221,000. Likewise, shareholders’ equity at the end of 2005 totaled $18,332,000, an increase of $924,000 or 5.3% over year-end 2004. The increase was a result of net income partially offset by a $601,000 unrealized loss on securities available for sale, net of taxes, and by the dividend payout of $546,000.

The table in footnote 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2006 and 2005. These ratios show that the Bank exceeds the federal regulatory minimum requirements for a “well capitalized bank.” The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

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

Summary of Selected Financial Data

(Amounts in Thousands, Except Per Share Data)

	2006	2005	2004	2003	2002
Income Statement Data

Net interest income	$7,016	$6,978	$6,994	$6,611	$6,141
Provision for loan losses	—	30	121	120	120
Gains on sales of securities	24	299	133	123	—
Other income	1,896	1,663	1,497	1,409	1,225
Other expenses	6,510	6,286	5,761	5,303	4,988

Income before Income Taxes	2,426	2,624	2,742	2,720	2,258

Income tax expense	461	553	619	652	474

Net Income	$1,965	$2,071	$2,123	$2,068	$1,784

Balance Sheet Data (Period End)

Total assets	$278,520	$267,157	$247,655	$222,503	$201,770
Loans, net	177,930	161,800	147,518	141,206	125,626
Investments:
Held to maturity	21,073	24,824	23,327	19,393	15,443
Available for sale	48,955	52,140	51,120	42,931	39,979
Deposits	222,374	211,944	203,130	187,263	174,126
Short-term borrowings	7,417	8,937	4,449	4,788	3,610
Long-term borrowings	27,155	26,155	21,155	13,000	8,000
Shareholders’ equity	19,674	18,111	17,408	15,927	14,693

Per Share Data

Basic earnings	$1.40	$1.48	$1.52	$1.48	$1.27
Cash dividends declared	0.430	0.390	0.350	0.315	0.285
Book value	14.05	13.09	12.43	11.38	10.50
Weighted average common shares outstanding	1,400	1,400	1,400	1,400	1,400

Selected Ratios
Return on average assets	0.72%	0.81%	0.89%	0.98%	0.93%
Return on average shareholders’ equity	10.50%	11.59%	12.77%	13.4%	12.90%
Average equity to average assets	6.88%	6.98%	6.93%	7.32%	7.22%
Allowance for loan losses to total loans at end of period	0.69%	0.78%	0.86%	0.85%	0.88%
Dividend payout ratio	30.64%	26.36%	23.08%	21.32%	22.37%

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

JOHN P. HENRY, III

Vice President of JPH Enterprises, LLC, Port Royal, PA

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

K. LEE HOPKINS

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

RENEE D. WILLIAMSON

Assistant Trust Officer

ADAM E. TRUITT

Assistant Trust Officer

KATHY S. CLARK

Assistant Secretary

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

DALE J. BEASTON

HARRY E. CLARK

ELWOOD S. HENCH

RAYMOND T. LONG

SAMUEL F. METZ

JANE B. MARHEFKA

JAMES L. McCLURE

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

	Per Share Sales Price		Dividends per Share
Quarter	High	Low
First, 2006	$31.00	$30.00	$0.105
Second	31.00	30.50	0.105
Third	32.00	30.50	0.110
Fourth	31.50	29.70	0.110

First, 2005	$27.50	$26.50	$0.095
Second	29.50	28.00	0.095
Third	31.50	29.50	0.100
Fourth	33.00	30.50	0.100

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,400,000 shares were outstanding at December 31, 2006. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that could be sold pursuant to Rule 144 under the Securities Act or that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 573 shareholders of record as of December 31, 2006.

The following graph shows a comparison of the cumulative total return on Corporation common stock for the period March 28, 2002 (the date the Corporation’s common stock became registered under the Securities Exchange Act of 1934, as amended) through December 31, 2006, as compared to the Nasdaq Composite Index and the Nasdaq Bank index. Shareholder returns on Corporation common stock are based upon reports to the Corporation by shareholders that bought or sold shares during the indicated period. The Corporation is not aware of all prices at which shares traded during this period. The shareholder returns shown in the graph are not necessarily indicative of future performance.

Stock and Dividend Information (continued)

	Period Ending
Index	3/28/02	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
First Community Financial Corporation	$100.00	$104.30	$106.86	$119.89	$144.83	$146.85
Nasdaq Composite Index	$100.00	$72.37	$108.56	$119.49	$122.03	$134.71
Nasdaq Bank Index	$100.00	$95.40	$123.96	$146.73	$143.91	$163.80

The performance illustrated assumes that $100 was invested in Corporation common stock and each index on March 28, 2002 (the date the Corporation’s common stock became registered under the Securities Exchange Act of 1934, as amended) and that all dividends were reinvested.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 10, 2007, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.