Form 10-K, Exhibit 13
period 2007-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2008-03-05
CIK 763293

FIRST COMMUNITY

FINANCIAL CORPORATION

2007

Annual Report

Page
Management’s Letter to Shareholders	2-3

Local Management, Local Decisions	4-5

Management’s Assessment of Internal Control over Financial Reporting	6

Report of Independent Registered Public Accounting Firm	7

December 31, 2007 and 2006 Consolidated Balance Sheets:	8

Years ended December 31, 2007, 2006 and 2005 Consolidated Statements of Income:	9

Years ended December 31, 2007, 2006 and 2005 Consolidated Statements of Shareholders’ Equity:	10

Years ended December 31, 2007, 2006 and 2005 Consolidated Statements of Cash Flows:	11

Notes to Consolidated Financial Statements	12-35

Management’s Discussion and Analysis of Financial Condition and Results of Operations	36-52

Board of Directors: First Community Financial Corporation	53

Officers: First Community Financial Corporation	54

Officers: The First National Bank of Mifflintown	55

Directors Emeriti and Advisory Boards	56

Bank Locations in Juniata County and Perry County	57

Stock and Dividend Information	58-59

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholders:

People all over the world have been experiencing a global revolution brought about by advances in technology, communications and economic and financial systems. Simply stated, globalization has created an environment which has the potential of creating positive and negative results.

Because of our position within the banking system here in Pennsylvania and specifically Central Pennsylvania as a full-service financial institution with its roots embedded in the communities it serves, this identity gives our shareholders a distinct advantage. We belong as a unique member of the community, not just an impersonal financial statistic in a far-away geographic location. The Bank truly knows its customers and clients and their special needs and challenges, each day, each month, year in and year out. This knowledge has helped us grow from a $100 million institution in 1997 to $200 million in 2002 to over $300 million in 2007.

It is from that perspective that we are pleased to report another year of impressive financial growth with diversification objectives and opportunities beneficial to shareholders, even in a climate that poses challenges not only to the Bank and its long-term goals, but to our overall economy, as well.

In addition, as you know, Chairman James R. McLaughlin expressed his desire to scale back his duties as Chairman due to some health issues and in order to spend more time with family. He has since been named Chairman Emeritus for the Corporation and the Bank. Accordingly, John P. Henry III was unanimously elected by the Board to serve as Chairman, effective January 1, 2008. Mr. McLaughlin will remain on the Board as a Director. We appreciate his continued service.

As you will see from the following pages, we continue to build our team of community bankers. Their efforts, as well as those of all of our directors, advisory board members and employees are integral to our success.

Financial highlights for the year 2007 include:

•	Bank assets grew to $302.295 million, a significant milestone for the Bank.

•	One of the highest asset growth years in the history of the Bank, a total of $23.775 million or 8.5%.

•	Deposits grew by $22.672 million or 10.2%.

•	Loans increased by $13.314 million or 7.4%.

•	Shareholders equity grew by $1.859 million or 9.4%.

We continue to be optimistic that your Bank will continue to register impressive growth and record positive results in the years ahead, despite a period of recent financial turbulence worldwide that has been challenging and unprecedented in the world of banking and finance.

2

During such times, we remain committed to the traditional, conservative, community banking values that have served us well for the past 144 years.

As always, your investment in our company is greatly appreciated.

John P. Henry III	Jody D. Graybill
Chairman	President

IN MEMORIAN: SAMUEL FRANKLIN METZ, JR

(1917-2007)

The First Community Financial Corporation and The First National Bank of Mifflintown mourn the passing of Mr. Metz who died April 3, 2007. He had long and distinguished career at the financial institutions. He served as Chairman of the Board from 1989 until 2004 and had been a member of the Board of Directors since 1959 until his retirement in 2006. During those years he played a leadership role in introducing innovative measures which contribute today to our healthy financial growth and stability.

3

Local Management, Local Decisions

New Professional Staff and Promotions Reflect Bank Growth

Throughout the year 2007, First National Bank was pleased to add new professionals with experience in banking and finance and to promote staff to meet new challenges and responsibilities within the Bank and its different branch locations throughout Juniata and Perry counties.

Community Banking Services

Division Manager

& Branch Managers

(Standing, left to right)

Kim W. Mills, Shermans Dale;

Bradley D. Sherman, West Perry

& Ickesburg;

Timothy P. Stayer, Vice President

& Division Manager;

Roy A. Leister, Jr., Delaware;

Christopher W. Meals, Mifflintown

(Seated, left to right)

Diane E. Zeiders, Tuscarora Valley

& East Waterford;

Florence E. Dressler, Fermanagh;

Audra L. Hunter, Loysville, New

Bloomfield & Bloomfield Borough

Trust & Investment Services (left to right) Adam E. Truitt, Assistant Trust Officer; Renee D. Williamson, Trust Officer

First Community Financial Corporation	4	2007 Annual Report

Local Management, Local Decisions

Credit Services

(left to right)

Duncan A. MacRae, Assistant Vice

President & Credit Administration

Manager;

Patti L. McLaughlin, Vice President &

Commercial Loan Officer;

K. Lee Hopkins, Senior Vice President

& Credit Services Manager;

Scott E. Fritz, Vice President &

Commercial Loan Officer

Finance, Operations & Information Technology (left to right) Richard R. Leitzel, Vice President & Chief Financial Officer; Nanette W. Stake, Assistant Vice President, IT Manager & IT Security Officer

Risk Management & Human Resources

(left to right)

Nanci A. Laudenslager, Assistant Vice President,

Risk Manager, Security & AML Officer;

Tina J. Smith, Assistant Vice President

& Human Resources Manager

First Community Financial Corporation	5	2007 Annual Report

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

First Community Financial Corporation is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management’s best estimates and judgments.

We, as management of First Community Financial Corporation, are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and receipts and expenditures of the Corporation are only being made in accordance with authorizations of management and directors of the Corporation; and provide a reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are noted.

Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only a reasonable assurance with respect to financial statement preparation.

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2007, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2007, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework.”

/s/ Jody D. Graybill
Jody D. Graybill
President
(Principal Executive Officer)

/s/ Richard R. Leitzel
Richard R. Leitzel
Vice President and Chief Financial Officer
(Principal Financial Officer)

6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. First Community Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the financial statements, effective January 1, 2006, the Corporation changed its method of quantifying misstatements of prior year financial statements. The Corporation adopted the dual method, as required by SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”.

Beard Miller Company LLP	/s/ Beard Miller Company LLP
Harrisburg, Pennsylvania
March 3, 2008

7

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$8,624	$8,021
Interest-bearing demand deposits	501	721
Federal funds sold	957	3,690

Cash and Cash Equivalents	10,082	12,432
Time certificates of deposit	594	1,485
Securities available for sale	63,340	48,955
Securities held to maturity, fair value 2007 $21,288; 2006 $21,174	21,229	21,073
Loans, net of allowance for loan losses 2007 $1,249; 2006 $1,230	191,225	177,930
Premises and equipment	6,770	7,213
Restricted investment in bank stocks	1,965	2,069
Investment in life insurance	4,765	4,665
Other assets	2,325	2,698

Total Assets	$302,295	$278,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$26,142	$23,329
Interest-bearing	218,904	199,045

Total Deposits	245,046	222,374
Short-term borrowings	10,320	7,417
Long-term borrowings	18,000	22,000
Junior subordinated debt	5,155	5,155
Other liabilities	2,241	1,900

Total Liabilities	280,762	258,846

SHAREHOLDERS’ EQUITY
Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; issued and outstanding 1,400,000 shares	7,000	7,000
Capital in excess of par value	245	245
Retained earnings	13,993	12,634
Accumulated other comprehensive income (loss)	295	(205)

Total Shareholders’ Equity	21,533	19,674

Total Liabilities and Shareholders’ Equity	$302,295	$278,520

See notes to consolidated financial statements	8

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006	2005
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$12,809	$11,668	$10,110
Securities:
Taxable	2,716	2,164	2,023
Tax exempt	784	848	851
Other	388	292	216

Total Interest Income	16,697	14,972	13,200

INTEREST EXPENSE
Deposits	7,688	6,252	4,984
Short-term borrowings	373	319	136
Long-term debt	1,328	1,385	1,102

Total Interest Expense	9,389	7,956	6,222

Net Interest Income	7,308	7,016	6,978

PROVISION FOR LOAN LOSSES	60	—	30

Net Interest Income after Provision for Loan Losses	7,248	7,016	6,948

OTHER INCOME
Service charges on deposits	752	688	594
Fiduciary activities	382	344	331
Earnings on investment in life insurance	211	191	189
ATM and debit card fees	500	447	379
Realized gains on sales of securities	—	24	299
Realized gains on sales of foreclosed real estate	21	—	—
Other	241	226	170

Total Other Income	2,107	1,920	1,962

OTHER EXPENSES
Employee compensation and benefits	3,434	3,295	3,330
Net occupancy and equipment	1,138	1,109	972
Professional fees	356	163	221
Director and advisory boards compensation	315	263	261
ATM expenses	267	309	270
Supplies and postage	259	263	231
Pennsylvania bank shares tax	203	191	157
Other operating	866	917	844

Total Other Expenses	6,838	6,510	6,286

Income before Income Taxes	2,517	2,426	2,624

PROVISION FOR INCOME TAXES	500	461	553

Net Income	$2,017	$1,965	$2,071

EARNINGS PER SHARE
Basic	$1.44	$1.40	$1.48

DIVIDENDS PER SHARE	$0.47	$0.43	$0.39

See notes to consolidated financial statements	9

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2007, 2006 and 2005

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
	(In Thousands, Except per Share Data)
BALANCE—DECEMBER 31, 2004	$7,000	$245	$9,967	$196	$17,408

Comprehensive income:
Net income	—	—	2,071	—	2,071
Change in net unrealized gains on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	(601)	(601)

Total Comprehensive Income					1,470

Cash dividends declared	—	—	(546)	—	(546)

BALANCE—DECEMBER 31, 2005	7,000	245	11,492	(405)	18,332

Cumulative effect adjustment upon adoption of SAB 108			(221)		(221)

Comprehensive income:
Net income	—	—	1,965	—	1,965
Change in net unrealized losses on securities available for sale, net of reclassification adjustment and deferred income taxes	—	—	—	200	200

Total Comprehensive Income					1,944

Cash dividends declared	—	—	(602)	—	(602)

BALANCE—DECEMBER 31, 2006	7,000	245	12,634	(205)	19,674

Comprehensive income:
Net income			2,017		2,017
Change in net unrealized losses on securities available for sale, net of reclassification adjustment and deferred income taxes				500	500

Total Comprehensive Income					2,517

Cash dividends declared			(658)		(658)

BALANCE—DECEMBER 31, 2007	$7,000	$245	$13,993	$295	$21,533

See notes to consolidated financial statements	10

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,017	$1,965	$2,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	556	579	580
Amortization of intangible assets	17	17	17
Net amortization (accretion) of investment securities	(92)	176	464
Earnings on investment in life insurance	(211)	(191)	(189)
Realized gains on sales of securities	—	(24)	(299)
Realized gains on sales of foreclosed real estate	(21)	—	—
Provision for loan losses	60	—	30
Deferred income taxes	(52)	(52)	(88)
(Increase) decrease in accrued interest receivable and other assets	(65)	181	(541)
Increase in accrued interest payable and other liabilities	341	111	276

Net Cash Provided by Operating Activities	2,550	2,762	2,321

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities and principal repayments	16,261	13,828	9,534
Proceeds from sales	26	184	336
Purchases	(29,944)	(10,601)	(11,736)
Securities held to maturity:
Proceeds from maturities and principal repayments	4,715	8,514	1,941
Purchases	(4,747)	(4,846)	(3,686)
Net increase in loans	(13,363)	(16,130)	(14,444)
Decrease (increase) in time certificates of deposit	891	1,487	(1,187)
Purchases of premises and equipment	(113)	(167)	(763)
Proceeds from sale of foreclosed real estate	284	—	82
Proceeds from life insurance	69	—	—
Net redemptions (purchases) of restricted investment in bank stocks	104	(57)	(110)

Net Cash Used in Investing Activities	(25,817)	(7,788)	(20,033)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	22,672	10,430	8,814
Net increase (decrease) in short-term borrowings	2,903	(1,520)	4,488
Proceeds from long-term borrowings	10,000	5,000	10,000
Repayment of long-term borrowings	(14,000)	(4,000)	(5,000)
Cash dividends paid	(658)	(602)	(546)

Net Cash Provided by Financing Activities	20,917	9,308	17,756

Net Increase (Decrease) in Cash and Cash Equivalents	(2,350)	4,282	44

CASH AND CASH EQUIVALENTS—BEGINNING	12,432	8,150	8,106

CASH AND CASH EQUIVALENTS—ENDING	$10,082	$12,432	$8,150

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$9,347	$7,939	$6,156

Income taxes paid	$544	$550	$579

See notes to consolidated financial statements	11

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

First Community Financial Corporation (the Corporation) and its wholly-owned subsidiary, The First National Bank of Mifflintown (the Bank), provide loan, deposit, trust and other related financial services through eleven full service banking offices in Juniata and Perry Counties of Pennsylvania. The Corporation’s other subsidiary, First Community Financial Capital Trust I (the Trust), was established during December 2003 for the purpose of issuing $5,000,000 of trust preferred securities. The Corporation is subject to regulation and supervision by the Federal Reserve Bank and the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

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

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $82,918,000 and $82,204,000 at December 31, 2007 and 2006, respectively. Income from fiduciary activities is recognized on the accrual method.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is valued at its estimated fair market value, net of selling costs, at the time of foreclosure. Gains and losses resulting from the sale or write-down of foreclosed real estate are recorded in other income. Foreclosed real estate, which is included in other assets, amounted to $0 and $255,000 at December 31, 2007 and 2006, respectively.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $103,000, $92,000, and $76,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income (Continued)

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$759	$319	$(630)
Reclassification adjustment for gains realized in net income	—	(24)	(299)

Net Unrealized Gains (Losses)	759	295	(929)
Tax effect	(259)	(95)	328

Net of Tax Amount	$500	$200	$(601)

Off Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

New Accounting Standards

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140 (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 was effective for the Corporation on January 1, 2007. The adoption of SFAS 156 did not have a material effect on the Corporation’s Results of Operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The provisions of FIN 48 and FSP FIN 48-1 were effective for the Corporation on January 1, 2007. The cumulative effect of the change in accounting principle is recorded as an adjustment to opening retained earnings, if required. The Corporation’s adoption of FIN 48 did not have a significant effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for the Corporation on January 1, 2008, and for interim periods within those fiscal years. The Corporation is currently evaluating the potential impact, if any, of the adoption of SFAS 157 on our consolidated financial position, results of operations and cash flows.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards (Continued)

In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis of more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Corporation is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Corporation’s operating income or net earnings.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including and amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to chose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for our Corporation on January 1, 2008. The Corporation has not early adopted this standard, and is presently evaluating the impact that the adoption of SFAS 159 will have on our consolidated financial statements.

FASB statement No. 141 (R) Business Combinations was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The new pronouncement will impact the Corporation’s accounting for business combinations beginning January 1, 2009.

FASB statement No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The Corporation believes that this new pronouncement will have an immaterial impact on the Corporations’ financial statements in future periods.

In September 2006, the FASB’s Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards (Continued)

should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principals Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The disclosures are required in fiscal years beginning after December 15, 2007, with early adoption permitted. In light of the guidance provided in EITF 06-4, on January 1, 2008, the Corporation will record a $195,000 cumulative effect charge to retained earnings to reflect the recognition of a liability related to the postretirement benefits covered by endorsement split-dollar insurance arrangements.

Staff Accounting Bulletin No. 110 (SAB 110) amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB 110 is effective January 1, 2008.

Staff Accounting Bulletin No. 109 (SAB 109), “Written Loan Commitments Recorded at Fair Value Through Earnings” expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.” Specifically, the SAB revises the SEC staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Corporation does not expect SAB 109 to have a material impact on its financial statements.

Reclassifications

For comparative purposes prior years’ consolidated financial statements have been reclassified to conform with the 2007 presentation. Such reclassifications had no impact on net income.

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2007 and 2006, compensating balances approximated $493,000 and $468,000, respectively. During 2007 average required balances totaled $491,000 and during 2006 totaled $466,000.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES

Amortized cost and fair value at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
December 31, 2007:
U.S. agencies securities	$9,127	$50	$(7)	$9,170
Mortgage-backed securities	53,276	275	(283)	53,268
Equity securities	450	452	—	902

	$62,853	$777	$(290)	$63,340

December 31, 2006:
U.S. agencies securities	$12,143	$23	$(45)	$12,121
Mortgage-backed securities	36,634	42	(719)	35,957
Equity securities	450	427	—	877

	$49,227	$492	$(764)	$48,955

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES HELD TO MATURITY:
December 31, 2007:
U.S. agencies securities	$705	$12	$—	$717
State and municipal securities	20,524	174	(127)	20,571

	$21,229	$186	$(127)	$21,288

December 31, 2006:
U.S. agencies securities	$781	$1	$(2)	$780
State and municipal securities	20,292	182	(80)	20,394

	$21,073	$183	$(82)	$21,174

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2007	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$4,177	$5	$497	$2	$4,674	$7
Mortgage-backed securities	6,957	26	17,938	257	24,895	283

	11,134	31	18,435	259	29,569	290

SECURITIES HELD TO MATURITY:
State and municipal securities	4,078	112	2,856	15	6,934	127

Total	$15,212	$143	$21,291	$274	$36,503	$417

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2006	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$3,775	$7	$4,425	$38	$8,200	$45
Mortgage-backed securities	625	1	30,512	718	31,137	719

	4,400	8	34,937	756	39,337	764

SECURITIES HELD TO MATURITY:
U.S. agencies securities	—	—	450	2	450	2
State and municipal securities	2,075	6	6,802	74	8,877	80

	2,075	6	7,252	76	9,327	82

Total	$6,475	$14	$42,189	$832	$48,664	$846

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

At December 31, 2007, 60 mortgage-backed and U.S. agency securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 1.0%. In management’s opinion, these unrealized losses relate to changes in interest rates.

At December 31, 2007, 26 state and municipal securities have unrealized losses with aggregate depreciation of 1.8% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

As management has the ability and intent to hold debt securities until recovery, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Amortized cost and fair value at December 31, 2007 by contractual maturity are shown below. Municipal securities with prerefunded issues are included in the category in which payment is expected to occur. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$1,500	$1,498	$2,638	$2,640
Over 1 year through 5 years	4,041	4,046	6,374	6,412
Over 5 years through 10 years	3,586	3,626	3,989	4,011
Over 10 years	—	—	8,228	8,225
Mortgage-backed securities	53,276	53,268	—	—
Equity securities	450	902	—	—

	$62,853	$63,340	$21,229	$21,288

During 2006, the Corporation realized gross gains of $26,000 and gross losses of $2,000 on sales of securities. During 2005, the Corporation realized gross gains of $299,000 and no gross losses on sales of securities.

At December 31, 2007 and 2006, securities with fair value of $34,360,000 and $23,059,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

NOTE 4—LOANS

Loans at December 31 were as follows:

	2007	2006
	(In Thousands)
Commercial, financial and agricultural	$17,523	$16,691
Real estate:
Commercial	38,327	36,021
Construction	1,435	—
Residential	129,563	121,419
Installment	5,946	5,398

Total	192,794	179,529

Allowance for loan losses	(1,249)	(1,230)
Deferred loan fees and costs, net	(320)	(369)

Loans	$191,225	$177,930

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2007 in these related party loans were as follows (in thousands):

Balance, beginning	$540
Advances	1,374
Repayments	(1,320)

Balance, ending	$594

Changes in the allowance for loan losses were as follows:

	2007	2006	2005
	(In Thousands)
Balance, beginning	$1,230	$1,264	$1,264
Provision charged to operations	60	—	30
Recoveries on charged off loans	2	5	2
Loans charged off	(43)	(39)	(32)

Balance, ending	$1,249	$1,230	$1,264

The following is a summary of information pertaining to impaired and nonaccrual loans:

	December 31,
	2007	2006
	(In Thousands)
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	1,812	1,914

Total Impaired Loans	$1,812	$1,914

Valuation allowance related to impaired loans	$161	$195

Total nonaccrual loans	$1,976	$2,532

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Average investment in impaired loans	$1,787	$1,691	$1,736

Interest income recognized on impaired loans	$98	$134	$138

Interest earned but not accrued on nonaccrual loans	$61	$59	$33

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	Range of Useful Lives	2007	2006
	(in years)	(In Thousands)
Land	—	$741	$741
Buildings and improvements	7 - 39	7,613	7,599
Furniture, equipment and software	3 - 20	4,157	4,057

		12,511	12,397
Accumulated depreciation		(5,741)	(5,184)

		$6,770	$7,213

NOTE 6—DEPOSITS

Deposits were comprised of the following as of December 31:

	2007	2006
	(In Thousands)
Non-interest bearing demand	$26,142	$23,329
Interest bearing demand	22,391	20,892
Savings	21,740	23,069
Time deposits less than $100,000	121,481	105,652
Time deposits greater than $100,000	53,292	49,432

	$245,046	$222,374

Scheduled maturities of time deposits at December 31, 2007 were as follows (in thousands):

2008	$117,808
2009	16,872
2010	32,590
2011	3,576
2012	3,927

$174,773

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—DEPOSITS (CONTINUED)

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2007 (in thousands):

Three months or less	$15,137
Over three and through six months	12,461
Over six and through twelve months	7,339
Over twelve months	18,355

Total	$53,292

NOTE 7—BORROWINGS

Short-term borrowings at December 31 were as follows:

	2007	2006
	(In Thousands)
Amount outstanding at end of year:
Securities sold under agreements to repurchase	$10,251	$7,322
Treasury tax and loan note	69	95

	$10,320	$7,417

Securities sold under agreements to repurchase generally mature within one day from the transaction date. Securities with a carrying amount of $14,036,000 and $9,950,000 at December 31, 2007 and 2006, respectively, were pledged as collateral for these agreements. As of December 31, 2007, the interest rate on securities sold under agreements to repurchase was 3.63%. The securities underlying the agreements were under the Corporation’s control.

Long-term borrowings at December 31 were as follows:

	2007	2006
	(In Thousands)
Fixed rate advances:
Maturing in 2008 with a fixed rate of 3.32%	$1,000	$1,000
Maturing in 2007 with a fixed rate of 2.60%	—	3,000
Maturing in 2007 with a fixed rate of 2.76%	—	1,000
Convertible advances:
Maturing in 2010 with an initial fixed rates ranging from 5.91% to 6.54%, with a weighted average rate of 6.23% at December 31, 2007 and 2006	6,000	6,000
Maturing in 2011 with an initial fixed rate of 4.98%	1,000	1,000
Maturing in 2011 with an initial fixed rate of 4.25%	—	5,000
Maturing in 2015 with an initial fixed rate of 3.24%	—	5,000
Maturing in 2017 with an initial fixed rates ranging from 4.30% to 4.60%, with a weighted average rate of 4.45% at December 31, 2007	10,000	—

	$18,000	$22,000

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS (CONTINUED)

Convertible advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance after the specified fixed rate period has elapsed. At December 31, 2007, the FHLB has the option to convert advances to rates that range from three month LIBOR plus 0.07% to 0.13%, of which $12 million is eligible for the conversion option, but not exercised by the FHLB, at December 31, 2007. The remaining $5 million is eligible for conversion in 2008. Upon the FHLB’s conversion option being exercised, the Bank has the option to repay the respective advance in full.

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $139,122,000, of which $121,122,000 was available at December 31, 2007. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

The Corporation has issued $5,155,000 of floating rate junior subordinated deferrable interest debentures to a non-consolidated subsidiary trust, First Community Financial Capital Trust I (the Trust). The Corporation owns all of the common equity of the Trust. The debentures held by the trust are the sole assets of the trust.

The Trust issued $5,000,000 of mandatorily redeemable preferred securities to third-party investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3-month LIBOR plus 3.00%, (8.24% at December 31, 2007) subject to a cap of 12.00% through January 7, 2009. The preferred securities are redeemable by the Corporation at 100% of principal plus accrued interest on or after January 7, 2009. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2034. The terms of the junior subordinated deferrable interest debentures match those of the preferred securities.

NOTE 8—OPERATING LEASES

The Corporation leases its Delaware (Juniata County) and Shermans Dale offices and the land on which its East Waterford office was constructed. The Corporation has an option through 2010 to purchase the land, for predetermined prices ranging from $105,000 up to $125,000. The Corporation also receives rental income for leasing of available space at its West Perry, Mifflintown and Loysville offices. Net lease expense was $7,000 in 2007, $4,000 in 2006, and $3,000 in 2005 after deducting rental expense of $61,000, $59,000, and $60,000, respectively.

NOTE 9—INCOME TAXES

The components of income tax expense for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
	(In Thousands)
Federal:
Current	$552	$513	$641
Deferred	(52)	(52)	(88)

	$500	$461	$553

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES (CONTINUED)

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Percentage of Income before Income Taxes
	2007	2006	2005
Federal income tax at statutory rate	34.0%	34.0%	34.0%
Tax-exempt income	(11.8)	(12.9)	(11.0)
Earnings on investment in life insurance	(2.3)	(2.1)	(1.9)

	19.9%	19.0%	21.1%

The provision for federal income taxes includes $0, $8,000, and $102,000, of income taxes related to net gains on sales of securities in 2007, 2006, and 2005, respectively.

Components of deferred tax assets and liabilities at December 31 were as follows:

	2007	2006
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$378	$371
Nonaccrual loans interest	21	20
Intangible assets	9	11
Available for sale securities	—	67
Retirement liabilities	428	388
State net operating loss carryforward	80	51

Gross deferred tax asset	916	908
Valuation allowance	(80)	(51)

	836	857

Deferred tax liabilities:
Accumulated depreciation	276	286
Available for sale securities	192	—
Other	21	16

	489	302

Net Deferred Tax Assets	$347	$555

As of December 31, 2007, the Corporation has State net operating loss carryforwards of $1,208,000 that expire through the year 2027. Management does not believe that these net operating loss carryforwards will be utilized prior to their expiration, as they are at the holding company with little revenue opportunities to offset the losses, and as such, a valuation allowance has been provided for them.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $128,000, $133,000, and $129,000, for 2007, 2006, and 2005, respectively.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2007	2006	2005
	(In Thousands)
Employee compensation	$43	$26	$83
Director compensation	103	87	102

The balance accrued for these plans included in other liabilities as of December 31, 2007 and 2006 totaled $1,260,000 and $1,142,000, respectively.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2007 and 2006, the cash value of these policies was $4,765,000 and $4,665,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2007, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—REGULATORY MATTERS (CONTINUED)

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
CORPORATION:
As of December 31, 2007:
Tier 1 leverage ratio (to average assets)	$26,174	8.7%	$	≥12,008	≥	4.0%		N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	26,174	15.6	≥	6,707	≥	4.0		N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	27,626	16.5	≥	13,413	≥	8.0		N/A		N/A

As of December 31, 2006:
Tier 1 leverage ratio (to average assets)	$24,798	9.0%	$	≥11,074	≥	4.0%		N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	24,798	16.0	≥	6,209	≥	4.0		N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	26,220	16.9	≥	12,420	≥	8.0		N/A		N/A

BANK:
As of December 31, 2007:
Tier 1 leverage ratio (to average assets)	$25,584	8.5%	$	≥11,969	≥	4.0%	$	≥14,962	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	25,584	15.2	≥	6,720	≥	4.0	≥	10,081	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	26,833	16.0	≥	13,441	≥	8.0	≥	16,801	≥	10.0

As of December 31, 2006:
Tier 1 leverage ratio (to average assets)	$24,132	8.7%	$	≥11,034	≥	4.0%	$	≥13,793	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	24,132	15.6	≥	6,186	≥	4.0	≥	9,280	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	25,362	16.4	≥	12,373	≥	8.0	≥	15,466	≥	10.0

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2007, approximately $4,592,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2007 and 2006 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2007	2006
	(In Thousands)
Commitments to extend credit	$31,125	$21,897
Standby letters of credit	309	328

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Estimated fair values of financial instruments at December 31 were as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$10,082	$10,082	$12,432	$12,432
Time certificates of deposit	594	594	1,485	1,485
Investment securities:
Available for sale	63,340	63,340	48,955	48,955
Held to maturity	21,229	21,288	21,073	21,174
Loans, less allowance for loan losses	191,225	189,998	177,930	176,132
Accrued interest receivable	1,167	1,167	1,141	1,141
Restricted investment in bank stocks	1,965	1,965	2,069	2,069

Financial liabilities:
Deposits	245,046	244,952	222,374	221,273
Short-term borrowings	10,320	10,320	7,417	7,417
Long-term borrowings	18,000	18,917	22,000	21,283
Junior subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	567	567	525	525

Off-balance sheet financial instruments	—	—	—	—

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS
	December 31,
	2007	2006
	(In Thousands)
ASSETS
Cash	$145	$209
Investment in bank subsidiary	25,671	23,752
Investment in unconsolidated subsidiary trust	155	155
Securities available for sale	902	877
Other assets	94	109

Total Assets	$26,967	$25,102

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$279	$273
Junior subordinated debt	5,155	5,155
Shareholders’ equity	21,533	19,674

Total Liabilities and Shareholders’ Equity	$26,967	$25,102

STATEMENTS OF INCOME
	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Dividends from bank subsidiary	$1,008	$652	$646
Other dividends	43	38	47
Realized gain on sale of securities	—	26	299

	1,051	716	992
Expenses	469	458	371

	582	258	621
Equity in undistributed earnings in bank subsidiary	1,435	1,707	1,450

Net Income	$2,017	$1,965	$2,071

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,017	$1,965	$2,071
Equity in undistributed earnings of bank subsidiary	(1,435)	(1,707)	(1,450)
Realized gain on sale of securities	—	(26)	(299)
Decrease in other assets	6	47	14
Increase (decrease) in other liabilities	6	(18)	25

Net Cash Provided by Operating Activities	594	261	361

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available for sale	—	76	336

Net Cash Provided by Investing Activities	—	76	336

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid	(658)	(602)	(546)

Net Cash Used in Financing Activities	(658)	(602)	(546)

Net Increase (Decrease) in Cash	(64)	(265)	151
CASH - BEGINNING	209	474	323

CASH - ENDING	$145	$209	$474

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)
2007:
Interest income	$4,389	$4,266	$4,085	$3,957
Interest expense	2,498	2,377	2,284	2,230
Net interest income	1,891	1,889	1,801	1,727
Provision for loan losses	30	30	—	—
Gains on sales of securities	—	—	—	—
Provision for federal income taxes	114	170	118	98
Net income	511	603	472	431
Net income per share, basic	0.36	0.43	0.34	0.31
2006:
Interest income	$3,901	$3,806	$3,699	$3,566
Interest expense	2,189	2,048	1,923	1,796
Net interest income	1,712	1,758	1,776	1,770
Provision for loan losses	—	—	—	—
Gains on sales of securities	2	24	(2)	—
Provision for federal income taxes	130	127	115	89
Net income	545	508	487	425
Net income per share, basic	0.39	0.36	0.35	0.30

NOTE 17—CUMULATIVE EFFECT ADJUSTMENT – ADOPTION OF STAFF ACCOUNTING BULLETIN (SAB) #108

In connection with the preparation of our 2006 consolidated financial statements, management evaluated its known differences between the amounts reported in previous financial statements and actual records. In making its evaluation, management considered the guidance contained in SAB #108, which required management to consider materiality at both the consolidated income statement and balance sheet. Management had typically evaluated its differences in a manner consistent with the “rollover” approach, and utilized the income statement as the primary basis for evaluating materiality. Applying this approach and assessing qualitative factors, management previously considered these differences to be immaterial. In light of the guidance provided in SAB #108, and our evaluation of internal controls over financial reporting, management recorded a $221,000 charge, net of tax, to January 1, 2006 retained earnings to properly reflect all known differences in other asset and other liability accounts. Management has elected not to restate prior financial statements, as management feels it had properly adopted the rollover approach of evaluating differences, including assessing qualitative factors. The charge relates to known differences between prepaid and accrued expense accounts which totaled $335,000. Differences resulted from not settling account balances to zero once all amounts were paid out or remaining lives expired, or converting from the cash to accrual basis of accounting for certain items.

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

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements include the Corporation and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require the Corporation to make estimates and assumptions (see footnote 1 to the financial statements). The Corporation believes that of its significant accounting policies, the allowance for loan losses and valuation of its securities may involve a higher degree of judgment and complexity.

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

Declines in the fair value of securities held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. No securities were deemed to be other than temporarily impaired as of December 31, 2007.

OVERVIEW

In 2007, the Corporation recorded net income of $2,017,000, an increase of $52,000 or 2.6%, from net income of $1,965,000 in 2006.

The increase in net income during 2007 as compared to 2006 is primarily a result of the following:

•	Increase in net interest income after provision for loan losses of $232,000;

•	Increase in total other income of $187,000;

•	Increase in total other operating expenses of $328,000; and

•	Increase in provision for income taxes of $39,000.

Basic earnings per share were $1.44 in 2007 compared to $1.40 in 2006. Return on average equity for 2007 was 9.91% compared to 10.50% in 2006. Return on average assets was 0.70% for 2007 compared with 0.72% in 2006.

During 2007, the Corporation experienced $13,295,000 or 7.5% growth in loans, $14,541,000 or 20.8% growth in securities, and $22,672,000 or 10.2% growth in deposits. These increases were offset by a $2,350,000 or 18.9% decrease in cash and cash equivalents. As a result of these trends total assets of the Corporation grew by $23,775,000 or 8.5%.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $7,783,000 in 2007 from $7,518,000 in 2006 and $7,437,000 in 2005.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2007			2006			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$57,315	$2,716	4.74%	$50,672	$2,164	4.27%	$54,280	$2,023	3.73%
Tax-exempt	20,140	1,188	5.90%	22,790	1,285	5.64%	23,319	1,289	5.53%

Total Securities	77,455	3,904	5.04%	73,462	3,449	4.69%	77,599	3,312	4.26%
Other	6,687	388	5.80%	5,929	292	4.92%	5,769	216	3.74%
Loans:
Taxable	180,907	12,671	7.00%	168,328	11,542	6.86%	150,497	10,070	6.69%
Tax-exempt	2,754	209	7.59%	2,532	191	7.54%	919	61	6.64%

Total Loans	183,661	12,880	7.01%	170,860	11,733	6.87%	151,416	10,131	6.69%

Total Interest Earning Assets	267,803	17,172	6.41%	250,251	15,474	6.18%	234,784	13,659	5.82%

Non-interest earnings assets	20,716			21,641			21,311

Total Assets	288,519			$271,892			$256,095

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$21,637	$116	0.54%	$21,786	121	0.56%	$24,019	$129	0.54%
Savings deposits	22,848	231	1.01%	24,359	221	0.91%	27,120	210	0.77%
Time deposits	165,060	7,341	4.45%	147,338	5,910	4.01%	134,204	4,645	3.46%

Total Interest Bearing Deposits	209,545	7,688	3.67%	193,483	6,252	3.23%	185,343	4,984	2.69%
Short-term borrowings	8,344	373	4.47%	7,064	319	4.52%	4,714	136	2.89%
Long-term borrowings	23,454	1,328	5.66%	27,539	1,385	5.03%	24,114	1,102	4.57%

Total Interest Bearing Liabilities	241,343	9,389	3.89%	228,086	7,956	3.49%	214,171	6,222	2.91%

Demand deposits, non-interest bearing	24,859			23,372			22,583
Other liabilities	1,969			1,721			1,467
Shareholders’ equity	20,348			18,713			17,874

Total Liabilities and Shareholders’ Equity	$288,519			$271,892			$256,095

NET INTEREST INCOME		$7,783			$7,518			$7,437

INTEREST RATE SPREAD			2.52%			2.70%			2.91%

NET INTEREST MARGIN			2.91%			3.00%			3.17%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $38,000 in 2007, $80,000 in 2006, and $109,000 in 2005.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2007 versus 2006			2006 versus 2005
	Change Due to			Change Due to
	Rate	Volume	Total	Rate	Volume	Total
INTEREST EARNING ASSETS
Securities:
Taxable	$237	$315	$552	$295	$(154)	$141
Tax-exempt	59	(156)	(97)	26	(30)	(4)
Other	65	31	96	67	9	76
Total loans	249	898	1,147	257	1,345	1,602

Total	610	1,088	1,698	645	1,170	1,815

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	(4)	(1)	(5)	4	(12)	(8)
Savings deposits	26	(16)	10	36	(25)	11
Time deposits	643	788	1,431	738	527	1,265
Short-term borrowings	(3)	57	54	77	106	183
Long-term borrowings	174	(231)	(57)	111	172	283

Total	836	597	1,433	966	768	1,734

Net Interest Income	$(226)	$491	$265	$(321)	$402	$81

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2007 VERSUS 2006

During 2007, tax equivalent interest income increased by $1,698,000 compared to 2006 fueled by both an increase in earning assets and an increase in the yield on earning assets of 0.23%. Average loans increased $12,801,000 impacting interest income by $898,000 and the yield on loans increased 0.14% impacting interest income by $249,000. Total average securities increased $3,993,000 increasing interest income $159,000 and the yield on securities increased 0.35% increasing interest income $296,000.

Total average interest-bearing liabilities grew by $13,257,000 between 2007 and 2006 increasing interest expense by $597,000 for 2007, and the average rate paid on interest-bearing liabilities increased 0.40% increasing interest expense by $836,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.09% decrease in net interest margin from 2006 to 2007 reflects the increase in rates on interest-bearing liabilities out-pacing the increase in rates on interest-earning assets.

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

The Corporation recorded a $60,000 provision for loan losses in 2007, compared to $0 in 2006, and $30,000 in 2005. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section. Based on that analysis, the level of the allowance for loan losses is appropriate at this time.

OTHER INCOME

2007 VERSUS 2006

Other income of $2,107,000 during 2007 increased by $187,000 compared to 2006, primarily as a result of the following:

An increase in income from fiduciary activities of $38,000.

An increase in service charges on deposit accounts of $64,000 or 9.3%, which is consistent with the increase in deposit accounts.

An increase in ATM card fees of $53,000, reflecting the increasing use of our ATM locations.

2006 VERSUS 2005

Other income of $1,920,000 during 2006 represented a decrease of $42,000 compared to 2005, primarily as a result of the following:

A decrease in gains on sales of securities of $275,000.

This decrease was partially offset by:

An increase in income from fiduciary activities of $13,000.

OTHER INCOME (CONTINUED)

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

OTHER EXPENSES

2007 VERSUS 2006

Other expenses increased $328,000 or 5.0% to $6,838,000 during 2007 compared to $6,510,000 during 2006, primarily as a result of the following:

An increase in employee compensation and benefits of $139,000 as the result of increases in the number of staff and merit increases during the year.

An increase in professional fees of $193,000 or 118.4% as the result of increased legal and accounting fees, including costs associated with outsourced Sarbanes Oxley compliance consulting services.

An increase in director and advisory board compensation of $52,000 as a result of increased directors’ fees and costs of deferred compensation plans.

A decrease in ATM expense of $42,000 as a result of the buydown of the current contract by our ATM and debit card processor, which resulted in a refund of amounts previously expensed of $92,000.

2006 VERSUS 2005

Other expenses increased $224,000 or 3.6% to $6,510,000 during 2006 as compared to $6,286,000 during 2005, primarily as a result of the following:

An increase in net occupancy and equipment expense of $137,000 or 14.1%, primarily due to an increase in maintenance fees and equipment repairs.

An increase in supplies and postage of $32,000 or 13.9%.

An increase in ATM expense of $39,000 or 14.4%, primarily as a result of an increase in ATM usage and an increase in interchange fees.

An increase in other operating expenses of $107,000 or 10.7% due in a large part to the increase in internet banking fees.

These increases were partially offset by a decrease in professional fees, primarily legal and executive search expenses, of $58,000 or 26.2% and a decrease in employee compensation and benefits of $35,000 or 1.1%. The net decrease in employee compensation and benefits is primarily as a result of resignations and restructuring of the loan and trust divisions.

INCOME TAXES

Income tax expense was $500,000 for 2007 compared to $461,000 for 2006 and $553,000 for 2005. Income tax expense as a percentage of income before income taxes was 19.9% for 2007, 19.0% for 2006 and 21.1% for 2005. The Corporation’s lower effective tax rate in 2007 and 2006 was a result of an increase in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to footnote 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 74.5% or $63,340,000, of total securities at December 31, 2007 was classified as available for sale. Net unrealized gains at year-end 2007 were $487,000 compared to a net unrealized loss of $272,000 at year-end 2006. The net unrealized gain at December 31, 2007 is reflected as accumulated other comprehensive income of $295,000 in shareholders’ equity, net of deferred income taxes. The accumulated other comprehensive loss net of taxes at December 31, 2006 totaled $205,000. This increase reflects changes in interest rates during 2007. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2007, the Corporation has not recognized other-than-temporary impairment on any of its investment securities. For additional information on unrealized losses by investment type, see footnote 3 to the consolidated financial statements.

SECURITIES (CONTINUED)

Held to maturity securities totaled $21,229,000 at December 31, 2007 compared to $21,073,000 a year ago. The increase was a result of new purchases exceeding maturities of U.S. Government agency securities and state and municipal securities. A significant portion of this portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities
(In Thousands)
	2007	2006	2005
AVAILABLE FOR SALE SECURITIES AT FAIR VALUE
U.S. Agencies	$9,170	$12,121	$10,151
Mortgage-backed securities	53,268	35,957	40,980
Stock in other banks	902	877	1,009

	63,340	48,955	52,140

HELD TO MATURITY SECURITIES AT AMORTIZED COST
U.S. Agencies	705	781	1,698
State and municipal	20,524	20,292	23,126

	21,229	21,073	24,824

	$84,569	$70,028	$76,964

Securities Maturity Schedule
(Dollars in Thousands)
	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Agencies	$1,498	4.73%	$4,751	5.01%	$3,626	5.69%	$—	—%	$9,875	5.22%
State and municipal	2,638	4.67	5,669	5.15	3,989	6.39	8,228	6.29	20,524	5.79
Mortgage-backed securities	—	—	4,739	4.25	4,249	5.05	44,280	5.09	53,268	5.01
Equity securities	—	—	—	—	—	—	902	—	902	—

	$4,136	4.69%	$15,159	4.82%	$11,864	5.70%	$53,410	5.19%	$84,569	5.17%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2007	2006	2005	2004	2003
	(In Thousands)
Commercial, financial and agricultural	$17,523	$16,691	$14,562	$12,918	$14,347
Real estate:
Commercial	38,327	36,021	33,622	31,578	27,657
Construction	1,435	—	34	99	37
Residential	129,563	121,419	110,256	100,043	96,215
Installment	5,946	5,398	5,008	4,527	4,507

Total	192,794	179,529	163,482	149,165	142,763

Allowance for loan losses	(1,249)	(1,230)	(1,264)	(1,264)	(1,212)
Deferred loan fees and costs, net	(320)	(369)	(418)	(383)	(345)

Loans	$191,225	$177,930	$161,800	$147,518	$141,206

The loan portfolio comprises the major portion of the Corporation’s earning assets. The increase in loans of $13,295,000, or 7.4%, during 2007 was primarily in residential real estate which grew by $7,764,000 or 6.4%, commercial real estate which grew by $2,686,000 or 7.5%, and construction loans which grew by $1,435,000.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities - Commercial and Construction Loans
(In Thousands)
	Less than 1 Year	1-5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$6,956	$7,378	$3,189	$17,523
Real estate:
Commercial	2,504	2,563	33,260	38,327
Construction	235	1,200	—	1,435

Total	$9,695	$11,141	$36,449	$57,285

Loans with a fixed interest rate	$1,680	$10,859	$13,286	$25,825
Loans with a variable interest rate	8,015	282	23,163	31,460

Total	$9,695	$11,141	$36,449	$57,285

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectibility cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of a reduction or deferral of interest and/or principal. As of December 31, 2007 and 2006, the Corporation had no troubled debt restructurings. Potential problem loans include impaired loans that are not on non-accrual basis or past due more than 90 days and still accruing, which, as of December 31, 2007, totaled $501,000 and included 1 residential mortgage and 1 commercial mortgage. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets
(Dollars in Thousands)

	2007	2006	2005	2004	2003
Non-accrual loans	$1,976	$2,532	$1,131	$504	$1,411
Accruing loans 90 days past due	—	—	—	—	—

Total Non-Performing Loans	1,976	2,532	1,131	504	1,411

Foreclosed real estate	—	255	106	56	—

Total Non-Performing Assets	$1,976	$2,787	$1,237	$560	$1,411

Potential problem loans	$1,812	$1,914	$1,336	$1,964	$1,729

Ratios:
Non-performing loans to total loans	1.03%	1.42%	0.70%	0.34%	1.00%
Non-performing assets to total loans and foreclosed real estate	1.03%	1.56%	0.76%	0.38%	1.00%
Non-performing loans to allowance for loan losses	158.21%	205.85%	89.48%	39.87%	85.90%

Non-accrual loans:
Interest income that would have been recorded under original terms	159	287	129	34	90
Interest income recorded during the year	98	228	96	21	17

Total non-performing assets at year-end 2007 decreased $811,000 as a result of the disposal of foreclosed real estate and the payoff of several commercial mortgages which were in non-accrual status.

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

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses
(Dollars in Thousands)

	Years Ended December 31,
	2007	2006	2005	2004	2003
Beginning balance	$1,230	$1,264	$1,264	$1,212	$1,111
Provision for loan losses	60	—	30	121	120

Loans charged off:
Commercial, financial and agricultural	—	—	—	50	—
Real estate	21	24	18	—	16
Installment	22	15	14	22	18

Total Charged-off	43	39	32	72	34

Recoveries:
Commercial, financial and agricultural	—	—	—	—	—
Real estate	—	—	—	—	11
Installment	2	5	2	3	4

Total Recoveries	2	5	2	3	15

Net charge-offs	41	34	30	69	19

Ending balance	$1,249	$1,230	$1,264	$1,264	$1,212

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Years Ended December 31,
	2007	2006	2005	2004	2003
Ratios:
Net charge-offs to average loans	0.02%	0.02%	0.02%	0.06%	0.01%
Allowance for loan losses to total loans	0.65%	0.69%	0.78%	0.86%	0.85%

Allocation of the Allowance for Loan Losses
(Dollars in Thousands)

	2007		2006		2005		2004		2003
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Commercial, financial and agricultural	$357	9.09%	$314	9.30%	$297	8.90%	$286	8.66%	$270	10.05%
Real estate:
Commercial	449	19.88	448	19.85	365	20.57	338	21.17	424	19.37
Construction	—	0.75	—	—	—	0.02	—	0.07	—	0.03
Residential	262	67.20	235	67.84	224	67.45	262	67.07	240	67.39
Installment	142	3.08	139	3.01	128	3.06	26	3.03	26	3.16
Unallocated	39	N/A	94	N/A	250	N/A	352	N/A	252	N/A

Total	$1,249	100.00%	$1,230	100.00%	$1,264	100.00%	$1,264	100.00%	$1,212	100.00%

Management believes the allowance for loan losses at December 31, 2007 and 2006 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2007, deposits totaled $245,046,000 up $22,672,000 or 10.2%, from year-end 2006. Time deposits contributed most of the growth with a $19,689,000 or 12.7% increase. Demand deposits increased $4,312,000 and savings deposits decreased $1,329,000. The growth in deposits resulted from continuing bank-wide promotions.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	2007	2006	2005
	(Dollars in Thousands)
Amount outstanding at end of year:
Federal funds purchased	$—	$—	$2,776
Securities sold under agreements to repurchase	10,251	7,322	5,068
Short-term FHLB advances	—	—	1,000
Treasury tax and loan note	69	95	93

	$10,320	$7,417	$8,937

Weighted average interest rate at end of year	3.63%	4.71%	3.86%
Maximum amount outstanding at any end of month	$11,234	$8,656	$8,937
Daily average amount outstanding	8,344	7,064	4,714
Approximate weighted average interest rate for the year	4.47%	4.52%	2.89%

Long-term borrowings decreased $4,000,000 in 2007 due to the decrease in FHLB advances. Additional information on borrowings is located in footnote 7 to the consolidated financial statements.

Aggregate Contractual Obligations

The following table represents the Corporation’s on and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2007 (in thousands):

	Less than 1 Year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total
Time deposits	$117,808	$49,462	$7,503	—	$174,773
Long-term debt	1,000	6,000	1,000	10,000	18,000
Junior subordinated debt	—	—	—	5,155	5,155
Operating leases	45	8	—	—	53

Total	$118,853	$55,470	$8,503	$15,155	$197,981

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

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2007, the Corporation had unfunded outstanding commitments to extend credit of $31.1 million and outstanding standby letters of credit of $309,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to footnote 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

	2007	2006
	Percent Change in Net Interest Income	Percent Change in Net Interest Income
Change in interest rates
+200 basis points	(5.21)%	(2.16)%
Flat rate	—%	—%
-200 basis points	4.15%	1.07%

The percent change is expressed as the change in net interest income as a percent of the base year’s net interest income. The net interest income at risk position is within the guidelines set by the Corporation’s asset/liability policy. An increase of 200 basis points could result in a 5.21% (or $452,000) decrease in net interest income, whereas, a 200 basis point decrease could result in a 4.15% (or $360,000) increase in net interest income.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2007 totaled $245,046,000 and averaged $234,404,000 for the year; this is consistent with the increase in deposits for the year. Likewise, year-end 2006 deposits totaled $222,374,000 and averaged $216,855,000 for the year.

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $4,136,000 at year-end 2007 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 63.4% of the total amortized cost of securities as of December 31, 2007. These sources provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs may include selling securities available for sale, which had a fair value of $63,340,000 at December 31, 2007, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank approximated $139,122,000 at December 31, 2007, of which $121,122,000 or 87.1% was available.

The Corporation’s loan to deposit ratio, for 2007, was maintained at an average of 78.4% and ended the year at 78.0% compared to an average of 80.0% in 2006 and 72.8% at the end of 2005.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2007 totaled $31.1 million and standby letters of credit totaled $309,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 32.6% in 2007, compared to 30.06% in 2006. Shareholders’ equity at the end of 2007 totaled $21,533,000, an increase of $1,859,000 or 9.4% over year-end 2006. The increase was a result of net income, an increase in the unrealized gain on securities available for sale, net of taxes of $500,000, partially offset by the dividend payout of $658,000. Likewise, shareholders’ equity at the end of 2006 totaled $19,674,000, an increase of $1,342,000 or 7.3% over year-end 2005. The increase was a result of net income, a decrease in the unrealized loss on securities available for sale, net of taxes of $200,000, partially offset by the dividend payout of $602,000 and a charge to retained earnings for the cumulative effect adjustment of prior period prepaid and accrued expense balances, net of taxes of $221,000.

The table in footnote 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2007 and 2006. These ratios show that the Bank exceeds the federal regulatory minimum requirements for a “well capitalized bank.” The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

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

Summary of Selected Financial Data
(Amounts in Thousands, Except Per Share Data)

	2007	2006	2005	2004	2003
Income Statement Data
Net interest income	$7,308	$7,016	$6,978	$6,994	$6,611
Provision for loan losses	60	—	30	121	120
Gains on sales of securities	—	24	299	133	123
Other income	2,107	1,896	1,663	1,497	1,409
Other expenses	6,838	6,510	6,286	5,761	5,303

Income before Income Taxes	2,517	2,426	2,624	2,742	2,720
Income tax expense	500	461	553	619	652

Net Income	$2,017	$1,965	$2,071	$2,123	$2,068

Balance Sheet Data (Period End)
Total assets	$302,295	$278,520	$267,157	$247,655	$222,503
Loans, net	191,225	177,930	161,800	147,518	141,206
Investments:
Held to maturity	21,229	21,073	24,824	23,327	19,393
Available for sale	63,340	48,955	52,140	51,120	42,931
Deposits	245,046	222,374	211,944	203,130	187,263
Short-term borrowings	10,320	7,417	8,937	4,449	4,788
Long-term borrowings	23,155	27,155	26,155	21,155	13,000
Shareholders’ equity	21,533	19,674	18,332	17,408	15,927

Per Share Data

Basic earnings	$1.44	$1.40	$1.48	$1.52	$1.48
Cash dividends declared	0.470	0.430	0.390	0.350	0.315
Book value	15.38	14.05	13.10	12.43	11.38
Weighted average common shares outstanding	1,400	1,400	1,400	1,400	1,400

Selected Ratios
Return on average assets	0.70%	0.72%	0.81%	0.89%	0.98%
Return on average shareholders’ equity	9.91%	10.50%	11.59%	12.77%	13.4%
Average equity to average assets	7.05%	6.88%	6.98%	6.93%	7.32%
Allowance for loan losses to total loans at end of period	0.65%	0.69%	0.78%	0.86%	0.85%
Dividend payout ratio	32.62%	30.64%	26.36%	23.08%	21.32%

DIRECTORS

FIRST COMMUNITY FINANCIAL CORPORATION

and

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JOHN P. HENRY, III

Chairman of the Board of Directors of the Company and the Bank;

Vice President of JPH Enterprises, LLC, Port Royal, PA

ROGER SHALLENBERGER

Vice Chairman of the Board of Directors of the Company and the Bank;

President of KSM Enterprises

JODY D. GRAYBILL

President of the Company and the Bank; Trust Officer of the Bank

LOWELL M. SHEARER

Secretary of the Board of Directors of the Company and the

Bank; Self-employed timber, logs, logging and log hauling

JAMES R. McLAUGHLIN

Chairman Emeritus of the Board of Directors of the Company and the Bank;

Retired President and Chief Executive Officer of the Company and the Bank

JOSEPH E. BARNES, SR.

Owner/Operator of Barnes Body Shop, Thompsontown, PA

NANCY S. BRATTON

Owner of Bratton Insurance Agency, Millerstown, PA

SAMUEL G. KINT

Retired businessman

CHARLES C. SANER

Dairy Farmer

DAVID L. SWARTZ

County Extension Director and Senior Dairy Educator for Penn State Cooperative Extension in Perry

and Cumberland Counties

FRANK L. WRIGHT

Attorney-at-Law, Harrisburg, PA

Officers

FIRST COMMUNITY FINANCIAL CORPORATION

JOHN P. HENRY, III

Chairman

ROGER SHALLENBERGER

Vice Chairman

JODY D. GRAYBILL

President

LOWELL M. SHEARER

Secretary

RICHARD R. LEITZEL

Treasurer

JENNIFER S. KAUFFMAN

Assistant Secretary

KATHY S. CLARK

Assistant Secretary

OFFICERS

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JODY D. GRAYBILL

President and Trust Officer

K. LEE HOPKINS

Senior Vice President and Credit Services Division Manager

RICHARD R. LEITZEL

Vice President and Chief Financial Officer

TIMOTHY P. STAYER

Vice President and Community Banking Services Division Manager

WILLIAM C. LAMBERT

Vice President and Trust and Investment Services Division Manager

SCOTT E. FRITZ

Vice President and Commercial Loan Officer

PATTI L. MCLAUGHLIN

Vice President and Commercial Loan Officer

FLORENCE E. DRESSLER

Assistant Vice President and Community Office Manager, Fermanagh Office

AUDRA L. HUNTER

Assistant Vice President and Community Office Manager, Loysville, New Bloomfield and

Bloomfield Borough Offices

ROY A. LEISTER, JR.

Assistant Vice President and Community Office Manager, Delaware Office

BRADLEY D. SHERMAN

Assistant Vice President and Community Office Manager, West Perry and Ickesburg Offices

DIANE E. ZEIDERS

Assistant Vice President and Community Office Manager, Tuscarora Valley and East Waterford Offices

NANCI A. LOUDENSLAGER

Assistant Vice President and Risk Manager/Security and AML Officer

DUNCAN A. MACRAE

Assistant Vice President and Credit Administration Manager

TINA J. SMITH

Assistant Vice President and Human Resources Manager

NANETTE W. STAKE

Assistant Vice President and IT Manager and IT Security Officer

CHRISTOPHER W. MEALS

Community Office Manager, Mifflintown Office

KIM W. MILLS

Community Office Manager, Shermans Dale Office

RENEE D. WILLIAMSON

Trust Officer

ADAM E. TRUITT

Assistant Trust Officer

JENNIFER S. KAUFFMAN

Assistant Secretary

KATHY S. CLARK

Assistant Secretary

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

DALE BEASTON

HARRY E. CLARK

ELWOOD S. HENCH

RAYMOND T. LONG

JANE B. MARHEFKA

CLAIR E. MCMILLEN

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

DAVID M. MCMILLEN

CHARLES C. NYCE

ROBERT E. SHEAFFER

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

Intersection Routes 850 and 274

717-789-2400

NEW BLOOMFIELD OFFICE

Intersection Route 274 West and Cold Storage Road

717-582-7599

SHERMANS DALE OFFICE

Intersection Routes 34 and 850

717-582-7424

TUSCARORA VALLEY OFFICE

Intersection Routes 75 and Old 22/322

717-436-8947

WEST PERRY OFFICE

Intersection Routes 74 and 274

717-789-4500

Stock and Dividend Information

The Corporation has only one class of common stock authorized, issued and outstanding. Although shares of the Corporation’s common stock are traded from time to time in private transactions, there is no established public trading market for the stock. The Corporation’s common stock is not listed on any stock exchange or automated quotation system and there are no present plans to so list the stock. There can be no assurance that, at any given time, any persons will be interested in acquiring shares of the Corporation’s common stock. Price quotations for the Corporation’s common stock do not appear in any generally recognized investment media.

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

	Per Share Sales Price		Dividends
Quarter	High	Low	per Share

First, 2007	$31.00	$30.00	$0.115

Second	31.00	30.00	0.115

Third	31.00	31.00	0.120

Fourth	31.50	31.00	0.120

First, 2006	$31.00	$30.00	$0.105

Second	31.00	30.50	0.105

Third	32.00	30.50	0.110

Fourth	31.50	29.70	0.110

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,400,000 shares were outstanding at December 31, 2007. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 627 shareholders of record as of December 31, 2007.

The following graph shows a comparison of the cumulative total return on Corporation common stock for the period March 28, 2002 (the date the Corporation’s common stock became registered under the Securities Exchange Act of 1934, as amended) through December 31, 2007, as compared to the Nasdaq Composite Index and the Nasdaq Bank index. Shareholder returns on Corporation common stock are based upon reports to the Corporation by shareholders that bought or sold shares during the indicated period. The Corporation is not aware of all prices at which shares traded during this period. The shareholder returns shown in the graph are not necessarily indicative of future performance.

Stock and Dividend Information (continued)

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
First Community Financial Corporation	$100.00	$102.45	$114.95	$138.85	$140.79	$145.23
Nasdaq Composite Index	$100.00	$150.01	$162.89	$165.13	$180.85	$198.60
Nasdaq Bank Index	$100.00	$129.93	$144.21	$137.97	$153.15	$119.35

The performance illustrated assumes that $100 was invested in Corporation common stock and each index on December 31, 2002 and that all dividends were reinvested.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 8, 2008, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.

