Form 10-K, Exhibit 13
period 2008-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2009-02-27
CIK 763293

FIRST COMMUNITY

FINANCIAL CORPORATION

2008

Annual Report

Page
Management’s Letter to Shareholders	2-3

Banking Locations	4-5

Management’s Assessment of Internal Control Over Financial Reporting	6

Report of Independent Registered Public Accounting Firm	7

December 31, 2008 and 2007 Consolidated Balance Sheets:	8

Years ended December 31, 2008 and 2007 Consolidated Statements of Income:	9

Years ended December 31, 2008 and 2007 Consolidated Statements of Shareholders’ Equity:	10

Years ended December 31, 2008 and 2007 Consolidated Statements of Cash Flows:	11

Notes to Consolidated Financial Statements	12-36

Management’s Discussion and Analysis of Financial Condition and Results of Operations	37-52

Board of Directors: First Community Financial Corporation	53

Officers: First Community Financial Corporation	54

Officers: The First National Bank of Mifflintown	55

Directors Emeriti and Advisory Boards	56

Bank Locations in Juniata County and Perry County	57

Stock and Dividend Information	58-59

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholder:

During the presentation at our last annual meeting, we referenced the book Quiet Strength, by Indianapolis Colts Head Coach Tony Dungy, a Super Bowl winner, regarding part of his philosophy of managing a successful organization, to “do what you do”. In many ways, that phrase applies very well to community banking. While this may sound simple on the surface, never has it been truer than during the turbulent times of 2008, as many large financial institutions across the country were brought down by sub-prime mortgages and other activities and investments. In contrast, community banks that maintained their conservative, fundamental operating plans continued to support and serve their markets across the nation.

In this challenging economic environment, we are pleased to report another year of strong financial growth.

Financial highlights for the year 2008 include:

•	Earnings grew by 16%.

•	Assets expanded to $327 million, or 8.1%.

•	Loans increased by $21 million or 11.2%.

•	Deposits grew by $18 million or 7.2%.

•	Trust assets gained $25 million or 30%.

Instrumental in these results are our Board of Directors, Advisory Boards, Directors Emeriti, officers and employees. We acknowledge all their efforts, as well as the foresight and service of those in the past who may no longer be with us, but helped build our foundation and expansion, from one branch to eleven today.

During the year, we continued to add value to our products and services, while maintaining a focus on customer service and overall efficiency. For example, we added Value Checking and Value Money Market Accounts, offering true benefits to our customers without gimmicks. Branches are now able to remotely process transactions to our main operations computers during the day, more efficiently handling the increasing volume of transactions. In 2009, we plan to roll out the remote deposit technology to customers.

In addition to the many community organizations that we support with our staff and monetary resources, we held our annual agricultural outlook meeting and a business breakfast, which provided information on a wide variety of topics.

Also, while making our company more “green”, as well as enhancing efficiency, we implemented a new E-board program, converting our board and committee reports into an electronic format.

Hiring and retaining community-minded employees remains very important to our success; we are pleased to report that our annual turnover was at historical lows last year. We continue to focus on training and developing our staff to better serve our customers.

As our customer base changes, we need to find new and different ways to market and communicate with them. With this in mind, we’ve begun an e-mail marketing program and look forward to an upgrade of our web site in 2009.

2

While the economic times may be turbulent, we will continue to look for potential opportunities for future success. Meanwhile, we plan to focus on the traditional, conservative, community banking values that have served us well since 1864, as we enter our 145th year.

As always, your investment in our company is greatly appreciated.

John P. Henry III	Jody D. Graybill
Chairman	President

JUNIATA CO COURTHOUSE AND PERRY CO MONUMENT HERE

PACB AND ICBA LOGOS HERE

3

Branch Locations

BANK

Main Office
2 North Main Street
Mifflintown, PA 17059

Tuscarora Valley Office
Intersection Rt. 75 & Old 22
Port Royal, PA 17082

Fermanagh Office
5 Stop 35 Plaza
Mifflintown, PA 17059

Delaware Office
RR1 Box 158H
Thompsontown, PA 17094

West Perry Office
Intersection of Rt. 74 & 274
Elliottsburg, PA 17024

Ickesburg Office
250 Tuscarora Path
Ickesburg, PA 17037

FIRST NATIONAL BANK
OF MIFFLINTOWN
Ickesburg Office

First Community Financial Corporation 4

4

Branch Locations

FIRST NATIONAL BANK
STAR

New Bloomfield Office
550 Shermans Valley Road
New Bloomfield, PA 17068

Loysville Office
3544 Shermans Valley Road
Loysville, PA 17047

East Waterford Office
Main Street
East Waterford, PA 17021

JEWELERS
ATM

Shermans Dale Office
Village Square Plaza
5201 Spring Road, Suite 5
Shermans Dale, PA 17090

FIRST NATIONAL BANK
of Mifflintown
A Full-Service Community Bank
dedicated to helping its customers succeed
Welcome to
First National Bank of Mifflintown
Online

Online Banking at
www.fnbmifflintown.com

Photos taken by Spancake's Studio

5
2008 Annual Report

5

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2008, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2008, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework.”

This Annual Report does not include an attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Corporation’s registered public accounting firm pursuant to temporary relief rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this Annual Report.

/s/ Jody D. Graybill
Jody D. Graybill
President
(Principal Executive Officer)

/s/ Richard R. Leitzel
Richard R. Leitzel
Vice President and Chief Financial Officer
(Principal Financial Officer)

February 23, 2009

6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. First Community Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP	/s/ Beard Miller Company LLP
Harrisburg, Pennsylvania
February 20, 2009

7

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$6,278	$8,624
Interest-bearing demand deposits	586	501
Federal funds sold	—	957

Cash and Cash Equivalents	6,864	10,082
Time certificates of deposit	396	594
Securities available for sale	66,376	63,340
Securities held to maturity, fair value 2008 $23,248; 2007 $21,288	24,127	21,229
Loans, net of allowance for loan losses 2008 $1,633; 2007 $1,249	212,377	191,225
Premises and equipment	6,397	6,770
Restricted investment in bank stocks	2,661	1,965
Investment in life insurance	4,933	4,765
Other assets	2,583	2,325

Total Assets	$326,714	$302,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$29,192	$26,142
Interest-bearing	233,414	218,904

Total Deposits	262,606	245,046
Short-term borrowings	10,613	10,320
Long-term borrowings	22,000	18,000
Junior subordinated debt	5,155	5,155
Other liabilities	2,927	2,241

Total Liabilities	303,301	280,762

SHAREHOLDERS’ EQUITY
Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; Shares issued, 2008 – 1,401,918; 2007 – 1,400,000 Shares outstanding, 2008 – 1,399,868; 2007 – 1,400,000	7,010	7,000
Capital in excess of par value	293	245
Retained earnings	15,406	13,993
Treasury stock, at cost 2008 – 2,050 shares; 2007 – 0 shares	(62)	—
Accumulated other comprehensive income	766	295

Total Shareholders’ Equity	23,413	21,533

Total Liabilities and Shareholders’ Equity	$326,714	$302,295

See notes to consolidated financial statements	8

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December, 31,
	2008	2007
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$13,942	$12,809
Securities:
Taxable	3,414	2,716
Tax exempt	866	784
Other	186	388

Total Interest Income	18,408	16,697

INTEREST EXPENSE
Deposits	7,851	7,688
Short-term borrowings	169	373
Long-term debt	1,384	1,328

Total Interest Expense	9,404	9,389

Net Interest Income	9,004	7,308

PROVISION FOR LOAN LOSSES	365	60

Net Interest Income after Provision for Loan Losses	8,639	7,248

OTHER INCOME
Service charges on deposits	880	752
Fiduciary activities	405	382
Earnings on investment in life insurance	211	211
ATM and debit card fees	545	500
Realized gains on sales of foreclosed real estate	—	21
Other	255	241

Total Other Income	2,296	2,107

OTHER EXPENSES
Employee compensation and benefits	3,971	3,434
Net occupancy and equipment	1,192	1,138
Professional fees	352	356
Director and advisory boards compensation	371	315
ATM expenses	364	267
Supplies and postage	280	259
Pennsylvania bank shares tax	242	203
Other operating	1,206	866

Total Other Expenses	7,978	6,838

Income before Income Taxes	2,957	2,517

PROVISION FOR INCOME TAXES	621	500

Net Income	$2,336	$2,017

BASIC EARNINGS PER SHARE	$1.67	$1.44

DIVIDENDS PER SHARE	$0.52	$0.47

See notes to consolidated financial statements	9

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Capital In Excess of Par Value	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands, Except per Share Data)
BALANCE—JANUARY 1, 2007	$7,000	$245	$12,634	$—	$(205)	$19,674

Comprehensive income:
Net income			2,017			2,017
Change in net unrealized losses on securities available for sale, net of deferred income taxes					500	500

Total comprehensive income						2,517

Cash dividends, $0.47 per share			(658)			(658)

BALANCE, DECEMBER 31, 2007	$7,000	$245	$13,993	$—	$295	$21,533

Cumulative effect adjustment upon change in accounting principle			(195)			(195)
Comprehensive income:
Net income			2,336			2,336
Change in net unrealized gains on securities available for sale, net of deferred income taxes					471	471

Total comprehensive income						2,807

Issuance of stock in connection with dividend reinvestment plan 1,918 shares	10	48				58
Treasury stock acquired – 2,050 shares				(62)		(62)
Cash dividends, $0.52 per share			(728)			(728)

BALANCE, DECEMBER 31, 2008	$7,010	$293	$15,406	$(62)	$766	$23,413

See notes to consolidated financial statements	10

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,336	$2,017
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	559	556
Amortization of intangible assets	17	17
Net amortization (accretion) of investment securities	(271)	(92)
Earnings on investment in life insurance	(211)	(211)
Realized gains on sales of foreclosed real estate	—	(21)
Provision for loan losses	365	60
Deferred income taxes	(227)	(52)
Increase in accrued interest receivable and other assets	(241)	(65)
Increase in accrued interest payable and other liabilities	491	341

Net Cash Provided by Operating Activities	2,818	2,550

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities and principal repayments	18,292	16,261
Proceeds from sales	—	26
Purchases	(20,643)	(29,944)
Securities held to maturity:
Proceeds from maturities and principal repayments	2,670	4,715
Purchases	(5,275)	(4,747)
Net increase in loans	(21,517)	(13,363)
Decrease in time certificates of deposit	198	891
Purchases of premises and equipment	(186)	(113)
Proceeds from sale of foreclosed real estate	—	284
Proceeds from life insurance	—	69
Net redemptions (purchases) of restricted investment in bank stocks	(696)	104

Net Cash Used in Investing Activities	(27,157)	(25,817)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	17,560	22,672
Net increase in short-term borrowings	293	2,903
Proceeds from long-term borrowings	5,000	10,000
Repayment of long-term borrowings	(1,000)	(14,000)
Proceeds from issuance of common stock	58	—
Acquisition of treasury stock	(62)	—
Cash dividends paid	(728)	(658)

Net Cash Provided by Financing Activities	21,121	20,917

Net Decrease in Cash and Cash Equivalents	(3,218)	(2,350)

CASH AND CASH EQUIVALENTS—BEGINNING	10,082	12,432

CASH AND CASH EQUIVALENTS—ENDING	$6,864	$10,082

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$9,401	$9,347

Income taxes paid	$732	$544

See notes to consolidated financial statements	11

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

First Community Financial Corporation (the Corporation) through its wholly-owned subsidiary, The First National Bank of Mifflintown (the Bank), provides loan, deposit, trust and other related financial services through eleven full service banking offices in Juniata and Perry Counties of Pennsylvania. The Corporation’s other subsidiary, First Community Financial Capital Trust I (the Trust), was established during December 2003 for the purpose of issuing $5,000,000 of trust preferred securities. The Corporation is subject to regulation and supervision by the Federal Reserve Board and the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

Basis of Presentation

The Corporation’s consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany accounts and transactions have been eliminated.

Estimates

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

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $107,626,000 and $82,918,000 at December 31, 2008 and 2007, respectively. Income from fiduciary activities is recognized on the accrual method.

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

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities available for sale are those securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell an available for sale security would be based on various factors. These securities are stated at fair value. Unrealized gains (losses) are reported as changes in other comprehensive income, a component of shareholders’ equity, net of the related deferred tax effect. Premiums and discounts are recognized as interest income over the estimated lives of the securities, using the interest method.

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

Restricted Investment in Bank Stocks

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost and as of December 31, 2008 and 2007, consists of the common stock of the Federal Reserve Bank of Philadelphia, Atlantic Central Bankers Bank, and the Federal Home Loan Bank (FHLB) of Pittsburgh. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.

Management evaluates the restricted stock for impairment in accordance with Statement of Position (SOP) 01-6, “Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.” Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Restricted Investment in Bank Stocks (Continued)

make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to its restricted stock as of December 31, 2008.

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

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is valued at its estimated fair market value, net of selling costs, at the time of foreclosure. Gains and losses resulting from the sale or write-down of foreclosed real estate are recorded in other income. Foreclosed real estate, which is included in other assets, amounted to $0 at December 31, 2008 and 2007.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $109,000 and $103,000 for the years ended December 31, 2008 and 2007, respectively.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Share

The Corporation has a simple capital structure. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,399,998 and 1,400,000 for the years ended 2008 and 2007.

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

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2008	2007
	(In Thousands)
Unrealized holding gains on available for sale securities	$708	$759
Reclassification adjustment for gains realized in net income	—	—

Net Unrealized Gains	708	759
Tax effect	(237)	(259)

Net of Tax Amount	$471	$500

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

service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The Corporation adopted EITF 06-04 on January 1, 2008 as a change in accounting principle through a cumulative effect adjustment of retained earnings of $195,000. The expense incurred in the year ended December 31, 2008 is not material to the Corporation’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for our Corporation on January 1, 2008. There was no impact on the consolidated financial statements of the Corporation as a result of the adoption of SFAS No. 159 during 2008 as the Corporation has not elected the fair value option for any eligible items, as defined in SFAS No. 159.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Corporation does not expect the adoption of the new pronouncement will have a material impact on its consolidated financial statements.

In February 2008, the FASB issued a FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. The FSP includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for the Corporation beginning January 1, 2009 and will apply only to original transfers made after that date; early adoption will not be allowed. The Corporation does not expect the adoption of the new pronouncement will have a material impact on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Corporation is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards (Continued)

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Corporation may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Corporation is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2008 and 2007, compensating balances approximated $486,000 and $493,000, respectively. During 2008 average required balances totaled $466,000 and during 2007 totaled $491,000.

NOTE 3—SECURITIES

Amortized cost and fair value at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
December 31, 2008:
U.S. agencies securities	$6,590	$134	$—	$6,724
Mortgage-backed securities	58,084	883	(205)	58,762
Equity securities	507	387	(4)	890

	$65,181	$1,404	$(209)	$66,376

December 31, 2007:
U.S. agencies securities	$9,127	$50	$(7)	$9,170
Mortgage-backed securities	53,276	275	(283)	53,268
Equity securities	450	452	—	902

	$62,853	$777	$(290)	$63,340

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES HELD TO MATURITY:
December 31, 2008:
U.S. agencies securities	$250	$17	$—	$267
State and municipal securities	23,877	186	(1,082)	22,981

	$24,127	$203	$(1,082)	$23,248

December 31, 2007:
U.S. agencies securities	$705	$12	$—	$717
State and municipal securities	20,524	174	(127)	20,571

	$21,229	$186	$(127)	$21,288

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2008	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
Mortgage-backed securities	$10,812	$84	$5,207	$121	$16,019	$205
Equity securities	16	4	—	—	16	4

	10,828	88	5,207	121	16,035	209

SECURITIES HELD TO MATURITY:
State and municipal securities	11,408	818	1,025	264	12,433	1,082

Total	$22,236	$906	$6,232	$385	$28,468	$1,291

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2007	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. agencies securities	$4,177	$5	$497	$2	$4,674	$7
Mortgage-backed securities	6,957	26	17,938	257	24,895	283

	11,134	31	18,435	259	29,569	290

SECURITIES HELD TO MATURITY:
State and municipal securities	4,078	112	2,856	15	6,934	127

Total	$15,212	$143	$21,291	$274	$36,503	$417

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

At December 31, 2008, 50 mortgage-backed securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 1.3%. In management’s opinion, these unrealized losses relate to changes in interest rates. The Corporation’s mortgage backed security portfolio consists of only government sponsored agencies, and contains no private label securities.

At December 31, 2008, 50 state and municipal securities have unrealized losses with aggregate depreciation of 8.0% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

At December 31, 2008, one equity security has an unrealized loss. In management’s opinion this unrealized loss relates to the recent conditions impacting the financial services industry.

As management has the ability and intent to hold debt securities until recovery, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Amortized cost and fair value at December 31, 2008 by contractual maturity are shown below. Municipal securities with prerefunded issues are included in the category in which payment is expected to occur. Expected

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$732	$739	$3,671	$3,683
Over 1 year through 5 years	2,576	2,659	2,862	2,898
Over 5 years through 10 years	3,282	3,326	8,571	8,334
Over 10 years	—	—	9,023	8,333
Mortgage-backed securities	58,084	58,762	—	—
Equity securities	507	890	—	—

	$65,181	$66,376	$24,127	$23,248

At December 31, 2008 and 2007, securities with a book value of $26,123,000 and $34,360,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

NOTE 4—LOANS

Loans at December 31 were as follows:

	2008	2007
	(In Thousands)
Commercial, financial and agricultural	$22,944	$17,523
Real estate:
Commercial	41,227	38,327
Construction	5,730	1,435
Residential	138,209	129,563
Installment	6,159	5,946

Total	214,269	192,794

Allowance for loan losses	(1,633)	(1,249)
Deferred loan fees and costs, net	(259)	(320)

Loans	$212,377	$191,225

The Bank grants commercial, residential and consumer loans to customers primarily within Juniata and Perry Counties of Pennsylvania and the surrounding area. A large portion of the loan portfolio is secured by real estate. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2008 in these related party loans were as follows (in thousands):

Balance, beginning	$594
Advances	1,880
Repayments	(1,512)

Balance, ending	$962

Changes in the allowance for loan losses were as follows:

	2008	2007
	(In Thousands)
Balance, beginning	$1,249	$1,230
Provision charged to operations	365	60
Recoveries on charged off loans	28	2
Loans charged off	(9)	(43)

Balance, ending	$1,633	$1,249

The following is a summary of information pertaining to impaired and nonaccrual loans as of the years ended December 31:

	2008	2007
	(In Thousands)
Impaired loans without a valuation allowance	$562	$—
Impaired loans with a valuation allowance	73	1,812

Total Impaired Loans	$635	$1,812

Valuation allowance related to impaired loans	$36	$161

Total nonaccrual loans	$2,623	$1,976

	2008	2007
	(In Thousands)
Average investment in impaired loans	$718	$1,787

Interest income recognized on impaired loans	$23	$98

Interest earned but not accrued on nonaccrual loans	$91	$61

No additional funds are committed to be advanced in connection with impaired loans.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	Range of Useful Lives (in years)	2008	2007
		(In Thousands)
Land	—	$741	$741
Buildings and improvements	7 - 39	7,627	7,613
Furniture, equipment and software	3 - 20	4,329	4,157

		12,697	12,511
Accumulated depreciation		(6,300)	(5,741)

		$6,397	$6,770

NOTE 6—DEPOSITS

Deposits were comprised of the following as of December 31:

	2008	2007
	(In Thousands)
Non-interest bearing demand	$29,192	$26,142
Interest bearing demand	23,523	22,391
Savings	24,129	21,740
Time deposits less than $100,000	132,260	121,481
Time deposits greater than $100,000	53,502	53,292

	$262,606	$245,046

Scheduled maturities of time deposits at December 31, 2008 were as follows (in thousands):

2009	$84,232
2010	50,926
2011	37,164
2012	7,569
2013	5,871

$185,762

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2008 (in thousands):

Three months or less	$6,034
Over three and through six months	9,172
Over six and through twelve months	6,929
Over twelve months	31,367

Total	$53,502

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS

Short-term borrowings at December 31 were as follows:

	2008	2007
	(In Thousands)
Amount outstanding at end of year:
Securities sold under agreements to repurchase	$4,189	$10,251
Federal funds purchased	324	—
Federal Home Loan Bank	6,000	—
Treasury tax and loan note	100	69

	$10,613	$10,320

Securities sold under agreements to repurchase generally mature within one day from the transaction date. Securities with a carrying amount of $10,698,000 and $14,036,000 at December 31, 2008 and 2007, respectively, were pledged as collateral for these agreements. As of December 31, 2008, the interest rate on securities sold under agreements to repurchase was 1.00%. The securities underlying the agreements were under the Corporation’s control.

The short-term Federal Home Loan Bank advances mature in January 2009, and have a fixed rate of 0.64%.

Long-term borrowings at December 31 were as follows:

	2008	2007
	(In Thousands)
Fixed rate advances:
Maturing in 2008 with a fixed rate of 3.32%	$—	$1,000
Convertible advances:
Maturing in 2010 with an initial fixed rates ranging from 5.91% to 6.54%, with a weighted average rate of 6.23% at December 31, 2007 and 2008	6,000	6,000
Maturing in 2011 with an initial fixed rate of 4.98%	1,000	1,000
Maturing in 2013 with an initial fixed rate of 3.11%	5,000	—
Maturing in 2017 with initial fixed rates ranging from 4.30% to 4.60%, with a weighted average rate of 4.45% at December 31, 2008 and 2007.	10,000	10,000

	$22,000	$18,000

Convertible advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance after the specified fixed rate period has elapsed. At December 31, 2008, the FHLB has the option to convert advances to rates that range from three month LIBOR plus 0.07% to 0.13%, of which $17 million is eligible for the conversion option, but not exercised by the FHLB, at December 31, 2008. The remaining $5 million is not eligible for conversion until 2011. Upon the FHLB’s conversion option being exercised, the Bank has the option to repay the respective advance in full.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS (CONTINUED)

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $154,943,000, of which $126,943,000 was available at December 31, 2008. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

The Corporation has issued $5,155,000 of floating rate junior subordinated deferrable interest debentures to a non-consolidated subsidiary trust, First Community Financial Capital Trust I (the Trust). The Corporation owns all of the common equity of the Trust. The debentures held by the trust are the sole assets of the trust.

The Trust issued $5,000,000 of mandatorily redeemable preferred securities to third-party investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3-month LIBOR plus 3.00%, (7.82% at December 31, 2008) subject to a cap of 12.00% through January 7, 2009. Pursuant to the debenture agreement, the Corporation can elect to defer payments of interest for up to 20 consecutive quarterly periods, provided as there is no event of default as defined in the indenture. The preferred securities are redeemable quarterly by the Corporation at 100% of principal plus accrued interest on or after January 7, 2009. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2034. The terms of the junior subordinated deferrable interest debentures match those of the preferred securities.

NOTE 8—OPERATING LEASES

The Corporation leases its Delaware (Juniata County) and Shermans Dale offices and the land on which its East Waterford office was constructed. The Corporation has an option through 2010 to purchase the land, for predetermined prices ranging from $105,000 up to $125,000. The Corporation also receives rental income for leasing of available space at its West Perry, Mifflintown and Loysville offices. Net lease expense was $8,000 in 2008 and $7,000 in 2007 after deducting rental expense of $63,000 and $61,000 respectively.

NOTE 9—INCOME TAXES

The components of income tax expense for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
	(In Thousands)
Federal:
Current	$848	$552
Deferred	(227)	(52)

	$621	$500

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2008 and 2007 are as follows:

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES (CONTINUED)

	Percentage of Income before Income Taxes
	2008	2007
Federal income tax at statutory rate	34.0%	34.0%
Tax-exempt income	(11.2)	(11.8)
Earnings on investment in life insurance	(1.8)	(2.3)

	21.0%	19.9%

Components of deferred tax assets and liabilities at December 31 were as follows:

	2008	2007
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$548	$378
Nonaccrual loans interest	31	21
Intangible assets	6	9
Retirement liabilities	477	428
State net operating loss carryforward	104	80

Gross deferred tax asset	1,166	916
Valuation allowance	(104)	(80)

	1,062	836

Deferred tax liabilities:
Accumulated depreciation	271	276
Available for sale securities	429	192
Other	25	21

	725	489

Net Deferred Tax Assets	$337	$347

As of December 31, 2008, the Corporation has State net operating loss carryforwards of $1,581,000 that expire through the year 2028. Management does not believe that these net operating loss carryforwards will be utilized prior to their expiration, as they are at the holding company with little revenue opportunities to offset the losses, and as such, a valuation allowance has been provided for them.

On January 1, 2007, the Corporation adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. The adoption of FIN 48 did not have an impact on the Corporation’s financial statements. The Corporation’s policy is to recognize interest and penalties on unrecognized tax benefits,

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES (CONTINUED)

if any, in income tax expense in the consolidated financial statements. The tax years subject to examination by the tax authorities are the years ended December 31, 2007, 2006 and 2005.

NOTE 10—RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $148,000 and $128,000 for 2008 and 2007 respectively.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2008	2007
	(In Thousands)
Employee compensation	$43	$43
Director compensation	119	103

The balance accrued for these plans included in other liabilities as of December 31, 2008 and 2007 totaled $1,403,000 and $1,260,000, respectively.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2008 and 2007, the cash value of these policies was $4,933,000 and $4,765,000, respectively.

NOTE 11—REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2008, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
			(Dollars in Thousands)
CORPORATION:
As of December 31, 2008:
Tier 1 leverage ratio (to average assets)	$27,599	8.4%	$≥13,100	≥	4.0%	N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	27,599	14.7	≥ 7,486	≥	4.0	N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	29,524	15.8	≥14,973	≥	8.0	N/A	N/A

As of December 31, 2007:
Tier 1 leverage ratio (to average assets)	$26,174	8.7%	$≥12,008	≥	4.0%	N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	26,174	15.6	≥ 6,707	≥	4.0	N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	27,626	16.5	≥13,413	≥	8.0	N/A	N/A

BANK:
As of December 31, 2008:
Tier 1 leverage ratio (to average assets)	$26,785	8.2%	$≥13,058	≥	4.0%	$≥16,322	≥ 5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	26,785	14.4	≥ 7,462	≥	4.0	≥11,192	≥ 6.0
Total risk-based capital ratio (to risk-weighted assets)	28,537	15.3	≥14,923	≥	8.0	≥18,654	≥10.0

As of December 31, 2007:
Tier 1 leverage ratio (to average assets)	$25,584	8.5%	$≥11,969	≥	4.0%	$≥14,962	≥ 5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	25,584	15.2	≥ 6,720	≥	4.0	≥10,081	≥ 6.0
Total risk-based capital ratio (to risk-weighted assets)	26,833	16.0	≥13,441	≥	8.0	≥16,801	≥10.0

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2008, approximately $4,522,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

In 2008 the Corporation implemented a dividend reinvestment and stock purchase plan. Holders of common stock may participate in the plan in which reinvested dividends and voluntary cash payments may be invested in additional common shares. The Corporation reserved 100,000 shares to be issued under this plan, of which 2,218 common shares were issued pursuant to this plan.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2008, the Corporation has purchased 2,050 shares under this repurchase program.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2008 and 2007 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2008	2007
	(In Thousands)
Commitments to extend credit	$31,822	$31,125
Standby letters of credit	231	309

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Corporation’s consolidation financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The Bank adopted SFAS 157 effective for its fiscal year beginning January 1, 2008.

In December 2007, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. As such, the Corporation only partially adopted the provisions of SFAS #157, and will begin to account and report for non-financial assets and liabilities in 2009. In October 2008, the FASB issued FASB Staff Position 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to the Corporation’s December 31, 2008 consolidated financial statements. The adoption of SFAS 157 and FSP 157-3 had no impact on the amounts reported in the financial statements.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

Description	December 31, 2008	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Securities available for sale	$66,376	$465	$65,486	$425

The following table presents a reconciliation of the securities available for sale measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31:

2008
(In Thousands)
Beginning balance, January 1	$425
Total unrealized losses included in other comprehensive income	—

Ending balance, December 31	$425

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

Description	December 31, 2008	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in Thousands)
Impaired loans	$599	$—	$—	$599

As discussed above, the Bank has delayed its disclosure requirements of non-financial assets and liabilities. Real estate owned with write-downs subsequent to foreclosure are carried at fair value at the balance sheet date, for which the Corporation has not yet adopted the provisions of SFAS 157.

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Corporation’s financial instruments at December 31, 2008 and 2007.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Cash and cash equivalents (carried at cost):

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Time certificates of deposit (carried at cost):

The carrying amount of time certificates of deposit approximates its fair value.

Securities:

The fair value of securities available for sale are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidy and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). The Corporation has one level 3 security, which is a local, closely held, community bank equity security with limited trading activity.

Loans receivable (carried at cost):

For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered in the market for loans with similar terms to borrowers of similar credit quality.

Impaired loans (generally carried at fair value):

Impaired loans are those that are accounted for under FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS 114”), in which the Corporation has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances of $599,000, with a valuation allowance of $36,000. No additional provisions for loan losses were recorded for the year on the impaired loans.

Restricted investment in bank stock (carried at cost):

The carrying amount of restricted investment in bank stock approximates fair value.

Accrued interest receivable and payable (carried at cost):

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost):

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt (carried at cost):

Fair values of long-term debt are estimated using discounted cash flow analysis, based on rates currently available to the Corporation for advances from the FHLB with similar terms and remaining maturities

Junior Subordinated debt (carried at cost):

Fair values of junior subordinated debt are estimated using discounted cash flow analysis, based on rates currently offered on such debt, with similar terms and remaining maturities. As the Corporation has the ability to redeem the junior subordinated debt at any time, the fair value approximates its carrying value.

Off-balance sheet financial instruments (disclosed at cost):

Fair values for the Corporation’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2008 and 2007.

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$6,864	$6,864	$10,082	$10,082
Time certificates of deposit	396	396	594	594
Investment securities:
Available for sale	66,376	66,376	63,340	63,340
Held to maturity	24,127	23,248	21,229	21,288
Loans, less allowance for loan losses	212,377	213,544	191,225	189,998
Accrued interest receivable	1,241	1,241	1,167	1,167
Restricted investment in bank stocks	2,661	2,661	1,965	1,965

Financial liabilities:
Deposits	262,606	263,790	245,046	244,952
Short-term borrowings	10,613	10,613	10,320	10,320
Long-term borrowings	22,000	24,281	18,000	18,917
Junior subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	570	570	567	567
Off-balance sheet financial instruments	—	—	—	—

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2008	2007
	(In Thousands)
ASSETS
Cash	$324	$145
Investment in bank subsidiary	27,369	25,671
Investment in unconsolidated subsidiary trust	155	155
Securities available for sale	890	902
Other assets	79	94

Total Assets	$28,817	$26,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$249	$279
Junior subordinated debt	5,155	5,155
Shareholders’ equity	23,413	21,533

Total Liabilities and Shareholders’ Equity	$28,817	$26,967

STATEMENTS OF INCOME

	Years Ended December 31,
	2008	2007
	(In Thousands)
Dividends from bank subsidiary	$1,298	$1,008
Other dividends	38	43
	1,336	1,051
Expenses	380	469

	956	582
Equity in undistributed earnings in bank subsidiary	1,380	1,435

Net Income	$2,336	$2,017

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,336	$2,017
Equity in undistributed earnings of bank subsidiary	(1,380)	(1,435)
Decrease in other assets	42	6
Increase (decrease) in other liabilities	(30)	6

Net Cash Provided by Operating Activities	968	594

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(57)	—

Net Cash Used in Investing Activities	(57)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	58	—
Acquisition of treasury stock	(62)	—
Cash dividends paid	(728)	(658)

Net Cash Used in Financing Activities	(732)	(658)

Net Increase (Decrease) in Cash	179	(64)
CASH - BEGINNING	145	209

CASH - ENDING	$324	$145

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)
2008:
Interest income	$4,672	$4,711	$4,534	$4,491
Interest expense	2,259	2,288	2,373	2,484
Net interest income	2,413	2,423	2,161	2,007
Provision for loan losses	197	93	75	—
Provision for federal income taxes	109	220	173	119
Net income	502	719	611	504
Net income per share, basic	0.36	0.51	0.44	0.36
2007:
Interest income	$4,389	$4,266	$4,085	$3,957
Interest expense	2,498	2,377	2,284	2,230
Net interest income	1,891	1,889	1,801	1,727
Provision for loan losses	30	30	—	—
Provision for federal income taxes	114	170	118	98
Net income	511	603	472	431
Net income per share, basic	0.36	0.43	0.34	0.31

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

Declines in the fair value of securities held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. No securities were deemed to be other than temporarily impaired as of December 31, 2008.

OVERVIEW

In 2008, the Corporation recorded net income of $2,336,000, an increase of $319,000 or 15.8%, from net income of $2,017,000 in 2007.

The increase in net income during 2008 as compared to 2007 is primarily a result of the following:

•	Increase in net interest income after provision for loan losses of $1,391,000;

•	Increase in total other income of $189,000;

•	Increase in total other operating expenses of $1,140,000; and

•	Increase in provision for income taxes of $121,000.

Basic earnings per share were $1.67 in 2008 compared to $1.44 in 2007. Return on average equity for 2008 was 10.52% compared to 9.91% in 2007. Return on average assets was 0.73% for 2008 compared with 0.70% in 2007.

During 2008, the Corporation experienced $21,152,000 or 11.1% growth in loans, $5,934,000 or 7.0% growth in securities, and $17,560,000 or 7.2% growth in deposits. These increases were offset by a $3,218,000 or 31.9% decrease in cash and cash equivalents. As a result of these trends total assets of the Corporation grew by $24,419,000 or 8.1%.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $9,541,000 in 2008 from $7,783,000 in 2007 and $7,518,000 in 2006.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2008			2007			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$67,980	$3,414	5.02%	$57,315	$2,716	4.74%	$50,672	$2,164	4.27%
Tax-exempt	21,185	1,312	6.19%	20,140	1,188	5.90%	22,790	1,285	5.64%

Total Securities	89,165	4,726	5.30%	77,455	3,904	5.04%	73,462	3,449	4.69%
Other	5,065	186	3.67%	6,687	388	5.80%	5,929	292	4.92%
Loans:
Taxable	200,771	13,766	6.86%	180,907	12,671	7.00%	168,328	11,542	6.86%
Tax-exempt	3,490	267	7.65%	2,754	209	7.59%	2,532	191	7.54%

Total Loans	204,261	14,033	6.87%	183,661	12,880	7.01%	170,860	11,733	6.87%

Total Interest Earning Assets	298,491	18,945	6.35%	267,803	17,172	6.41%	250,251	15,474	6.18%
Non-interest earnings assets	20,799			20,716			21,641

Total Assets	$319,290			$288,519			$271,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$22,876	$91	0.40%	$21,637	$116	0.54%	$21,786	$121	0.56%
Savings deposits	22,840	189	0.83%	22,848	231	1.01%	24,359	221	0.91%
Time deposits	185,808	7,571	4.07%	165,060	7,341	4.45%	147,338	5,910	4.01%

Total Interest Bearing Deposits	231,524	7,851	3.39%	209,545	7,688	3.67%	193,483	6,252	3.23%
Short-term borrowings	9,146	169	1.85%	8,344	373	4.47%	7,064	319	4.52%
Long-term borrowings	26,966	1,384	5.13%	23,454	1,328	5.66%	27,539	1,385	5.03%

Total Interest Bearing Liabilities	267,636	9,404	3.51%	241,343	9,389	3.89%	228,086	7,956	3.49%

Demand deposits, non-interest bearing	26,941			24,859			23,372
Other liabilities	2,506			1,969			1,721
Shareholders’ equity	22,207			20,348			18,713

Total Liabilities and Shareholders’ Equity	$319,290			$288,519			$271,892

NET INTEREST INCOME		$9,541			$7,783			$7,518

INTEREST RATE SPREAD			2.84%			2.52%			2.70%

NET INTEREST MARGIN			3.20%			2.91%			3.00%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $(24,000) in 2008, $38,000 in 2007, and $80,000 in 2006.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2008 versus 2007			2007 versus 2006
	Change Due to			Change Due to
	Rate	Volume	Total	Rate	Volume	Total
INTEREST EARNING ASSETS
Securities:
Taxable	$163	$535	$698	$237	$315	$552
Tax-exempt	59	65	124	59	(156)	(97)
Other	(148)	(54)	(202)	65	31	96
Total loans	(265)	1,418	1,153	249	898	1,147

Total	(191)	1,964	1,773	610	1,088	1,698

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	(30)	5	(25)	(4)	(1)	(5)
Savings deposits	(42)	—	(42)	26	(16)	10
Time deposits	(616)	846	230	643	788	1,431
Short-term borrowings	(219)	15	(204)	(3)	57	54
Long-term borrowings	(124)	180	56	174	(231)	(57)

Total	(1,031)	1,046	15	836	597	1,433

Net Interest Income	$840	$918	$1,758	$(226)	$491	$265

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2008 VERSUS 2007

During 2008, tax equivalent interest income increased by $1,773,000 as the result of an increase in earning assets, offset by a slight decrease in the yield on earning assets of 0.06%. Average loans increased $20,600,000 impacting interest income by $1,418,000 and the yield on loans decreased 0.14% impacting interest income by $265,000. Total average securities increased $11,710,000 increasing interest income $600,000 and the yield on securities increased 0.26% increasing interest income $222,000.

Total average interest-bearing liabilities grew by $26,293,000 between 2008 and 2007 increasing interest expense by $1,046,000 for 2008, and the average rate paid on interest-bearing liabilities decreased 0.38% decreasing interest expense by $1,031,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.29% increase in net interest margin from 2007 to 2008 reflects the decrease in rates on interest-bearing liabilities out-pacing the decrease in rates on interest-earning assets.

2007 VERSUS 2006

During 2007, tax equivalent interest income increased by $1,698,000 compared to 2006 fueled by both an increase in earning assets and an increase in the yield on earning assets of 0.23%. Average loans increased $12,801,000 impacting interest income by $898,000 and the yield on loans increased 0.14% impacting interest

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

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

The Corporation recorded a $365,000 provision for loan losses in 2008 compared to $60,000 in 2007. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section. Based on that analysis, the level of the allowance for loan losses is appropriate at this time.

OTHER INCOME

2008 VERSUS 2007

Other income of $2,296,000 during 2008 increased by $189,000 compared to 2007, primarily as a result of the following:

An increase in income from fiduciary activities of $23,000.

An increase in service charges on deposit accounts of $128,000 or 17.0%, which is consistent with the increase in deposit accounts coupled with an increase in NSF fees.

An increase in ATM card fees of $45,000, reflecting the increasing use of our ATM and debit cards.

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

OTHER EXPENSES

2008 VERSUS 2007

Other expenses increased $1,140,000 or 16.7% to $7,978,000 during 2008 compared to $6,838,000 during 2007, primarily as a result of the following:

An increase in employee compensation and benefits of $537,000 as the result of increases in the number of staff and merit increases during the year.

An increase in net occupancy and equipment expense of $54,000.

An increase in director and advisory board compensation of $56,000 as a result of increased directors’ fees and costs of deferred compensation plans.

An increase in ATM expense of $97,000 primarily because of a refund of prior expenses in 2007, with no similar refund in 2008.

An increase in other operating expenses of $340,000 consisting of increases in FDIC/OCC assessments of $97,000, a provision for unfunded commitments of $119,000, loan collection costs of $18,000, correspondent charges of $21,000, and training expense increases of $36,000. With the current turmoil in the banking industry, management anticipates FDIC insurance expenses will rise dramatically in 2009 as well.

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

INCOME TAXES

Income tax expense was $621,000 for 2008 compared to $500,000 for 2007 and $461,000 for 2006. Income tax expense as a percentage of income before income taxes was 21.0% for 2008 and 19.9% for 2007. The actual effective rate deviates from the 34% statutory rate due to tax exempt interest income and income earned on cash surrender value of life insurance. The Corporation’s higher effective tax rate in 2008 was a result of a decrease in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to footnote 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 73.3% or $66,376,000, of total securities at December 31, 2008 was classified as available for sale. Net unrealized gains at year-end 2008 were $1,195,000 compared to $487,000 at year-end 2007. The net unrealized gain at December 31, 2008 is reflected as accumulated other comprehensive income of $766,000 in shareholders’ equity, net of deferred income taxes compared to $295,000 at December 31, 2007. This increase reflects changes in interest rates during 2008. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2008, the Corporation has not recognized other-than-temporary impairment on any of its investment securities. For additional information on unrealized losses by investment type, see footnote 3 to the consolidated financial statements.

Held to maturity securities totaled $24,127,000 at December 31, 2008 compared to $21,229,000 a year ago. The increase was a result of new purchases exceeding maturities of U.S. Government agency securities and state and municipal securities. A significant portion of this portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities

(In Thousands)

	2008	2007	2006
AVAILABLE FOR SALE SECURITIES AT FAIR VALUE
U.S. Agencies	$6,724	$9,170	$12,121
Mortgage-backed securities	58,762	53,268	35,957
Stock in other banks	890	902	877

	66,376	63,340	48,955

HELD TO MATURITY SECURITIES AT AMORTIZED COST
U.S. Agencies	250	705	781
State and municipal	23,877	20,524	20,292

	24,127	21,229	21,073

	$90,503	$84,569	$70,028

SECURITIES (CONTINUED)

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Agencies	$739	4.75%	$2,909	4.53%	$3,326	5.25%	$—	—%	$6,974	4.90%
State and municipal	3,671	5.15	2,612	5.21	8,571	6.64	9,023	6.19	23,877	6.08
Mortgage-backed securities	156	4.12	3,749	4.25	7,873	4.92	46,984	5.10	58,762	5.02
Equity securities	—	—	—	—	—	—	890	—	890	—

	$4,566	5.05%	$9,270	4.61%	$19,770	5.72%	$56,897	5.19%	$90,503	5.24%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2008	2007	2006	2005	2004
	(In Thousands)
Commercial, financial and agricultural	$22,944	$17,523	$16,691	$14,562	$12,918
Real estate:
Commercial	41,227	38,327	36,021	33,622	31,578
Construction	5,730	1,435	—	34	99
Residential	138,209	129,563	121,419	110,256	100,043
Installment	6,159	5,946	5,398	5,008	4,527

Total	214,269	192,794	179,529	163,482	149,165
Allowance for loan losses	(1,633)	(1,249)	(1,230)	(1,264)	(1,264)
Deferred loan fees and costs, net	(259)	(320)	(369)	(418)	(383)

Loans	$212,377	$191,225	$177,930	$161,800	$147,518

The loan portfolio comprises the major portion of the Corporation’s earning assets. The increase in loans of $21,152,000, or 11.1%, during 2008 was attributable to increases in all loan categories. Residential real estate grew by $8,646,000, commercial real estate which grew by $2,900,000, construction loans grew by $4,295,000, and commercial, financial, and agricultural loans grew by $5,421,000.

LOANS (CONTINUED)

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities—Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$8,089	$7,056	$7,799	$22,944
Real estate:
Commercial	2,406	2,242	36,579	41,227
Construction	1,712	3,950	68	5,730

Total	$12,207	$13,248	$44,446	$69,901

Loans with a fixed interest rate	$3,633	$12,874	$15,799	$32,306
Loans with a variable interest rate	8,574	374	28,647	37,595

Total	$12,207	$13,248	$44,446	$69,901

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectibility cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of a reduction or deferral of interest and/or principal. As of December 31, 2008 and 2007, the Corporation had no troubled debt restructurings. Potential problem loans include impaired loans that are not on non-accrual basis or past due more than 90 days and still accruing, which, as of December 31, 2008, totaled $111,000 and included 1 residential mortgage, 1 commercial mortgage and 1 commercial loan. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2008	2007	2006	2005	2004
Non-accrual loans	$2,623	$1,976	$2,532	$1,131	$504
Accruing loans 90 days past due	—	—	—	—	—

Total Non-Performing Loans	2,623	1,976	2,532	1,131	504
Foreclosed real estate	—	—	255	106	56

Total Non-Performing Assets	$2,623	$1,976	$2,787	$1,237	$560

Potential problem loans	$635	$1,812	$1,914	$1,336	$1,964

Ratios:
Non-performing loans to total loans	1.24%	1.03%	1.42%	0.70%	0.34%
Non-performing assets to total loans and foreclosed real estate	1.24%	1.03%	1.56%	0.76%	0.38%
Non-performing loans to allowance for loan losses	160.62%	158.21%	205.85%	89.48%	39.87%
Non-accrual loans:
Interest income that would have been recorded under original terms	91	159	287	129	34
Interest income recorded during the year	23	98	228	96	21

Total non-performing assets at year-end 2008 increased $647,000 as a result of the increase in loans in non-accrual status. This increase is primarily the result of a $487,000 increase in residential mortgage loans in non-accrual status.

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

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2008	2007	2006	2005	2004
Beginning balance	$1,249	$1,230	$1,264	$1,264	$1,212
Provision for loan losses	365	60	—	30	121
Loans charged off:
Commercial, financial and agricultural	—	—	—	—	50
Real estate	—	21	24	18	—
Installment	9	22	15	14	22

Total Charged-off	9	43	39	32	72

Recoveries:
Commercial, financial and agricultural	—	—	—	—	—
Real estate	24	—	—	—	—
Installment	4	2	5	2	3

Total Recoveries	28	2	5	2	3

Net charge-offs (recoveries)	(19)	41	34	30	69

Ending balance	$1,633	$1,249	$1,230	$1,264	$1,264

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Years Ended December 31,
	2008	2007	2006	2005	2004
Ratios:
Net charge-offs to average loans	(0.01)%	0.02%	0.02%	0.02%	0.06%
Allowance for loan losses to total loans	0.76%	0.65%	0.69%	0.78%	0.86%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2008		2007		2006		2005		2004
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Commercial, financial and agricultural	$403	10.71%	$357	9.09%	$314	9.30%	$297	8.90%	$286	8.66%
Real estate:
Commercial	334	19.24	449	19.88	448	19.85	365	20.57	338	21.17
Construction	—	2.67	—	0.75	—	—	—	0.02	—	0.07
Residential	692	64.50	262	67.20	235	67.84	224	67.45	262	67.07
Installment	126	2.88	142	3.08	139	3.01	128	3.06	26	3.03
Unallocated	78	N/A	39	N/A	94	N/A	250	N/A	352	N/A

Total	$1,633	100.00%	$1,249	100.00%	$1,230	100.00%	$1,264	100.00%	$1,264	100.00%

Management believes the allowance for loan losses at December 31, 2008 and 2007 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

With the change in current economic conditions, particularly the residential real estate market, management has reevaluated the economic factors as they relate to the loan loss reserve analysis. As disclosed in the table above the allocation for residential real estate has increased dramatically in 2008 compared to 2007, as a result of increased qualitative factors in the reserve allocation, reflective of a weakening economy and softening real estate market.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2008, deposits totaled $262,606,000 up $17,560,000 or 7.2%, from year-end 2007. Time deposits

DEPOSITS (CONTINUED)

contributed most of the growth with a $10,989,000 or 6.3% increase. Demand deposits increased $4,182,000 and savings deposits increased $2,389,000. The growth in deposits resulted from continuing bank-wide promotions.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	2008	2007	2006
	(Dollars in Thousands)
Amount outstanding at end of year:
Federal funds purchased	$324	$—	$—
Securities sold under agreements to repurchase	4,189	10,251	7,322
Short-term FHLB advances	6,000	—	—
Treasury tax and loan note	100	69	95

	$10,613	$10,320	$7,417

Weighted average interest rate at end of year	0.78%	3.63%	4.71%
Maximum amount outstanding at any end of month	$15,865	$11,234	$8,656
Daily average amount outstanding	9,147	8,344	7,064
Approximate weighted average interest rate for the year	1.85%	4.47%	4.52%

Long-term borrowings increased $4,000,000 in 2008 due to the net increase in FHLB advances. Additional information on borrowings is located in footnote 7 to the consolidated financial statement.

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2008, the Corporation had unfunded outstanding commitments to extend credit of $31.8 million and outstanding standby letters of credit of $231,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to footnote 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2008 totaled $262,606,000 and averaged $258,465,000 for the year; this is consistent with the increase in deposits for the year. Likewise, year-end 2007 deposits totaled $245,046,000 and averaged $234,404,000 for the year.

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $4,410,000 at year-end 2008 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 65.0% of the total amortized cost of securities as of December 31, 2008. These sources provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs may include selling securities available for sale, which had a fair value of $66,376,000 at December 31, 2008, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank approximated $154,943,000 at December 31, 2008, of which $126,943,000 or 81.9% was available.

The Corporation’s loan to deposit ratio, for 2008, was maintained at an average of 79.0% and ended the year at 80.9% compared to an average of 78.4% in 2007 and 80.0% at the end of 2006.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2008 totaled $31.8 million and standby letters of credit totaled $231,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 31.2% in 2008, compared to 32.6% in 2007. Shareholders’ equity at the end of 2008 totaled $23,413,000, an increase of $1,880,000 or 8.7% over year-end 2007. The increase was a result of net income, an increase in the unrealized gain on securities available for sale, net of taxes of $471,000, an increase in common stock and surplus of $58,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $728,000, a decrease of $195,000 in retained earnings reflecting the cumulative effect adjustment upon adaption of EITF 06-04 and the purchase of treasury stock of $62,000. Likewise, shareholders’ equity at the end of 2007 totaled $21,533,000, an increase of $1,859,000 or 9.4% over year-end 2006. The increase was a result of net income, an increase in the unrealized loss on securities available for sale, net of taxes of $500,000, partially offset by the dividend payout of $658,000.

The table in footnote 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2008 and 2007. These ratios show that the Bank exceeds the federal regulatory minimum requirements for a “well capitalized bank.” The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

The Corporation is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if implemented, would have a material effect on the Corporation’s capital, liquidity or its operations.

On January 8, 2008, the Board of Directors of the Company authorized a stock repurchase program pursuant to which the Company is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2008, the Corporation has purchased 2,050 shares under this repurchase program.

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

Summary of Selected Financial Data

(Amounts in Thousands, Except Per Share Data)

	2008	2007	2006	2005	2004
Income Statement Data
Net interest income	$9,004	$7,308	$7,016	$6,978	$6,994
Provision for loan losses	365	60	—	30	121
Gains on sales of securities	—	—	24	299	133
Other income	2,296	2,107	1,896	1,663	1,497
Other expenses	7,978	6,838	6,510	6,286	5,761

Income before Income Taxes	2,957	2,517	2,426	2,624	2,742
Income tax expense	621	500	461	553	619

Net Income	$2,336	$2,017	$1,965	$2,071	$2,123

Balance Sheet Data (Period End)
Total assets	$326,714	$302,295	$278,520	$267,157	$247,655
Loans, net	212,377	191,225	177,930	161,800	147,518
Investments:
Held to maturity	24,127	21,229	21,073	24,824	23,327
Available for sale	66,376	63,340	48,955	52,140	51,120
Deposits	262,606	245,046	222,374	211,944	203,130
Short-term borrowings	10,613	10,320	7,417	8,937	4,449
Long-term borrowings	27,155	23,155	27,155	26,155	21,155
Shareholders’ equity	23,413	21,533	19,674	18,332	17,408

Per Share Data
Basic earnings	$1.67	$1.44	$1.40	$1.48	$1.52
Cash dividends declared	0.52	0.47	0.43	0.39	0.35
Book value	16.73	15.38	14.05	13.10	12.43
Weighted average common shares outstanding	1,400	1,400	1,400	1,400	1,400

Selected Ratios
Return on average assets	0.73%	0.70%	0.72%	0.81%	0.89%
Return on average shareholders’ equity	10.52%	9.91%	10.50%	11.59%	12.77%
Average equity to average assets	6.96%	7.05%	6.88%	6.98%	6.93%
Allowance for loan losses to total loans at end of period	0.76%	0.65%	0.69%	0.78%	0.86%
Dividend payout ratio	31.14%	32.62%	30.64%	26.36%	23.08%

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

JODY D. GRAYBILL

President and Trust Officer

K. LEE HOPKINS

Senior Vice President and Credit Services Division Manager

KIMBERLY A. BENNER

Vice President and Trust and Investment Services Division Manager

RICHARD R. LEITZEL

Vice President and Chief Financial Officer

DAVID S. RUNK

Vice President and Senior Risk Manager

TIMOTHY P. STAYER

Vice President and Community Banking Services Division Manager

SCOTT E. FRITZ

Vice President and Commercial Loan Officer

PATTI L. MCLAUGHLIN

Assistant Vice President and Commercial Loan Officer

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

ADAM E. TRUITT

Assistant Trust Officer

JENNIFER S. KAUFFMAN

Assistant Secretary

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

DALE BEASTON

HARRY E. CLARK

ELWOOD S. HENCH

RAYMOND T. LONG

JANE B. MARHEFKA

JAMES L. MCCLURE

CLAIR E. MCMILLEN

PHYLLIS S. MOHLER

GEORGE L. SETTLEMYER

ROBERT E. SHEAFFER

JOHN A. TETWILER

H. SCOTT WEIBLEY

A. JACK WELLER

RICHARD L. WIBLE

ADVISORY BOARDS

DELAWARE OFFICE

JOHN M. AUKER

DENNIS L. BASSLER

C. ROBERT HOCKENBROCK

MERVIN J. STRAWSER

FERMANAGH OFFICE

DANIEL B. BROWN

RONALD H. MAST

RICHARD E. RHINE

SAMUEL RITZMAN

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

	Per Share Sales Price		Dividends per Share
Quarter	High	Low

First, 2008	$31.50	$31.00	$0.125

Second	31.50	30.00	0.125

Third	31.50	29.50	0.135

Fourth	31.00	29.50	0.135

First, 2007	$31.00	$30.00	$0.115

Second	31.00	30.00	0.115

Third	31.00	31.00	0.120

Fourth	31.50	31.00	0.120

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,399,868 shares were outstanding at December 31, 2008. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 656 shareholders of record as of December 31, 2008.

The following graph shows a comparison of the cumulative total return on Corporation common stock for the period ending December 31, 2003 through December 31, 2008, as compared to the Nasdaq Composite Index and the Nasdaq Bank index. Shareholder returns on Corporation common stock are based upon reports to the Corporation by shareholders that bought or sold shares during the indicated period. The Corporation is not aware of all prices at which shares traded during this period. The shareholder returns shown in the graph are not necessarily indicative of future performance.

Stock and Dividend Information (continued)

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
First Community Financial Corporation	$100.00	$112.20	$135.53	$137.42	$141.76	$141.83
Nasdaq Composite Index	$100.00	$108.59	$110.08	$120.56	$132.39	$78.72
Nasdaq Bank Index	$100.00	$110.99	$106.18	$117.87	$91.85	$69.88

The performance illustrated assumes that $100 was invested in Corporation common stock and each index on December 31, 2003 and that all dividends were reinvested.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 14, 2009, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.

