Form 10-K, Exhibit 13
period 2009-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2010-03-15
CIK 763293

FIRST COMMUNITY

FINANCIAL CORPORATION

2009

Annual Report

Page
Management’s Letter to Shareholders	2-3

Your Partners in Success	4-5

Management’s Assessment of Internal Control Over Financial Reporting	6

Report of Independent Registered Public Accounting Firm	7

December 31, 2009 and 2008 Consolidated Balance Sheets:	8

Years ended December 31, 2009 and 2008 Consolidated Statements of Income:	9

Years ended December 31, 2009 and 2008 Consolidated Statements of Shareholders’ Equity:	10

Years ended December 31, 2009 and 2008 Consolidated Statements of Cash Flows:	11

Notes to Consolidated Financial Statements	12-39

Management’s Discussion and Analysis of Financial Condition and Results of Operations	40-55

Board of Directors: First Community Financial Corporation	56

Officers: First Community Financial Corporation	57

Officers: The First National Bank of Mifflintown	58

Directors Emeriti and Advisory Boards	59

Bank Locations in Juniata County and Perry County	60-61

Stock and Dividend Information	62-63

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholder:

As a community bank founded in 1864, our institution has experienced many economic cycles and trends over the years. Fundamental to community banking success through these cycles has been our devotion to customers and the communities in which we serve. With the people shown in this year’s report, our staff continues to carry on these values and traditions, while experiencing a very challenging economic period. This past year has seen many large, national financial institutions cease to exist, independently or otherwise, such as Bear Stearns, Lehman Brothers, Merrill Lynch and Wachovia. Meanwhile, our government has gotten involved in the financial system in unprecedented ways, while increasing spending to stimulate the economy.

While dealing with a significant economic recession, we report the following for 2009:

•	Assets expanded over $29 million to $356 million.

•	Gross loans grew by $5 million.

•	Deposits added $34 million.

•	Net income was $2,226,000.

•	Dividends increased 11.5%.

In addition, net income was impacted by an additional $544,000 more in FDIC and OCC fees than were paid in 2008, because of government assessments on all banks. As a result of loan volume growth and a challenging business environment, net income was also affected by an additional allocation to our loan reserves. Meanwhile, we remain well-capitalized.

Innovation, customer service and efficiency continue to be drivers of our organization. For example, we added a system to enable businesses to make deposits remotely from their locations and pay bills online. Our website was also updated during the year with a focus toward ease of use and enhanced information. Through it, we enable more customer feedback and communication, while we also still believe in maintaining the importance of personal relationships.

Also, during the year, Joseph E. Barnes and James R. McLaughlin left our Board; their years of service and contributions in making the bank what it is today have been greatly appreciated.

In 2010, we continue to move forward in our drive to continue to innovate as the bank grows. Thus, we plan to offer online mortgage loan applications through our updated website which should reach new customers, while streamlining lender paperwork. Additionally, a potential branch site is being pursued in Perry County near Newport.

Our bank maintains its commitment to our communities with the sponsorship of agricultural and business outlook meetings, food and toy drives, as well as supporting numerous community groups with our contributions of time and resources.

While continuing our efforts to be environmentally friendly, in addition to presenting committee and board materials in electronic form, we have begun to mail proxies and related financial reports on a consolidated household basis, unless shareholders prefer otherwise. Also, in 2010, we will offer online statements as an option to our bank customers which will save storage space for them, while cutting postage and handling costs.

Continuing to hire and develop high quality staff remains integral to our success, as we add new training options and resources during the year.

As always, we appreciate the contributions of our Board of Directors, Advisory Boards, Directors Emeriti, officers and employees, many of which I have been able to work alongside during my twenty two years at the bank. The efforts of this group, as well as those that were involved in past years, have enabled us to grow to eleven branches, while offering trust and investment services, today.

As economic conditions develop, we will continue to strive for future success with our commitment to community banking values and our local communities.

Your investment in our company is greatly appreciated. For additional information concerning our stock or other matters, please feel free to contact us by telephone at 717-436-2144, toll-free at 877-362-6433 or online at www.fnbmiffintown.com.

John P. Henry III	Jody D. Graybill
Chairman	President

PICTURES

PICTURES

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

We, as management of First Community Financial Corporation, are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles; provide a reasonable assurance that receipts and expenditures of the Corporation are only being made in accordance with authorizations of management and directors of the Corporation; and provide a reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are noted.

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2009, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2009, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework.”

This Annual Report does not include an attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Corporation’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this Annual Report.

/s/ Jody D. Graybill
Jody D. Graybill
President
(Principal Executive Officer)

/s/ Richard R. Leitzel
Richard R. Leitzel
Vice President and Chief Financial Officer
(Principal Financial Officer)

March 12, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. First Community Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Harrisburg, Pennsylvania

March 12, 2010

7

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$6,564	$6,278
Interest-bearing demand deposits	351	586
Federal funds sold	1,718	—

Cash and Cash Equivalents	8,633	6,864
Time certificates of deposit	396	396
Securities available for sale	81,437	66,376
Securities held to maturity, fair value 2009 $29,715; 2008 $23,248	30,204	24,127
Loans, net of allowance for loan losses 2009 $2,830; 2008 $1,633	216,600	212,377
Premises and equipment, net	6,175	6,397
Restricted investment in bank stocks	2,661	2,661
Investment in life insurance	5,109	4,933
Other assets	4,621	2,583

Total Assets	$355,836	$326,714

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$27,952	$29,192
Interest-bearing	268,507	233,414

Total Deposits	296,459	262,606
Short-term borrowings	4,512	10,613
Long-term debt	22,000	22,000
Junior subordinated debt	5,155	5,155
Other liabilities	2,352	2,927

Total Liabilities	330,478	303,301

SHAREHOLDERS’ EQUITY
Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; Shares issued, 2009 – 1,404,348; 2008 – 1,401,918 Shares outstanding, 2009 – 1,400,697; 2008 – 1,399,868	7,022	7,010
Capital in excess of par value	350	293
Retained earnings	16,820	15,406
Treasury stock, at cost 2009 – 3,651 shares; 2008 – 2,050 shares	(110)	(62)
Accumulated other comprehensive income	1,276	766

Total Shareholders’ Equity	25,358	23,413

Total Liabilities and Shareholders’ Equity	$355,836	$326,714

See notes to consolidated financial statements	8

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December, 31,
	2009	2008
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$14,143	$13,942
Securities:
Taxable	3,149	3,414
Tax exempt	1,158	866
Other	54	186

Total Interest Income	18,504	18,408

INTEREST EXPENSE
Deposits	7,494	7,851
Short-term borrowings	50	169
Long-term debt	1,239	1,384

Total Interest Expense	8,783	9,404

Net Interest Income	9,721	9,004
PROVISION FOR LOAN LOSSES	1,237	365

Net Interest Income after Provision for Loan Losses	8,484	8,639

OTHER INCOME
Service charges on deposits	828	880
Fiduciary activities	524	405
Earnings on investment in life insurance	223	211
ATM and debit card fees	572	545
Investment securities gains from sales	459	—
Realized gains on sales of foreclosed real estate	33	—
Other	316	255

Total Other Income	2,955	2,296

OTHER EXPENSES
Employee compensation and benefits	4,218	3,971
Net occupancy and equipment	1,152	1,192
Professional fees	429	352
Director and advisory boards compensation	337	371
ATM expenses	406	364
Supplies and postage	310	280
FDIC/OCC expense	756	212
Pennsylvania bank shares tax	230	242
Other operating	959	994

Total Other Expenses	8,797	7,978

Income before Income Taxes	2,642	2,957
PROVISION FOR INCOME TAXES	416	621

Net Income	$2,226	$2,336

BASIC EARNINGS PER SHARE	$1.59	$1.67

DIVIDENDS PER SHARE	$0.58	$0.52

See notes to consolidated financial statements	9

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Capital In Excess of Par Value	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
		(In Thousands, Except per Share Data)
BALANCE—JANUARY 1, 2008	$7,000	$245	$13,993	$—	$295	$21,533
Cumulative effect adjustment upon change in accounting principle			(195)			(195)
Comprehensive income:
Net income			2,336			2,336
Change in net unrealized gains on securities available for sale, net of deferred income taxes					471	471

Total comprehensive income						2,807

Issuance of stock in connection with dividend reinvestment plan 1,918 shares	10	48				58
Treasury stock acquired – 2,050 shares				(62)		(62)
Cash dividends, $0.52 per share			(728)			(728)

BALANCE, DECEMBER 31, 2008	$7,010	$293	$15,406	$(62)	$766	$23,413
Comprehensive income:
Net income			2,226			2,226
Change in net unrealized gains on securities available for sale, net of deferred income taxes					510	510

Total comprehensive income						2,736

Issuance of stock in connection with dividend reinvestment plan 2,430 shares	12	57				69
Treasury stock acquired – 1,601 shares				(48)		(48)
Cash dividends, $0.58 per share			(812)			(812)

BALANCE, DECEMBER 31, 2009	$7,022	$350	$16,820	$(110)	$1,276	$25,358

See notes to consolidated financial statements	10

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,226	$2,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	527	559
Amortization of intangible assets	17	17
Net accretion of investment securities	(113)	(271)
Earnings on investment in life insurance	(223)	(211)
Realized gains on securities	(459)	—
Realized gains on sales of foreclosed real estate	(33)	—
Provision for loan losses	1,237	365
Deferred income taxes	(446)	(227)
Increase in accrued interest receivable and other assets	(1,867)	(241)
Increase (decrease) in accrued interest payable and other liabilities	(405)	491

Net Cash Provided by Operating Activities	461	2,818

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities, calls and principal repayments	23,005	18,292
Proceeds from sales	8,981	—
Purchases	(46,101)	(20,643)
Securities held to maturity:
Proceeds from maturities, calls and principal repayments	3,886	2,670
Purchases	(9,570)	(5,275)
Net increase in loans	(5,703)	(21,517)
Decrease in time certificates of deposit	—	198
Purchases of premises and equipment	(305)	(186)
Proceeds from sale of foreclosed real estate	154	—
Net purchases of restricted investment in bank stocks	—	(696)

Net Cash Used in Investing Activities	(25,653)	(27,157)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	33,853	17,560
Net increase (decrease) in short-term borrowings	(6,101)	293
Proceeds from long-term debt	—	5,000
Repayment of long-term debt	—	(1,000)
Proceeds from issuance of common stock	69	58
Acquisition of treasury stock	(48)	(62)
Cash dividends paid	(812)	(728)

Net Cash Provided by Financing Activities	26,961	21,121

Net Increase (Decrease) in Cash and Cash Equivalents	1,769	(3,218)
CASH AND CASH EQUIVALENTS—BEGINNING	6,864	10,082

CASH AND CASH EQUIVALENTS—ENDING	$8,633	$6,864

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$8,910	$9,401

Income taxes paid	$1,002	$732

Non-cash investing activities
Transfers from loans to foreclosed real estate	$243	$—

See notes to consolidated financial statements	11

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

Subsequent Events

The Corporation has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2009, for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet dates, and the reported amounts of income and expenses for the years then ended. Actual results could differ from those estimates. The material estimates that are particularly susceptible to significant change are the determination of the allowance for loan losses and the evaluation of other-than-temporary impairment of securities.

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $112,767,000 and $107,626,000 at December 31, 2009 and 2008, respectively. Income from fiduciary activities is recognized on the accrual method.

Significant Group Concentrations of Credit Risk

Most of the Corporation’s activities are with customers located within the Central Pennsylvania region. Note 3 discusses the types of securities that the Corporation invests in. Note 4 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations in any one industry or customer.

Cash and Cash Equivalents

Cash and cash equivalents includes cash and due from banks, interest bearing demand deposits, federal funds sold and investments with an original maturity of 90 days or less. Federal funds are typically purchased and sold for one day periods. At times, the Corporation may have due from bank balances with its correspondent banks that exceed the federally insured limits.

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

Effective April 1, 2009, the Corporation adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a security prior to recovery and (b) it is more likely than not that it will not have to sell the security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before the recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. The adoption of this standard did not have a material impact on the Corporation’s consolidated financial statements.

Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Management evaluates equity securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) for equity securities, the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Time Certificates of Deposit

Time certificates of deposit are carried at cost, which approximates fair value.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of related costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Corporation is generally amortizing these amounts over the contractual life of the loan.

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

Restricted Investment in Bank Stocks

Restricted investment in bank stocks represents required investments in the common stock of correspondent banks, consisting of the Federal Reserve Bank of Philadelphia in the amount of $258,500, Atlantic Central Bankers Bank in the amount of $20,000, and the Federal Home Loan Bank (FHLB) of Pittsburgh in the amount of $2,382,100. These restricted investments are carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.

Management evaluates the restricted stock for impairment in accordance with FASB ASC Topic 942, Financial Services – Depository and Lending. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to its restricted stock as of December 31, 2009.

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

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is initially valued at its estimated fair market value, net of selling costs, at the time of foreclosure. Subsequent to foreclosure, valuations are periodically performed by

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreclosed Real Estate (Continued)

management and the foreclosed assets are carried at the lower of carrying amount or fair value less cost to sell. Gains and losses resulting from the sale or write-down of foreclosed real estate are recorded in other income, and revenues and expenses from operations and any changes in the valuation allowance are included in noninterest expense. Foreclosed real estate, which is included in other assets, amounted to $122,000 at December 31, 2009 and $0 in 2008.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $99,000 and $109,000 for the years ended December 31, 2009 and 2008, respectively.

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

Earnings per Share

The Corporation has a simple capital structure. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,399,459 and 1,399,998 for the years ended 2009 and 2008.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income (Continued)

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2008	2009
	(In Thousands)
Unrealized holding gains on available for sale securities	$1,226	$708
Reclassification adjustment for gains realized in net income	(459)	—

Net Unrealized Gains	767	708
Tax effect	(257)	(237)

Net of Tax Amount	$510	$471

Off Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

New and Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative generally accepted accounting principles (“GAAP”) for nongovernmental entities. The Codification does not change GAAP. Instead, it takes the thousands of individual pronouncements that currently comprise GAAP and reorganizes them into approximately 90 accounting Topics, and displays all Topics using a consistent structure. Contents in each Topic are further organized first by Subtopic, then Section and finally Paragraph. The Paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. FASB suggests that all citations begin with “FASB ASC,” where ASC stands for Accounting Standards Codification. Changes to the ASC subsequent to June 30, 2009 are referred to as Accounting Standards Updates (“ASU”).

In conjunction with the issuance of SFAS 168, the FASB also issued its first Accounting Standards Update No. 2009-1, “Topic 105 – Generally Accepted Accounting Principles” (“ASU 2009-1”) which includes SFAS 168 in its entirety as a transition to the ASC. ASU 2009-1 was effective for interim and annual periods ending after September 15, 2009 and did not have an impact on the Corporation’s financial position or results of operations but did change the referencing system for accounting standards.

In May 2009, FAS issued Statement No. 165, Subsequent Events, (codified within ASC 855). It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Pronouncements (Continued)

This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. This statement should not result in significant changes in the subsequent events that an entity reports – either through recognition or disclosure – in its financial statements.

In accordance with this statement, an entity should apply the requirements to the interim or annual financial periods ending after June 15, 2009.

In August 2009, the FASB issued ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value. The amendments within ASU 2009-05 clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

A valuation technique that uses:

a. The quoted price of the identical liability when traded as an asset.

b. Quoted prices for similar liabilities or similar liabilities when traded as assets.

Another valuation technique that is consistent with the principles of Topic 820.

Two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

When estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.

Both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.

This guidance was effective for the first reporting period (including interim periods) beginning after issuance. The adoption of this guidance did not have a material impact on the Corporation’s financial statements.

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Corporation may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC is currently required to make a determination in 2011 regarding the mandatory adoption of IFRS. The Corporation is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2009 and 2008, compensating balances approximated $1,779,000 and $1,676,000, respectively. During 2009 average required balances totaled $1,833,000 and during 2008 totaled $1,508,000.

NOTE 3—SECURITIES

Amortized cost and fair value at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
December 31, 2009:
U.S. Government agencies	$12,195	$74	$(38)	$12,231
Mortgage-backed securities	66,619	1,687	(72)	68,234
Equity securities	661	311	—	972

	$79,475	$2,072	$(110)	$81,437

December 31, 2008:
U.S. Government agencies	$6,590	$134	$—	$6,724
Mortgage-backed securities	58,084	883	(205)	58,762
Equity securities	507	387	(4)	890

	$65,181	$1,404	$(209)	$66,376

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES HELD TO MATURITY:
December 31, 2009:
U.S. Government agencies	$250	$11	$—	$261
State and municipal securities	29,954	374	(874)	29,454

	$30,204	$385	$(874)	$29,715

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2008:
U.S. Government agencies	$250	$17	$—	$267
State and municipal securities	23,877	186	(1,082)	22,981

	$24,127	$203	$(1,082)	$23,248

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2009	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
Mortgage-backed securities	$7,797	$71	$215	$1	$8,012	$72
U. S. agency securities	4,872	38	—	—	4,872	38

	12,669	109	215	1	12,884	110

SECURITIES HELD TO MATURITY:
State and municipal securities	7,479	119	4,648	755	12,127	874

Total	$20,148	$228	$4,863	$756	$25,011	$984

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2008	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
Mortgage-backed securities	$10,812	$84	$5,207	$121	$16,019	$205
Equity securities	16	4	—	—	16	4

	10,828	88	5,207	121	16,035	209

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
DECEMBER 31, 2008	(In Thousands)
SECURITIES HELD TO MATURITY:
State and municipal securities	11,408	818	1,025	264	12,433	1,082

Total	$22,236	$906	$6,232	$385	$28,468	$1,291

Management evaluates equity securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) for equity securities, the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 320, Investments – Debt and Equity Securities, clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management assesses whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing an other-than-temporary impairment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FASB Topic 320 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. FASB ASC Topic 320 was effective for the Corporation for interim and annual reporting periods June 30, 2009 and after. The adoption of this FASB ASC Topic did not impact the Corporation’s financial condition or results of operations.

At December 31, 2009, 3 U. S. agency securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 0.8%. In management’s opinion, these unrealized losses relate to changes in interest rates.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

At December 31, 2009, 19 mortgage-backed securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 0.9%. In management’s opinion, these unrealized losses relate to changes in interest rates. The Corporation’s mortgage backed security portfolio consists of only government sponsored agencies, and contains no private label securities.

At December 31, 2009, 47 state and municipal securities have unrealized losses with aggregate depreciation of 6.7% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

Management of the Corporation has determined none of the debt securities have declines that are deemed to be other-than-temporary.

During 2009, one equity security, a regional bank holding company, was deemed to be other-than-temporarily impaired and a $15,000 charge was recorded in the second quarter of 2009. This equity security had depreciated in fair value 70% during the last year, its dividend has been significantly reduced, and a near term recovery of value is not expected.

Amortized cost and fair value at December 31, 2009 by contractual maturity are shown below. Municipal securities with prerefunded issues are included in the category in which payment is expected to occur. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$3,365	$3,385	$1,102	$1,121
Over 1 year through 5 years	7,963	7,966	3,584	3,590
Over 5 years through 10 years	867	880	13,731	13,789
Over 10 years	—	—	11,787	11,215
Mortgage-backed securities	66,619	68,234	—	—
Equity securities	661	972	—	—

	$79,475	$81,437	$30,204	$29,715

At December 31, 2009 and 2008, securities with a book value of $34,700,000 and $26,123,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS

Loans at December 31 were as follows:

	2009	2008
	(In Thousands)
Commercial, financial and agricultural	$32,369	$22,944
Real estate:
Commercial	37,842	41,227
Construction	5,057	5,730
Residential	139,055	138,209
Installment	5,339	6,159

Total	219,662	214,269
Allowance for loan losses	(2,830)	(1,633)
Deferred loan fees and costs, net	(232)	(259)

Loans	$216,600	$212,377

The Bank grants commercial, residential and consumer loans to customers primarily within Juniata and Perry Counties of Pennsylvania and the surrounding area. A large portion of the loan portfolio is secured by real estate. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2009 in these related party loans were as follows (in thousands):

Balance, beginning	$962
Advances	1,323
Repayments	(1,457)

Balance, ending	$828

Changes in the allowance for loan losses were as follows:

	2009	2008
	(In Thousands)
Balance, beginning	$1,633	$1,249
Provision charged to operations	1,237	365
Recoveries on charged off loans	1	28
Loans charged off	(41)	(9)

Balance, ending	$2,830	$1,633

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

The following is a summary of information pertaining to impaired and nonaccrual loans as of the years ended December 31:

	2009	2008
	(In Thousands)
Impaired loans without a valuation allowance	$243	$562
Impaired loans with a valuation allowance	2,410	73

Total Impaired Loans	$2,653	$635

Valuation allowance related to impaired loans	$1,016	$36

Total nonaccrual loans	$4,254	$2,623

Troubled debt restructurings	$2,305	$—

Average investment in impaired loans	$1,924	$718

Interest income recognized on impaired loans	$115	$23

Interest earned but not accrued on nonaccrual loans	$143	$91

No additional funds are committed to be advanced in connection with impaired loans, which includes troubled debt restructurings. Impaired loans include nonperforming loans and also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

At December 31, 2009, the Corporation had a $2,305,000 commercial real estate loan that was modified in troubled debt restructurings. Subsequent to December 31, 2009, the Bank received additional information on the financial condition of this borrower and increased its provision for loan losses by $500,000 bringing the total reserve allocation for this credit to $1,000,000 as of December 31,2009. This is a loan to a manufacturer of supplies to the construction industry.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	Range of Useful Lives	2009	2008
	(in years)	(In Thousands)
Land	—	$741	$741
Buildings and improvements	7 - 39	7,631	7,627
Furniture, equipment and software	3 - 20	4,630	4,329

		13,002	12,697
Accumulated depreciation		(6,827)	(6,300)

		$6,175	$6,397

NOTE 6—DEPOSITS

Deposits were comprised of the following as of December 31:

	2009	2008
	(In Thousands)
Non-interest bearing demand	$27,952	$29,192
Interest bearing demand	24,452	23,523
Savings	67,886	24,129
Time deposits less than $100,000	123,193	132,260
Time deposits greater than $100,000	52,976	53,502

	$296,459	$262,606

Scheduled maturities of time deposits at December 31, 2009 were as follows (in thousands):

Years ending December 31:
2010	$96,047
2011	41,207
2012	10,110
2013	25,073
2014	3,732

$176,169

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2009 (in thousands):

Three months or less	$8,808
Over three and through six months	14,347
Over six and through twelve months	5,598
Over twelve months	24,223

Total	$52,976

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS

Short-term borrowings at December 31 were as follows:

	2009	2008
	(In Thousands)
Amount outstanding at end of year:
Securities sold under agreements to repurchase	$4,415	$4,189
Federal funds purchased	—	324
Federal Home Loan Bank	—	6,000
Treasury tax and loan note	97	100

	$4,512	$10,613

Securities sold under agreements to repurchase generally mature within one day from the transaction date. Securities with a carrying amount of $6,633,000 and $10,698,000 at December 31, 2009 and 2008, were pledged as collateral for these agreements. As of December 31, 2009, the interest rate on securities sold under agreements to repurchase was 1.14%. The securities underlying the agreements were under the Corporation’s control.

Long-term borrowings at December 31 were as follows:

	2009	2008
	(In Thousands)
Convertible advances:
Maturing in 2010 with an initial fixed rates ranging from 5.91% to 6.54%, with a weighted average rate of 6.23% at December 31, 2009 and 2008	$6,000	$6,000
Maturing in 2011 with an initial fixed rate of 4.98%	1,000	1,000
Maturing in 2013 with an initial fixed rate of 3.11%	5,000	5,000
Maturing in 2017 with initial fixed rates ranging from 4.30% to 4.60%, with a weighted average rate of 4.45% at December 31, 2009 and 2008.	10,000	10,000

	$22,000	$22,000

Convertible advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance after the specified fixed rate period has elapsed. At December 31, 2009, the FHLB has the option to convert advances to rates that range from three month LIBOR plus 0.07% to 0.13%, of which $17 million is eligible for the conversion option, but not exercised by the FHLB, at December 31, 2009. The remaining $5 million is not eligible for conversion until 2011. Upon the FHLB’s conversion option being exercised, the Bank has the option to repay the respective advance in full, without penalty.

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $137,368,000, of which $115,368,000 was available at December 31, 2009. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

The Corporation has issued $5,155,000 of floating rate junior subordinated deferrable interest debentures to a non-consolidated subsidiary trust, First Community Financial Capital Trust I (the Trust). The

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS (CONTINUED)

Corporation owns all of the common equity of the Trust. The debentures held by the trust are the sole assets of the trust.

The Trust issued $5,000,000 of mandatorily redeemable preferred securities to third-party investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3-month LIBOR plus 3.00%, (3.28% at December 31, 2009). Pursuant to the debenture agreement, the Corporation can elect to defer payments of interest for up to 20 consecutive quarterly periods, provided there is no event of default as defined in the indenture. The Corporation has not deferred any quarterly interest payments through December 31, 2009. The preferred securities are redeemable quarterly by the Corporation at 100% of principal plus accrued interest on or after January 7, 2009. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2034. The terms of the junior subordinated deferrable interest debentures match those of the preferred securities.

NOTE 8—OPERATING LEASES

The Corporation leases its Delaware (Juniata County) and Shermans Dale offices and the land on which its East Waterford office was constructed. The Corporation has an option through 2010 to purchase the land, for predetermined prices ranging from $105,000 up to $125,000. The Corporation also receives rental income for leasing of available space at its West Perry, Mifflintown and Loysville offices. Net lease expense was $7,000 in 2009 and $8,000 in 2008 after deducting rental expense of $62,000 and $63,000 respectively.

NOTE 9—INCOME TAXES

The components of income tax expense for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
	(In Thousands)
Federal:
Current	$862	$848
Deferred	(446)	(227)

	$416	$621

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2009 and 2008 are as follows:

	Percentage of Income before Income Taxes
	2009	2008
Federal income tax at statutory rate	34.0%	34.0%
Tax-exempt income	(16.2)	(11.2)
Earnings on investment in life insurance	(2.1)	(1.8)

	15.7%	21.0%

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES (CONTINUED)

Components of deferred tax assets and liabilities at December 31 were as follows:

	2009	2008
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$947	$548
Nonaccrual loans interest	49	31
Intangible assets	9	6
Retirement liabilities	506	477
State net operating loss carryforward	119	104

Gross deferred tax asset	1,630	1,166
Valuation allowance	(119)	(104)

	1,511	1,062

Deferred tax liabilities:
Accumulated depreciation	279	271
Available for sale securities	686	429
Other	20	25

	985	725

Net Deferred Tax Assets	$526	$337

The Corporation accounts for Income Taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). On January 1, 2008, the Corporation adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenue. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

As of December 31, 2009, the Corporation has State net operating loss carryforwards of $1,808,000 that expire through the year 2029. Management does not believe that these net operating loss carryforwards will be utilized prior to their expiration, as they were incurred by the holding company with little revenue opportunities to offset the losses, and as such, a valuation allowance has been provided for them.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES (CONTINUED)

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be sustained upon examination. The term “more likely than not” means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals of litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being sustained upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense. Tax years subject to examination by tax authorities are the years ended December 31, 2008, 2007 and 2006.

NOTE 10—RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $160,000 and $148,000 for 2009 and 2008.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2009	2008
	(In Thousands)
Employee compensation	$41	$43
Director compensation	70	119

The balance accrued for these plans included in other liabilities as of December 31, 2009 and 2008 totaled $1,489,000 and $1,403,000.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2009 and 2008, the cash value of these policies was $5,109,000 and $4,933,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2009, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
CORPORATION:
As of December 31, 2009:
Tier 1 leverage ratio (to average assets)	$29,051	8.1%	$≥14,358	≥4.0%	N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	29,051	15.0	≥ 7,741	≥4.0	N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	31,616	16.3	≥15,481	≥8.0	N/A		N/A

As of December 31, 2008:
Tier 1 leverage ratio (to average assets)	$27,599	8.4%	$≥13,100	≥4.0%	N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	27,599	14.7	≥ 7,486	≥4.0	N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	29,524	15.8	≥14,973	≥8.0	N/A		N/A

BANK:
As of December 31, 2009:
Tier 1 leverage ratio (to average assets)	$28,246	7.9%	$≥14,315	≥4.0%	$≥17,894	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	28,246	14.7	≥ 7,709	≥4.0	≥11,564	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	30,661	15.9	≥15,418	≥8.0	≥19,273	≥	10.0

As of December 31, 2008:
Tier 1 leverage ratio (to average assets)	$26,785	8.2%	$≥13,058	≥4.0%	$≥16,322	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	26,785	14.4	≥ 7,462	≥4.0	≥11,192	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	28,537	15.3	≥14,923	≥8.0	≥18,654	≥	10.0

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2009, approximately $4,259,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

In 2008 the Corporation implemented a dividend reinvestment and stock purchase plan. Holders of common stock may participate in the plan in which reinvested dividends and voluntary cash payments may be invested in additional common shares. The Corporation reserved 100,000 shares to be issued under this plan, of which 4,348 common shares have been issued pursuant to this plan.

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2009, the Corporation has purchased 3,651 shares under this repurchase program.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2009 and 2008 for guarantees under standby letters of credit issued is not material.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12—FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK (CONTINUED)

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2009	2008
	(In Thousands)
Commitments to extend credit	$33,787	$31,822
Standby letters of credit	216	231

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Corporation’s consolidated financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

ASC Topic 820, Fair Value Measurements and Disclosure, which defines fair value, establishes a framework for measuring fair value under GAAP, expands disclosures about fair value measurements, and applies to other accounting pronouncements that require or permit fair value measurements. The Bank adopted Fair Value Measurements effective for its fiscal year beginning January 1, 2008.

Fair value measurement and disclosure guidance, defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. Additional guidance is provided on determining when the volume and level of activity for the asset or liability has significantly decreased. The Topic also includes guidance on identifying circumstances when a transaction may not be considered orderly.

Fair value measurement and disclosure provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with fair value measurement and disclosure guidance.

ASC Topic 820 clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. This Topic provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Fair value measurement and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2009 and 2008 are as follows (in thousands):

Description	December 31, 2009	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Securities available for sale	$81,437	$464	$80,465	$508

Description	December 31, 2008	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Securities available for sale	$66,376	$465	$65,486	$425

The table below presents a reconciliation and income statement of gains and losses for available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the periods ending December 31, 2009 and December 31, 2008.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	2009	2008
Fair Value, beginning of year	$425	$425
Total losses included in other comprehensive income	(87)	0
Purchases	170	0

Fair Value, end of year	$508	$425

Assets measured at fair value on a non-recurring basis at December 31, 2009 and 2008 are summarized below:

Description	December 31, 2009	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$1,394	$—	$—	$1,394

Description	December 31, 2008	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$36	$—	$—	$36

Total impaired loans, which are measured for impairment using the fair value of the collateral for collateral-dependent loans, had a carrying amount of $2,410,000 and $72,000, net of the valuation allowances of $1,016,000 and $36,000 as of December 31, 2009 and December 31, 2008, respectively. This resulted in additional provision for loan losses of $1,000,000 for the years ending December 31, 2009 and $0 for the period ending December 31, 2008.

ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Corporation’s financial instruments at December 31, 2009 and December 31, 2008.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Securities:

The fair value of securities available for sale are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidy and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). The Corporation has one level 3 security, which is a local, closely held, community bank equity security with limited trading activity. The inputs used to determine the fair value of this security were the last reported sale price combined with the financial analysis of the bank to determine appropriateness of that sale price.

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

Impaired loans (generally carried at fair value):

Impaired loans are those that are accounted for under ASC Section 310-10-35, Receivables – Overall – Subsequent Measurement, in which the Corporation has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Restricted investment in bank stock (carried at cost):

The carrying amount of restricted investment in bank stock approximates fair value.

Accrued interest receivable and payable (carried at cost):

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost):

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt (carried at cost):

Fair values of long-term debt are estimated using discounted cash flow analysis, based on rates currently available to the Corporation for advances from the FHLB with similar terms and remaining maturities.

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

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2009 and 2008.

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$8,633	$8,633	$6,864	$6,864
Time certificates of deposit	396	396	396	396
Investment securities:
Available for sale	81,437	81,437	66,376	66,376
Held to maturity	30,204	29,715	24,127	23,248
Loans, less allowance for loan losses	216,600	217,481	212,377	213,544
Accrued interest receivable	1,452	1,452	1,241	1,241
Restricted investment in bank stocks	2,661	2,661	2,661	2,661

Financial liabilities:
Deposits	296,459	301,750	262,606	263,790
Short-term borrowings	4,512	4,512	10,613	10,613
Long-term debt	22,000	23,519	22,000	24,281
Junior subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	443	443	570	570
Off-balance sheet financial instruments	—	—	—	—

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2009	2008
	(In Thousands)
ASSETS
Cash	$122	$324
Investment in bank subsidiary	29,367	27,369
Investment in unconsolidated subsidiary trust	155	155
Securities available for sale	972	890
Other assets	61	79

Total Assets	$30,677	$28,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$164	$249
Junior subordinated debt	5,155	5,155
Shareholders’ equity	25,358	23,413

Total Liabilities and Shareholders’ Equity	$30,677	$28,817

STATEMENTS OF INCOME

	Years Ended December 31,
	2009	2008
	(In Thousands)
Dividends from bank subsidiary	$992	$1,298
Other dividends	38	38

	1,030	1,336
Expenses	248	380

	782	956
Equity in undistributed earnings in bank subsidiary	1,444	1,380

Net Income	$2,226	$2,336

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,226	$2,336
Equity in undistributed earnings of bank subsidiary	(1,444)	(1,380)
OTTI impairment charge	15	—
Decrease in other assets	18	42
Increase (decrease) in other liabilities	(56)	(30)

Net Cash Provided by Operating Activities	759	968

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(170)	(57)

Net Cash Used in Investing Activities	(170)	(57)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	69	58
Acquisition of treasury stock	(48)	(62)
Cash dividends paid	(812)	(728)

Net Cash Used in Financing Activities	(791)	(732)

Net Increase (Decrease) in Cash	(202)	179
CASH - BEGINNING	324	145

CASH - ENDING	$122	$324

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)
2009:
Interest income	$4,625	$4,614	$4,624	$4,641
Interest expense	2,176	2,202	2,215	2,190
Net interest income	2,449	2,412	2,409	2,451
Provision for loan losses	500	535	22	180
Provision for income taxes	(20)	71	143	222
Net income	351	519	615	741
Net income per share, basic	0.25	0.37	0.44	0.53
2008:
Interest income	$4,672	$4,711	$4,534	$4,491
Interest expense	2,259	2,288	2,373	2,484
Net interest income	2,413	2,423	2,161	2,007
Provision for loan losses	197	93	75	—
Provision for income taxes	109	220	173	119
Net income	502	719	611	504
Net income per share, basic	0.36	0.51	0.44	0.36

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

Declines in the fair value of securities held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) for equity securities, the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, management considers whether (1) it has the intent to sell the security and (2) it is more likely than not that it will be required to sell the security prior to its anticipated recovery.

OVERVIEW

In 2009, the Corporation recorded net income of $2,226,000, a decrease of $110,000 or 4.7%, from net income of $2,336,000 in 2008.

The decrease in net income during 2009 as compared to 2008 is primarily a result of the following:

•	Decrease in net interest income, after provision for loan losses, of $155,000;

•	Increase in total other income of $659,000;

•	Increase in total other expenses of $819,000; and

•	Decrease in provision for income taxes of $205,000.

Basic earnings per share were $1.59 in 2009 compared to $1.67 in 2008. Return on average equity for 2009 was 9.06% compared to 10.52% in 2008. Return on average assets was 0.65% for 2009 compared with 0.73% in 2008.

During 2009, the Corporation experienced $4,223,000 or 2.0% growth in loans, $21,138,000 or 23.4% growth in securities, and $33,853,000 or 12.9% growth in deposits. These increases were offset by a $6,101,000 or 57.5%

OVERVIEW (CONTINUED)

decrease in short-term borrowings. As a result of these trends total assets of the Corporation grew by $29,122,000 or 8.9%.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $10,434,000 in 2009 from $9,541,000 in 2008 and $7,783,000 in 2007.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2009			2008			2007
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$70,907	$3,149	4.44%	$67,980	$3,414	5.02%	$57,315	$2,716	4.74%
Tax-exempt	27,062	1,755	6.49%	21,185	1,312	6.19%	20,140	1,188	5.90%

Total Securities	97,969	4,904	5.01%	89,165	4,726	5.30%	77,455	3,904	5.04%

Other	9,251	54	0.58%	5,065	186	3.67%	6,687	388	5.80%
Loans:
Taxable	210,266	13,918	6.62%	200,771	13,766	6.86%	180,907	12,671	7.00%
Tax-exempt	4,476	341	7.62%	3,490	267	7.65%	2,754	209	7.59%

Total Loans	214,742	14,259	6.64%	204,261	14,033	6.87%	183,661	12,880	7.01%

Total Interest Earning Assets	321,962	19,217	5.97%	298,491	18,945	6.35%	267,803	17,172	6.41%

Non-interest earnings assets	22,563			20,799			20,716

Total Assets	$344,525			$319,290			$288,519

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$24,124	$48	0.20%	$22,876	$91	0.40%	$21,637	$116	0.54%
Savings deposits	40,253	506	1.26%	22,840	189	0.83%	22,848	231	1.01%
Time deposits	192,597	6,940	3.60%	185,808	7,571	4.07%	165,060	7,341	4.45%

Total Interest Bearing Deposits	256,974	7,494	2.92%	231,524	7,851	3.39%	209,545	7,688	3.67%
Short-term borrowings	4,612	50	1.08%	9,146	169	1.85%	8,344	373	4.47%
Long-term debt	27,155	1,239	4.56%	26,966	1,384	5.13%	23,454	1,328	5.66%

Total Interest Bearing Liabilities	288,741	8,783	3.04%	267,636	9,404	3.51%	241,343	9,389	3.89%

Demand deposits, non-interest bearing	28,443			26,941			24,859
Other liabilities	2,766			2,506			1,969
Shareholders’ equity	24,575			22,207			20,348

Total Liabilities and Shareholders’ Equity	$344,525			$319,290			$288,519

NET INTEREST INCOME		$10,434			$9,541			$7,783

INTEREST RATE SPREAD			2.93%			2.84%			2.52%

NET INTEREST MARGIN			3.24%			3.20%			2.91%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $(13,000) in 2009, $(24,000) in 2008, and $38,000 in 2007.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2009 versus 2008			2008 versus 2007
	Change Due to			Change Due to
	Rate	Volume	Total	Rate	Volume	Total
INTEREST EARNING ASSETS
Securities:
Taxable	$(395)	$130	$(265)	$163	$535	$698
Tax-exempt	62	381	443	59	65	124
Other	(151)	19	(132)	(148)	(54)	(202)
Total loans	(477)	703	226	(265)	1,418	1,153

Total	(961)	1,233	272	(191)	1,964	1,773

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	(46)	3	(43)	(30)	5	(25)
Savings deposits	98	219	317	(42)	—	(42)
Time deposits	(876)	245	(631)	(616)	846	230
Short-term borrowings	(70)	(49)	(119)	(219)	15	(204)
Long-term debt	(154)	9	(145)	(124)	180	56

Total	(1,048)	427	(621)	(1,031)	1,046	15

Net Interest Income	$87	$806	$893	$840	$918	$1,758

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2009 VERSUS 2008

During 2009, tax equivalent interest income increased by $272,000 as the result of an increase in earning assets, offset by a decrease in the yield on earning assets of 0.38%. Average loans increased $10,481,000 impacting interest income by $703,000 and the yield on loans decreased 0.23% reducing interest income by $477,000. Total average securities increased $8,804,000 increasing interest income $511,000 and the yield on securities decreased 0.29% decreasing interest income $333,000.

Total average interest-bearing liabilities grew by $21,105,000 between 2009 and 2008 increasing interest expense by $427,000 for 2009, and the average rate paid on interest-bearing liabilities decreased 0.47% decreasing interest expense by $1,048,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.04% increase in net interest margin from 2008 to 2009 reflects the decrease in rates on interest-bearing liabilities out-pacing the decrease in rates on interest-earning assets.

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

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.29% increase in net interest margin from 2007 to 2008 reflects the decrease in rates paid on interest-bearing liabilities out-pacing the decrease in rates earned on interest-earning assets.

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

The Corporation recorded a $1,237,000 provision for loan losses in 2009 compared to $365,000 in 2008. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section. Based on that analysis, the level of the allowance for loan losses is appropriate at this time.

OTHER INCOME

2009 VERSUS 2008

Other income of $2,955,000 during 2009 increased by $659,000 compared to 2008, primarily as a result of the following:

•	An increase in income from fiduciary activities of $119,000.

•	An increase in investment securities gains of $459,000.

•	An increase in ATM card fees of $27,000, reflecting the increasing use of our ATM locations.

•	An increase in gains on sales of foreclosed real estate of $33,000.

OTHER EXPENSES

2009 VERSUS 2008

Other expenses increased $819,000 or 10.3% to $8,797,000 during 2009 compared to $7,978,000 during 2008, primarily as a result of the following:

•	An increase in employee compensation and benefits of $247,000 as the result of increases in the number of staff and merit increases during the year.

•	An increase in professional fees of $77,000 or 21.9% as the result of increased legal and accounting fees.

OTHER EXPENSES (CONTINUED)

•	An increase in FDIC/OCC expense of $544,000 as the result of the increase in FDIC insurance premiums coupled with a special industry assessment by the FDIC.

•	An increase in ATM expense of $42,000 as a result of increased use of our ATM locations.

INCOME TAXES

Income tax expense was $416,000 for 2009 compared to $621,000 for 2008 and $500,000 for 2007. Income tax expense as a percentage of income before income taxes was 15.7% for 2009 and 21.0% for 2008. The actual effective rate deviates from the 34% statutory rate due to tax exempt interest income and income earned on cash surrender value of life insurance. The Corporation’s lower effective tax rate in 2009 was a result of an increase in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to footnote 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 72.9% or $81,437,000, of total securities at December 31, 2009 were classified as available for sale. Net unrealized gains at year-end 2009 were $1,962,000 compared to $1,195,000 at year-end 2008. The net unrealized gain at December 31, 2009 is reflected as accumulated other comprehensive income of $1,276,000 in shareholders’ equity, net of deferred income taxes compared to $766,000 at December 31, 2008. This increase reflects changes in interest rates during 2009. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) for equity securities, the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, management considers whether (1) it has the intent to sell the security and (2) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. During 2009, one equity security, a regional bank holding company, was deemed to be other-than-temporarily impaired and a $15,000 charge was recorded in the second quarter of 2009. This equity security had depreciated in fair value 70% during the last year, its dividend has been significantly reduced, and a near term recovery of value is not expected. For additional information on unrealized losses by investment type, see footnote 3 to the consolidated financial statements.

Held to maturity securities totaled $30,204,000 at December 31, 2009 compared to $24,127,000 a year ago. The increase was a result of new purchases exceeding maturities of U.S. Government agency securities and state and municipal securities. A significant portion of this portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

SECURITIES (CONTINUED)

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities

(In Thousands)

	2009	2008	2007
AVAILABLE FOR SALE SECURITIES AT FAIR VALUE
U.S. Government agencies	$12,231	$6,724	$9,170
Mortgage-backed securities	68,234	58,762	53,268
Stock in other banks	972	890	902

	81,437	66,376	63,340

HELD TO MATURITY SECURITIES AT AMORTIZED COST
U.S. Government agencies	250	250	705
State and municipal	29,954	23,877	20,524

	30,204	24,127	21,229

	$111,641	$90,503	$84,569

The scheduled maturities of the securities portfolio at December 31, 2009 is as follows:

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies	$3,635	3.16%	$7,966	3.75%	$880	4.53%	$—	—%	$12,481	3.63%
State and municipal	852	5.70	3,584	5.98	13,731	6.54	11,787	6.50	29,954	6.43
Mortgage-backed securities	—	—	—	—	—	—	68,234	4.06	68,234	4.06
Equity securities	—	—	—	—	—	—	972	—	972	—

	$4,487	3.64%	$11,550	4.44%	$14,611	6.42%	$80,993	4.36%	$111,641	4.61%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2009	2008	2007	2006	2005
	(In Thousands)
Commercial, financial and agricultural	$32,369	$22,944	$17,523	$16,691	$14,562
Real estate:
Commercial	37,842	41,227	38,327	36,021	33,622
Construction	5,057	5,730	1,435	—	34

LOANS (CONTINUED)

	2009	2008	2007	2006	2005
	(In Thousands)
Residential	139,055	138,209	129,563	121,419	110,256
Installment	5,339	6,159	5,946	5,398	5,008

Total	219,662	214,269	192,794	179,529	163,482
Allowance for loan losses	(2,830)	(1,633)	(1,249)	(1,230)	(1,264)
Deferred loan fees and costs, net	(232)	(259)	(320)	(369)	(418)

Loans	$216,600	$212,377	$191,225	$177,930	$161,800

The loan portfolio comprises the major portion of the Corporation’s earning assets. The increase in loans of $4,223,000, or 2.0%, during 2009 was attributable to the following: Residential real estate grew by $846,000, commercial real estate decreased by $3,385,000, construction loans decreased by $673,000, and commercial, financial, and agricultural loans grew by $9,425,000.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities—Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$12,220	$6,708	$13,441	$32,369
Real estate:
Commercial	2,802	2,695	32,345	37,842
Construction	4,040	950	67	5,057

Total	$19,062	$10,353	$45,853	$75,268

Loans with a fixed interest rate	$9,040	$9,694	$11,862	$30,596
Loans with a variable interest rate	10,022	659	33,991	44,672

Total	$19,062	$10,353	$45,853	$75,268

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectibility cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of

NON-PERFORMING ASSETS (CONTINUED)

a reduction or deferral of interest and/or principal. As of December 31, 2009, the Corporation had one troubled debt restructuring and none at December 31, 2008. Subsequent to December 31, 2009, the Bank received additional information on the financial condition of this borrower and increased its provision for loan losses by $500,000 bringing the total reserve allocation for this credit to $1,000,000 at December 31, 2009. Management will continue to monitor this credit and adjustments to the reserve may occur in the future. Potential problem loans include impaired loans that are not on non-accrual basis or past due more than 90 days and still accruing, which, as of December 31, 2009, totaled $348,000. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2009	2008	2007	2006	2005
Non-accrual loans	$4,254	$2,623	$1,976	$2,532	$1,131

Total Non-Performing Loans	4,254	2,623	1,976	2,532	1,131
Foreclosed real estate	122	—	—	255	106

Total Non-Performing Assets	$4,376	$2,623	$1,976	$2,787	$1,237

Troubled debt restructurings (included in non-accrual loans above)	$2,305	$—	$—	$—	$—

Potential problem loans	$348	$635	$1,812	$1,914	$1,336

Ratios:
Non-performing loans to total loans	1.96%	1.24%	1.03%	1.42%	0.70%
Non-performing assets to total loans and foreclosed real estate	2.02%	1.24%	1.03%	1.56%	0.76%
Non-performing loans to allowance for loan losses	150.32%	160.62%	158.21%	205.85%	89.48%
Non-accrual loans:
Interest income that would have been recorded under original terms	143	91	159	287	129
Interest income recorded during the year	115	23	98	228	96

Total non-performing assets at year-end 2009 increased $1,753,000 as a result of the increase in loans in non-accrual status. This increase is primarily the result of the troubled debt restructured loan to a manufacturer of inventory closely tied to the construction industry, discussed above.

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

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2009	2008	2007	2006	2005
Beginning balance	$1,633	$1,249	$1,230	$1,264	$1,264
Provision for loan losses	1,237	365	60	—	30
Loans charged off:
Commercial, financial and agricultural	7	—	—	—	—
Real estate	5	—	21	24	18
Installment	29	9	22	15	14

Total Charged-off	41	9	43	39	32

Recoveries:
Commercial, financial and agricultural	—	—	—	—	—
Real estate	—	24	—	—	—
Installment	1	4	2	5	2

Total Recoveries	1	28	2	5	2

Net charge-offs (recoveries)	40	(19)	41	34	30

Ending balance	$2,830	$1,633	$1,249	$1,230	$1,264

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Years Ended December 31,
	2009	2008	2007	2006	2005
Ratios:
Net charge-offs (recoveries) to average loans	0.02%	(0.01)%	0.02%	0.02%	0.02%
Allowance for loan losses to total loans	1.29%	0.76%	0.65%	0.69%	0.78%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2009		2008		2007		2006		2005
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Commercial, financial and agricultural	$575	14.74%	$403	10.71%	$357	9.09%	$314	9.30%	$297	8.90%
Real estate:
Commercial	1,333	17.23	334	19.24	449	19.88	448	19.85	365	20.57
Construction	—	2.30	—	2.67	—	0.75	—	—	—	0.02
Residential	697	63.30	692	64.50	262	67.20	235	67.84	224	67.45
Installment	114	2.43	126	2.88	142	3.08	139	3.01	128	3.06
Unallocated	111	N/A	78	N/A	39	N/A	94	N/A	250	N/A

Total	$2,830	100.00%	$1,633	100.00%	$1,249	100.00%	$1,230	100.00%	$1,264	100.00%

Management believes the allowance for loan losses at December 31, 2009 and 2008 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Federal Reserve Board, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

With the change in current economic conditions, particularly the residential and commercial real estate market, management has reevaluated the economic factors as they relate to the loan loss reserve analysis. As disclosed in the table above, the allocation for commercial, financial, and agricultural loans, as well as commercial real estate loans, have increased dramatically in 2009 compared to 2008, as a result of increased qualitative factors in the reserve allocation. These factors reflect a weakening economy and softening real estate market and include a significant charge for an impaired loan to a manufacturer of inventory closely tied to the construction industry. After reviewing the collateral securing this loan, management feels the loan may be undersecured and provided a specific reserve allocation for it.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2009, deposits totaled $296,459,000 up $33,853,000 or 12.9%, from year-end 2008. Savings deposits contributed most of the growth with $43,762,000. Demand deposits decreased $312,000 and time deposits decreased $9,597,000. The growth in deposits resulted from continuing bank-wide promotions of its money market account.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	2009	2008	2007
	(Dollars in Thousands)
Amount outstanding at end of year:
Federal funds purchased	$—	$324	$—
Securities sold under agreements to repurchase	4,415	4,189	10,251
Short-term FHLB advances	—	6,000	—
Treasury tax and loan note	97	100	69

	$4,512	$10,613	$10,320

Weighted average interest rate at end of year	1.14%	0.78%	3.63%
Maximum amount outstanding at any end of month	$6,440	$15,865	$11,234
Daily average amount outstanding	4,612	9,146	8,344
Approximate weighted average interest rate for the year	1.08%	1.85%	4.47%

Long-term debt at December 31 was as follows:

	2009	2008	2007
	(Dollars in Thousands)
Amount outstanding at end of year:
FHLB advances	$22,000	$22,000	$18,000
Junior subordinated debt	5,155	5,155	5,155

	$27,155	$27,155	$23,155

Weighted average interest rate at end of year	4.45%	5.32%	5.49%
Daily average amount outstanding	27,155	26,966	23,454
Approximate weighted average interest rate for the year	4.56%	5.13%	5.66%

Additional information on borrowings is located in footnote 7 to the consolidated financial statement.

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2009, the Corporation had unfunded outstanding commitments to extend credit of $33.8 million and outstanding standby letters of credit of $216,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the

OFF-BALANCE SHEET ARRANGEMENTS (CONTINUED)

total commitment level does not necessarily represent future cash requirements. The current amount of liability as of December 31, 2009 and 2008 for guarantees under standby letters of credit is not material. Refer to footnote 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2009 totaled $296,459,000 and averaged $285,417,000 for the year. Likewise, year-end 2008 deposits totaled $262,606,000 and averaged $258,465,000 for the year. Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $4,487,000 at year-end 2009 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 60.7% of the total amortized cost of securities as of December 31, 2009. These sources provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs may include selling securities available for sale, which had a fair value of $81,437,000 at December 31, 2009, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank was approximately $137,368,000 at December 31, 2009, of which $115,368,000 or 84.0% was available.

The Corporation’s average loan to deposit ratio for 2009 was 75.2% and ended the year at 73.2% compared to an average of 79.0% in 2008 and 78.0% at the end of 2007.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2009 totaled $33.8 million and standby letters of credit totaled $216,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 36.5% in 2009, compared to 31.1% in 2008. Shareholders’ equity at the end of 2009 totaled $25,358,000, an increase of $1,945,000 or 8.3% over year-end 2008. The increase was a result of net income, an increase in the unrealized gain on securities available for sale, net of taxes of $510,000, an increase in common stock and surplus of $69,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $812,000, and the purchase of treasury stock of $48,000. Likewise, shareholders’ equity at the end of 2008 totaled $23,413,000, an increase of $1,880,000 or 8.7% over year-end 2007. The increase was a result of net income, an increase in the unrealized gain on securities available for sale, net of taxes of $471,000, an increase in common stock and surplus of $58,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $728,000, a decrease of $195,000 in retained earnings reflecting the cumulative effect adjustment upon adoption of the liabilities associated with split dollar insurance policies and the purchase of treasury stock of $62,000.

The table in footnote 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2009 and 2008. These ratios show that the Bank exceeds the federal regulatory minimum

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

requirements for a “well capitalized bank.” The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

The Corporation’s ability to meet its expenses and pay dividends to its shareholders is dependent on the cash dividends it receives from the Bank. Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2009, approximately $4,259,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

The Corporation is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if implemented, would have a material effect on the Corporation’s capital, liquidity or its operations.

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2009, the Corporation has purchased 3,651 shares under this repurchase program.

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

Summary of Selected Financial Data

(Amounts in Thousands, Except Per Share Data)

	2009	2008	2007	2006	2005
Income Statement Data
Net interest income	$9,721	$9,004	$7,308	$7,016	$6,978
Provision for loan losses	1,237	365	60	—	30
Gains on sales of securities	459	—	—	24	299
Other income	2,496	2,296	2,107	1,896	1,663
Other expenses	8,797	7,978	6,838	6,510	6,286

Income before Income Taxes	2,642	2,957	2,517	2,426	2,624
Income tax expense	416	621	500	461	553

Net Income	$2,226	$2,336	$2,017	$1,965	$2,071

Balance Sheet Data (Period End)
Total assets	$355,836	$326,714	$302,295	$278,520	$267,157
Loans, net	216,600	212,377	191,225	177,930	161,800
Investments:
Held to maturity	30,204	24,127	21,229	21,073	24,824
Available for sale	81,437	66,376	63,340	48,955	52,140
Deposits	296,459	262,606	245,046	222,374	211,944
Short-term borrowings	4,512	10,613	10,320	7,417	8,937
Long-term debt	27,155	27,155	23,155	27,155	26,155
Shareholders’ equity	25,358	23,413	21,533	19,674	18,332

Per Share Data
Basic earnings	$1.59	$1.67	$1.44	$1.40	$1.48
Cash dividends declared	0.58	0.52	0.47	0.43	0.39
Book value	18.10	16.73	15.38	14.05	13.10
Weighted average common shares outstanding	1,399	1,400	1,400	1,400	1,400

Selected Ratios
Return on average assets	0.65%	0.73%	0.70%	0.72%	0.81%
Return on average shareholders’ equity	9.06%	10.52%	9.91%	10.50%	11.59%
Average equity to average assets	7.13%	6.96%	7.05%	6.88%	6.98%
Allowance for loan losses to total loans at end of period	1.29%	0.76%	0.65%	0.69%	0.78%
Dividend payout ratio	36.48%	31.14%	32.62%	30.64%	26.36%

DIRECTORS

FIRST COMMUNITY FINANCIAL CORPORATION

and

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JOHN P. HENRY, III

Chairman of the Board of Directors of the Company and the Bank;

Vice President of JPH Enterprises, LLC, Port Royal, PA

ROGER SHALLENBERGER

Vice Chairman of the Board of Directors of the Company and the Bank;

President of KSM Enterprises

JODY D. GRAYBILL

President of the Company and the Bank

LOWELL M. SHEARER

Secretary of the Board of Directors of the Company and the

Bank; Self-employed

NANCY S. BRATTON

Owner of Bratton Insurance Agency, Millerstown and Mifflintown, PA

SAMUEL G. KINT

Retired businessman

DAVID M. McMILLEN

Owner of David McMillen Custom Contracting, Inc, Loysville, PA

CHARLES C. SANER

Retired Dairy Farmer

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

BOBBI J. LEISTER

Assistant Secretary

OFFICERS

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JODY D. GRAYBILL

President

K. LEE HOPKINS

Senior Vice President and Credit Services Division Manager

KIMBERLY A. BENNER

Vice President and Trust and Investment Services Division Manager

RICHARD R. LEITZEL

Vice President and Chief Financial Officer

DAVID S. RUNK

Vice President and Chief Risk Officer

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

FLORENCE E. DRESSLER

Assistant Vice President and Community Office Manager, Fermanagh Office

AUDRA L. HUNTER

Assistant Vice President and Community Office Manager, Loysville, New Bloomfield and

Bloomfield Borough Offices

CHRISTOPHER W. MEALS

Assistant Vice President and Community Office Manager, Mifflintown Office

ROY A. LEISTER, JR.

Assistant Vice President and Community Office Manager, Delaware Office

BRADLEY D. SHERMAN

Assistant Vice President and Community Office Manager, West Perry and Ickesburg Offices

DIANE E. ZEIDERS

Assistant Vice President and Community Office Manager, Tuscarora Valley and East Waterford Offices

NANCI A. LOUDENSLAGER

Assistant Vice President and Operations Manager/BSA/AML and Security Officer

DUNCAN A. MACRAE

Assistant Vice President and Credit Administration Manager

H. JAMES SHEETZ

Assistant Vice President and Credit Analyst

TINA J. SMITH

Assistant Vice President and Human Resources Manager

DIANE M. SYKES

Assistant Vice President and Trust Officer

NANETTE W. STAKE

Assistant Vice President and IT Manager and IT Security Officer

KIM W. MILLS

Community Office Manager, Shermans Dale Office

ADAM E. TRUITT

Assistant Trust Officer

JENNIFER S. KAUFFMAN

Assistant Secretary

BOBBI J. LEISTER

Assistant Secretary

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

JOSEPH E. BARNES, SR.

DALE BEASTON

HARRY E. CLARK

ELWOOD S. HENCH

RAYMOND T. LONG

JANE B. MARHEFKA

JAMES L. MCCLURE

CLAIR E. MCMILLEN

PHYLLIS S. MOHLER

GEORGE L. SETTLEMYER

ROBERT E. SHEAFFER

JOHN A. TETWILER

H. SCOTT WEIBLEY

A. JACK WELLER

RICHARD L. WIBLE

ADVISORY BOARDS

DELAWARE OFFICE

JOHN M. AUKER

DENNIS L. BASSLER

CHARLES C. SMITH

C. ROBERT HOCKENBROCK

MERVIN J. STRAWSER

FERMANAGH OFFICE

DANIEL B. BROWN

RONALD H. MAST

RICHARD E. RHINE

SAMUEL RITZMAN

ALAN E. VARNER

TUSCARORA VALLEY AND EAST WATERFORD OFFICES

WILLIAM A. GILLILAND

KEVIN L. LONG

NORMAN F. LOVE

JAMES M. SHEAFFER

BARBARA G. WILSON

NEW BLOOMFIELD, SHERMANS DALE AND BLOOMFIELD BOROUGH OFFICES

WILLIAM R. BUNT

DARWIN L. KITNER

JOHN K. MCCLELLAN

FRED E. MORROW

JAMES E. SWENSON

WEST PERRY, ICKESBURG AND LOYSVILLE OFFICES

AMOS S. ESH

CHARLES C. NYCE

TERRY K. URICH

FLOYD H. WEARY

BANK LOCATIONS

First Community Financial Corporation

and Wholly Owned Subsidiary,

The First National Bank of Mifflintown

The First National Bank of Mifflintown is a full-service financial institution serving customers from five locations in Juniata County and six locations in Perry County.

MAIN OFFICE & TRUST AND INVESTMENT SERVICES

Two North Main Street

Mifflintown, PA 17059

717-436-2144

BLOOMFIELD BOROUGH OFFICE

216 South Carlisle Street

New Bloomfield, PA 17068

717-582-3977

DELAWARE OFFICE

24021 Rt. 333

Thompsontown, PA 17094

717-535-5158

EAST WATERFORD OFFICE

9775 Rt. 75 South

East Waterford, PA 17021

717-734-2400

FERMANAGH OFFICE

50 Stop Plaza Dr.

Mifflintown, PA 17059

717-436-8968

ICKESBURG OFFICE

250 Tuscarora Path

Ickesburg, PA 17037

717-438-3050

LOYSVILLE OFFICE

3544 Shermans Valley Road

Loysville, PA 17047

717-789-2400

NEW BLOOMFIELD OFFICE & TRUST AND INVESTMENT OFFICE

550 Shermans Valley Road

New Bloomfield, PA 17068

717-582-7599

SHERMANS DALE OFFICE

5201 Spring Road, Suite 5

Shermans Dale, PA 17090

717-582-7424

TUSCARORA VALLEY OFFICE

5804 William Penn Hwy

Port Royal, PA 17082

717-436-8947

WEST PERRY OFFICE

22 Veteran’s Way

Elliottsburg, PA 17024

717-789-4500

TOLL FREE

1-866-950-2144

Stock and Dividend Information

The Corporation has only one class of common stock authorized, issued and outstanding. Although shares of the Corporation’s common stock are traded from time to time in private transactions, and in the over-the-counter market, there is no established public trading market for the stock. The Corporation’s common stock is not listed on any stock exchange or automated quotation system and there are no present plans to so list the stock. There can be no assurance that, at any given time, any persons will be interested in acquiring shares of the Corporation’s common stock. Price quotations for the Corporation’s common stock do not appear regularly in any generally recognized investment media.

The Corporation pays dividends on the outstanding shares of our common stock as determined by the Board of Directors from time to time. It has been the practice of the Board of Directors to declare cash dividends on a quarterly basis. Future dividends will depend upon our earnings, financial position, cash requirements and such other factors as the Board of Directors may deem relevant. The following table sets forth the cash dividends declared per share of the Corporation’s common stock and the highest and lowest per share prices at which the Corporation’s common stock has traded in private transactions and in the over-the-counter market during the periods indicated. To the best of management’s knowledge, such prices do not include any retail mark-up, mark-down or commission. Shares may have been sold in other transactions, the price and terms of which are not known to the Corporation. Therefore, the per share prices at which the Corporation’s stock has previously traded may not necessarily be indicative of the true market value of the shares.

	Per Share Sales Price		Dividends per Share
Quarter	High	Low

First, 2009	$31.00	$29.50	$0.140

Second	30.00	28.00	0.140

Third	30.00	20.00	0.150

Fourth	29.00	20.00	0.150

First, 2008	$31.50	$31.00	$0.125

Second	31.50	30.00	0.125

Third	31.50	29.50	0.135

Fourth	31.00	29.50	0.135

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,400,697 shares were outstanding at December 31, 2009. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 656 shareholders of record as of December 31, 2009.

The following graph shows a comparison of the cumulative total return on Corporation common stock for the period ending December 31, 2004 through December 31, 2009, as compared to the Nasdaq Composite Index and the Nasdaq Bank index. Shareholder returns on Corporation common stock are based upon reports to the Corporation by shareholders that bought or sold shares during the indicated period. The Corporation is not aware of all prices at which shares traded during this period. The shareholder returns shown in the graph are not necessarily indicative of future performance.

Stock and Dividend Information (continued)

	Period Ending
Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
First Community Financial Corporation	$100.00	$120.80	$122.48	$126.35	$126.42	$117.56
Nasdaq Composite Index	$100.00	$101.37	$111.03	$121.92	$72.49	$104.31
Nasdaq Bank Index	$100.00	$95.67	$106.20	$82.76	$62.96	$51.31

The performance illustrated assumes that $100 was invested in Corporation common stock and each index on December 31, 2004 and that all dividends were reinvested.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 13, 2010, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.

