Form 10-K, Exhibit 13
period 2010-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2011-03-10
CIK 763293

Exhibit 13

FIRST COMMUNITY FINANCIAL CORPORATION

2010 Annual Report

CITGO
BOWERS
PLUMBING & ELECTRICAL
DAY OF CARING
United Way
VOLUNTEER TEAM
582-8675
24 Hrs.

Partners in Success & Partners in the Community

Page

Management’s Letter to Shareholders	2

Partners in Success . . . Partners in the Community	4-7

Management’s Assessment of Internal Control Over Financial Reporting	8

Reports of Independent Registered Public Accounting Firms	9-10

December 31, 2010 and 2009	11
Consolidated Balance Sheets:

Years ended December 31, 2010 and 2009	12
Consolidated Statements of Income:

Years ended December 31, 2010 and 2009	13
Consolidated Statements of Shareholders’ Equity:

Years ended December 31, 2010 and 2009	14
Consolidated Statements of Cash Flows:

Notes to Consolidated Financial Statements	15-47

Management’s Discussion and Analysis of
Financial Condition and Results of Operations	48-63

Board of Directors:	64
First Community Financial Corporation

Officers:	65
First Community Financial Corporation

Officers:	66
The First National Bank of Mifflintown

Directors Emeriti and Advisory Boards	67

Bank Locations in Juniata County
and Perry County	68-69

Stock and Dividend Information	70

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholder:

Partners in success. Partners in the community. These phrases truly summarize our vision of community banking. As shown on the following pages, our staff remains devoted to serving our customers to meet their needs while giving back to our communities.

While it may seem simple, treating others the way we like to be treated, while developing new products and services to meet today’s customer needs, has enabled us to achieve the results shown in the graphs on the opposite page. During 2010, the bank was designated as one of the top 200 community banks in the nation, according to U.S. Banker magazine. We are pleased to present these results to you, especially during a time of continued economic and housing market challenges with unprecedented levels of government involvement in the economy, interest rates and regulations.

During the year, we continued to expand and diversify our business lines and loans, while adding online mortgage origination and processing, online statement options, and an online E- account to reach another segment of customers. These services help us to target new and service existing customers in alternative ways, while we still maintain our overall emphasis on personal service and flexibility. Efficiency and cost controls remain strengths as the bank grows.

Therefore, your company is reporting the following for 2010:

•	Net income gained $1,460,000, or 66%, to $3,686,000.

•	Assets grew over $18 million, or 5%, to $374,155,000.

•	Gross Loans expanded $19 million or 9%.

•	Deposits added $21 million or 7% and surpassed $300 million.

•	Return on equity was 13.71%.

•	Return on assets was 1.01%

•	Dividends increased 16%.

Going forward, we plan to continue to pursue new business and branching opportunities, including the offering of annuities and insurance in 2011 and a branch site near Newport.

The contributions of our Board of Directors, Advisory Boards, Directors Emeriti, officers and employees, as well as those in years past, are greatly appreciated in making us the bank we are today.

Your investment and support is greatly appreciated. For additional information concerning our stock or other matters, please feel free to contact us by telephone at 717-436-2144, toll-free at 866-950-2144 or online at www.fnbmiffintown.com.

John P. Henry III	Jody D. Graybill
Chairman	President and Chief Executive Officer

Performance Data - 2005 – 2010

FCFC Assets

$400,000,000
$300,000,000
$200,000,000
$267,157,000
$374,155,000
2005
2010

Increase - $106,998,000 Percent - 40%

FCFC Net Income

$4,000,000
$3,000,000
$2,000,000
$1,000,000
$2,071,000
$3,686,000
2005
2010

Increase - $1,615,000 Percent - 77%

FCFC ROA

1.25%
1.00%
0.75%
0.50%
0.81%
1.01%
2005
2010

Increase - 0.20% Percent - 25%

FCFC ROE

15.00%
10.00%
5.00%
11.59%
13.71%
2005
2010

Increase - 2.12% Percent - 18%

FCFC Net Loans

$300,000,000
$200,000,000
$100,000,000
$161,800,000
$236,231,000
2005
2010

Increase - $74,431,000 Percent - 46%

FCFC Dividend

$1.000
$0.500
$0.000
$0.390
$0.675
2005
2010

Increase - $0.285 Percent - 73%

3
2010 Annual Report

Partners in Success … Partners in the Community

Juniata County Library donation

(L-R) Fred Gross, President of the Board of Trustees of the Juniata County Library accepts a check from Jody Graybill, President and Chief Executive Officer of the Bank.

CITGO

Mexico Market

(L-R) Diane Zeiders, Assistant Vice President and Community Office Manager, Tuscarora Valley and East Waterford Offices pictured with Susan and Donald Hart, owners of Mexico Market.

John E. Groninger, Inc.

(L-R) Scott Fritz, Vice President and Commercial Loan Officer, Zachary Bomberger, Philip Bomberger, John Groninger Sr., Kim Bomberger, Dave Bomberger, and K. Lee Hopkins, Senior Vice President and Chief Lending Officer.

First Community Financial Corporation 4

Partners in Success ... Partners in the Community

582-8675

Cluggy's Pizza

Audra Hunter, Assistant Vice President and Community Office Manager, New Bloomfield and Bloomfield Borough Offices pictured with David McCluskey, owner of Cluggy's Pizza in New Bloomfield.

Double B Grain Farm

(L-R) Roy Leister Jr., Assistant Vice President and Community Office Manager, Delaware Office pictured with Eric Brubaker, Tonda Brubaker, Douglas Brubaker and Wilbur Brubaker of Double B Grain Farm in McAlisterville.

24 Hrs.

McDonald's

(L-R) Chris Meals, Assistant Vice President and Community Office Manager, Mifflintown Office, Flo Dressler, Assistant Vice President and Community Office Manager, Fermanagh Office pictured with Tim Barrett, owner of Mifflintown, Newport and Lewistown McDonald's.

Heller's Home and Hardware

Patti McLaughlin, Vice President and Commercial Loan Officer pictured with Terry Heller, owner of Heller's Home and Hardware Inc. in Newport.

5 *2010 Annual Report*

Partners in Success … Partners in the Community

Trout Brothers Farm

(L-R) Mike Trout, Brad Sherman, Assistant Vice President and Community Office Manager, West Perry, Loysville and Ickesburg Offices, and Jeff Trout. Mike and Jeff Trout are the owners of Trout Brothers Farm in Loysville.

BOWERS
PLUMBING & ELECTRICAL
SHERMANSDALE, PA

Bowers Plumbing and Electrical

Greg Bowers, owner of Bowers Plumbing and Electrical in Sherman's Dale pictured with Kim Mills, Community Office Manager, Shermans Dale Office.

Day of Caring

The Bank once again participated in the United Way Day of Caring which was held on September 15, 2010. The team was assigned to work at Moyer Park in Port Royal for the day. Front row: (L-R) Bobbi Leister, Corporate Relations/Marketing Officer, Tina Smith, Assistant Vice President and Human Resources Manager, Diane Zeiders, Assistant Vice President and Community Office Manager, Nanci Aumiller, Assistant Vice President and Operations Manager/BSA/AML and Security Officer, Back row: (L-R) Richard Leitzel, Vice President and Chief Financial Officer, Timothy Stayer, Vice President/Marketing and Community Banking Services Division Manager, Roy Leister Jr., Assistant Vice President and Community Office Manager, and J. Neal Shawver, Credit Analyst.

DAY OF CARING
United Way
VOLUNTEER TEAM

First Community Financial Corporation 6

Partners in Success … Partners in the Community

United Way

(L-R) United Way of Mifflin-Juniata's Executive Director Marie Mulvihill and Ambassador Joan Fulkroad accept a check from Dave Runk, Vice President and Chief Risk Officer.

Juniata Meals on Wheels, Inc.

(L-R) Harry Margritz, President of Juniata Meals on Wheels, Inc., pictured with Adam Truitt, Trust Officer, Diane Sykes, Assistant Vice President and Trust Officer, and Kim Benner, Vice President and Trust and Investment Services Division Manager.

Nanette Stake

Vice President, IT Manager and IT Security Officer

Jennifer Kauffman

Executive Assistant and Assistant Secretary

7 2010 Annual Report

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2010, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2010, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework.”

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

/s/ Jody D. Graybill	/s/ Richard R. Leitzel
Jody D. Graybill	Richard R. Leitzel
President and Chief Executive Officer	Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer)

March 8, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheet of First Community Financial Corporation and its subsidiaries as of December 31, 2010 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended. First Community Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and its subsidiaries as of December 31, 2010 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania

March 10, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheet of First Community Financial Corporation and subsidiaries as of December 31, 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended. First Community Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Harrisburg, Pennsylvania

March 12, 2010

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$10,280	$6,564
Interest-bearing demand deposits	264	351
Federal funds sold	10	1,718

Cash and Cash Equivalents	10,554	8,633

Time certificates of deposit	198	396
Securities available for sale	75,627	81,437
Securities held to maturity, fair value 2010 $30,976; 2009 $29,715	31,872	30,204

Loans	238,596	219,662
Less: Allowance for loan losses	(2,154)	(2,830)
Less: Deferred loan fees and costs, net	(211)	(232)

Net loans	236,231	216,600

Premises and equipment, net	5,802	6,175
Restricted investment in bank stocks	2,541	2,661
Investment in life insurance	7,109	5,109
Other assets	4,221	4,621

Total Assets	$374,155	$355,836

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES

Deposits:
Non-interest bearing	$31,910	$27,952
Interest-bearing	285,939	268,507

Total Deposits	317,849	296,459

Short-term borrowings	4,030	4,512
Long-term debt	16,000	22,000
Junior subordinated debt	5,155	5,155
Other liabilities	2,839	2,352

Total Liabilities	345,873	330,478

SHAREHOLDERS’ EQUITY

Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; Shares issued, 2010 – 1,407,412; 2009 – 1,404,348 Shares outstanding, 2010 – 1,403,761; 2009 – 1,400,697	7,037	7,022
Capital in excess of par value	415	350
Retained earnings	19,560	16,820
Treasury stock, at cost 2010 – 3,651 shares; 2009 – 3,651 shares	(110)	(110)
Accumulated other comprehensive income	1,380	1,276

Total Shareholders’ Equity	28,282	25,358

Total Liabilities and Shareholders’ Equity	$374,155	$355,836

See notes to consolidated financial statements	11

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December, 31,
	2010	2009
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$14,370	$14,143
Securities:
Taxable	2,481	3,149
Tax exempt	1,289	1,158
Other	41	54

Total Interest Income	18,181	18,504

INTEREST EXPENSE
Deposits	5,828	7,494
Short-term borrowings	52	50
Long-term debt	949	1,239

Total Interest Expense	6,829	8,783

Net Interest Income	11,352	9,721

PROVISION FOR LOAN LOSSES	336	1,237

Net Interest Income after Provision for Loan Losses	11,016	8,484

OTHER INCOME
Service charges on deposits	755	828
Fiduciary activities	474	524
Earnings on investment in life insurance	240	223
ATM and debit card fees	638	572
Investment securities gains from sales	182	459
Realized gains on sales of foreclosed real estate	67	33
Other	403	316

Total Other Income	2,759	2,955

OTHER EXPENSES
Employee compensation and benefits	4,634	4,218
Net occupancy and equipment	1,126	1,152
Professional fees	392	429
Director and advisory boards compensation	362	337
ATM expenses	364	406
Supplies and postage	324	310
FDIC/OCC expense	546	756
Pennsylvania bank shares tax	288	230
Other operating	1,000	959

Total Other Expenses	9,036	8,797

Income before Income Taxes	4,739	2,642

PROVISION FOR INCOME TAXES	1,053	416

Net Income	$3,686	$2,226

BASIC EARNINGS PER SHARE	$2.63	$1.59

DIVIDENDS PER SHARE	$0.675	$0.580

See notes to consolidated financial statements	12

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Capital In Excess of Par Value	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
		(In Thousands, Except per Share Data)

Balance - January 1, 2009	$7,010	$293	$15,406	$(62)	$766	$23,413

Comprehensive income:
Net income			2,226			2,226
Change in net unrealized gains on securities available for sale, net of deferred income taxes					510	510

Total comprehensive income						2,736

Issuance of stock in connection with dividend reinvestment plan 2,430 shares	12	57				69
Treasury stock acquired – 1,601 shares				(48)		(48)

Cash dividends, $0.58 per share			(812)			(812)

Balance, December 31, 2009	$7,022	$350	$16,820	$(110)	$1,276	$25,358

Comprehensive income:
Net income			3,686			3,686
Change in net unrealized gains on securities available for sale, net of deferred income taxes					104	104

Total comprehensive income						3,790

Issuance of stock in connection with dividend reinvestment plan 3,065 shares	15	65				80

Cash dividends, $0.675 per share			(946)			(946)

Balance, December 31, 2010	$7,037	$415	$19,560	$(110)	$1,380	$28,282

See notes to consolidated financial statements	13

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,686	$2,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	479	527
Amortization of intangible assets	17	17
Net amortization (accretion) of investment securities	335	(113)
Earnings on investment in life insurance	(240)	(223)
Realized gains on securities	(182)	(459)
Realized gains on sales of foreclosed real estate	(67)	(33)
Provision for loan losses	336	1,237
Deferred income taxes	237	(446)
(Increase) decrease in accrued interest receivable and other assets	146	(1,867)
Increase (decrease) in accrued interest payable and other liabilities	487	(405)

Net Cash Provided by Operating Activities	5,234	461

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities, calls and principal repayments	31,619	23,005
Proceeds from sales	3,614	8,981
Purchases	(29,872)	(46,101)
Securities held to maturity:
Proceeds from maturities, calls and principal repayments	3,716	3,886
Purchases	(4,924)	(9,570)
Net increase in loans	(19,991)	(5,703)
Decrease in time certificates of deposit	198	—
Purchases of premises and equipment	(106)	(305)
Proceeds from sale of foreclosed real estate	80	154
Purchase of life insurance	(1,809)	—
Net (purchases) dispositions of restricted investment in bank stocks	120	—

Net Cash Used in Investing Activities	(17,355)	(25,653)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	21,390	33,853
Net decrease in short-term borrowings	(482)	(6,101)
Proceeds from long-term debt	—	—
Repayment of long-term debt	(6,000)	—
Proceeds from issuance of common stock	80	69
Acquisition of treasury stock	—	(48)
Cash dividends paid	(946)	(812)

Net Cash Provided by Financing Activities	14,042	26,961

Net Increase in Cash and Cash Equivalents	1,921	1,769

CASH AND CASH EQUIVALENTS - BEGINNING	8,633	6,864

CASH AND CASH EQUIVALENTS - ENDING	$10,554	$8,633

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$6,943	$8,910

Income taxes paid	$809	$1,002

Non-cash investing activities
Transfers from loans to foreclosed real estate	$24	$243

See notes to consolidated financial statements	14

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation, and its wholly-owned subsidiaries, the Bank and the Trust. In consolidation, significant intercompany accounts and transactions between the Bank and the Corporation have been eliminated. The Trust qualifies as a variable interest entity and is accounted for under the provisions of GAAP. The subordinated debt of the Trust is reflected as a liability of the Corporation.

Subsequent Events

The Corporation has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2010, for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet dates, and the reported amounts of income and expenses for the years then ended. Actual results could differ from those estimates. The material estimates that are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses, the evaluation of other-than-temporary impairment of securities, foreclosed real estate and deferred tax assets.

Trust Assets

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the consolidated financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $108,223,000 and $112,767,000 at December 31, 2010 and 2009, respectively. Income from fiduciary activities is recognized on the accrual method.

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

Loans

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

Loans are risk rated by a universal bank grading system, (1-9), endorsed by federal agencies. Level 1 is a loan with minimal risk, 2 – moderate risk, 3 – average risk, 4 – acceptable risk, 5 – marginally acceptable risk (grades 1 – 5 are considered pass loans), 6 – Other Assets Especially Mentioned, (potential weaknesses identified), 7 – Substandard (well defined weaknesses), 8 – Doubtful, (unlikely to be paid in full), 9 – Loss, (will not be paid in full).

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Individual portfolio segments are evaluated on a rolling quarterly basis that values internal and external qualitative factors including: historical losses; trends in loan volume and mix, past due loans, watch and criticized loans and economic factors; and changes in lending personnel, underwriting processes, underlying collateral and loan policies.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

A commercial loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, financial and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

A Troubled Debt Restructuring, (TDR), identification process has been established to determine whether a debtor is experiencing financial difficulty and, if so, whether the Bank has granted a concession to the borrower by modifying their loan. Then, mitigating factors are evaluated to determine a final conclusion as to whether the loan is a restructured troubled debt.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual installment and residential loans for impairment disclosures unless such loans are the subject of a restructuring agreement.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks represents required investments in the common stock of correspondent banks, consisting of the Federal Reserve Bank of Philadelphia in the amount of $258,500, Atlantic Central Bankers Bank in the amount of $20,000, and the Federal Home Loan Bank (FHLB) of Pittsburgh in the amount of $2,262,900. No readily available market exists for these stocks. These restricted investments are carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock. In 2010 the FHLB of Pittsburgh began repurchasing excess stock held at member institutions.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Restricted Investment in Bank Stocks (Continued)

Management believes no impairment charge is necessary related to its restricted stock as of December 31, 2010.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the lease terms. Maintenance and repairs are expensed when incurred and expenditures for significant improvements are capitalized.

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is initially valued at its estimated fair market value, net of selling costs, at the time of foreclosure, establishing the property’s new basis. Subsequent to foreclosure, valuations are periodically performed by management and the foreclosed assets are carried at the lower of carrying amount or fair value less cost to sell. Gains and losses resulting from the sale or write-down of foreclosed real estate are recorded in other income, and revenues and expenses from operations and any changes in the valuation allowance are included in noninterest expense. Foreclosed real estate, which is included in other assets, amounted to $133,000 at December 31, 2010 and $122,000 in 2009.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $107,000 and $99,000 for the years ended December 31, 2010 and 2009, respectively.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Share

The Corporation has a simple capital structure. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,401,885 and 1,399,459 for the years ended 2010 and 2009.

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

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2010	2009
	(In Thousands)

Unrealized holding gains on available for sale securities	$346	$1,226
Reclassification adjustment for gains realized in net income	(182)	(459)

Net Unrealized Gains	164	767

Tax effect	(60)	(257)

Net of Tax Amount	$104	$510

Loans Serviced

The Bank administers secondary market mortgage programs available through the Federal Home Loan Bank of Pittsburgh and offers residential mortgage products and services to customers. The Bank originates single-family residential mortgage loans for immediate sale in the secondary market, and retains the servicing of those loans. At December 31, 2010 and 2009 the balance of loans serviced for others was $22,353,000 and $13,199,000 respectively.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurements

Fair values of financial instruments are estimated using relevant information and assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions would significantly affect the estimates.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.

New and Recently Adopted Accounting Pronouncements

In June 2009, the FASB issued new guidance relating to the accounting for transfers of financial assets. The new guidance, which was issued as SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140, was adopted into Codification in December 2009 through the issuance of Accounting Standards Updated (“ASU”) 2009-16. The new standard provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASU 2009-16 was effective for periods after January 1, 2010. The Corporation adopted the new guidance in 2010 and it did not have a material impact on its consolidated financial statements.

In June 2009, the FASB issued new guidance relating to the variable interest entities. The new guidance, which was issued as SFAS No. 167, Amendments to FASB Interpretation No. 46(R), was adopted into Codification in December 2009. The objective of the guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. SFAS No. 167 was effective as of January 1, 2010. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of ASU 2009-15 did not have a material impact on the Corporation’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics – Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing SEC guidance including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements - subsequent events, use of residential method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. The adoption of ASU 2010-04 did not have a material impact on the Corporation’s consolidated financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Pronouncements (Continued)

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on the Corporation’s consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 addresses both the interaction of the requirements of Topic 855 with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provisions related to subsequent events. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. ASU 2010-09 is effective immediately. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The new disclosure guidance will significantly expand the existing requirements and will lead to greater transparency into a company’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period will become effective for both interim and annual reporting periods ending after December 15, 2010. Specific items regarding activity that occurred before the issuance of the ASU, such as the allowance rollforward and modification disclosures, will be required for periods beginning after December 15, 2010. The Corporation has included the required disclosures in its consolidated financial statements.

On September 15, 2010, the SEC issued Release No. 33-9142, “Internal Control Over Financial Reporting In Exchange Act Periodic Reports of Non-Accelerated Filers.” This release issued a final rule adopting amendments to its rules and forms to conform them to Section 404(c) of the Sarbanes-Oxley Act of 2002 (SOX), as added by Section 989G of the Dodd-Frank Wall Street Reform and Consumer Protection Act. SOX Section 404(c) provides that Section 404(b) shall not apply with respect to any audit report prepared for an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934. Release No. 33-9142 was effective September 21, 2010.

On September 17, 2010, the SEC issued Release No. 33-9144, “Commission Guidance on Presentation of Liquidity and Capital Resources Disclosures in Management’s Discussion and Analysis.” This interpretive release is intended to improve discussion of liquidity and capital resources in Management’s Discussion and Analysis of Financial Condition and Results of Operations in order to facilitate understanding by investors of the liquidity and funding risks facing the registrant. This release was issued in conjunction with a proposed rule, “Short-Term Borrowings Disclosures,” that would require public companies to disclose additional information to investors about their short-term borrowing arrangements. Release No. 33-9144 was effective on September 28, 2010.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Pronouncements (Continued)

In January 2011, the FASB issued ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20.” The amendments in this ASU temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011.

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations.” The guidance requires pro forma disclosure for business combinations that occurred in the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma information should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2010-29 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of the new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of the new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities may early adopt the amendments using the effective date for public entities. The adoption of the new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.

The SEC has issued Final Rule No. 33-9002, Interactive Data to Improve Financial Reporting, which requires companies to submit financial statements in XBRL (extensible business reporting language) format with their SEC filings on a phased-in schedule. Large accelerated filers and foreign large accelerated filers using U.S. GAAP were required to provide interactive data reports starting with their first quarterly report for fiscal periods ending on or after June 15, 2010. All remaining filers are required to provide interactive data reports starting with their first quarterly report for fiscal periods ending on or after June 15, 2011.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2010 and 2009, compensating balances approximated $1,607,000 and $1,779,000, respectively. During 2010 average required balances totaled $1,605,000 and during 2009 totaled $1,833,000.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

Amortized cost and fair value of securities at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

SECURITIES AVAILABLE FOR SALE:
December 31, 2010:
U.S. Government agencies	$9,738	$180	$—	$9,918
Mortgage-backed securities	63,102	1,599	(41)	64,660
Equity securities	661	388	—	1,049

Total	$73,501	$2,167	$(41)	$75,627

December 31, 2009:
U.S. Government agencies	$12,195	$74	$(38)	$12,231
Mortgage-backed securities	66,619	1,687	(72)	68,234
Equity securities	661	311	—	972

Total	$79,475	$2,072	$(110)	$81,437

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

SECURITIES HELD TO MATURITY:
December 31, 2010:
State and municipal securities	$31,872	$363	$(1,259)	$30,976

Total	$31,872	$363	$(1,259)	$30,976

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2009:
U.S. Government agencies	$250	$11	$—	$261
State and municipal securities	29,954	374	(874)	29,454

Total	$30,204	$385	$(874)	$29,715

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2010

SECURITIES AVAILABLE FOR SALE:

Mortgage-backed securities	$8,744	$41	$—	$—	$8,744	$41

Total	8,744	41	—	—	8,744	41

SECURITIES HELD TO MATURITY:
State and municipal securities	15,135	530	2,280	729	17,415	1,259

Total	$23,879	$571	$2,280	$729	$26,159	$1,300

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2009

SECURITIES AVAILABLE FOR SALE:

Mortgage-backed securities	$7,797	$71	$215	$1	$8,012	$72
U.S. agency securities	4,872	38	—	—	4,872	38

Total	12,669	109	215	1	12,884	110

SECURITIES HELD TO MATURITY:
State and municipal securities	7,479	119	4,648	755	12,127	874

Total	$20,148	$228	$4,863	$756	$25,011	$984

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

At December 31, 2010, 9 mortgage-backed securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 0.5%. In management’s opinion, these unrealized losses relate to changes in interest rates. The Corporation’s mortgage backed security portfolio consists of only government sponsored agencies, and contains no private label securities.

At December 31, 2010, 59 state and municipal securities have unrealized losses with aggregate depreciation of 6.7% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

Management of the Corporation has determined none of the debt securities have declines that are deemed to be other-than-temporary.

Proceeds from sales of securities available for sale for the years ended December 31, 2010 and 2009, were $ 3,614,000 and $8,981,000 respectively.

Gross realized gains and losses for the twelve months ending December 31, 2010 and 2009 were as follows:

	Gross Realized Gains	Gross Realized Losses	Net Gains (Losses)

	(In Thousands)
December 31, 2010:
Mortgage-backed securities	$182	$—	$182

Total	$182	$—	$182

December 31, 2009:
Mortgage-backed securities	$340	$—	$340
U. S. agency securities	134	—	134
Equity securities	—	15	(15)

Total	$474	$15	$459

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

Amortized cost and fair value at December 31, 2010 by contractual maturity are shown below. Municipal securities with prerefunded issues are included in the category in which payment is expected to occur. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$2,506	$2,520	$1,555	$1,559
Over 1 year through 5 years	7,232	7,398	6,207	6,131
Over 5 years through 10 years	—	—	13,071	13,004
Over 10 years	—	—	11,039	10,282
Mortgage-backed securities	63,102	64,660	—	—
Equity securities	661	1,049	—	—

Total	$73,501	$75,627	$31,872	$30,976

At December 31, 2010 and 2009, securities with a carrying value of $46,840,000 and $34,700,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

NOTE 4 - LOANS

Allowance for loan losses and loans receivable at December 31, 2010 is as follows:

Allowance for Loan Losses:

	Commercial	Commercial Real Estate	Consumer	Residential	Total
	(In Thousands)
Allowance for individually evaluated for impairment	$11	$4	$—	$—	$15

Allowance for collectively evaluated for impairment	719	626	92	702	2,139

Total allowance for loan losses	$730	$630	$92	$702	$2,154

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Loans Receivable:

	Commercial	Commercial Real Estate	Consumer	Residential	Total
	(In Thousands)

Individually evaluated for impairment	$111	$186	$—	$—	$297

Collectively evaluated for impairment	74,166	43,680	6,655	113,798	238,299

Total loans	$74,277	$43,866	$6,655	$113,798	$238,596

Loans at December 31, 2009 were as follows (in thousands):

2009

Commercial, financial and agricultural	$32,369
Real estate:
Commercial	37,842
Construction	5,057
Residential	139,055
Installment	5,339

Total Loans	$219,662

Changes in the allowance for loan losses were as follows:

	2010	2009
	(In Thousands)

Balance, beginning	$2,830	$1,633
Provision charged to operations	336	1,237
Recoveries on charged off loans	24	1
Loans charged off	(1,036)	(41)

Balance, ending	$2,154	$2,830

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Analysis of credit quality indicators at December 31, 2010 is as follows:

	Commercial	Commercial Real Estate	Consumer	Residential	Total
	(In Thousands)
Pass	$71,419	$40,292	$6,644	$113,139	$231,494
Special Mention	2,104	1,169	—	—	3,273
Substandard	754	2,405	11	659	3,829
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—

Total loans	$74,277	$43,866	$6,655	$113,798	$238,596

The following is a summary of impaired loans as of December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no specific allowance needed
Commercial	$93	$93	$—	$109	$8
Commercial real estate	105	105	—	110	6

With an allowance recorded
Commercial	18	18	11	19	1
Commercial real estate	81	81	4	81	6

Total
Commercial	111	111	11	128	9
Commercial real estate	186	186	4	191	12

Total	$297	$297	$15	$319	$21

At December 31, 2010, one loan in the portfolio has been identified as a TDR. This loan, with a balance of $1,312,000, is a commercial loan that is secured by real estate and other business assets. At this time, the loan is accruing interest and performing in accordance with its modified terms.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The following is a summary of information pertaining to impaired loans as of the year ended December 31, 2009:

Impaired loans without a valuation allowance	$243

Impaired loans with a valuation allowance	2,410

Total Impaired Loans	$2,653

Valuation allowance related to impaired loans	$1,016

Average balance in impaired loans	$1,924

Interest income recognized on impaired loans	$115

Troubled debt restructuring	$2,305

No additional funds are committed to be advanced in connection with impaired loans.

Age analysis of past-due loans at December 31, 2010 is as follows:

2010							Allowance

	30 - 59 Days	60 - 89 Days	> 90 Days	Total		Total	For Collectively	> 90 Days
	Past Due	Past Due	Past Due	Past Due	Current	Loans	Impaired Loans	And Accruing	Nonaccruals
	(In Thousands)
Commercial	$136	$—	$—	$136	$74,141	$74,277	$—	$—	$111
Commercial Real Estate	—	—	—	—	43,866	43,866	—	—	239
Residential	539	109	208	856	112,942	113,798	—	—	649
Consumer	99	29	17	145	6,510	6,655	—	—	17

Total	$774	$138	$225	$1,137	$237,459	$238,596	$—	$—	$1,016

Non performing loans at December 31, 2009 were as follows (in thousands):

Non accrual loans	$4,254
Loans 90 days or more past due and still accruing	—

Total non performing loans	$4,254

Amounts of foregone interest on nonaccrual loans were $13,000 and $143,000 for the years ended December 31, 2010 and 2009, respectively. The Corporation collected $21,000 and $115,000 of interest payments on nonaccrual loans during the years ended December 31, 2010 and 2009, respectively.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2010 and 2009 in these related party loans were as follows (in thousands):

	2010	2009

Balance, beginning	$828	$962
Advances	1,027	1,323
Repayments	(1,067)	(1,457)

Balance, ending	$788	$828

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	Range of Useful Lives	2010	2009
	(in years)	(In Thousands)

Land	-	$741	$741
Buildings and improvements	7 - 39	7,631	7,631
Furniture, equipment and software	3 - 20	4,736	4,630

		13,108	13,002
Accumulated depreciation		(7,306)	(6,827)

Premises and equipment, net		$5,802	$6,175

NOTE 6 - DEPOSITS

Deposits were comprised of the following as of December 31:

	2010	2009
	(In Thousands)

Non-interest bearing demand	$31,910	$27,952
Interest bearing demand	27,205	24,452
Savings	98,018	67,886
Time deposits less than $100,000	107,172	123,193
Time deposits greater than $100,000	53,544	52,976

Total	$317,849	$296,459

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS (CONTINUED)

Scheduled maturities of time deposits at December 31, 2010 were as follows (in thousands):

2011	$74,475
2012	16,563
2013	30,034
2014	8,798
2015	30,846

Total	$160,716

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2010 (in thousands):

Three months or less	$5,794
Over three and through six months	5,222
Over six and through twelve months	10,716
Over twelve months	31,812

Total	$53,544

NOTE 7 - BORROWINGS

Short-term borrowings at December 31 were as follows:

	2010	2009
	(In Thousands)

Amount outstanding at end of year:
Securities sold under agreements to repurchase	$3,930	$4,415
Federal funds purchased	—	—
Federal Home Loan Bank	—	—
Treasury tax and loan note	100	97

Total	$4,030	$4,512

Weighted average interest rate at end of year	1.17%	1.14%
Maximum amount outstanding at any end of month	$4,455	$6,440
Daily average amount outstanding	4,521	4,612
Approximate weighted average interest rate for the year	1.15%	1.08%

Securities sold under agreements to repurchase generally mature within one day from the transaction date. At December 31, 2010, securities with a carrying amount of $5,180,000 and a fair value of $5,198,000 were pledged as collateral for these agreements. At December 31, 2009, securities with a carrying amount of $6,633,000 and a fair value of $6,669,000 were pledged as collateral for these agreements. As of December 31, 2010, the interest rate on securities sold under agreements to repurchase was 1.18%. The securities underlying the agreements were under the Corporation’s control.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - BORROWINGS (CONTINUED)

Long-term borrowings at December 31 were as follows:

	2010	2009
	(In Thousands)
Convertible advances:
Maturing in 2010 with an initial fixed rates ranging from 5.91% to 6.54%, with a weighted average rate of 6.23% at December 31, 2009	$—	$6,000
Maturing in 2011 with an initial fixed rate of 4.98%	1,000	1,000
Maturing in 2013 with an initial fixed rate of 3.11%	5,000	5,000
Maturing in 2017 with initial fixed rates ranging from 4.30% to 4.60%, with a weighted average rate of 4.45% at December 31, 2010 and 2009.	10,000	10,000

Total	$16,000	$22,000

Convertible advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance after the specified fixed rate period has elapsed. At December 31, 2010, the FHLB has the option to convert advances to rates that range from three month LIBOR plus 0.07% to 0.13%, of which $11 million is eligible for the conversion option, but not exercised by the FHLB, at December 31, 2010. The remaining $5 million is not eligible for conversion until 2011. Upon the FHLB’s conversion option being exercised, the Bank has the option to repay the respective advance in full, without penalty.

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $136,264,000, of which $120,264,000 was available at December 31, 2010. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

The Corporation has issued $5,155,000 of floating rate junior subordinated deferrable interest debentures to a non-consolidated subsidiary trust, First Community Financial Capital Trust I (the Trust). The Corporation owns all of the common equity of the Trust. The debentures held by the trust are the sole assets of the trust.

The Trust issued $5,000,000 of mandatorily redeemable preferred securities to third-party investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3-month LIBOR plus 3.00%, (3.29% at December 31, 2010). Pursuant to the debenture agreement, the Corporation can elect to defer payments of interest for up to 20 consecutive quarterly periods, provided there is no event of default as defined in the indenture. The Corporation has not deferred any quarterly interest payments through December 31, 2010. The preferred securities are redeemable quarterly by the Corporation at 100% of principal plus accrued interest on or after January 7, 2009. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2034. The terms of the junior subordinated deferrable interest debentures match those of the preferred securities.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - OPERATING LEASES

The Corporation leases its Delaware (Juniata County) and Shermans Dale offices and the land on which its East Waterford office was constructed. The Corporation has an option through 2014 to purchase the land, for a predetermined price of $125,000. The Corporation also receives rental income for leasing of available space at its West Perry, Mifflintown and Loysville offices. Net lease expense was $6,000 in 2010 and $7,000 in 2009 after deducting rental expense of $64,000 and $62,000 respectively.

The following table represents the Corporation’s contractual lease obligations to make future payments as of December 31, 2010 (in thousands):

	Less than 1 Year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total

Total Operating Leases	$47	$60	$9	$—	$116

NOTE 9 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
	(In Thousands)
Federal:
Current	$816	$862
Deferred	237	(446)

Total	$1,053	$416

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2010 and 2009 are as follows:

	Percentage of Income before Income Taxes
	2010	2009
Federal income tax at statutory rate	34.0%	34.0%
Tax-exempt income	(10.6)	(16.2)
Earnings on investment in life insurance	(1.2)	(2.1)

Total	22.2%	15.7%

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (CONTINUED)

Components of deferred tax assets and liabilities at December 31 were as follows:

	2010	2009
	(In Thousands)

Deferred tax assets:
Allowance for loan losses	$694	$947
Nonaccrual loans interest	5	49
Intangible assets	7	9
Retirement liabilities	537	506
State net operating loss carryforward	195	119

Gross deferred tax asset	1,438	1,630

Valuation allowance	(195)	(119)

	1,243	1,511

Deferred tax liabilities:
Accumulated depreciation	253	279
Available for sale securities	746	686
Other	15	20

	1,014	985

Net Deferred Tax Assets	$229	$526

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

As of December 31, 2010, the Corporation has State net operating loss carryforwards of $1,953,000 that expire through the year 2030. Management does not believe that these net operating loss carryforwards will be utilized prior to their expiration, as they were incurred by the holding company with little revenue opportunities to offset the losses, and as such, a valuation allowance has been provided for them.

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

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense. Tax years subject to examination by tax authorities are the years ended December 31, 2009, 2008 and 2007.

NOTE 10 - RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $172,000 and $160,000 for 2010 and 2009.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2010	2009
	(In Thousands)

Employee compensation	$62	$41
Director compensation	74	70

The balance accrued for these plans included in other liabilities as of December 31, 2010 and 2009 totaled $1,578,000 and $1,489,000.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2010 and 2009, the cash value of these policies was $7,109,000 and $5,109,000.

NOTE 11 - REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2010, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)

CORPORATION:
As of December 31, 2010:
Tier 1 leverage ratio (to average assets)	$31,888	8.6%	$	≥14,852	≥	4.0%		N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	31,888	15.9		≥8,028	≥	4.0		N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	34,321	17.1		≥16,056	≥	8.0		N/A	N/A

As of December 31, 2009:
Tier 1 leverage ratio (to average assets)	$29,051	8.1%	$	≥14,358	≥	4.0%		N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	29,051	15.0		≥7,741	≥	4.0		N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	31,616	16.3		≥15,481	≥	8.0		N/A	N/A

BANK:
As of December 31, 2010:
Tier 1 leverage ratio (to average assets)	$31,104	8.4%	$	≥14,823	≥	4.0%	$	≥18,529	≥5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	31,104	15.6		≥7,998	≥	4.0		≥11,997	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	33,362	16.7		≥15,997	≥	8.0		≥19,996	≥10.0

As of December 31, 2009:
Tier 1 leverage ratio (to average assets)	$28,246	7.9%	$	≥14,315	≥	4.0%	$	≥17,894	≥5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	28,246	14.7		≥7,709	≥	4.0		≥11,564	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	30,661	15.9		≥15,418	≥	8.0		≥19,273	≥10.0

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2010, approximately $5,665,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

In 2008 the Corporation implemented a dividend reinvestment and stock purchase plan. Holders of common stock may participate in the plan in which reinvested dividends and voluntary cash payments may be invested in additional common shares. The Corporation reserved 100,000 shares to be issued under this plan, of which 7,413 common shares have been issued pursuant to this plan.

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2010, the Corporation has purchased 3,651 shares under this repurchase program.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2010 and 2009 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF BALANCE RISK (CONTINUED)

A summary of the Corporation’s commitments at December 31 were as follows:

	2010	2009
	(In Thousands)

Commitments to extend credit	$30,645	$33,787
Standby letters of credit	175	216

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

The following describes the valuation techniques used by the Corporation to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or transferability, and such adjustments are generally based on available market evidence (Level 3).

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2010 and 2009 are as follows (in thousands):

Description	December 31, 2010	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

U. S. agency securities	$9,918	$—	9,918	$—
Mortgage-backed securities	64,660	—	64,660	—
Equity securities	1,049	460	—	589

Securities available for sale	$75,627	$460	$74,578	$589

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Description	December 31, 2009	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

U. S. agency securities	$12,231	$—	$12,231	$—
Mortgage-backed securities	68,234	—	68,234	—
Equity securities	972	464	—	508

Securities available for sale	$81,437	$464	$80,465	$508

The table below presents a reconciliation and income statement of gains and losses for available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods ending December 31, 2010 and December 31, 2009.

	2010	2009

Fair Value, beginning of year	$508	$425
Total gains (losses) included in other comprehensive income	81	(87)
Purchases	—	170

Fair Value, end of year	$589	$508

The following describes the valuation techniques used by the Corporation to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Corporation using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a non-recurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Income.

Certain assets such as real estate owned are measured at fair value less the cost to sell. Management believes that the fair value component in its valuation follows the provisions of ASC 820.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Assets measured at fair value on a non-recurring basis at December 31, 2010 and 2009 are summarized below:

Description	December 31, 2010	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

Impaired loans	$84	$—	$—	$84
Foreclosed real estate	133	—	—	133

Description	December 31, 2009	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

Impaired loans	$1,394	$—	$—	$1,394

Total impaired loans, which are measured for impairment using the fair value of the collateral for collateral-dependent loans, had a carrying amount of $99,000 and $2,410,000, net of the valuation allowances of $15,000 and $1,016,000 as of December 30, 2010 and December 31, 2009, respectively. This resulted in additional provision for loan losses of $0 for the period ending December 31, 2010 and $1,000,000 for the period ending December 31, 2009.

ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Corporation’s financial instruments at December 31, 2010 and December 31, 2009.

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Time certificates of deposit:

The carrying amount of time certificates of deposit approximate their fair value.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Securities:

For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair values are based on quoted market prices for similar securities. For securities which are not traded in active markets or are subject to transfer restrictions, valuations are generally based on available market evidence.

Loans receivable:

For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered in the market for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Restricted investment in bank stock:

The carrying amount of restricted investment in bank stock approximates fair value.

Accrued interest receivable and payable:

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings:

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt:

Fair values of long-term debt are estimated using discounted cash flow analysis, based on rates currently available to the Corporation for advances from the FHLB with similar terms and remaining maturities.

Junior Subordinated debt:

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

Off-balance sheet financial instruments:

Fair values for the Corporation’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2010 and 2009.

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)

Financial assets:
Cash and cash equivalents	$10,554	$10,554	$8,633	$8,633
Time certificates of deposit	198	198	396	396
Investment securities:
Available for sale	75,627	75,627	81,437	81,437
Held to maturity	31,872	30,976	30,204	29,715
Loans, less allowance for loan losses	236,231	237,323	216,600	217,481
Accrued interest receivable	1,337	1,337	1,452	1,452
Restricted investment in bank stocks	2,541	2,541	2,661	2,661

Financial liabilities:
Deposits	317,849	322,934	296,459	301,750
Short-term borrowings	4,030	4,030	4,512	4,512
Long-term debt	16,000	17,561	22,000	23,519
Junior subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	329	329	443	443

Off-balance sheet financial instruments	—	—	—	—

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2010	2009
	(In Thousands)

ASSETS

Cash	$117	$122
Investment in bank subsidiary	32,265	29,367
Investment in unconsolidated subsidiary trust	155	155
Securities available for sale	1,049	972
Other assets	46	61

Total Assets	$33,632	$30,677

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities	$195	$164
Junior subordinated debt	5,155	5,155
Shareholders’ equity	28,282	25,358

Total Liabilities and Shareholders’ Equity	$33,632	$30,677

STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009
	(In Thousands)

Dividends from bank subsidiary	$996	$992
Other dividends	42	38

	1,038	1,030
Expenses	193	248

	845	782
Equity in undistributed earnings in bank subsidiary	2,841	1,444

Net Income	$3,686	$2,226

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
	(In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$3,686	$2,226
Equity in undistributed earnings of bank subsidiary	(2,841)	(1,444)
OTTI impairment charge	—	15
Decrease in other assets	15	18
Increase (decrease) in other liabilities	1	(56)

Net Cash Provided by Operating Activities	861	759

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of securities available for sale	—	(170)

Net Cash Used in Investing Activities	—	(170)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock	80	69
Acquisition of treasury stock	—	(48)
Cash dividends paid	(946)	(812)

Net Cash Used in Financing Activities	(866)	(791)

Net Decrease in Cash	(5)	(202)

CASH - BEGINNING	122	324

CASH - ENDING	$117	$122

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)

2010:
Interest income	$4,638	$4,583	$4,555	$4,405
Interest expense	1,587	1,605	1,728	1,909
Net interest income	3,051	2,978	2,827	2,496
Provision for loan losses	133	89	94	20
Provision for income taxes	312	307	227	207
Net income	1,054	1,000	840	792
Net income per share, basic	0.75	0.71	0.60	0.57

2009:
Interest income	$4,625	$4,614	$4,624	$4,641
Interest expense	2,176	2,202	2,215	2,190
Net interest income	2,449	2,412	2,409	2,451
Provision for loan losses	500	535	22	180
Provision for income taxes	(20)	71	143	222
Net income	351	519	615	741
Net income per share, basic	0.25	0.37	0.44	0.53

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

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements include the Corporation and its wholly-owned subsidiaries, The First National Bank of Mifflintown and First Community Financial Capital Trust I. All significant intercompany accounts and transactions have been eliminated.

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

OVERVIEW

In 2010, the Corporation recorded net income of $3,686,000, an increase of $1,460,000 or 65.6%, from net income of $2,226,000 in 2009.

The increase in net income during 2010 as compared to 2009 is primarily a result of the following:

•	Increase in net interest income, after provision for loan losses, of $2,532,000;

•	Decrease in total other income of $196,000;

•	Increase in total other expenses of $239,000; and

•	Increase in provision for income taxes of $637,000.

Basic earnings per share were $2.63 in 2010 compared to $1.59 in 2009. Return on average equity for 2010 was 13.71% compared to 9.06% in 2009. Return on average assets was 1.01% for 2010 compared with 0.65% in 2009.

During 2010, the Corporation experienced $19,631,000 or 9.1% growth in loans and $21,390,000 or 7.2% growth in deposits. These increases were offset by a $6,482,000 or 24.4% decrease in borrowings and a $4,142,000 or 3.7% decrease in securities. As a result of these trends total assets of the Corporation grew by $18,319,000 or 5.1%.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $12,165,000 in 2010 from $10,434,000 in 2009 and $9,541,000 in 2008.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2010			2009			2008
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$75,843	$2,481	3.27%	$70,907	$3,149	4.44%	$67,980	$3,414	5.02%
Tax-exempt	29,392	1,953	6.64%	27,062	1,755	6.49%	21,185	1,312	6.19%

Total Securities	105,235	4,434	4.21%	97,969	4,904	5.01%	89,165	4,726	5.30%

Other	7,693	41	0.53%	9,251	54	0.58%	5,065	186	3.67%
Loans:
Taxable	218,264	14,080	6.45%	210,266	13,918	6.62%	200,771	13,766	6.86%
Tax-exempt	7,034	439	6.24%	4,476	341	7.62%	3,490	267	7.65%

Total Loans	225,298	14,519	6.44%	214,742	14,259	6.64%	204,261	14,033	6.87%

Total Interest Earning Assets	338,226	18,994	5.62%	321,962	19,217	5.97%	298,491	18,945	6.35%

Non-interest earnings assets	25,416			22,563			20,799

Total Assets	$363,642			$344,525			$319,290

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$25,635	$43	0.17%	$24,124	$48	0.20%	$22,876	$91	0.40%
Savings deposits	85,904	878	1.02%	40,253	506	1.26%	22,840	189	0.83%
Time deposits	166,458	4,907	2.95%	192,597	6,940	3.60%	185,808	7,571	4.07%

Total Interest Bearing Deposits	277,997	5,828	2.10%	256,974	7,494	2.92%	231,524	7,851	3.39%
Short-term borrowings	4,521	52	1.15%	4,612	50	1.08%	9,146	169	1.85%
Long-term debt	23,248	949	4.08%	27,155	1,239	4.56%	26,966	1,384	5.13%

Total Interest Bearing Liabilities	305,766	6,829	2.23%	288,741	8,783	3.04%	267,636	9,404	3.51%

Demand deposits, non-interest bearing	28,341			28,443			26,941
Other liabilities	2,656			2,766			2,506
Shareholders’ equity	26,879			24,575			22,207

Total Liabilities and Shareholders’ Equity	$363,642			$344,525			$319,290

NET INTEREST INCOME		$12,165			$10,434			$9,541

INTEREST RATE SPREAD			3.38%			2.93%			2.84%

NET INTEREST MARGIN			3.60%			3.24%			3.20%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $(43,000) in 2010, $(13,000) in 2009, and $(24,000) in 2008.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2010 versus 2009			2009 versus 2008
	Change Due to			Change Due to
	Rate	Volume	Total	Rate	Volume	Total

INTEREST EARNING ASSETS
Securities:
Taxable	$(829)	$161	$(668)	$(395)	$130	$(265)
Tax-exempt	43	155	198	62	381	443
Other	(2)	(11)	(13)	(151)	19	(132)
Total loans	(416)	676	260	(477)	703	226

Total	(1,204)	981	(223)	(961)	1,233	272

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	(8)	3	(5)	(46)	3	(43)
Savings deposits	(95)	467	372	98	219	317
Time deposits	(1,262)	(771)	(2,033)	(876)	245	(631)
Short-term borrowings	3	(1)	2	(70)	(49)	(119)
Long-term debt	(131)	(159)	(290)	(154)	9	(145)

Total	(1,493)	(461)	(1,954)	(1,048)	427	(621)

Net Interest Income	$289	$1,442	$1,731	$87	$806	$893

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2010 VERSUS 2009

During 2010, tax equivalent interest income decreased by $223,000 as the result of a decrease in the yield on earning assets of 0.35% offset by an increase in earning assets. Average loans increased $10,556,000 impacting interest income by $676,000 and the yield on loans decreased 0.20% reducing interest income by $416,000. Total average securities increased $7,266,000 increasing interest income $316,000 and the yield on securities decreased 0.79% decreasing interest income $786,000.

Total average interest-bearing liabilities grew by $17,025,000 between 2010 and 2009 but the average rate paid on interest-bearing liabilities decreased 0.81% decreasing interest expense by $1,954,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.36% increase in net interest margin from 2009 to 2010 reflects the decrease in rates on interest-bearing liabilities out-pacing the decrease in rates on interest-earning assets.

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

The Corporation recorded a $336,000 provision for loan losses in 2010 compared to $1,237,000 in 2009. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section. Based on that analysis, the level of the allowance for loan losses is appropriate at this time.

OTHER INCOME

2010 VERSUS 2009

Other income of $2,759,000 during 2010 decreased by $196,000 compared to 2009, primarily as a result of the following:

•	A decrease in income from fiduciary activities of $50,000.

•	A decrease in investment securities gains of $277,000.

•	An increase in ATM card fees of $66,000, reflecting the increasing use of our ATM locations.

•	An increase in gains on sales of foreclosed real estate of $34,000.

OTHER EXPENSES

2010 VERSUS 2009

Other expenses increased $239,000 or 2.7% to $9,036,000 during 2010 compared to $8,797,000 during 2009, primarily as a result of the following:

•	An increase in employee compensation and benefits of $416,000 as the result of increases in the number of staff and merit increases during the year.

•	A decrease in professional fees of $37,000 or 8.6% as the result of lower legal and accounting fees.

OTHER EXPENSES (CONTINUED)

•	A decrease in FDIC/OCC expense of $210,000 as the result of the special industry assessment in 2009 and not assessed in 2010.

•	A decrease in ATM expense of $42,000.

INCOME TAXES

Income tax expense was $1,053,000 for 2010 compared to $416,000 for 2009 and $621,000 for 2008. Income tax expense as a percentage of income before income taxes was 22.2% for 2010 and 15.7% for 2009. The actual effective rate deviates from the 34% statutory rate due to tax exempt interest income and income earned on cash surrender value of life insurance. The Corporation’s lower effective tax rate in 2009 was a result of an increase in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to footnote 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 70.4% or $75,627,000, of total securities at December 31, 2010 were classified as available for sale. Net unrealized gains at year-end 2010 were $2,126,000 compared to $1,962,000 at year-end 2009. The net unrealized gain at December 31, 2010 is reflected as accumulated other comprehensive income of $1,380,000 in shareholders’ equity, net of deferred income taxes compared to $1,276,000 at December 31, 2009. This increase reflects changes in interest rates during 2010. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) for equity securities, the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, management considers whether (1) it has the intent to sell the security and (2) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. For additional information on unrealized losses by investment type, see footnote 3 to the consolidated financial statements.

Held to maturity securities totaled $31,872,000 at December 31, 2010 compared to $30,204,000 a year ago. The increase was a result of new purchases exceeding maturities of U.S. Government agency securities and state and municipal securities. This portion of the portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

SECURITIES (CONTINUED)

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities

(In Thousands)

	2010	2009	2008

AVAILABLE FOR SALE SECURITIES AT FAIR VALUE

U.S. Government agencies	$9,918	$12,231	$6,724
Mortgage-backed securities	64,660	68,234	58,762
Stock in other banks	1,049	972	890

Total	75,627	81,437	66,376

HELD TO MATURITY SECURITIES AT AMORTIZED COST

U.S. Government agencies	—	250	250
State and municipal	31,872	29,954	23,877

	31,872	30,204	24,127

Total	$107,499	$111,641	$90,503

The scheduled maturities of the securities portfolio at December 31, 2010 is as follows:

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government agencies	$2,520	2.39%	$7,398	3.63%	$—	—%	$—	—%	$9,918	3.31%
State and municipal	1,555	5.51	6,207	5.46	13,071	6.43	11,039	7.09	31,872	6.43
Mortgage-backed securities	—	—	—	—	—	—	64,660	3.37	64,660	3.37
Equity securities	—	—	—	—	—	—	1,049	—	1,049	—

Total	$4,075	3.58%	$13,605	4.47%	$13,071	6.43%	$76,748	3.86%	$107,499	4.24%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2010	2009	2008	2007	2006
	(In Thousands)

Commercial, financial and agricultural	$39,021	$32,369	$22,944	$17,523	$16,691
Real estate:
Commercial	46,090	37,842	41,227	38,327	36,021
Construction	2,464	5,057	5,730	1,435	—

LOANS (CONTINUED)

	2010	2009	2008	2007	2006
	(In Thousands)

Residential	145,950	139,055	138,209	129,563	121,419
Installment	5,071	5,339	6,159	5,946	5,398

Total	238,596	219,662	214,269	192,794	179,529

Allowance for loan losses	(2,154)	(2,830)	(1,633)	(1,249)	(1,230)
Deferred loan fees and costs, net	(211)	(232)	(259)	(320)	(369)

Net loans	$236,231	$216,600	$212,377	$191,225	$177,930

The loan portfolio comprises the major portion of the Corporation’s earning assets. The increase in loans of $19,631,000, or 9.1%, during 2010 was attributable to the following: Residential real estate grew by $6,895,000, commercial real estate decreased by $8,248,000, construction loans decreased by $2,593,000, and commercial, financial, and agricultural loans grew by $6,652,000.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities - Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total

Commercial, financial and agricultural	$14,166	$6,559	$18,296	$39,021
Real estate:
Commercial	4,243	3,402	38,445	46,090
Construction	1,894	57	513	2,464

Total	$20,303	$10,018	$57,254	$87,575

Loans with a fixed interest rate	$9,235	$8,642	$12,859	$30,736
Loans with a variable interest rate	11,068	1,376	44,395	56,839

Total	$20,303	$10,018	$57,254	$87,575

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectibility cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of a reduction or deferral of interest and/or principal. As of December 31, 2010 and 2009, the Corporation had one troubled debt restructuring, which is now performing and not included in non-performing assets. Management will continue to monitor this credit and adjustments to the reserve may occur in the future. Potential problem loans include impaired loans which, as of December 31, 2010, totaled $297,000. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

NON-PERFORMING ASSETS (CONTINUED)

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2010	2009	2008	2007	2006

Non-accrual loans	$1,016	$4,254	$2,623	$1,976	$2,532

Total Non-Performing Loans	1,016	4,254	2,623	1,976	2,532

Foreclosed real estate	133	122	—	—	255

Total Non-Performing Assets	$1,149	$4,376	$2,623	$1,976	$2,787

Troubled debt restructurings	$1,312	$2,305	$—	$—	$—

Other impaired loans	$297	$348	$635	$1,812	$1,914

Ratios:
Non-performing loans to total loans	0.43%	1.96%	1.24%	1.03%	1.42%
Non-performing assets to total loans and foreclosed real estate	0.49%	2.02%	1.24%	1.03%	1.56%
Non-performing loans to allowance for loan losses	47.17%	150.32%	160.62%	158.21%	205.85%

Non-accrual loans:
Interest income that would have been recorded under original terms	13	143	91	159	287
Interest income recorded during the year	21	115	23	98	228

Total non-performing assets at year-end 2010 decreased $3,227,000 primarily as a result of the decrease in loans in non-accrual status and the partial charge-off of the troubled debt restructured loan to a manufacturer of inventory closely tied to the construction industry.

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

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2010	2009	2008	2007	2006

Beginning balance	$2,830	$1,633	$1,249	$1,230	$1,264
Provision for loan losses	336	1,237	365	60	—

Loans charged off:
Commercial, financial and agricultural	1	7	—	—	—
Real estate	1,002	5	—	21	24
Installment	33	29	9	22	15

Total Charged-off	1,036	41	9	43	39

Recoveries:
Commercial, financial and agricultural	—	—	—	—	—
Real estate	18	—	24	—	—
Installment	6	1	4	2	5

Total Recoveries	24	1	28	2	5

Net charge-offs (recoveries)	1,012	40	(19)	41	34

Ending balance	$2,154	$2,830	$1,633	$1,249	$1,230

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Years Ended December 31,
	2010	2009	2008	2007	2006
Ratios:
Net charge-offs (recoveries) to average loans	0.45%	0.02%	(0.01)%	0.02%	0.02%
Allowance for loan losses to total loans	0.90%	1.29%	0.76%	0.65%	0.69%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2010		2009		2008		2007		2006
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans

Commercial, financial and agricultural	$730	16.35%	$575	14.74%	$403	10.71%	$357	9.09%	$314	9.30%
Real estate:
Commercial	630	19.32	1,333	17.23	334	19.24	449	19.88	448	19.85
Construction	—	1.03	—	2.30	—	2.67	—	0.75	—	—
Residential	702	61.17	697	63.30	692	64.50	262	67.20	235	67.84
Installment	92	2.13	114	2.43	126	2.88	142	3.08	139	3.01
Unallocated	—	N/A	111	N/A	78	N/A	39	N/A	94	N/A

Total	$2,154	100.00%	$2,830	100.00%	$1,633	100.00%	$1,249	100.00%	$1,230	100.00%

Management believes the allowance for loan losses at December 31, 2010 and 2009 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Federal Reserve Board, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2010, deposits totaled $317,849,000 up $21,390,000 or 7.2%, from year-end 2009. Savings deposits contributed most of the growth with $30,132,000. Demand deposits increased $6,711,000 and time deposits decreased $15,453,000. The growth in deposits resulted from continuing bank-wide promotions of its money market account.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	2010	2009	2008
	(Dollars in Thousands)

Amount outstanding at end of year:
Federal funds purchased	$—	$—	$324
Securities sold under agreements to repurchase	3,930	4,415	4,189
Short-term FHLB advances	—	—	6,000
Treasury tax and loan note	100	97	100

Total	$4,030	$4,512	$10,613

Weighted average interest rate at end of year	1.17%	1.14%	0.78%
Maximum amount outstanding at any end of month	$4,455	$6,440	$15,865
Daily average amount outstanding	4,521	4,612	9,146
Approximate weighted average interest rate for the year	1.15%	1.08%	1.85%

Long-term debt at December 31 was as follows:

	2010	2009	2008
	(Dollars in Thousands)

Amount outstanding at end of year:
FHLB advances	$16,000	$22,000	$22,000
Junior subordinated debt	5,155	5,155	5,155

Total	$21,155	$27,155	$27,155

Weighted average interest rate at end of year	3.92%	4.45%	5.32%
Daily average amount outstanding	23,248	27,155	26,966
Approximate weighted average interest rate for the year	4.08%	4.56%	5.13%

Additional information on borrowings is located in footnote 7 to the consolidated financial statement.

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2010, the Corporation had unfunded outstanding commitments to extend credit of $30.6 million and outstanding standby letters of credit of $175,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. The current amount of liability as of December 31, 2010 and 2009 for guarantees under standby letters of credit is not material. Refer to footnote 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2010 totaled $317,849,000 and averaged $306,338,000 for the year. Likewise, year-end 2009 deposits totaled $296,459,000 and averaged $285,417,000 for the year. Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $4,075,000 at year-end 2010 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 69.9% of the total amortized cost of securities as of December 31, 2010. These sources provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs may include selling securities available for sale, which had a fair value of $75,627,000 at December 31, 2010, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank was approximately $136,264,000 at December 31, 2010, of which $120,264,000 or 88.3% was available.

The Corporation’s average loan to deposit ratio for 2010 was 73.5% and ended the year at 74.3% compared to an average of 75.2% in 2009 and 80.9% at the end of 2008.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2010 totaled $30.6 million and standby letters of credit totaled $175,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 25.7% in 2010, compared to 36.5% in 2009. Shareholders’ equity at the end of 2010 totaled $28,282,000, an increase of $2,924,000 or 11.5% over year-end 2009. The increase was a result of net income, an increase in the unrealized gain on securities available for sale, net of taxes of $104,000 and an increase in common stock and surplus of $80,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $946,000. Likewise, shareholders’ equity at the end of 2009 totaled $25,358,000, an increase of $1,945,000 or 8.3% over year-end 2008. The increase was a result of net income, an increase in the unrealized gain on securities available for sale, net of taxes of $510,000, an increase in common stock and surplus of $69,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $812,000, and the purchase of treasury stock of $48,000.

The table in footnote 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2010 and 2009. These ratios show that the Bank exceeds the federal regulatory minimum requirements for a “well capitalized bank.” The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

The Corporation’s ability to meet its expenses and pay dividends to its shareholders is dependent on the cash dividends it receives from the Bank. Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2010, approximately $5,665,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

The Corporation is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if implemented, would have a material effect on the Corporation’s capital, liquidity or its operations.

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2010, the Corporation has purchased 3,651 shares under this repurchase program.

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

62

Summary of Selected Financial Data

(Amounts in Thousands, Except Per Share Data)

	2010	2009	2008	2007	2006

Income Statement Data

Net interest income	$11,352	$9,721	$9,004	$7,308	$7,016
Provision for loan losses	336	1,237	365	60	—
Gains on sales of securities	182	459	—	—	24
Other income	2,577	2,496	2,296	2,107	1,896
Other expenses	9,036	8,797	7,978	6,838	6,510

Income before Income Taxes	4,739	2,642	2,957	2,517	2,426

Income tax expense	1,053	416	621	500	461

Net Income	$3,686	$2,226	$2,336	$2,017	$1,965

Balance Sheet Data (Period End)

Total assets	$374,155	$355,836	$326,714	$302,295	$278,520

Loans, net	236,231	216,600	212,377	191,225	177,930
Investments:
Held to maturity	31,872	30,204	24,127	21,229	21,073
Available for sale	75,627	81,437	66,376	63,340	48,955
Deposits	317,849	296,459	262,606	245,046	222,374
Short-term borrowings	4,030	4,512	10,613	10,320	7,417
Long-term debt	21,155	27,155	27,155	23,155	27,155
Shareholders’ equity	28,282	25,358	23,413	21,533	19,674

Per Share Data

Basic earnings	$2.63	$1.59	$1.67	$1.44	$1.40
Cash dividends declared	0.675	0.58	0.52	0.47	0.43
Book value	20.15	18.10	16.73	15.38	14.05
Weighted average common shares outstanding	1,402	1,399	1,400	1,400	1,400

Selected Ratios

Return on average assets	1.01%	0.65%	0.73%	0.70%	0.72%
Return on average shareholders’ equity	13.71%	9.06%	10.52%	9.91%	10.50%
Average equity to average assets	7.39%	7.13%	6.96%	7.05%	6.88%
Allowance for loan losses to total loans at end of period	0.90%	1.29%	0.76%	0.65%	0.69%
Dividend payout ratio	25.66%	36.48%	31.14%	32.62%	30.64%

DIRECTORS

FIRST COMMUNITY FINANCIAL CORPORATION

and

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JOHN P. HENRY, III

Chairman of the Board of Directors of the Company and the Bank;

Vice President of JPH Enterprises, LLC, Port Royal, PA

ROGER SHALLENBERGER

Vice Chairman of the Board of Directors of the Company and the Bank;

President of KSM Enterprises

JODY D. GRAYBILL

President and Chief Executive Officer of the Company and the Bank

LOWELL M. SHEARER

Secretary of the Board of Directors of the Company and the

Bank; Self-employed

NANCY S. BRATTON

Owner of Bratton Insurance Inc., Millerstown and Mifflintown, PA

SAMUEL G. KINT

Retired businessman

DAVID M. McMILLEN

Owner of David McMillen Custom Contracting, Inc, Loysville, PA

CHARLES C. SANER

Retired Dairy Farmer

DAVID L. SWARTZ

County Extension Director and Senior Dairy Educator for Penn State Cooperative Extension in Perry

and Cumberland Counties

FRANK L. WRIGHT

Attorney-at-Law, Harrisburg, PA

Officers

FIRST COMMUNITY FINANCIAL CORPORATION

JOHN P. HENRY, III

Chairman

ROGER SHALLENBERGER

Vice Chairman

JODY D. GRAYBILL

President and Chief Executive Officer

LOWELL M. SHEARER

Secretary

RICHARD R. LEITZEL

Treasurer

JENNIFER S. KAUFFMAN

Assistant Secretary

BOBBI J. LEISTER

Assistant Secretary

OFFICERS

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JODY D. GRAYBILL

President and Chief Executive Officer

K. LEE HOPKINS

Senior Vice President and Chief Lending Officer

KIMBERLY A. BENNER

Vice President and Trust and Investment Services Division Manager

RICHARD R. LEITZEL

Vice President and Chief Financial Officer

DAVID S. RUNK

Vice President and Chief Risk Officer

TIMOTHY P. STAYER

Vice President, Marketing and Community Banking Services Division Manager

SCOTT E. FRITZ

Vice President and Commercial Loan Officer

NANETTE W. STAKE

Vice President, IT Manager and IT Security Officer

PATTI L. MCLAUGHLIN

Vice President and Commercial Loan Officer

FLORENCE E. DRESSLER

Assistant Vice President and Community Office Manager, Fermanagh Office

AUDRA L. HUNTER

Assistant Vice President and Community Office Manager, New Bloomfield and

Bloomfield Borough Offices

CHRISTOPHER W. MEALS

Assistant Vice President and Community Office Manager, Mifflintown Office

ROY A. LEISTER, JR.

Assistant Vice President and Community Office Manager, Delaware Office

BRADLEY D. SHERMAN

Assistant Vice President and Community Office Manager, West Perry, Ickesburg and Loysville Offices

DIANE E. ZEIDERS

Assistant Vice President and Community Office Manager, Tuscarora Valley and East Waterford Offices

NANCI A. AUMILLER

Assistant Vice President and Operations Manager/BSA/AML and Security Officer

TINA J. SMITH

Assistant Vice President and Human Resources Manager

DIANE M. SYKES

Assistant Vice President and Trust Officer

J. NEAL SHAWVER

Credit Analyst

KIM W. MILLS

Community Office Manager, Shermans Dale Office

ADAM E. TRUITT

Trust Officer

BOBBI J. LEISTER

Assistant Secretary / Corporate Relations and Marketing Officer

JENNIFER S. KAUFFMAN

Assistant Secretary

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

JOHN M. AUKER

JOSEPH E. BARNES, SR.

DALE BEASTON

HARRY E. CLARK

ELWOOD S. HENCH

C. ROBERT HOCKENBROCK

RAYMOND T. LONG

JANE B. MARHEFKA

JAMES L. McCLURE

CLAIR E. McMILLEN

PHYLLIS S. MOHLER

ROBERT E. SHEAFFER

JOHN A. TETWILER

H. SCOTT WEIBLEY

A. JACK WELLER

RICHARD L. WIBLE

ADVISORY BOARDS

DELAWARE OFFICE

DENNIS L. BASSLER

PETER E. BRUMMER

CHARLES C. SMITH

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

CLEE L. McMILLEN

CHARLES C. NYCE

TERRY K. URICH

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

	Per Share Sales Price		Dividends
Quarter	High	Low	per Share
First, 2010	$29.00	$20.00	$0.160

Second	32.00	22.00	0.170

Third	29.24	25.00	0.170

Fourth	28.00	25.56	0.175

First, 2009	$31.00	$29.50	$0.140

Second	30.00	28.00	0.140

Third	30.00	20.00	0.150

Fourth	29.00	20.00	0.150

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,403,761 shares were outstanding at December 31, 2010. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 764 shareholders of record as of December 31, 2010.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 12, 2011, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.