Form 10-K, Exhibit 13
period 2011-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2012-03-09
CIK 763293

Exhibit 13

FIRST COMMUNITY

FINANCIAL CORPORATION

2011

Annual Report

Page

Management’s Letter to Shareholders and Performance Data	2-3

Being your Partners: Yesterday, Today & Tomorrow	4-7

Management’s Assessment of Internal Control Over Financial Reporting	8

Report of Independent Registered Public Accounting Firm	9

December 31, 2011 and 2010 Consolidated Balance Sheets:	10

Years ended December 31, 2011 and 2010 Consolidated Statements of Income:	11

Years ended December 31, 2011 and 2010 Consolidated Statements of Shareholders’ Equity:	12

Years ended December 31, 2011 and 2010 Consolidated Statements of Cash Flows:	13

Notes to Consolidated Financial Statements	14-48

Management’s Discussion and Analysis of Financial Condition and Results of Operations	49-64

Board of Directors:
First Community Financial Corporation	65

Officers:
First Community Financial Corporation	66

Officers:
The First National Bank of Mifflintown	67

Directors Emeriti and Advisory Boards	68

Bank, Loan Production and Trust & Investment Services Offices in Juniata County and Perry County	69

Stock and Dividend Information	70

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholder:

During the past year of ongoing economic turmoil, the word “partner” certainly defines what separates the role of community banks. It is defined as “one that shares” or “one associated with another especially in an action”. In our role, we strive to share our knowledge and financial experience with our customers to help them succeed. We also share our personal time and financial resources in the communities we serve.

Balancing the needs of an ever-changing customer base remains important to us as we maintain personal contacts, while seeing our electronic channels grow. Our focus on prudently diversifying our product line in lending and other areas, such as adding annuities and insurance, continues to allow us to develop relationships and business opportunities in the current environment. Training and educational investments with our staff supplement the products and services in our strategy to bring a wide range of services to our area through people our customers know and trust. We remain diligent in our efforts to remain efficient as well, during challenging business conditions.

Therefore, we are pleased to report the following for 2011:

•	Net income increased $460,000, or 13%, to $4,146,000.
•	Assets added over $ 14 million to $387,883,000.
•	Gross Loans grew $12 million.
•	Deposits expanded $13 million.
•	Return on equity was 13.80%.
•	Return on assets was 1.10%
•	Dividends increased 11%.

As we look toward 2012, we look forward to finding new partners in the Newport area and Mifflin County, as well as within our current markets. Our Newport Office grand opening in February, 2012 was very successful, while introducing us to many new people.

The efforts of our Board of Directors, Advisory Boards, Directors Emeriti, officers and employees, including the work of those who came before us, are instrumental in our progress.

Your investment and support is greatly appreciated. For additional information concerning our stock or other matters, please feel free to contact us by telephone at 717-436-2144, toll-free at 866-950-2144 or online at www.fnbmifflintown.com.

John P. Henry III	Jody D. Graybill
Chairman	President and Chief Executive Officer

Performance Data - 2006 – 2011

FCFC Assets

FCFC Assets

$425,000,000 $387,883,000

$325,000,000

$278,520,000

$225,000,000

2005 2006 2011 2010

Increase - $109,363,000 Percent - 39%

FCFC ROA

1.25%

1.10%

1.00%

0.75%

0.72%

0.50%

0.50%

2006 2011

Increase - 0.38% Percent - 53%

FCFC Net Loans

$300,000,000 FCFC Loans net ALLL

$200,000,000

$200,000,000 $177,930,000

$100,000,000

Increase -2006 $74,431,000 Percent 2011 - 46%

Increase - $69,773,000 Percent - 39%

FCFC Net Income

FCFC Net Income

$4,500,000 $4,146,000

$3,500,000 $1,500,000

$2,500,000 $1,965,000

$1,500,000

2006 2011

Increase - $2,181,000 Percent - 102%

FCFC ROE

FCFC ROE

15.00% 13.80%

10.50% 10.00%

5.00%

2006 2011

Increase - 3.30% Percent - 31%

FCFC Dividend

FCFC Dividend

$1.00

500 $0.390

000 2005 2010

$0.00

Increase - $0.32 Percent - 74%

Being Your Partner: Yesterday, Today & Tomorrow

Perry County Council of the Arts

(L-R) Roger Smith, Executive Director of Perry County Council of the Arts accepting a check from Jody Graybill, President and Chief Executive Officer.

Perry Printing

(L-R) Audra Hunter, Assistant Vice President and Community Office Manager of the Newport Office, pictured with Lori McClellan, owner of Perry Printing in New Bloomfield

Day of Caring

(L-R) Bobbi Leister, Corporate Relations/Marketing Officer, Diane Zeiders, Assistant Vice President and Community Office Manager of the Tuscarora Valley and East Waterford Offices, Nanci Aumiller, Assistant Vice President and Operations Manager/BSA/AML and Security Officer, J. Neal Shawver, Assistant Vice President and Credit Analyst, Roy Leister Jr., Assistant Vice President and Community Office Manager of the Delaware Office, K. Lee Hopkins, Senior Vice President and Chief Lending Officer, and Richard Leitzel, Vice President and Chief Financial Officer.

Being Your Partner: Yesterday, Today & Tomorrow

Verizon Wireless

(L-R) Kim Mills, Community Office Manager of the Bloomfield Borough and New Bloomfield Offices, pictured with Chris F. Deardorff, owner of the Verizon Wireless store in the Sherman’s Dale plaza.

Ickesburg Beverage

(L-R) Keith and Deb Stouffer (with Truman and

Bella), owners of Ickesburg Beverage, pictured with Billie Jo Deiter, Community Office Manager of the Ickesburg Office.

Economics of Pennsylvania

(L-R) Kimberly Benner, Vice President and Trust and Investment Services Division Manager, Diane Sykes, Assistant Vice President and Trust Officer, Carolyn Shirk, Vice President of Economics of Pennsylvania, and Adam Truitt, Trust Officer.

J.W. Smith Auto Body

(L-R) Brad Sherman, Assistant Vice President and Community Office Manager of the West Perry and Loysville Offices, pictured with Andy and Jay Smith of J.W. Smith Auto Body in Elliottsburg.

Being Your Partner: Yesterday, Today & Tomorrow

Lewistown Hospital School of Nursing

(L-R) Chris Meals, Assistant Vice President and Community Office Manager of the Mifflintown Office, presenting a check to Mary Alyce Nelson, MSN, RN, Director of Lewistown Hospital School of Nursing.

Creme Stop

(L-R) Roy Leister Jr., Assistant Vice President and Community Office Manager of the Delaware Office, Kathy and Matthew Stroup, owners of the Creme Stop in McAlisterville, and Anna and Wyatt.

Meals on Wheels

(L-R) Diane Marshall, Juniata County Meals on Wheels Treasurer, receiving a check from Flo Dressler, Assistant Vice President and Community Office Manager of the Fermanagh Office.

Officers

(L-R) Nanette Stake, Vice President, IT Manager and IT Security Officer, Jennifer Kauffman, Executive Assistant and Assistant Secretary, and Matthew Ford, Vice President and Chief Risk Officer.

Being Your Partner: Yesterday, Today & Tomorrow

Juniata County Conservation District

(L-R) Jim Cordell, Vice President and Credit Administration Manager, Chris Snyder, District Manager for the Juniata County Conservation District, and Scott Fritz, Vice President and Commercial Loan Officer.

Pool Day

(L-R) Ed Beaver and Don Bratton, Representatives of the Central Juniata Park Pool, receiving a check from Timothy Stayer, Vice President/Marketing and Community Banking Services Division Manager.

Landisburg Youth Baseball Association

(L-R) Jennifer Wilson, Credit Analyst for FNBM and Treasurer of the Landisburg Youth Baseball Association, pictured with Ryan Russell, President of Landisburg Youth Baseball Association.

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2011, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2011, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework.”

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
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Richard R. Leitzel
Richard R. Leitzel
Vice President and Chief Financial Officer
(Principal Financial Officer)

March 8, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years then ended. First Community Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and its subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Chambersburg, Pennsylvania

March 8, 2012

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$9,129	$10,280
Interest-bearing demand deposits	218	264
Federal funds sold	591	10

Cash and Cash Equivalents	9,938	10,554

Time certificates of deposit	198	198
Securities available for sale	73,804	75,627
Securities held to maturity, fair value 2011 $36,639; 2010 $30,976	34,972	31,872

Loans	251,012	238,596
Less: Allowance for loan losses	(3,085)	(2,154)
Less: Deferred loan fees and costs, net	(224)	(211)

Net loans	247,703	236,231

Premises and equipment, net	7,461	5,802
Restricted investment in bank stocks	2,121	2,541
Investment in life insurance	7,399	7,109
Other assets	4,287	4,221

Total Assets	$387,883	$374,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$35,994	$31,910
Interest-bearing	294,555	285,939

Total Deposits	330,549	317,849

Short-term borrowings	2,685	4,030
Long-term debt	15,000	16,000
Junior subordinated debt	5,155	5,155
Other liabilities	3,056	2,839

Total Liabilities	356,445	345,873

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY

Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; Shares issued, 2011 – 1,411,526; 2010 – 1,407,412 Shares outstanding, 2011 – 1,407,870; 2010 – 1,403,761	7,058	7,037
Capital in excess of par value	522	415
Retained earnings	22,652	19,560
Treasury stock, at cost 2011 – 3,656 shares; 2010 – 3,651 shares	(110)	(110)
Accumulated other comprehensive income	1,316	1,380

Total Shareholders’ Equity	31,438	28,282

Total Liabilities and Shareholders’ Equity	$387,883	$374,155

See notes to consolidated financial statements	10

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December, 31,
	2011	2010
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$14,740	$14,370
Securities:
Taxable	2,237	2,481
Tax exempt	1,383	1,289
Other	31	41

Total Interest Income	18,391	18,181

INTEREST EXPENSE
Deposits	4,982	5,828
Short-term borrowings	39	52
Long-term debt	793	949

Total Interest Expense	5,814	6,829

Net Interest Income	12,577	11,352

PROVISION FOR LOAN LOSSES	982	336

Net Interest Income after Provision for Loan Losses	11,595	11,016

OTHER INCOME
Service charges on deposits	776	755
Fiduciary activities	525	474
Earnings on investment in life insurance	341	240
ATM and debit card fees	641	638
Investment securities gains from sales	12	182
Realized gains on sales of assets	6	67
Other	762	403

Total Other Income	3,063	2,759

OTHER EXPENSES
Employee compensation and benefits	4,998	4,634
Net occupancy and equipment	1,097	1,126
Professional fees	504	392
Director and advisory boards compensation	353	362
ATM expenses	298	364
Supplies and postage	326	324
FDIC/OCC expense	352	546
Pennsylvania bank shares tax	307	288
Other operating	1,182	1,000

Total Other Expenses	9,417	9,036

Income before Income Taxes	5,241	4,739

PROVISION FOR INCOME TAXES	1,095	1,053

Net Income	$4,146	$3,686

BASIC EARNINGS PER SHARE	$2.95	$2.63

DIVIDENDS PER SHARE	$0.750	$0.675

See notes to consolidated financial statements	11

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Capital In Excess of Par Value	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
		(In Thousands, Except per Share Data)
Balance—January 1, 2010	$7,022	$350	$16,820	$(110)	$1,276	$25,358

Comprehensive income:
Net income			3,686			3,686
Change in net unrealized gains on securities available for sale, net of deferred income taxes					104	104

Total comprehensive income						3,790

Issuance of stock in connection with dividend reinvestment plan 3,065 shares	15	65				80

Cash dividends, $0.675 per share			(946)			(946)

Balance, December 31, 2010	$7,037	$415	$19,560	$(110)	$1,380	$28,282

Comprehensive income:
Net income			4,146			4,146
Change in net unrealized gains on securities available for sale, net of deferred income taxes					(64)	(64)

Total comprehensive income						4,082

Issuance of stock in connection with dividend reinvestment plan 4,109 shares	21	107				128

Cash dividends, $0.75 per share			(1,054)			(1,054)

Balance, December 31, 2011	$7,058	$522	$22,652	$(110)	$1,316	$31,438

See notes to consolidated financial statements	12

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,146	$3,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	432	479
Amortization of intangible assets	14	17
Net amortization (accretion) of investment securities	174	335
Earnings on investment in life insurance	(341)	(240)
Realized gains on securities	(12)	(182)
Realized gains on sales of assets	(6)	(67)
Provision for loan losses	982	336
Deferred income taxes	(222)	237
Decrease in accrued interest receivable and other assets	478	146
Increase in accrued interest payable and other liabilities	217	487

Net Cash Provided by Operating Activities	5,862	5,234

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities, calls and principal repayments	19,234	31,619
Proceeds from sales	213	3,614
Purchases	(18,300)	(29,872)
Securities held to maturity:
Proceeds from maturities, calls and principal repayments	1,960	3,716
Purchases	(4,640)	(4,924)
Net increase in loans	(12,703)	(19,991)
Decrease in time certificates of deposit	—	198
Purchases of premises and equipment	(2,091)	(106)
Proceeds from sale of foreclosed real estate	—	80
Purchase of life insurance	—	(1,809)
Net (purchases) dispositions of restricted investment in bank stocks	420	120

Net Cash Used in Investing Activities	(15,907)	(17,355)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	12,700	21,390
Net decrease in short-term borrowings	(1,345)	(482)
Proceeds from long-term debt	—	—
Repayment of long-term debt	(1,000)	(6,000)
Proceeds from issuance of common stock	128	80
Acquisition of treasury stock	—	—
Cash dividends paid	(1,054)	(946)

Net Cash Provided by Financing Activities	9,429	14,042

Net Increase (decrease) in Cash and Cash Equivalents	(616)	1,921

CASH AND CASH EQUIVALENTS—BEGINNING	10,554	8,633

CASH AND CASH EQUIVALENTS—ENDING	$9,938	$10,554

SUPPLEMENTARY CASH FLOWS INFORMATION

Interest paid	$5,845	$6,943

Income taxes paid	$1,389	$809

Non-cash investing activities Transfers from loans to foreclosed real estate	$249	$24

See notes to consolidated financial statements

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

Subsequent Events

The Corporation has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2011, for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

Basis of Accounting

The Corporation uses the accrual basis of accounting.

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

Trust Assets

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the consolidated financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $101,875,000 and $108,223,000 at December 31, 2011 and 2010, respectively. Income from fiduciary activities is recognized on the accrual method.

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

Other than temporary impairment (OTTI) loss is recognized in earnings through the income statement in the period in which OTTI loss is taken, except for the non-credit component of OTTI losses on debt securities, which are recognized in other comprehensive income.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans (Continued)

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 to 120 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

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

Loans are risk rated by a universal bank grading system, (1-9), endorsed by federal agencies. Level 1 is a loan with minimal risk, 2 – moderate risk, 3 – average risk, 4 – acceptable risk, 5 – marginally acceptable risk (grades 1—5 are considered pass loans), 6 – Other Assets Especially Mentioned, (potential weaknesses identified), 7 – Substandard (well defined weaknesses), 8 – Doubtful, (unlikely to be paid in full), 9 – Loss, (will not be paid in full).

A formal review by an independent third-party is conducted semi-annually. Quarterly, all criticized and classified loans are reviewed by management.

The allowance consists of specific and general components. There have been no significant changes in management’s methodology for evaluating the allowance from loan losses from prior periods. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Individual portfolio segments are evaluated on a rolling quarterly basis that values internal and external qualitative factors including: historical losses; trends in loan volume and mix, past due loans, watch and criticized loans and economic factors; and changes in lending personnel, underwriting processes, underlying collateral and loan policies.

Loans classified special mention and below are reviewed for possible impairment. A commercial loan is considered impaired when, based on current information and events, it is probable that the

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

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

In April 2011, the FASB issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. This guidance clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for the purpose of recording an impairment charge and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-02, that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. The adoption of the provisions of ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011. In accordance with ASU 2011-02, the Corporation adopted the provisions of ASU 2011-02 in the quarter ending September 30, 2011. The amendments in ASU No. 2011-02 require retrospective application to January 1, 2011 of the impairment measurement guidance in FASB ASC 310-10-35 for those receivables newly identified as impaired. As a result of adoption of ASU 2011-02, the Corporation did not identify any newly considered impaired loans that had previously been collectively evaluated for impairment consistent with the guidance in FASB ASC 450-20.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks represents required investments in the common stock of correspondent banks, consisting of the Federal Reserve Bank of Philadelphia in the amount of $258,500, Atlantic Central Bankers Bank in the amount of $20,000, and the Federal Home Loan Bank (FHLB) of Pittsburgh in the amount of $1,843,000. No readily available market exists for these stocks. These restricted investments are carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock. In 2010, the FHLB of Pittsburgh began repurchasing excess stock held at member institutions.

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

Management believes no impairment charge is necessary related to its restricted stock as of December 31, 2011.

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

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is initially valued at its estimated fair market value, net of selling costs, at the time of foreclosure, establishing the property’s new basis. Subsequent to foreclosure, valuations are periodically performed by management and the foreclosed assets are carried at the lower of carrying amount or fair value less cost to sell. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses. Foreclosed real estate, which is included in other assets, amounted to $358,000 at December 31, 2011 and $133,000 in 2010.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $115,000 and $107,000 for the years ended December 31, 2011 and 2010, respectively.

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

Earnings per Share

The Corporation has a simple capital structure. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,405,302 and 1,401,885 for the years ended 2011 and 2010.

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

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2011	2010
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$(82)	$346
Reclassification adjustment for gains realized in net income	(12)	(182)

Net Unrealized Gains (Losses)	(94)	164

Tax effect	30	(60)

Net of Tax Amount	$(64)	$104

Loans Serviced

The Bank administers secondary market mortgage programs available through the Federal Home Loan Bank of Pittsburgh and offers residential mortgage products and services to customers. The Bank originates single-family residential mortgage loans for immediate sale in the secondary market,

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Serviced (Continued)

and retains the servicing of those loans. At December 31, 2011 and 2010, the balance of loans serviced for others was $30,687,000 and $22,353,000 respectively. The estimated fair value of mortgage servicing rights (MSRs) related to loans sold and serviced by the Corporation is recorded as an asset upon sale of such loans. MSRs are amortized as a reduction to servicing income over the estimated lives of the underlying loans. MSRs are evaluated periodically for impairment, by comparing the carrying amount to the estimated fair value.

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

New and Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 was effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures were effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosure guidance significantly expanded the existing requirements leading to greater transparency into the company’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period was effective for annual reporting periods ending on or after December 15, 2010 and has been presented in Note 4 to the Consolidated Financial Statements. Specific disclosures regarding activity that occurred before the issuance of the ASU, such as the allowance roll forward and modification disclosures was required to be adopted for periods beginning on or after December 15, 2010, and has also incorporated in Note 4.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Policies (Continued)

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350), When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. ASU 2010-28 affects all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. ASU 2010-28 modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This guidance was effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2010. Adoption of ASU 2010-28 did not have a material impact on the Company’s consolidated financial statements.

In April 2011, the FASB issued ASU 2011-2, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. This guidance clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for the purpose of recording an impairment charge and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-2, that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. As allowed by the guidance, the Company adopted the provisions of ASU 2011-2 in the year ending December 31, 2011. See presentation of the disclosure in Note 4 to the Consolidated Financial Statements.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860) – Reconsideration of Effective Control for Repurchase Agreements. The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Company is currently assessing the impact that ASU 2011-03 will have on its consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU is the result of joint efforts by the FASB and IASB to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and IFRSs. The amendments are effective for public companies during the interim and annual periods beginning after December 15, 2011 with prospective application. For nonpublic entities, the amendments are effective for annual periods

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Policies (Continued)

beginning after December 15, 2011. Early application is not permitted. The Company is currently assessing the impact that ASU 2011-04 will have on its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income. The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. For public companies, the amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. For non-public companies, the amendments are effective for fiscal years and interim periods within those years ending after December 15, 2012. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Company is currently assessing the impact that ASU 2011-05 will have on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers certain provisions of ASU 2011-05, Presentation of Comprehensive Income. One of ASU 2011-05’s provisions requires entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements). Accordingly, this requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date. ASUs 2011-05 and 2011-12 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively for all periods presented in the financial statements. The Company has not yet decided which statement format it will adopt.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other (Topic 350) – Testing Goodwill for Impairment. ASU 2011-08 allows companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This guidance is effective for fiscal years beginning after December 15, 2011, and early adoption is permitted. The Company is currently evaluating this guidance, but does not expect the adoption will have a material effect on its consolidated financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Policies (Continued)

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU requires new disclosures regarding the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The new disclosures are designed to make GAAP financial statements more comparable to those prepared under International Financial Reporting Standards. The new disclosures entail presenting information about both gross and net exposures. The new disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods therein; retrospective application is required. The Company has not yet completed its evaluation of this ASU; however, since the provisions of ASU 2011-11 are disclosure-related, the Company’s adoption of this ASU is not expected to have an impact to its financial condition or results of operations.

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2011 and 2010, compensating balances approximated $1,866,000 and $1,607,000, respectively. During 2011 average required balances totaled $1,758,000 and during 2010 totaled $1,605,000.

NOTE 3—SECURITIES

Amortized cost and fair value at December 31, 2011 and December 31, 2010 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
December 31, 2011:
U.S. agency securities	$5,496	$169	$—	$5,665
Mortgage-backed securities	63,647	1,680	(15)	65,312
Corporate securities	1,989	—	(217)	1,772
Equity securities	640	415	—	1,055

	$71,772	$2,264	$(232)	$73,804

December 31, 2010:
U.S. agency securities	$9,738	$180	$—	$9,918
Mortgage-backed securities	63,102	1,599	(41)	64,660
Equity securities	661	388	—	1,049

	$73,501	$2,167	$(41)	$75,627

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES HELD TO MATURITY:
December 31, 2011:
State and municipal securities	$34,972	$2,082	$(415)	$36,639

	$34,972	$2,082	$(415)	$36,639

December 31, 2010:
State and municipal securities	$31,872	$363	$(1,259)	$30,976

	$31,872	$363	$(1,259)	$30,976

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and December 31, 2010:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2011	(In Thousands)

SECURITIES AVAILABLE FOR SALE:
Corporate securities	$1,772	$217	$—	$—	$1,772	$217
Mortgage-backed securities	6,698	15	—	—	6,698	15

	8,470	232	—	—	8,470	232

SECURITIES HELD TO MATURITY:
State and municipal securities	1,045	19	3,185	396	4,230	415

Total	$9,515	$251	$3,185	$396	$12,700	$647

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2010	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
Mortgage-backed securities	$8,744	$41	$—	$—	$8,744	$41

	8,744	41	—	—	8,744	41

SECURITIES HELD TO MATURITY:
State and municipal securities	15,135	530	2,280	729	17,415	1,259

Total	$23,879	$571	$2,280	$729	$26,159	$1,300

At December 31, 2011, eight mortgage-backed securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 0.2%. In management’s opinion, these unrealized losses relate to changes in interest rates. The Corporation’s mortgage backed security portfolio consists of only government sponsored agencies, and contains no private label securities.

At December 31, 2011, nineteen state and municipal securities have unrealized losses with aggregate depreciation of 8.9% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

At December 31, 2011, four corporate securities have unrealized losses with aggregate depreciation of 10.9% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective company.

In management’s opinion none of the debt securities have declines in value that are deemed to be other than temporary.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SECURITIES (CONTINUED)

Gross realized gains and losses for the years ending December 31, 2011 and December 31, 2010 were as follows (in thousands):

	Gross Realized Gains	Gross Realized Losses	Net Gains (Losses)
December 31, 2011:
Equity securities	$8	$—	$8
Mortgage-backed securities	4	—	4

	$12	$—	$12

December 31, 2010:
Mortgage-backed securities	$182	$—	$182

	$182	$—	$182

Amortized cost and fair value at December 31, 2011 by contractual maturity are shown below. Municipal securities with prerefunded issues are included in the category in which payment is expected to occur. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
1 year or less	$1,000	$1,002	$—	$—
Over 1 year through 5 years	5,483	5,587	10,473	10,811
Over 5 years through 10 years	1,002	848	14,165	15,280
Over 10 years	—	—	10,334	10,548
Mortgage-backed securities	63,647	65,312	—	—
Equity securities	640	1,055	—	—

	$71,772	$73,804	$34,972	$36,639

At December 31, 2011 and 2010, securities with a carrying value of $36,653,000 and $46,840,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS

Allowance for loan losses at December 31, 2011 and December 31, 2010 and loans receivable at December 31, 2011 and December 31, 2010 are as follows:

Allowance for Loan Losses:

	Commercial	Commercial Real Estate	Agricultural	Consumer	Residential Real Estate	Total
	(in Thousands)
December 31, 2010 Total Allowance for loan losses	$730	$630	$—	$92	$702	$2,154

Provision	96	452	398	(5)	41	982
Charge-offs	(18)	—	(27)	(4)	(24)	(73)
Recoveries	—	—	11	3	8	22

December 31, 2011 Total Allowance for loan losses	$808	$1,082	$382	$86	$727	$3,085

Ending balance for loans individually evaluated for impairment	$296	$670	$—	$—	$—	$966

Ending balance for loans collectively evaluated for impairment	$512	$412	$382	$86	$727	$2,119

Changes in the allowance for loan losses during 2010 were as follows:

2010
Balance, beginning	$2,830
Provision charged to operations	336
Recoveries on charged off loans	24
Loans charged off	(1,036)

Balance, ending	$2,154

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

Loans Receivable:

December 31, 2011		Commercial
	Commercial	Real Estate	Agricultural	Consumer	Residential	Total
	(in Thousands)
Individually evaluated for impairment	$296	$4,477	$469	$—	$—	$5,242

Collectively evaluated for impairment	45,956	39,234	37,191	6,036	117,353	245,770

Total loans	$46,252	$43,711	$37,660	$6,036	$117,353	$251,012

	$000,00	$000,00	$000,00	$000,00	$000,00	$000,00
December 31, 2010		Commercial
	Commercial	Real Estate	Agricultural	Consumer	Residential	Total
	(in Thousands)
Individually evaluated for impairment	$111	$186	$—	$—	$—	$297
Collectively evaluated for impairment	74,166	43,680	$—	6,655	113,798	238,299

Total loans	$74,277	$43,866	$—	$6,655	$113,798	$238,596

Analysis of credit quality indicators is as follows:

December 31, 2011	Commercial	Commercial Real Estate	Agricultural	Consumer	Residential	Total
	(in Thousands)
Pass	$45,330	$41,008	$34,865	$6,023	$115,838	$243,064
Special Mention	553	780	2,326	11	509	4,179
Substandard	73	1,285	469	2	1,006	2,835
Doubtful	296	638	—	—	—	934
Loss	—	—	—	—	—	—

Total	$46,252	$43,711	$37,660	$6,036	$117,353	$251,012

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

December 31, 2010	Commercial	Commercial Real Estate	Consumer	Residential	Total
	(in Thousands)
Pass	$71,419	$40,292	$6,644	$113,139	$231,494
Special Mention	2,104	1,169	—	—	3,273
Substandard	754	2,405	11	659	3,829
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—

Total loans	$74,277	$43,866	$6,655	$113,798	$238,596

The following is a summary of impaired loans:

December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no specific allowance needed
Commercial	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Agricultural	469	469	—	472	31

With an allowance recorded
Commercial	296	296	296	267	11
Commercial real estate	4,477	4,477	670	4,492	212

Total
Commercial	296	296	296	267	11
Commercial real estate	4,477	4,477	670	4,492	212
Agricultural	469	469	—	472	31

Total	$5,242	$5,242	$966	$5,231	$254

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

December 31, 2010	Recorded	Unpaid Principal	Related	Average Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
	(In Thousands)
With no specific allowance needed
Commercial	$93	$93	$—	$109	$8
Commercial real estate	105	105	—	110	6

With an allowance recorded
Commercial	18	18	11	19	1
Commercial real estate	81	81	4	81	6

Total
Commercial	111	111	11	128	9
Commercial real estate	186	186	4	191	12

Total	$297	$297	$15	$319	$21

Age analysis of past-due loans is as follows:

	Collectively	Collectively	Collectively	Collectively	Collectively	Collectively	Collectively	Collectively	Collectively
	30 – 59 Days Past Due	60 - 89 Days Past Due	> 90 Days Past Due	Total Past Due				>90 Days And Still Accruing	Nonaccruals
December 31, 2011					Current	Total Loans	Allowance For Collectively Impaired Loans
					(In Thousands)
Commercial	$121	$230	$7	$358	$45,894	$46,252	$—	$—	$7
Commercial Real Estate	133	130	34	297	43,414	43,711	—	—	100
Agricultural	177	—	—	177	37,483	37,660	—	—	—
Residential	831	249	101	1,181	116,172	117,353	—	—	528
Consumer	58	7	1	66	5,970	6,036	—	—	9

Total	$1,320	$616	$143	$2,079	$248,933	$251,012	$—	$—	$644

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—LOANS (CONTINUED)

	30 – 59 Days Past Due	60 - 89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Loans	Allowance For Collectively Impaired Loans	>90 Days And Still Accruing	Nonaccruals
December 31, 2010
	(In Thousands)
Commercial	$136	$—	$—	$136	$74,141	$74,277	$—	$—	$111
Commercial Real Estate	—	—	—	—	43,866	43,866	—	—	239
Residential	539	109	208	856	112,942	113,798	—	—	649
Consumer	99	29	17	145	6,510	6,655	—	—	17

Total	$774	$138	$225	$1,137	$237,459	$238,596	$—	$—	$1,016

The following is a summary of Troubled Debt Restructurings:

	Twelve Months Ended December 31, 2011
	Number of contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings Commercial—Mortgage	2	4,484	4,484
Troubled Debt Restructurings that Subsequently Defaulted	—	—	—

No additional funds are committed to be advanced in connection with any loans whose terms have been modified in troubled debt restructurings.

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2011 and 2010 in these related party loans were as follows (in thousands):

	2011	2010
	(In Thousands)
Balance, beginning	$788	$828
Advances	468	1,027
Repayments	(586)	(1,067)

Balance, ending	$670	$788

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

Range of
Useful Lives	2011	2010
(in years)	(In Thousands)
Land	$1,250	$741
Buildings and improvements 7—39	8,992	7,631
Furniture, equipment and software 3—20	4,957	4,736

	15,199	13,108
Accumulated depreciation	(7,738)	(7,306)

Premises and equipment, net	$7,461	$5,802

NOTE 6—DEPOSITS

Deposits were comprised of the following as of December 31:

	2011	2010
	(In Thousands)
Non-interest bearing demand	$35,994	$31,910
Interest bearing demand	27,620	27,205
Savings	111,515	98,018
Time deposits less than $100,000	99,011	107,172
Time deposits greater than $100,000	56,409	53,544

Total	$330,549	$317,849

Scheduled maturities of time deposits at December 31, 2011 were as follows (in thousands):

2012	$41,003
2013	37,097
2014	17,461
2015	34,387
2016	25,472

Total	$155,420

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2011 (in thousands):

Three months or less	$3,051
Over three and through six months	2,840
Over six and through twelve months	5,435
Over twelve months	45,083

Total	$56,409

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—DEPOSITS (CONTINUED)

Total aggregate deposits of employees, officers, directors and related interests on December 31, 2011 was $7,825,000.

NOTE 7—BORROWINGS

Short-term borrowings at December 31 were as follows:

	00000000	00000000
	2011	2010
	(In Thousands)
Amount outstanding at end of year:
Securities sold under agreements to repurchase	$2,685	$3,930
Federal funds purchased	—	—
Federal Home Loan Bank	—	—
Treasury tax and loan note	—	100

Total	$2,685	$4,030

Weighted average interest rate at end of year	1.33%	1.17%
Maximum amount outstanding at any end of month	$5,194	$4,455
Daily average amount outstanding	3,215	4,521
Approximate weighted average interest rate for the year	1.21%	1.15%

Securities sold under agreements to repurchase generally mature within one day from the transaction date. At December 31, 2011, securities with a carrying amount of $3,951,000 and a fair value of $3,965,000 were pledged as collateral for these agreements. At December 31, 2010, securities with a carrying amount of $5,180,000 and a fair value of $5,198,000 were pledged as collateral for these agreements. As of December 31, 2011, the interest rate on securities sold under agreements to repurchase was 1.33%. The securities underlying the agreements were under the Corporation’s control.

Long-term borrowings at December 31 were as follows:

	2011	2010
	(In Thousands)
Convertible advances:
Maturing in 2011 with an initial fixed rate of 4.98%	$—	$1,000
Maturing in 2013 with an initial fixed rate of 3.11%	5,000	5,000
Maturing in 2017 with initial fixed rates ranging from 4.30% to 4.60%, with a weighted average rate of 4.45% at December 31, 2011 and 2010.	10,000	10,000

Total	$15,000	$16,000

Convertible advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance after the specified fixed rate period has elapsed. At December 31, 2011, the FHLB has the option to convert advances to rates that range from three month LIBOR plus 0.07% to 0.13%, of which $15 million is eligible for the conversion option, but not exercised by the FHLB, at December 31, 2011. Upon the

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—BORROWINGS (CONTINUED)

FHLB’s conversion option being exercised, the Bank has the option to repay the respective advance in full, without penalty.

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $126,532,000, of which $111,532,000 was available at December 31, 2011. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

The Corporation has issued $5,155,000 of floating rate junior subordinated deferrable interest debentures to a non-consolidated subsidiary trust, First Community Financial Capital Trust I (the Trust). The Corporation owns all of the common equity of the Trust. The debentures held by the trust are the sole assets of the trust.

The Trust issued $5,000,000 of mandatorily redeemable preferred securities to third-party investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3-month LIBOR plus 3.00% (3.40% at December 31, 2011). Pursuant to the debenture agreement, the Corporation can elect to defer payments of interest for up to 20 consecutive quarterly periods, provided there is no event of default as defined in the indenture. The Corporation has not deferred any quarterly interest payments through December 31, 2011. The preferred securities are redeemable quarterly by the Corporation at 100% of principal plus accrued interest on or after January 7, 2009. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2034. The terms of the junior subordinated deferrable interest debentures match those of the preferred securities.

NOTE 8—OPERATING LEASES

The Corporation leases its Delaware office (Juniata County), Shermans Dale office, the loan production office in Lewistown and the land on which its East Waterford office was constructed. The Corporation has an option through 2014 to purchase the land, for a predetermined price of $125,000. The Corporation also receives rental income for leasing of available space at its West Perry and Loysville offices. Net lease expense was $12,000 in 2011 and $6,000 in 2010 after deducting rental expense of $64,000 and $64,000 respectively.

The following table represents the Corporation’s contractual lease obligations to make future payments as of December 31, 2011 (in thousands):

	00000	00000	00000	00000	00000
	Less than 1 Year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total
Total Operating Leases	$60	$49	$—	$—	$109

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—INCOME TAXES

The components of income tax expense for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
	(In Thousands)
Federal:
Current	$1,317	$816
Deferred	(222)	237

Total	$1,095	$1,053

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2011 and 2010 are as follows:

	Percentage of Income before Income Taxes
	2011	2010
Federal income tax at statutory rate	34.0%	34.0%
Tax-exempt income	(11.6)	(10.6)
Earnings on investment in life insurance	(1.5)	(1.2)

Total	20.9%	22.2%

Components of deferred tax assets and liabilities at December 31 were as follows:

	2011	2010
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,023	$694
Nonaccrual loans interest	4	5
Intangible assets	5	7
Retirement liabilities	576	537
State net operating loss carryforward	212	195

Gross deferred tax asset	1,820	1,438

Valuation allowance	(212)	(195)

	1,608	1,243

Deferred tax liabilities:
Accumulated depreciation	280	253
Available for sale securities	716	746
Other	131	15

	1,127	1,014

Net Deferred Tax Assets	$481	$229

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME TAXES (CONTINUED)

The Corporation accounts for Income Taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). The Corporation follows accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

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

As of December 31, 2011, the Corporation has State net operating loss carryforwards of $2,117,000 that expire through the year 2031. Management does not believe that these net operating loss carryforwards will be utilized prior to their expiration, as they were incurred by the holding company with little revenue opportunities to offset the losses, and as such, a valuation allowance has been provided for them.

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

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense. Tax years subject to examination by tax authorities are the years ended December 31, 2010, 2009 and 2008.

NOTE 10—RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $187,000 and $172,000 for 2011 and 2010.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – RETIREMENT PLANS (CONTINUED)

	00000	00000
	2011	2010
	(In Thousands)
Employee compensation	$80	$62
Director compensation	76	74

The balance accrued for these plans included in other liabilities as of December 31, 2011 and 2010 totaled $1,694,000 and $1,578,000.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2011 and 2010, the cash value of these policies was $7,399,000 and $7,109,000.

NOTE 11—REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2011, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
CORPORATION:
As of December 31, 2011:
Tier 1 leverage ratio (to average assets)	$35,086	9.1%	$	≥15,349	≥	4.0%		N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	35,086	16.8	≥	8,332	≥	4.0		N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	37,884	18.2	≥	16,663	≥	8.0		N/A		N/A

As of December 31, 2010:
Tier 1 leverage ratio (to average assets)	$31,888	8.6%	$	≥14,852	≥	4.0%		N/A		N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	31,888	15.9	≥	8,028	≥	4.0		N/A		N/A
Total risk-based capital ratio (to risk-weighted assets)	34,321	17.1	≥	16,056	≥	8.0		N/A		N/A

BANK:
As of December 31, 2011:
Tier 1 leverage ratio (to average assets)	$34,329	9.0%	$	≥15,325	≥	4.0%	$	≥19,157	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	34,329	16.5	≥	8,304	≥	4.0	≥	12,455	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	36,932	17.8	≥	16,607	≥	8.0	≥	20,759	≥	10.0

As of December 31, 2010:
Tier 1 leverage ratio (to average assets)	$31,104	8.4%	$	≥14,823	≥	4.0%	$	≥18,529	≥	5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	31,104	15.6	≥	7,998	≥	4.0	≥	11,997	≥	6.0
Total risk-based capital ratio (to risk-weighted assets)	33,362	16.7	≥	15,997	≥	8.0	≥	19,996	≥	10.0

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2011, approximately $7,532,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

In 2008 the Corporation implemented a dividend reinvestment and stock purchase plan. Holders of common stock may participate in the plan in which reinvested dividends and voluntary cash payments may be invested in additional common shares. The Corporation reserved 100,000 shares to be issued under this plan, of which 11,522 common shares have been issued pursuant to this plan.

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2011, the Corporation has purchased 3,656 shares under this repurchase program.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2011 and 2010 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2011	2010
	(In Thousands)
Commitments to extend credit	$33,309	$30,645
Standby letters of credit	$110	$175

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2011 and 2010 are as follows (in thousands):

Description	December 31, 2011	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
U. S. agency securities	$5,665	$—	$5,665	$—
Mortgage-backed securities	65,312	—	65,312	—
Corporate securities	1,772		1,772
Equity securities	1,055	460	—	595

Securities available for sale	$73,804	$460	$72,749	$595

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Description	December 31, 2010	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
U. S. agency securities	$9,918	$—	9,918	$—
Mortgage-backed securities	64,660	—	64,660	—
Equity securities	1,049	460	—	589

Securities available for sale	$75,627	$460	$74,578	$589

The table below presents a reconciliation and income statement of gains and losses for available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods ending December 31, 2011 and December 31, 2010.

	2011	2010
Fair Value, beginning of year	$589	$508
Total gains (losses) included in other comprehensive income	6	81
Purchases	—	—

Fair Value, end of year	$595	$589

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

Assets measured at fair value on a non-recurring basis at December 31, 2011 and 2010 are summarized below:

Description	December 31, 2011	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

Impaired loans	$4,276	$—	$—	$4,276
Foreclosed real estate	358	—	—	358

Description	December 31, 2010	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$84	$—	$—	$84
Foreclosed real estate	133	—	—	133

Total impaired loans, which are measured for impairment using the fair value of the collateral for collateral-dependent loans, had a carrying amount of $5,242,000 and $99,000, net of the valuation allowances of $966,000 and $15,000 as of December 30, 2011 and December 31, 2010, respectively. This resulted in additional provision for loan losses of $803,000 for the period ending December 31, 2011 and $0 for the period ending December 31, 2010.

ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Corporation’s financial instruments at December 31, 2011 and December 31, 2010.

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

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2011 and 2010.

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$9,938	$9,938	$10,554	$10,554
Time certificates of deposit	198	198	198	198
Investment securities:
Available for sale	73,804	73,804	75,627	75,627
Held to maturity	34,972	36,639	31,872	30,976
Loans, less allowance for loan losses	247,703	250,707	236,231	237,323
Accrued interest receivable	1,417	1,417	1,337	1,337
Restricted investment in bank stocks	2,121	2,121	2,541	2,541

Total financial assets	$370,153	$374,824	$358,360	$358,556

Financial liabilities:
Deposits	$330,549	$335,041	$317,849	$322,934
Short-term borrowings	2,685	2,685	4,030	4,030
Long-term debt	15,000	16,799	16,000	17,561
Junior subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	298	298	329	329

Total financial liabilities	$353,687	$359,978	$343,363	$350,009

Off-balance sheet financial instruments	—	—	—	—

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2011	2010
	(In Thousands)
ASSETS
Cash	$128	$117
Investment in bank subsidiary	35,431	32,265
Investment in unconsolidated subsidiary trust	155	155
Securities available for sale	1,055	1,049
Other assets	31	46

Total Assets	$36,800	$33,632

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities	$207	$195
Junior subordinated debt	5,155	5,155
Shareholders’ equity	31,438	28,282

Total Liabilities and Shareholders’ Equity	$36,800	$33,632

STATEMENTS OF INCOME

	Years Ended December 31,
	2011	2010
	(In Thousands)
Dividends from bank subsidiary	$1,055	$996
Other dividends	42	42
Realized gains on sales of securities	8	—

	1,105	1,038
Expenses	206	193

	899	845
Equity in undistributed earnings in bank subsidiary	3,247	2,841

Net Income	$4,146	$3,686

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
	(In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$4,146	$3,686
Equity in undistributed earnings of bank subsidiary	(3,247)	(2,841)
Realized gains on sales of securities	(8)	—
Decrease in other assets	15	15
Increase in other liabilities	2	1

Net Cash Provided by Operating Activities	908	861

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of securities available for sale	—	—
Proceed from sales of securities	29	—

Net Cash Available from (Used in) Investing Activities	29	—

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock	128	80
Acquisition of treasury stock	—	—
Cash dividends paid	(1,054)	(946)

Net Cash Used in Financing Activities	(926)	(866)

Net Increase (Decrease) in Cash	11	(5)

CASH—BEGINNING	117	122

CASH—ENDING	$128	$117

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)
2011:
Interest income	$4,657	$4,651	$4,547	$4,536
Interest expense	1,383	1,393	1,505	1,533
Net interest income	3,274	3,258	3,042	3,003
Provision for loan losses	528	303	127	24
Provision for income taxes	234	290	319	252
Net income	974	1,090	1,092	990
Net income per share, basic	0.68	0.78	0.78	0.71
2010:
Interest income	$4,638	$4,583	$4,555	$4,405
Interest expense	1,587	1,605	1,728	1,909
Net interest income	3,051	2,978	2,827	2,496
Provision for loan losses	133	89	94	20
Provision for income taxes	312	307	227	207
Net income	1,054	1,000	840	792
Net income per share, basic	0.75	0.71	0.60	0.57

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

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require the Corporation to make estimates and assumptions (see Note 1 to the financial statements). The Corporation believes that of its significant accounting policies, the allowance for loan losses and valuation of its securities may involve a higher degree of judgment and complexity.

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

OVERVIEW

In 2011, the Corporation recorded net income of $4,146,000, an increase of $460,000 or 12.5%, from net income of $3,686,000 in 2010.

The increase in net income during 2011 as compared to 2010 is primarily a result of the following:

•	Increase in net interest income, after provision for loan losses, of $579,000;

•	Increase in total other income of $304,000;

•	Increase in total other expenses of $381,000; and

•	Increase in provision for income taxes of $42,000.

Basic earnings per share were $2.95 in 2011 compared to $2.63 in 2010. Return on average equity for 2011 was 13.80% compared to 13.71% in 2010. Return on average assets was 1.10% for 2011 compared with 1.01% in 2010.

OVERVIEW (CONTINUED)

During 2011, the Corporation experienced $11,472,000, or 4.9%, growth in net loans, a $1,277,000 increase in securities and $12,700,000, or 4.0%, growth in deposits. These increases were offset by a $2,345,000, or 11.7%, decrease in borrowings. As a result of these trends total assets of the Corporation grew by $13,728,000, or 3.7%.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $13,550,000 in 2011 from $12,165,000 in 2010 and $10,434,000 in 2009.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	0000000	0000000	0000000	0000000	0000000	0000000	0000000	0000000	0000000
	2011			2010			2009
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$71,675	$2,237	3.12%	$75,843	$2,481	3.27%	$70,907	$3,149	4.44%
Tax-exempt	32,928	2,095	6.36%	29,392	1,953	6.64%	27,062	1,755	6.49%

Total Securities	104,603	4,332	4.14%	105,235	4,434	4.21%	97,969	4,904	5.01%

Other	5,451	31	0.57%	7,693	41	0.53%	9,251	54	0.58%
Loans:
Taxable	228,761	14,234	6.22%	218,264	14,080	6.45%	210,266	13,918	6.62%
Tax-exempt	12,203	767	6.29%	7,034	439	6.24%	4,476	341	7.62%

Total Loans	240,964	15,001	6.23%	225,298	14,519	6.44%	214,742	14,259	6.64%

Total Interest Earning Assets	351,018	19,364	5.52%	338,226	18,994	5.62%	321,962	19,217	5.97%

Non-interest earnings assets	26,837			25,416			22,563

Total Assets	$377,855			$363,642			$344,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$27,633	$44	0.16%	$25,635	$43	0.17%	$24,124	$48	0.20%
Savings deposits	105,308	941	0.89%	85,904	878	1.02%	40,253	506	1.26%
Time deposits	156,126	3,997	2.56%	166,458	4,907	2.95%	192,597	6,940	3.60%

Total Interest Bearing Deposits	289,067	4,982	1.72%	277,997	5,828	2.10%	256,974	7,494	2.92%
Short-term borrowings	3,215	39	1.21%	4,521	52	1.15%	4,612	50	1.08%
Long-term debt	20,377	793	3.89%	23,248	949	4.08%	27,155	1,239	4.56%

Total Interest Bearing Liabilities	312,659	5,814	1.86%	305,766	6,829	2.23%	288,741	8,783	3.04%

Demand deposits, non-interest bearing	32,252			28,341			28,443
Other liabilities	2,902			2,656			2,766
Shareholders’ equity	30,042			26,879			24,575

Total Liabilities and Shareholders’ Equity	$377,855			$363,642			$344,525

NET INTEREST INCOME		$13,550			$12,165			$10,434

INTEREST RATE SPREAD			3.66%			3.38%			2.93%

NET INTEREST MARGIN			3.86%			3.60%			3.24%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $(29,000) in 2011, $(43,000) in 2010, and $(13,000) in 2009.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2011 versus 2010			2010 versus 2009
	Change Due to			Change Due to
	Rate	Volume	Total	Rate	Volume	Total
INTEREST EARNING ASSETS
Securities:
Taxable	$(114)	$(130)	$(244)	$(829)	$161	$(668)
Tax-exempt	(83)	225	142	43	155	198
Other	(1)	(9)	(10)	(2)	(11)	(13)
Total loans	(496)	978	482	(416)	676	260

Total	(694)	1,064	370	(1,204)	981	(223)

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	(2)	3	1	(8)	3	(5)
Savings deposits	(110)	173	63	(95)	467	372
Time deposits	(645)	(265)	(910)	(1,262)	(771)	(2,033)
Short-term borrowings	3	(16)	(13)	3	(1)	2
Long-term debt	(44)	(112)	(156)	(131)	(159)	(290)

Total	(798)	(217)	(1,015)	(1,493)	(461)	(1,954)

Net Interest Income	$104	$1,281	$1,385	$289	$1,442	$1,731

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2011 VERSUS 2010

During 2011, tax equivalent interest income increased by $370,000 as the result of an increase in earning assets offset by a decrease in the yield on earning assets of 0.10%. Average loans increased $15,666,000, increasing interest income by $978,000, and the yield on loans decreased 0.21%, reducing interest income by $496,000. The yield on securities decreased 0.07%, decreasing interest income by $197,000, but was offset by a change in volume and mix which increased income by $95,000.

Total average interest-bearing liabilities grew by $6,893,000 between 2011 and 2010, but the average rate paid on interest-bearing liabilities decreased 0.37%, decreasing interest expense by $1,015,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.26% increase in net interest margin from 2010 to 2011 reflects the decrease in rates on interest-bearing liabilities out-pacing the decrease in rates on interest-earning assets.

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

The Corporation recorded a $982,000 provision for loan losses in 2011 compared to $336,000 in 2010. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section. Based on that analysis, the level of the allowance for loan losses is considered by management to be appropriate at this time.

OTHER INCOME

2011 VERSUS 2010

Other income of $3,063,000 during 2011 increased by $304,000, or 11.0%, compared to 2010, primarily as a result of the following:

•	An increase in income from fiduciary activities of $51,000.

•	A decrease in investment securities gains of $170,000.

•	An increase in earnings on investment in life insurance of $101,000.

•	An increase in other income of $359,000.

OTHER EXPENSES

2011 VERSUS 2010

Other expenses increased $381,000, or 4.2%, to $9,417,000 during 2011 compared to $9,036,000 during 2010, primarily as a result of the following:

•	An increase in employee compensation and benefits of $364,000 as the result of increases in the number of staff and merit increases during the year.

•	A decrease in ATM expense of $66,000.

OTHER EXPENSES (CONTINUED)

•	A decrease in FDIC/OCC expense of $194,000 as the result of the change in the assessment base.

•	An increase in other operating expenses of $182,000.

INCOME TAXES

Income tax expense was $1,095,000 for 2011 compared to $1,053,000 for 2010 and $416,000 for 2009. Income tax expense as a percentage of income before income taxes was 20.9% for 2011 and 22.2% for 2010. The actual effective rate deviates from the 34% statutory rate due to tax exempt interest income and income earned on cash surrender value of life insurance. The Corporation’s lower effective tax rate in 2011 was a result of an increase in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to Note 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 67.8%, or $73,804,000, of total securities at December 31, 2011 was classified as available for sale. Net unrealized gains at year-end 2011 were $2,032,000 compared to $2,126,000 at year-end 2010. The net unrealized gain at December 31, 2011 is reflected as accumulated other comprehensive income of $1,316,000 in shareholders’ equity, net of deferred income taxes compared to $1,380,000 at December 31, 2010. This decrease reflects changes in interest rates and volume during 2011. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) for equity securities, the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, management considers whether (1) it has the intent to sell the security and (2) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. For additional information on unrealized losses by investment type, see Note 3 to the consolidated financial statements.

Held to maturity securities totaled $34,972,000 at December 31, 2011 compared to $31,872,000 a year ago. The increase was a result of new purchases exceeding maturities of state and municipal securities. This portion of the portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

SECURITIES (CONTINUED)

Investment Securities

(In Thousands)

	2011	2010	2009
AVAILABLE FOR SALE SECURITIES AT FAIR VALUE

U.S. Government agencies	$5,665	$9,918	$12,231
Mortgage-backed securities	65,312	64,660	68,234
Corporate securities	1,772	—	—
Stock in other banks	1,055	1,049	972

Total	73,804	75,627	81,437

HELD TO MATURITY SECURITIES AT AMORTIZED COST

U.S. Government agencies	—	—	250
State and municipal	34,972	31,872	29,954

	34,972	31,872	30,204

Total	$108,776	$107,499	$111,641

The scheduled maturities of the securities portfolio at December 31, 2011 is as follows:

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government agencies	$1,002	1.00%	$4,663	3.37%	$—	—%	$—	—%	$5,665	2.95%
Corporate securities	—		924	1.71	848	2.53	—		1,772	2.10
State and municipal	—	—	10,473	5.35	14,165	6.30	10,334	7.13	34,972	6.26
Mortgage-backed securities	—	—	—	—	—	—	65,312	3.05	65,312	3.05
Equity securities	—	—	—	—	—	—	1,055	—	1,055	—

Total	$1,002	1.00%	$16,060	4.57%	$15,013	6.09%	$76,701	3.56%	$108,776	4.04%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2011	2010	2009	2008	2007
	(In Thousands)
Commercial, financial and agricultural	$44,811	$39,021	$32,369	$22,944	$17,523
Real estate:
Commercial	47,362	46,090	37,842	41,227	38,327
Construction	3,554	2,464	5,057	5,730	1,435

LOANS (CONTINUED)

	2011	2010	2009	2008	2007
	(In Thousands)
Residential	150,248	145,950	139,055	138,209	129,563
Installment	5,037	5,071	5,339	6,159	5,946

Total	251,012	238,596	219,662	214,269	192,794

Allowance for loan losses	(3,085)	(2,154)	(2,830)	(1,633)	(1,249)
Deferred loan fees and costs, net	(224)	(211)	(232)	(259)	(320)

Net loans	$247,703	$236,231	$216,600	$212,377	$191,225

The loan portfolio comprises the major portion of the Corporation’s earning assets. The increase in loans of $11,472,000, or 4.9%, during 2011 was attributable to the following: Commercial, financial, and agricultural loans grew by $5,790,000, residential real estate grew by $4,298,000, commercial real estate increased by $1,272,000 and construction loans increased by $1,090,000.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities—Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$13,113	$7,969	$23,729	$44,811
Real estate:
Commercial	3,661	3,364	40,337	47,362
Construction	2,826	50	678	3,554

Total	$19,600	$11,383	$64,744	$95,727

Loans with a fixed interest rate	$9,898	$8,721	$14,710	$33,329
Loans with a variable interest rate	9,702	2,662	50,034	62,398

Total	$19,600	$11,383	$64,744	$95,727

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectability cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of

NON-PERFORMING ASSETS (CONTINUED)

a reduction or deferral of interest and/or principal. As of December 31, 2011, the Corporation had two troubled debt restructurings totaling $4,477,000 of which $3,192,000 carries an 80% USDA guarantee, both of which are performing and not included in non-performing assets. Management will continue to monitor these credits and adjustments to the reserve may occur in the future. Potential problem loans include impaired loans which, as of December 31, 2011, totaled $5,242,000, including the above mentioned troubled debt restructurings. These impaired loans constitute the entire relationships with these three customers. At this time, no losses in excess of the valuation allowance is anticipated. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2011	2010	2009	2008	2007
Non-accrual loans	$644	$1,016	$4,254	$2,623	$1,976

Total Non-Performing Loans	644	1,016	4,254	2,623	1,976

Foreclosed real estate	358	133	122	—	—

Total Non-Performing Assets	$1,002	$1,149	$4,376	$2,623	$1,976

Troubled debt restructurings	$4,477	$1,312	$2,305	$—	$—

Other impaired loans	$765	$297	$348	$635	$1,812

Ratios:
Non-performing loans to total loans	.26%	.43%	1.96%	1.24%	1.03%
Non-performing assets to total loans and foreclosed real estate	.40%	.49%	2.02%	1.24%	1.03%
Non-performing loans to allowance for loan losses	20.88%	47.17%	150.32%	160.62%	158.21%

Non-accrual loans:
Interest income that would have been recorded under original terms	53	13	143	91	159
Interest income recorded during the year	45	21	115	23	98

Total non-performing assets at year-end 2011 decreased $147,000 primarily as a result of the decrease in loans in non-accrual status offset by an increase in foreclosed real estate.

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

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2011	2010	2009	2008	2007
Beginning balance	$2,154	$2,830	$1,633	$1,249	$1,230
Provision for loan losses	982	336	1,237	365	60

Loans charged off:
Commercial, financial and agricultural	45	1	7	—	—
Real estate	24	1,002	5	—	21
Installment	4	33	29	9	22

Total Charged-off	73	1,036	41	9	43

Recoveries:
Commercial, financial and agricultural	11	—	—	—	—
Real estate	8	18	—	24	—
Installment	3	6	1	4	2

Total Recoveries	22	24	1	28	2

Net charge-offs (recoveries)	51	1,012	40	(19)	41

Ending balance	$3,085	$2,154	$2,830	$1,633	$1,249

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratios:
Net charge-offs (recoveries) to average loans	0.02%	0.45%	0.02%	(0.01)%	0.02%
Allowance for loan losses to total loans	1.23%	0.90%	1.29%	0.76%	0.65%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2011		2010		2009		2008		2007
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Commercial, financial and agricultural	$966	17.85%	$730	16.35%	$575	14.74%	$403	10.71%	$357	9.09%
Real estate:
Commercial	1,305	18.87	630	19.32	1,333	17.23	334	19.24	449	19.88
Construction	—	1.41	—	1.03	—	2.30	—	2.67	—	0.75
Residential	728	59.86	702	61.17	697	63.30	692	64.50	262	67.20
Installment	86	2.01	92	2.13	114	2.43	126	2.88	142	3.08
Unallocated	—	N/A	—	N/A	111	N/A	78	N/A	39	N/A

Total	$3,085	100.00%	$2,154	100.00%	$2,830	100.00%	$1,633	100.00%	$1,249	100.00%

Management believes the allowance for loan losses at December 31, 2011 and 2010 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Federal Reserve Board, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2011, deposits totaled $330,549,000 up $12,700,000 or 4.0%, from year-end 2010. Savings deposits contributed most of the growth with $13,497,000. Demand deposits increased $4,499,000 and time deposits decreased $5,296,000. The growth in deposits resulted primarily from continuing bank-wide promotions of its money market account.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	00000000000	00000000000	00000000000
	2011	2010	2009
	(Dollars in Thousands)
Amount outstanding at end of year:
Federal funds purchased	$—	$—	$—
Securities sold under agreements to repurchase	2,685	3,930	4,415
Short-term FHLB advances	—	—	—
Treasury tax and loan note	—	100	97

Total	$2,685	$4,030	$4,512

Weighted average interest rate at end of year	1.33%	1.17%	1.14%
Maximum amount outstanding at any end of month	$5,194	$4,455	$6,440
Daily average amount outstanding	3,215	4,521	4,612
Approximate weighted average interest rate for the year	1.21%	1.15%	1.08%

Long-term debt at December 31 was as follows:

	00000000000	00000000000	00000000000
	2011	2010	2009
	(Dollars in Thousands)
Amount outstanding at end of year:
FHLB advances	$15,000	$16,000	$22,000
Junior subordinated debt	5,155	5,155	5,155

Total	$20,155	$21,155	$27,155

Weighted average interest rate at end of year	3.85%	3.92%	4.45%
Daily average amount outstanding	20,377	23,248	27,155
Approximate weighted average interest rate for the year	3.89%	4.08%	4.56%

Additional information on borrowings is located in Note 7 to the consolidated financial statement.

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2011, the Corporation had unfunded outstanding commitments to extend credit of $33.3 million and outstanding standby letters of credit of $110,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. The current amount of liability as of December 31, 2011 and 2010 for guarantees under standby letters of credit is not material. Refer to Note 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2011 totaled $330,549,000 and averaged $321,319,000 for the year. Likewise, year-end 2010 deposits totaled $317,849,000 and averaged $306,338,000 for the year. Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $1,000,000 at year-end 2011 and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 59.6% of the total amortized cost of securities as of December 31, 2011. These sources are believed by management to provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs may include selling securities available for sale, which had a fair value of $73,804,000 at December 31, 2011, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank was approximately $126,532,000 at December 31, 2011, of which $111,532,000, or 88.1%, was available.

The Corporation’s average loan to deposit ratio for 2011 was 75.0% and ended the year at 74.9%, compared to an average of 73.5% in 2010 and 73.1% at the end of 2009.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2011 totaled $33.3 million and standby letters of credit totaled $110,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 25.4% in 2011, compared to 25.7% in 2010. Shareholders’ equity at the end of 2011 totaled $31,438,000, an increase of $3,156,000, or 11.2%, over year-end 2010. The increase was a result of net income, a decrease in the unrealized gain on securities available for sale, net of taxes of $64,000 and an increase in common stock and surplus of $128,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $1,054,000. Likewise, shareholders’ equity at the end of 2010 totaled $28,282,000, an increase of $2,924,000, or 11.5%, over year-end 2009. The increase was a result of net income, an increase in the unrealized gain on securities available for sale, net of taxes of $104,000, an increase in common stock and surplus of $80,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $946,000.

The table in Note 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2011 and 2010. These ratios show that the Bank exceeded the federal regulatory minimum requirements for a “well capitalized bank” at such dates. The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

The Corporation’s ability to meet its expenses and pay dividends to its shareholders is dependent on the cash dividends it receives from the Bank. Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2011,

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

approximately $7,532,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

The Corporation is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if implemented, would have a material effect on the Corporation’s capital, liquidity or its operations.

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2011, the Corporation has purchased 3,656 shares under this repurchase program.

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

Summary of Selected Financial Data

(Amounts in Thousands, Except Per Share Data)

	000000000	000000000	000000000	000000000	000000000
	2011	2010	2009	2008	2007
Income Statement Data

Net interest income	$12,577	$11,352	$9,721	$9,004	$7,308
Provision for loan losses	982	336	1,237	365	60
Gains on sales of securities	12	182	459	—	—
Other income	3,051	2,577	2,496	2,296	2,107
Other expenses	9,417	9,036	8,797	7,978	6,838

Income before Income Taxes	5,241	4,739	2,642	2,957	2,517

Income tax expense	1,095	1,053	416	621	500

Net Income	$4,146	$3,686	$2,226	$2,336	$2,017

Balance Sheet Data (Period End)

Total assets	$387,883	$374,155	$355,836	$326,714	$302,295

Loans, net	247,703	236,231	216,600	212,377	191,225
Investments:
Held to maturity	34,972	31,872	30,204	24,127	21,229
Available for sale	73,804	75,627	81,437	66,376	63,340
Deposits	330,549	317,849	296,459	262,606	245,046
Short-term borrowings	2,685	4,030	4,512	10,613	10,320
Long-term debt	20,155	21,155	27,155	27,155	23,155
Shareholders’ equity	31,438	28,282	25,358	23,413	21,533

Per Share Data

Basic earnings	$2.95	$2.63	$1.59	$1.67	$1.44
Cash dividends declared	0.75	0.675	0.58	0.52	0.47
Book value	22.33	20.15	18.10	16.73	15.38
Weighted average common shares outstanding	1,405	1,402	1,399	1,400	1,400

Selected Ratios

Return on average assets	1.10%	1.01%	0.65%	0.73%	0.70%
Return on average shareholders’ equity	13.80%	13.71%	9.06%	10.52%	9.91%
Average equity to average assets	7.95%	7.39%	7.13%	6.96%	7.05%
Allowance for loan losses to total loans at end of period	1.23%	0.90%	1.29%	0.76%	0.65%
Dividend payout ratio	25.42%	25.66%	36.48%	31.14%	32.62%

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

Secretary of the Board of Directors of the Company and the

Bank; Self-employed

NANCY S. BRATTON

Owner of Bratton Insurance Inc., Millerstown and Mifflintown, PA

DANIEL B. BROWN

President and Owner of Brown Funeral Homes, Inc., Mifflintown and McAlisterville, PA

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

President & Chief Executive Officer

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

MATTHEW J. FORD

Vice President and Chief Risk Officer

RICHARD R. LEITZEL

Vice President and Chief Financial Officer

TIMOTHY P. STAYER

Vice President, Marketing and Community Banking Services Division Manager

JAMES L. CORDELL

Vice President and Credit Administration Manager

G. LEWIS DAVEY

Vice President, Bloomfield Borough and New Bloomfield Offices and Commercial Loan Officer

SCOTT E. FRITZ

Vice President and Commercial Loan Officer

NANETTE W. STAKE

Vice President, IT Manager and IT Security Officer

FLORENCE E. DRESSLER

Assistant Vice President and Community Office Manager, Fermanagh Office

AUDRA L. HUNTER

Assistant Vice President and Community Office Manager, Newport Office

CHRISTOPHER W. MEALS

Assistant Vice President and Community Office Manager, Mifflintown Office

ROY A. LEISTER, JR.

Assistant Vice President and Community Office Manager, Delaware Office

BRADLEY D. SHERMAN

Assistant Vice President and Community Office Manager, West Perry and Loysville Offices

DIANE E. ZEIDERS

Assistant Vice President and Community Office Manager, Tuscarora Valley and East Waterford Offices

NANCI A. AUMILLER

Assistant Vice President and Operations Manager/BSA/AML and Security Officer

J. NEAL SHAWVER

Assistant Vice President and Credit Analyst

DIANE M. SYKES

Assistant Vice President and Trust Officer

BILLIE JO DEITER

Community Office Manager, Ickesburg Office

KIM W. MILLS

Community Office Manager, Bloomfield Borough and New Bloomfield Offices

ADAM E. TRUITT

Trust Officer

JENNIFER L. WILSON

Credit Analyst

BOBBI J. LEISTER

Assistant Secretary / Corporate Relations and Marketing Officer

JENNIFER S. KAUFFMAN

Assistant Secretary

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

JOHN M. AUKER

JOSEPH E. BARNES, SR.

DALE BEASTON

WILLIAM A. GILLILAND

ELWOOD S. HENCH

C. ROBERT HOCKENBROCK

RAYMOND T. LONG

JANE B. MARHEFKA

JAMES L. MCCLURE

CLAIR E. MCMILLEN

PHYLLIS S. MOHLER

ROBERT E. SHEAFFER

JOHN A. TETWILER

RICHARD L. WIBLE

ADVISORY BOARDS

TUSCARORA VALLEY AND EAST WATERFORD OFFICES

KEVIN L. LONG

NORMAN F. LOVE

JAMES M. SHEAFFER

BARBARA G. WILSON

FERMANAGH OFFICE

RONALD H. MAST

RICHARD E. RHINE

SAMUEL RITZMAN

ALAN E. VARNER

DELAWARE OFFICE

DENNIS L. BASSLER

MERVIN J. STRAWSER

NEW BLOOMFIELD, SHERMANS DALE AND BLOOMFIELD BOROUGH OFFICES

WILLIAM R. BUNT

DARWIN L. KITNER

JOHN K. MCCLELLAN

FRED E. MORROW

JAMES E. SWENSON

WEST PERRY, ICKESBURG AND LOYSVILLE OFFICES

AMOS S. ESH

CLEE L. MCMILLEN

CHARLES C. NYCE

TERRY K. URICH

NEWPORT OFFICE

PETER E. BRUMMER

GERALD R. GABEL

TERRY J. HELLER

CHARLES C. SMITH

BANK LOCATIONS

First Community Financial Corporation

and Wholly Owned Subsidiary,

The First National Bank of Mifflintown

The First National Bank of Mifflintown is a full-service financial institution serving customers from five locations in Juniata County, seven locations in Perry County and one location in Mifflin County.

JUNIATA & MIFFLIN COUNTIES	PERRY COUNTY
MAIN OFFICE AND TRUST & INVESTMENT SERVICES Two North Main Street Mifflintown, PA 17059 717-436-2144	BLOOMFIELD BOROUGH OFFICE 216 South Carlisle Street New Bloomfield, PA 17068 717-582-3977

DELAWARE OFFICE 24021 Rt. 333 Thompsontown, PA 17094 717-535-5158	ICKESBURG OFFICE 250 Tuscarora Path Ickesburg, PA 17037 717-438-3050

EAST WATERFORD OFFICE 9775 Rt. 75 South East Waterford, PA 17021 717-734-2400	LOYSVILLE OFFICE 3544 Shermans Valley Road Loysville, PA 17047 717-789-2400

FERMANAGH OFFICE 50 Stop Plaza Dr. Mifflintown, PA 17059 717-436-8968	NEW BLOOMFIELD OFFICE AND TRUST & INVESTMENT OFFICE 550 Shermans Valley Road New Bloomfield, PA 17068 717-582-7599

TUSCARORA VALLEY OFFICE 5804 William Penn Hwy Port Royal, PA 17082 717-436-8947	NEWPORT OFFICE 75 Red Hill Road Newport, PA 17074 717-567-2380

LEWISTOWN OFFICE LOAN PRODUCTION AND TRUST & INVESTMENT SERVICES 8 North Dorcas Street Lewistown, PA 17044 717-248-4583	SHERMANS DALE OFFICE 5201 Spring Road, Suite 5 Shermans Dale, PA 17090 717-582-7424

TOLL FREE 1-866-950-2144	WEST PERRY OFFICE 22 Veteran’s Way Elliottsburg, PA 17024 717-789-4500

ONLINE

www.fnbmifflintown.com

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

	Per Share Sales Price		Dividends
Quarter	High	Low	per Share
First, 2011	$29.75	$26.91	$0.180

Second	30.00	29.00	0.185

Third	32.00	29.00	0.190

Fourth	38.00	32.00	0.195

First, 2010	$29.00	$20.00	$0.160

Second	32.00	22.00	0.170

Third	29.24	25.00	0.170

Fourth	28.00	25.56	0.175

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,407,870 shares were outstanding at December 31, 2011. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 727 shareholders of record as of December 31, 2011.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 10, 2012, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.