Form 10-K, Exhibit 13
period 2012-12-31
FIRST COMMUNITY FINANCIAL CORP
filed 2013-03-07
CIK 763293

Exhibit 13

2012 Annual Report

First Community

Financial Corporation

TABLE OF CONTENTS

Page

Management’s Letter to Shareholders	2

Your Partners in Success	4-5

Report of Management’s Assessment of Internal Control Over Financial Reporting	6

Report of Independent Registered Public Accounting Firm	7

December 31, 2012 and 2011	8
Consolidated Balance Sheets:

Years ended December 31, 2012 and 2011	9
Consolidated Statements of Income and Comprehensive Income:

Years ended December 31, 2012 and 2011	10
Consolidated Statements of Shareholders’ Equity:

Years ended December 31, 2012 and 2011	11
Consolidated Statements of Cash Flows:

Notes to Consolidated Financial Statements	12-50

Management’s Discussion and Analysis of Financial Condition and Results of Operations	51-66

Board of Directors:
First Community Financial Corporation	67

Officers:
First Community Financial Corporation	68

Officers:
The First National Bank of Mifflintown	69

Directors Emeriti and Advisory Boards	70

Bank, Loan Production and Trust & Investment Services Offices in Juniata, Mifflin and Perry Counties	71

Stock and Dividend Information	72

MANAGEMENT’S LETTER TO SHAREHOLDERS

Dear Shareholder:

Local People….Local Decisions… truly summarizes our vision of community banking and remains the foundation of our success. Our staff remains devoted to servicing the needs of our customers and shareholders while giving back to our local communities.

We believe that our commitment to our vision continues to drive our success. This success is evidenced by our financial results for 2012. Net income increased 9.3% over 2011 levels to a record $4.5 million, and earnings per share increased 9.15%, as well. Return on average shareholder’s equity (ROE) and Return on average assets (ROA) remained strong at 13.60% and 1.10%, respectively. Our strong performance over the past year has positioned our institution as a leader among our local and national peer groups. Our recent multi-year performance has resulted in our Bank being designated as one of the Top 200 Community Banks in the nation according to American Banker Magazine (May 2012), which also placed our corporation 42nd overall based upon our three-year average ROE.

Our deposits and loans followed divergent paths in 2012 as our deposits increased 10.5%, climbing by over $34.5 million dollars. The influx in deposits seemed to reflect a cultural shift away from large financial institutions and towards local community organizations like ours. On the other hand, loan demand, which is generally fueled by consumer and business confidence, remained challenging during the past year, but credit quality remains strong. The challenging loan demand was offset by strong home mortgage refinancing activity, which exceeded expectations and positively affected our non-interest income for the year.

The corporation’s total assets ended 2012 at $420.7 million dollars, an increase of $32.8 million, or 8.5%, on a year over year basis.

By all measures, 2012 was an outstanding year for the First Community Financial Corporation family. Going forward, challenges remain. Our community and our country continue to face economic headwinds with slow and uncertain economic conditions. Loan demand continues to be soft, while regulatory costs continue to climb. Irrespective of this, we remain optimistic for the future. We believe that there is considerable opportunity for our company to continue to grow and to better serve our clients, employees, shareholders and the communities in which we operate.

With dedicated focus and commitment, we intend to improve as an organization, and continue to earn your investment and your support. Thank you!

John P. Henry III	Scott E. Fritz
Chairman	President & Chief Executive Officer

Board of Directors

(L-R) Row 1: Roger Shallenberger, Vice Chairman; John P. Henry, III, Chairman; Scott E. Fritz, President and Chief Executive Officer

Row 2: David M. McMillen, Charles C. Saner, Nancy S. Bratton, Frank L. Wright, Lowell M. Shearer, Secretary

Row 3: Timothy P. Stayer, Executive VP and Chief Operating Officer; David L. Swartz, Daniel B. Brown

Branch Managers

(L-R) Row 1: Brad Sherman, AVP and Community Office Manager, West Perry and Loysville Offices; Roy Leister, Jr., AVP and Community Office Manager, Delaware Office; Brian Hummel, Community Office Manager, Bloomfield Borough and New Bloomfield Offices

Row 2: Diane Zeiders, AVP and Community Office Manager, Tuscarora Valley and East Waterford Offices; Audra Hunter, VP and Market Manager, Perry County; Billie Jo Deiter, AVP and Community Office Manager, Ickesburg Office; Flo Dressler, AVP and Community Office Manager, Fermanagh Office

Finance

(L-R) Row 1: Richard Leitzel, Senior VP and Chief Financial Officer;

Row 2: Nanci Aumiller, VP and Operations Manager/AML and Security Officer; Nanette Stake, VP and IT Manager/IT Security Officer; Brenda Blakey, Accounting Specialist

Officers

(L-R) Row 1: Nate Desmarais, AVP and Human Resources Manager

Row 2: Bobbi Leister, Corporate Relations/Marketing Officer; Jennifer Kauffman, Executive Assistant and Assistant Secretary

Trust and Investments

(L-R) Row 1: Adam Truitt, Trust Officer

Row 2: Diane Sykes, AVP and Trust Officer; Kim Benner, Senior VP and Trust and Investment Services Division Manager

Commercial Lenders

(L-R) Row 1: Tina Shirey, AVP and Commercial Loan Officer; Chris Meals, AVP and Commercial Loan Officer

Row 2: K. Lee Hopkins, Senior VP and Chief Lending Officer; Lew Davey, VP and Commercial Loan Officer

Credit Services

(L-R) Row 1: Jim Cordell, VP and Credit Administration Manager; Neal Shawver, AVP and Credit Analyst

Row 2: Matt Ford, Senior VP and Chief Risk Officer; Jeff Fagan, VP and Credit Officer (absent from photo: Jennifer Wilson, Credit Analyst)

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2012, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2012, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework.”

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

/s/ Scott E. Fritz
Scott E. Fritz
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Richard R. Leitzel
Richard R. Leitzel
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

March 7, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

First Community Financial Corporation

Mifflintown, Pennsylvania

We have audited the accompanying consolidated balance sheets of First Community Financial Corporation and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years then ended. First Community Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Corporation and its subsidiaries as of December 31, 2012 and 2011 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania

March 7, 2013

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(In Thousands, Except Share Data)
Assets

Cash and due from banks	$13,395	$9,129
Interest-bearing demand deposits	2,246	218
Federal funds sold	2,148	591

Cash and Cash Equivalents	17,789	9,938
Time certificates of deposit	198	198
Securities available for sale	86,436	73,804
Securities held to maturity, fair value 2012 $53,486; 2011 $36,639	50,648	34,972

Loans	245,944	251,012
Less: Allowance for loan losses	(2,794)	(3,085)
Less: Deferred loan fees and costs, net	(215)	(224)

Net loans	242,935	247,703

Premises and equipment, net	8,116	7,461
Restricted investment in bank stocks	1,794	2,121
Investment in life insurance	8,250	7,399
Other assets	4,539	4,287

Total Assets	$420,705	$387,883

Liabilities and Shareholders’ Equity
LIABILITIES

Deposits:
Non-interest bearing	$40,348	$35,994
Interest-bearing	324,780	294,555

Total Deposits	365,128	330,549
Short-term borrowings	2,410	2,685
Long-term debt	10,000	15,000
Junior subordinated debt	5,155	5,155
Other liabilities	3,204	3,056

Total Liabilities	385,897	356,445

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY

Preferred stock, without par value; 10,000,000 shares authorized and unissued	—	—
Common stock, $5 par value; 10,000,000 shares authorized; Shares issued, 2012 – 1,416,018; 2011 – 1,411,526 Shares outstanding, 2012 – 1,412,362; 2011 – 1,407,870	7,080	7,058
Capital in excess of par value	677	522
Retained earnings	25,802	22,652
Treasury stock, at cost 2012 – 3,656 shares; 2011 – 3,656 shares	(110)	(110)
Accumulated other comprehensive income	1,359	1,316

Total Shareholders’ Equity	34,808	31,438

Total Liabilities and Shareholders’ Equity	$420,705	$387,883

See notes to consolidated financial statements	8

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December, 31,
	2012	2011
	(In Thousands, Except per Share Data)
INTEREST INCOME
Loans, including fees	$14,472	$14,740
Securities:
Taxable	1,940	2,237
Tax exempt	1,568	1,383
Other	41	31

Total Interest Income	18,021	18,391

INTEREST EXPENSE
Deposits	4,637	4,982
Short-term borrowings	37	39
Long-term debt	801	793

Total Interest Expense	5,475	5,814

Net Interest Income	12,546	12,577

PROVISION FOR LOAN LOSSES	324	982

Net Interest Income after Provision for Loan Losses	12,222	11,595

OTHER INCOME
Service charges on deposits	783	776
Fiduciary activities	498	525
Earnings on investment in life insurance	302	341
ATM and debit card fees	568	531
Investment securities gains from sales	166	12
Realized gains on sales of assets	36	6
Other	1,006	762

Total Other Income	3,359	2,953

OTHER EXPENSES
Employee compensation and benefits	5,443	4,998
Net occupancy and equipment	1,230	1,097
Professional fees	467	504
Director and advisory boards compensation	380	353
ATM expenses	168	188
Supplies and postage	333	326
FDIC/OCC expense	345	352
Pennsylvania bank shares tax	298	307
Other operating	1,225	1,182

Total Other Expenses	9,889	9,307

Income before Income Taxes	5,692	5,241

PROVISION FOR INCOME TAXES	1,160	1,095

Net Income	$4,532	$4,146

Other Comprehensive Income
Unrealized gains or losses on investment securities, net of tax	153	(56)
Reclassification adjustment, net of tax	(110)	(8)

Total Other Comprehensive Income	43	(64)

Total Comprehensive Income	4,575	4,082

BASIC EARNINGS PER SHARE	$3.22	$2.95

DIVIDENDS PER SHARE	$0.980	$0.750

See notes to consolidated financial statements	9

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Capital In Excess of Par Value	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
		(In Thousands, Except per Share Data)

Balance – January 1, 2011	$7,037	$415	$19,560	$(110)	$1,380	$28,282

Comprehensive income:
Net income			4,146			4,146
Change in net unrealized gains on securities available for sale, net of deferred income taxes					(64)	(64)

Total comprehensive income						4,082

Issuance of stock in connection with dividend reinvestment plan 4,109 shares	21	107				128

Cash dividends, $0.750 per share			(1,054)			(1,054)

Balance, December 31, 2011	$7,058	$522	$22,652	$(110)	$1,316	$31,438

Comprehensive income:
Net income			4,532			4,532
Change in net unrealized gains on securities available for sale, net of deferred income taxes					43	43

Total comprehensive income						4,575

Issuance of stock in connection with dividend reinvestment plan 4,492 shares	22	155				177

Cash dividends, $0.98 per share			(1,382)			(1,382)

Balance, December 31, 2012	$7,080	$677	$25,802	$(110)	$1,359	$34,808

See notes to consolidated financial statements	10

FIRST COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,532	$4,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	539	432
Amortization of intangible assets	—	14
Net amortization of investment securities	424	174
Earnings on investment in life insurance	(302)	(341)
Realized gains on securities	(166)	(12)
Realized gains on sales of assets	(36)	(6)
Provision for loan losses	324	982
Deferred income taxes	151	(222)
(Increase) decrease in accrued interest receivable and other assets	(521)	478
Increase in accrued interest payable and other liabilities	148	217

Net Cash Provided by Operating Activities	5,093	5,862

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities, calls and principal repayments	22,288	19,234
Proceeds from sales	3,948	213
Purchases	(39,376)	(18,300)
Securities held to maturity:
Proceeds from maturities, calls and principal repayments	290	1,960
Purchases	(15,650)	(4,640)
Net (increase) decrease in loans	4,341	(12,703)
Purchases of premises and equipment	(1,194)	(2,091)
Proceeds from sale of foreclosed real estate	285	—
Purchase of life insurance	(600)	—
Net dispositions of restricted investment in bank stocks	327	420

Net Cash Used in Investing Activities	(25,341)	(15,907)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	34,579	12,700
Net decrease in short-term borrowings	(275)	(1,345)
Repayment of long-term debt	(5,000)	(1,000)
Proceeds from issuance of common stock	177	128
Cash dividends paid	(1,382)	(1,054)

Net Cash Provided by Financing Activities	28,099	9,429

Net Increase (decrease) in Cash and Cash Equivalents	7,851	(616)

CASH AND CASH EQUIVALENTS – BEGINNING	9,938	10,554

CASH AND CASH EQUIVALENTS – ENDING	$17,789	$9,938

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$5,515	$5,845

Income taxes paid	$1,039	$1,389

Non-cash investing activities
Transfers from loans to foreclosed real estate	$103	$249

See notes to consolidated financial statements	11

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

First Community Financial Corporation (the Corporation) through its wholly-owned subsidiary, The First National Bank of Mifflintown (the Bank), provides loan, deposit, trust and other related financial services through twelve full service banking offices in Juniata and Perry Counties of Pennsylvania. The Corporation’s other subsidiary, First Community Financial Capital Trust I (the Trust), was established during December 2003 for the purpose of issuing $5,000,000 of trust preferred securities. The Corporation is subject to regulation and supervision by the Federal Reserve Board and the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

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

Subsequent Events

The Corporation has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2012, for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

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

Trust Assets

Assets held by the Trust Department in an agency or fiduciary capacity for its customers are excluded from the consolidated financial statements since they do not constitute assets of the Corporation. The market value of assets held by the Trust Department amounted to $77,948,000 and $101,875,000 at December 31, 2012 and 2011, respectively. Income from fiduciary activities is recognized on the accrual method.

Significant Group Concentrations of Credit Risk

Most of the Corporation’s activities are with customers located within the Central Pennsylvania region. Note 3 discusses the types of securities that the Corporation invests in. Note 4 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations in any one industry or customer.

12

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans (Continued)

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 to 120 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income is reversed. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

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

The allowance consists of specific and general components. There have been no significant changes in management’s methodology for evaluating the allowance for loan losses from prior periods. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Individual portfolio segments are evaluated on a rolling quarterly basis that values internal and external qualitative factors including: historical losses; trends in loan volume and mix, past due loans, watch and criticized loans and economic factors; and changes in lending personnel, underwriting processes, underlying collateral and loan policies.

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

Restricted Investment in Bank Stocks

Restricted investment in bank stocks represents required investments in the common stock of correspondent banks, consisting of the Federal Reserve Bank of Philadelphia in the amount of $258,500, Atlantic Central Bankers Bank in the amount of $20,000, and the Federal Home Loan Bank (FHLB) of Pittsburgh in the amount of $1,515,100. No readily available market exists for these stocks. These restricted investments are carried at cost.

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

Management believes no impairment charge is necessary related to its restricted stock as of December 31, 2012.

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

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in- substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is initially valued at its estimated fair market value, net of selling costs, at the time of foreclosure, establishing the property’s new basis. Subsequent to foreclosure, valuations are periodically performed by management and the foreclosed assets are carried at the lower of carrying amount or fair value less cost to sell. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses. Foreclosed real estate, which is included in other assets, amounted to $212,000 at December 31, 2012 and $358,000 in 2011.

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

Advertising Costs

The Corporation charges the costs of advertising to expense as incurred. Advertising expense was $124,000 and $115,000 for the years ended December 31, 2012 and 2011, respectively.

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

Earnings per Share

The Corporation has a simple capital structure. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,409,487 and 1,405,302 for the years ended 2012 and 2011.

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

The components of other comprehensive income and the related tax effects are as follows:

	Years Ended December 31,
	2012	2011
	(In Thousands)

Unrealized holding gains (losses) on available for sale securities	$232	$(82)
Reclassification adjustment for gains realized in net income	(166)	(12)

Net Unrealized Gains (Losses)	66	(94)

Tax effect	(23)	30

Net of Tax Amount	$43	$(64)

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

and retains the servicing of those loans. At December 31, 2012 and 2011, the balance of loans serviced for others was $49,452,000 and $30,687,000 respectively. The estimated fair value of mortgage servicing rights (MSRs) related to loans sold and serviced by the Corporation is recorded as an asset upon sale of such loans. MSRs are amortized as a reduction to servicing income over the estimated lives of the underlying loans. MSRs are evaluated periodically for impairment, by comparing the carrying amount to the estimated fair value.

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

New and Recently Adopted Accounting Pronouncements

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) – Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption was not permitted. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application was not permitted. The Corporation has included the required disclosures in its consolidated financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Policies (Continued)

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption was permitted because compliance with the amendments was already permitted. The amendments do not require transition disclosures. The Corporation has included the required disclosures in its consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangible – Goodwill and Other (Topic 350) – Testing Goodwill for Impairment.” The amendments in this ASU permit an entity to first assess qualitative factors related to goodwill to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption was permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period had not yet been issued. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Corporation does not expect the adoption of ASU 2011-11 to have a material impact on its consolidated financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Policies (Continued)

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the Board time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Corporation has included the required disclosures in its consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment.” The objective of this amendment is to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. The amendments permit an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived tangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles – Goodwill and Other – General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. In accordance with the amendments in this ASU, an entity will have an option not to calculate annually the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that an asset is impaired. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. The amendments in this ASU are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. The Corporation does not expect the adoption of ASU 2012-02 to have a material impact on its consolidated financial statements.

In October 2012, the FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this ASU clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New and Recently Adopted Accounting Policies (Continued)

government-assisted acquisition of a financial institution. In addition, the amendments should resolve current diversity in practice on the subsequent measurement of these types of indemnification assets. The amendments are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The amendments should be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution. The Corporation does not expect the adoption of ASU 2012-06 to have a material impact on its consolidated financial statements.

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The Corporation does not expect the adoption of ASU 2013-01 to have a material impact on its consolidated statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this ASU require an entity to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. In addition, the amendments require a cross-reference to other disclosures currently required for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. Public companies should apply these amendments for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. The Corporation is currently assessing the impact that ASU 2013-02 will have on its consolidated financial statements

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

In return for services obtained through correspondent banks, the Corporation is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2012 and 2011, compensating balances approximated $2,900,000 and $1,866,000, respectively. During 2012 average required balances totaled $2,265,000 and during 2011 totaled $1,758,000.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

Amortized cost and fair value at December 31, 2012 and December 31, 2011 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

SECURITIES AVAILABLE FOR SALE:
December 31, 2012:
U.S. agency securities	$3,616	$115	$—	$3,731
Mortgage-backed securities	78,090	1,628	(52)	79,666
Corporate securities	1,991	4	(27)	1,968
Equity securities	640	431	—	1,071

	$84,337	$2,178	$(79)	$86,436

December 31, 2011:
U.S. agency securities	$5,496	$169	$—	$5,665
Mortgage-backed securities	63,647	1,680	(15)	65,312
Corporate securities	1,989	—	(217)	1,772
Equity securities	640	415	—	1,055

	$71,772	$2,264	$(232)	$73,804

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

SECURITIES HELD TO MATURITY:
December 31, 2012:
State and municipal securities	$50,648	$3,025	$(187)	$53,486

	$50,648	$3,025	$(187)	$53,486

December 31, 2011:
State and municipal securities	$34,972	$2,082	$(415)	$36,639

	$34,972	$2,082	$(415)	$36,639

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 and December 31, 2011:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2012	(In Thousands)

SECURITIES AVAILABLE FOR SALE:
Corporate securities	$—	$—	$975	$27	$975	$27
Mortgage-backed securities	9,015	52	—	—	9,015	52

	9,015	52	975	27	9,990	79

SECURITIES HELD TO MATURITY:
State and municipal securities	8,753	122	1,101	65	9,854	187

Total	$17,768	$174	$2,076	$92	$19,844	$266

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2011	(In Thousands)

SECURITIES AVAILABLE FOR SALE:
Corporate securities	$1,772	$217	$—	$—	$1,772	$217
Mortgage-backed securities	6,698	15	—	—	6,698	15

	8,470	232	—	—	8,470	232

SECURITIES HELD TO MATURITY:
State and municipal securities	1,045	19	3,185	396	4,230	415

Total	$9,515	$251	$3,185	$396	$12,700	$647

At December 31, 2012, ten mortgage-backed securities have unrealized losses. The aggregate depreciation from the Corporation’s amortized cost basis on these securities is 0.6%. In management’s opinion, these unrealized losses relate to changes in interest rates. The Corporation’s mortgage backed security portfolio consists of only government sponsored agencies, and contains no private label securities.

At December 31, 2012, twenty-seven state and municipal securities have unrealized losses with aggregate depreciation of 1.9% from the Corporation’s amortized cost basis. In management’s

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective municipality.

At December 31, 2012, two corporate securities have unrealized losses with aggregate depreciation of 2.7% from the Corporation’s amortized cost basis. In management’s opinion, these unrealized losses relate primarily to changes in interest rates. In analyzing the issuer’s financial condition, management considers the issuer’s bond rating as well as the financial performance of the respective company.

In management’s opinion none of the debt securities have declines in value that are deemed to be other than temporary.

Gross realized gains and losses for the years ending December 31, 2012 and December 31, 2011 were as follows (in thousands):

	Gross Realized Gains	Gross Realized Losses	Net Gains (Losses)

December 31, 2012:
Mortgage-backed securities	$166	$—	$166

	$166	$—	$166

December 31, 2011:
Equity securities	$8	$—	$8
Mortgage-backed securities	4	$—	4

	$12	$—	$12

Amortized cost and fair value at December 31, 2012 by contractual maturity are shown below. Municipal securities with prerefunded issues are included in the category in which payment is expected to occur. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay with or without penalties.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)

1 year or less	$833	$843	$3,362	$3,398
Over 1 year through 5 years	3,772	3,881	15,349	16,062
Over 5 years through 10 years	1,002	975	23,282	24,696
Over 10 years	—	—	8,655	9,330
Mortgage-backed securities	78,090	79,666	—	—
Equity securities	640	1,071	—	—

	$84,337	$86,436	$50,648	$53,486

At December 31, 2012 and 2011, securities with a carrying value of $54,861,000 and $36,653,000, respectively, were pledged as collateral as required by law on public deposits and for other purposes.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

Allowance for loan losses at December 31, 2012 and December 31, 2011 and loans receivable at December 31, 2012 and December 31, 2011 are as follows:

Allowance for Loan Losses:

	Commercial	Commercial Real Estate	Agricultural	Consumer	Residential Real Estate	Total
	(in Thousands)

December 31, 2011 Total Allowance for loan losses	$808	$1,082	$382	$86	$727	$3,085

Provision	181	15	12	19	97	324
Charge-offs	(35)	(530)	—	(24)	(87)	(676)
Recoveries	—	55	—	6	—	61

December 31, 2012 Total Allowance for loan losses	$954	$622	$394	$87	$737	$2,794

Ending balance for loans individually evaluated for impairment	$176	$154	$—	$—	$22	$352

Ending balance for loans collectively evaluated for impairment	$778	$468	$394	$87	$715	$2,442

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Loans Receivable:

December 31, 2012	Commercial	Commercial Real Estate	Agricultural	Consumer	Residential	Total
	(in Thousands)

Individually evaluated for impairment	$286	$5,685	$406	$—	$709	$7,086

Collectively evaluated for impairment	47,414	36,390	34,699	6,315	114,040	238,858

Total loans	$47,700	$42,075	$35,105	$6,315	$114,749	$245,944

December 31, 2011	Commercial	Commercial Real Estate	Agricultural	Consumer	Residential	Total
	(in Thousands)

Individually evaluated for impairment	$296	$4,477	$469	$—	$—	$5,242

Collectively evaluated for impairment	45,956	39,234	$37,191	6,036	117,353	245,770

Total loans	$46,252	$43,711	$37,660	$6,036	$117,353	$251,012

Analysis of credit quality indicators is as follows:

December 31, 2012	Commercial	Commercial Real Estate	Agricultural	Consumer	Residential	Total
	(in Thousands)
Pass	$44,933	$40,317	$29,011	$6,279	$112,698	$233,238
Special Mention	2,345	57	4,075	—	—	6,477
Substandard	325	1,701	2,019	36	2,051	6,132
Doubtful	97	—	—	—	—	97
Loss	—	—	—	—	—	—

Total	$47,700	$42,075	$35,105	$6,315	$114,749	$245,944

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

December 31, 2011	Commercial	Commercial Real Estate	Agricultural	Consumer	Residential	Total
	(in Thousands)
Pass	$45,330	$41,008	$34,865	$6,023	$115,838	$243,064
Special Mention	553	780	2,326	11	509	4,179
Substandard	73	1,285	469	2	1,006	2,835
Doubtful	296	638	—	—	—	934
Loss	—	—	—	—	—	—

Total loans	$46,252	$43,711	$37,660	$6,036	$117,353	$251,012

The following is a summary of impaired loans:

December 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no specific allowance needed
Commercial	$—	$—	$—	$—	$—
Commercial real estate	4,459	4,459	—	4,427	219
Agricultural	406	406	—	444	33
Residential	506	506	—	608	23

With an allowance recorded
Commercial	286	286	176	453	11
Commercial real estate	1,226	1,226	154	1,257	58
Residential	203	203	22	202	7

Total
Commercial	286	286	176	453	11
Commercial real estate	5,685	5,685	154	5,684	277
Agricultural	406	406	—	444	33
Residential	709	709	22	810	30

Total	$7,086	$7,086	$352	$7,391	$351

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no specific allowance needed
Commercial	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Agricultural	469	469	—	472	31

With an allowance recorded
Commercial	296	296	296	267	11
Commercial real estate	4,477	4,477	670	4,492	212

Total
Commercial	296	296	296	267	11
Commercial real estate	4,477	4,477	670	4,492	212
Agricultural	469	469	—	472	31

Total	$5,242	$5,242	$966	$5,231	$254

Age analysis of past-due loans is as follows:

December 31, 2012	30 – 59 Days Past Due	60 – 89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total Loans	Allowance For Collectively Impaired Loans	>90 Days And Still Accruing	Nonaccruals
	(In Thousands)
Commercial	$—	$—	$—	$—	$47,700	$47,700	$—	$—	$283
Commercial Real Estate	—	—	—	—	42,075	42,075	0	—	3,029
Agricultural	216	33	—	249	34,856	35,105	0	—	406
Residential	402	47	891	1,340	113,409	114,749	0	—	1,370
Consumer	54	23	4	81	6,234	6,315	0	—	26

Total	$672	$103	$895	$1,670	$244,274	$245,944	$0	$—	$5,114

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

December 31, 2011	30 – 59 Days Past Due	60 – 89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Loans	Allowance For Collectively Impaired Loans	>90 Days And Still Accruing	Nonaccruals
	(In Thousands)
Commercial	$121	$230	$7	$358	$45,894	$46,252	$—	$—	$7
Commercial Real Estate	133	130	34	297	43,414	43,711	—	—	100
Agricultural	177	—	—	177	37,483	37,660	—	—	—
Residential	831	249	101	1,181	116,172	117,353	—	—	528
Consumer	58	7	1	66	5,970	6,036	—	—	9

Total	$1,320	$616	$143	$2,079	$248,933	$251,012	$—	$—	$644

The following is a summary of Troubled Debt Restructurings (in thousands):

	Twelve Months Ended December 31, 2012			Twelve Months Ended December 31, 2011
	Number of contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial – Mortgage	8	$6,244	$6,244	2	$4,484	$4,484

Troubled Debt Restructurings that Subsequently Defaulted	—	—	—	—	—	—

No additional funds are committed to be advanced in connection with any loans whose terms have been modified in troubled debt restructurings.

The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its officers, directors and principal shareholders and entities in which they have principal ownership. Loans are made to such customers at the same credit terms as other borrowers and do not represent more than the usual risk of collection. Changes during 2012 and 2011 in these related party loans were as follows (in thousands):

	2012	2011
	(In Thousands)

Balance, beginning	$670	$788
Advances	576	468
Repayments	(347)	(586)

Balance, ending	$899	$670

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

	Range of Useful Lives	2012	2011
	(in years)	(In Thousands)

Land	-	$1,250	$1,250
Buildings and improvements	7 - 39	9,474	8,992
Furniture, equipment and software	3 - 20	5,669	4,957

		16,393	15,199
Accumulated depreciation		(8,277)	(7,738)

Premises and equipment, net		$8,116	$7,461

NOTE 6 - DEPOSITS

Deposits were comprised of the following as of December 31:

	2012	2011
	(In Thousands)

Non-interest bearing demand	$40,348	$35,994
Interest bearing demand	44,813	27,620
Savings	120,842	111,515
Time deposits less than $100,000	100,443	99,011
Time deposits greater than $100,000	58,682	56,409

Total	$365,128	$330,549

Scheduled maturities of time deposits at December 31, 2012 were as follows (in thousands):

2013	$57,166
2014	21,233
2015	36,400
2016	28,075
2017	16,251

Total	$159,125

The following table sets forth maturity information on time deposits of $100,000 or more as of December 31, 2012 (in thousands):

Three months or less	$6,954
Over three and through six months	4,408
Over six and through twelve months	5,136
Over twelve months	42,184

Total	$58,682

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS (CONTINUED)

Total aggregate deposits of employees, officers, directors and related interests on December 31, 2012 was $7,553,000.

NOTE 7 - BORROWINGS

Short-term borrowings at December 31 were as follows:

	2012	2011
	(In Thousands)

Amount outstanding at end of year:
Securities sold under agreements to repurchase	$2,410	$2,685
Federal funds purchased	—	—
Federal Home Loan Bank	—	—
Treasury tax and loan note	—	—

Total	$2,410	$2,685

Weighted average interest rate at end of year	1.31%	1.33%
Maximum amount outstanding at any end of month	$3,064	$5,194
Daily average amount outstanding	2,861	3,215
Approximate weighted average interest rate for the year	1.29%	1.21%

Securities sold under agreements to repurchase generally mature within one day from the transaction date. At December 31, 2012, securities with a carrying amount of $5,157,000 and a fair value of $5,169,000 were pledged as collateral for these agreements. At December 31, 2011, securities with a carrying amount of $3,951,000 and a fair value of $3,965,000 were pledged as collateral for these agreements. As of December 31, 2012, the interest rate on securities sold under agreements to repurchase was 1.31%. The securities underlying the agreements were under the Corporation’s control.

Long-term borrowings at December 31 were as follows:

	2012	2011
	(In Thousands)
Convertible advances:
Maturing in 2013 with an initial fixed rate of 3.11%	$—	$5,000
Maturing in 2017 with initial fixed rates ranging from 4.30% to 4.60%, with a weighted average rate of 4.45% at December 31, 2012 and 2011.	10,000	10,000

Total	$10,000	$15,000

Convertible advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance after the specified fixed rate period has elapsed. At December 31, 2012, the FHLB has the option to convert advances to rates that range from three month LIBOR plus 0.07% to 0.13%, of which $10 million is eligible for the conversion option, but not exercised by the FHLB, at December 31, 2012. Upon the FHLB’s conversion option being exercised, the Bank has the option to repay the respective advance in full, without penalty.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - BORROWINGS (CONTINUED)

The Corporation has a maximum borrowing capacity through the Federal Home Loan Bank of approximately $149,528,000, of which $139,528,000 was available at December 31, 2012. The borrowing capacity is collateralized by security agreements in certain residential real estate backed assets of the Corporation, including loans and investments.

The Corporation has issued $5,155,000 of floating rate junior subordinated deferrable interest debentures to a non-consolidated subsidiary trust, First Community Financial Capital Trust I (the Trust). The Corporation owns all of the common equity of the Trust. The debentures held by the trust are the sole assets of the trust.

The Trust issued $5,000,000 of mandatorily redeemable preferred securities to third-party investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3-month LIBOR plus 3.00% (3.34% at December 31, 2012). Pursuant to the debenture agreement, the Corporation can elect to defer payments of interest for up to 20 consecutive quarterly periods, provided there is no event of default as defined in the indenture. The Corporation has not deferred any quarterly interest payments through December 31, 2012. The preferred securities are redeemable quarterly by the Corporation at 100% of principal plus accrued interest on or after January 7, 2009. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2034. The terms of the junior subordinated deferrable interest debentures match those of the preferred securities.

NOTE 8 - OPERATING LEASES

The Corporation leases its Delaware office (Juniata County), Shermans Dale office, the loan production office in Lewistown and the land on which its East Waterford office was constructed. The Corporation has an option through 2014 to purchase the land, for a predetermined price of $125,000. The Corporation also receives rental income for leasing of available space at its West Perry and Loysville offices. Net lease expense was $29,000 in 2012 and $12,000 in 2011 after deducting rental expense of $78,000 and $64,000, respectively.

The following table represents the Corporation’s contractual lease obligations to make future payments as of December 31, 2012 (in thousands):

	Less than 1 Year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total

Total Operating Leases	$74	$26	$—	$—	$100

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
	(In Thousands)
Federal:
Current	$1,311	$1,317
Deferred	(151)	(222)

Total	$1,160	$1,095

Reconciliations of the statutory federal income tax at a rate of 34% to the income tax expense reported in the consolidated statements of income for the years ended December 31, 2012 and 2011 are as follows:

	Percentage of Income before Income Taxes
	2012	2011
Federal income tax at statutory rate	34.0%	34.0%
Tax-exempt income	(12.0)	(11.6)
Earnings on investment in life insurance	(1.6)	(1.5)

Total	20.4%	20.9%

Components of deferred tax assets and liabilities at December 31 were as follows:

	2012	2011
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$897	$1,023
Nonaccrual loans interest	21	4
Intangible assets	2	5
Retirement liabilities	598	576
State net operating loss carryforward	229	212

Gross deferred tax asset	1,747	1,820

Valuation allowance	(229)	(212)

	1,518	1,608

Deferred tax liabilities:
Accumulated depreciation	275	280
Available for sale securities	739	716
Other	197	131

	1,211	1,127

Net Deferred Tax Assets	$307	$481

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

As of December 31, 2012, the Corporation has State net operating loss carryforwards of $2,297,000 that expire through the year 2032. Management does not believe that these net operating loss carryforwards will be utilized prior to their expiration, as they were incurred by the holding company with little revenue opportunities to offset the losses, and as such, a valuation allowance has been provided for them.

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

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense. Tax years subject to examination by tax authorities are the years ended December 31, 2011, 2010 and 2009.

NOTE 10 - RETIREMENT PLANS

The Corporation maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include matching a portion of employee contributions and a discretionary contribution determined by the Corporation. Corporation contributions to the Plan were $197,000 and $187,000 for 2012 and 2011.

The Corporation maintains non-qualified compensation plans for selected employees (supplemental retirement) and directors (deferred fees). The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. Expenses include the following amounts for these non-qualified plans:

	2012	2011
	(In Thousands)

Employee compensation	$19	$80
Director compensation	85	76

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - RETIREMENT PLANS (CONTINUED)

The balance accrued for these plans included in other liabilities as of December 31, 2012 and 2011 totaled $1,760,000 and $1,694,000.

To fund the benefits under these plans, the Corporation is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At December 31, 2012 and 2011, the cash value of these policies was $8,250,000 and $7,399,000.

NOTE 11 - REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of Tier 1 and total capital (as defined in the regulations) to risk weighted assets. Management believes, as of December 31, 2012, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

The actual and required capital amounts and ratios were as follows:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)

CORPORATION:
As of December 31, 2012:
Tier 1 leverage ratio (to average assets)	$38,393	9.1%	$	≥16,967	≥4.0%		N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	38,393	18.0		≥8,527	≥4.0		N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	41,255	19.4		≥17,054	≥8.0		N/A	N/A

As of December 31, 2011:
Tier 1 leverage ratio (to average assets)	$35,086	9.1%	$	≥15,349	≥4.0%		N/A	N/A
Tier 1 risk-based capital ratio (to risk-weighted assets)	35,086	16.8		≥8,332	≥4.0		N/A	N/A
Total risk-based capital ratio (to risk-weighted assets)	37,884	18.2		≥16,663	≥8.0		N/A	N/A

BANK:
As of December 31, 2012:
Tier 1 leverage ratio (to average assets)	$37,734	8.8%	$	≥16,951	≥4.0%	$	≥21,189	≥5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	37,734	17.6		≥8,500	≥4.0		≥12,749	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	40,034	18.8		≥16,999	≥8.0		≥21,249	≥10.0

As of December 31, 2011:
Tier 1 leverage ratio (to average assets)	$34,329	9.0%	$	≥15,325	≥4.0%	$	≥19,157	≥5.0%
Tier 1 risk-based capital ratio (to risk-weighted assets)	34,329	16.5		≥8,304	≥4.0		≥12,455	≥6.0
Total risk-based capital ratio (to risk-weighted assets)	36,932	17.8		≥16,607	≥8.0		≥20,759	≥10.0

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2012, approximately $9,153,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

In 2008 the Corporation implemented a dividend reinvestment and stock purchase plan. This plan was discontinued in December 2012. Prior to the plan’s discontinuance holders of common stock may participate in the plan in which reinvested dividends and voluntary cash payments may be invested in additional common shares. The Corporation had reserved 100,000 shares to be issued under this plan, of which 16,018 common shares were issued pursuant to this plan.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - REGULATORY MATTERS AND SHAREHOLDERS’ EQUITY (CONTINUED)

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2012, the Corporation has purchased 3,656 shares under this repurchase program.

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2012 and 2011 for guarantees under standby letters of credit issued is not material.

The Corporation has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

A summary of the Corporation’s commitments at December 31 were as follows:

	2012	2011
	(In Thousands)

Commitments to extend credit	$37,702	$33,309
Standby letters of credit	$241	$110

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2012 and 2011 are as follows (in thousands):

Description	December 31, 2012	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

U. S. agency securities	$3,731	$—	$3,731	$—
Mortgage-backed securities	79,666	—	79,666	—
Corporate securities	1,968	—	1,968	—
Equity securities	1,071	476	—	595

Securities available for sale	$86,436	$476	$85,365	$595

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Description	December 31, 2011	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

U. S. agency securities	$5,665	$—	$5,665	$—
Mortgage-backed securities	65,312	—	65,312	—
Corporate securities	1,772		1,772
Equity securities	1,055	460	—	595

Securities available for sale	$73,804	$460	$72,749	$595

The table below presents a reconciliation and income statement of gains and losses for available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods ending December 31, 2012 and December 31, 2011.

	2012	2011

Fair Value, beginning of year	$595	$589
Total gains (losses) included in other comprehensive income	—	6
Purchases	—	—

Fair Value, end of year	$595	$595

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

Assets measured at fair value on a non-recurring basis at December 31, 2012 and 2011 are summarized below:

Description	December 31, 2012	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

Impaired loans	$6,734	$0	$0	$6,734
Foreclosed real estate	212	0	0	212

Description	December 31, 2011	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

Impaired loans	$4,276	$—	$—	$4,276
Foreclosed real estate	358	—	—	358

Total impaired loans, which are measured for impairment using the fair value of the collateral for collateral-dependent loans, had a carrying amount of $7,086,000 and $5,242,000, net of the valuation allowances of $352,000 and $966,000 as of December 30, 2012 and December 31, 2011, respectively. This resulted in additional provision for loan losses of $100,000 for the period ending December 31, 2012 and $803,000 for the period ending December 31, 2011.

The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2012.

	Quantitative information about Level 3 fair value measurements for December 31, 2012
	Fair Value	Valuation Techniques	Unobservable Input
Securities available for sale	$595	Last sale price	-
Impaired loans	$6,734	Discounted cash flow Discounted appraised value	Constant prepayment rate, selling cost and discount for lack of marketability
Other real estate owned	$212	Discounted appraised value	Selling cost and discount for lack of marketability

ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Corporation’s financial instruments at December 31, 2012 and December 31, 2011.

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2012 and 2011.

	December 31, 2012
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(In Thousands)

Financial assets:
Cash and cash equivalents	$17,789	$17,789	$17,789	$—	$—
Time certificates of deposit	198	198	198	—	—
Investment securities:
Available for sale	86,436	86,436	476	85,365	595
Held to maturity	50,648	53,486	—	53,486	—
Loans, net	242,935	245,243	—	—	245,243
Accrued interest receivable	1,576	1,576	—	1,576	—
Investment in life insurance	8,250	8,250	—	8,250	—
Restricted investment in bank stocks	1,794	1,794	—	1,794	—
Mortgage servicing rights	564	564	—	564	—

Total financial assets	$410,190	$415,336	$18,463	$151,035	$245,838

Financial liabilities:
Deposits	$365,128	$370,471	$—	$370,471	$—
Short-term borrowings	2,410	2,410	—	2,410	—
Long-term debt	10,000	11,560	—	11,560	—
Junior subordinated debt	5,155	5,155	—	—	5,155
Accrued interest payable	258	258	—	258	—

Total financial liabilities	$382,951	$389,854	$—	$384,699	$5,155

Off-balance sheet financial instruments	$—	$—	$—	$—	$—

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	2011
	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$9,938	$9,938
Time certificates of deposit	198	198
Investment securities:
Available for sale	73,804	73,804
Held to maturity	34,972	36,639
Loans, less allowance for loan losses	247,703	250,707
Accrued interest receivable	1,417	1,417
Restricted investment in bank stocks	2,121	2,121

Total financial assets	$370,153	$374,824

Financial liabilities:
Deposits	$330,549	$335,041
Short-term borrowings	2,685	2,685
Long-term debt	15,000	16,799
Junior subordinated debt	5,155	5,155
Accrued interest payable	298	298

Total financial liabilities	$353,687	$359,978

Off-balance sheet financial instruments	—	—

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

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY

BALANCE SHEETS

	December 31,
	2012	2011
	(In Thousands)

ASSETS

Cash	$402	$128
Investment in bank subsidiary	38,531	35,431
Investment in unconsolidated subsidiary trust	155	155
Securities available for sale	1,071	1,055
Other assets	16	31

Total Assets	$40,175	$36,800

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities	$212	$207
Junior subordinated debt	5,155	5,155
Shareholders’ equity	34,808	31,438

Total Liabilities and Shareholders’ Equity	$40,175	$36,800

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2012	2011
	(In Thousands)

Dividends from bank subsidiary	$1,631	$1,055
Other dividends	51	42
Realized gains on sales of securities	—	8

	1,682	1,105
Expenses	216	206

	1,466	899
Equity in undistributed earnings in bank subsidiary	3,066	3,247

Net Income	$4,532	$4,146

Total Comprehensive Income	$4,575	$4,082

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY ONLY (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011
	(In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$4,532	$4,146
Equity in undistributed earnings of bank subsidiary	(3,066)	(3,247)
Realized gains on sales of securities	—	(8)
Decrease in other assets	15	15
Increase in other liabilities	5	2

Net Cash Provided by Operating Activities	1,486	908

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of securities available for sale	—	—
Proceed from sales of securities	—	29

Net Cash Available from Investing Activities	—	29

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock	177	128
Acquisition of treasury stock	—	—
Cash dividends paid	(1,382)	(1,054)

Net Cash Used in Financing Activities	(1,205)	(926)

Net Increase in Cash	274	11

CASH – BEGINNING	128	117

CASH – ENDING	$402	$128

FIRST COMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized unaudited quarterly financial data of the Corporation which in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In Thousands, Except per Share Amounts)

2012:
Interest income	$4,417	$4,549	$4,504	$4,551
Interest expense	1,324	1,366	1,394	1,391
Net interest income	3,093	3,183	3,110	3,160
Provision for loan losses	117	96	101	10
Provision for income taxes	225	284	345	306
Net income	1,037	1,136	1,224	1,135
Net income per share, basic	0.73	0.81	0.87	0.81

2011:
Interest income	$4,657	$4,651	$4,547	$4,536
Interest expense	1,383	1,393	1,505	1,533
Net interest income	3,274	3,258	3,042	3,003
Provision for loan losses	528	303	127	24
Provision for income taxes	234	290	319	252
Net income	974	1,090	1,092	990
Net income per share, basic	0.68	0.78	0.78	0.71

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

OVERVIEW

In 2012, the Corporation recorded net income of $4,532,000, an increase of $386,000, or 9.3%, from net income of $4,146,000 in 2011.

The increase in net income during 2012 as compared to 2011 is primarily a result of the following:

•	Increase in net interest income, after provision for loan losses, of $627,000; and

•	Increase in total other income of $406,000;

These increases were partially offset by the following:

•	Increase in total other expenses of $582,000; and

•	Increase in provision for income taxes of $65,000.

Basic earnings per share were $3.22 in 2012 compared to $2.95 in 2011. Return on average equity for 2012 was 13.60% compared to 13.80% in 2011. Return on average assets was 1.10% for 2012 compared with 1.10% in 2011.

OVERVIEW (CONTINUED)

During 2012, the Corporation experienced a $4,768,000, or 1.9%, decrease in net loans, a $28,308,000 increase in securities and $34,579,000, or 10.5%, growth in deposits. These increases were offset by a $5,275,000, or 29.8%, decrease in borrowings. As a result of these trends, total assets of the Corporation grew by $32,822,000, or 8.5%.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income is the difference between interest income earned on investments and loans, and interest expense incurred on deposits and other liabilities. For analysis purposes, net interest income is evaluated on a fully tax equivalent (FTE) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34%, in order that the yield on tax-exempt assets may be comparable to interest earned on taxable assets. The factors that affect net interest income include changes in interest rates and changes in average balances of interest-earning assets and interest-bearing liabilities. Net interest income on an FTE basis increased to $13,662,000 in 2012 from $13,550,000 in 2011 and $12,165,000 in 2010.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table includes average balances, rates and interest income and expense adjusted to an FTE basis, the interest rate spread and the net interest margin:

Average Balances, Rates and Interest Income and Expense

(Dollars in Thousands)

	2012			2011			2010
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
INTEREST EARNING ASSETS
Securities:
Taxable	$80,508	$1,940	2.41%	$71,675	$2,237	3.12%	$75,843	$2,481	3.27%
Tax-exempt	41,964	2,376	5.66%	32,928	2,095	6.36%	29,392	1,953	6.64%

Total Securities	122,472	4,316	3.52%	104,603	4,332	4.14%	105,235	4,434	4.21%

Other	8,100	41	0.51%	5,451	31	0.57%	7,693	41	0.53%
Loans:
Taxable	234,600	13,874	5.91%	228,761	14,234	6.22%	218,264	14,080	6.45%
Tax-exempt	15,558	906	5.82%	12,203	767	6.29%	7,034	439	6.24%

Total Loans	250,158	14,780	5.91%	240,964	15,001	6.23%	225,298	14,519	6.44%

Total Interest Earning Assets	380,730	19,137	5.03%	351,018	19,364	5.52%	338,226	18,994	5.62%

Non-interest earnings assets	30,477			26,837			25,416

Total Assets	$411,207			$377,855			$363,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	$36,961	$100	0.27%	$27,633	$44	0.16%	$25,635	$43	0.17%
Savings deposits	118,709	855	0.72%	105,308	941	0.89%	85,904	878	1.02%
Time deposits	160,598	3,682	2.29%	156,126	3,997	2.56%	166,458	4,907	2.95%

Total Interest Bearing Deposits	316,268	4,637	1.47%	289,067	4,982	1.72%	277,997	5,828	2.10%
Short-term borrowings	2,861	37	1.29%	3,215	39	1.21%	4,521	52	1.15%
Long-term debt	19,950	801	4.02%	20,377	793	3.89%	23,248	949	4.08%

Total Interest Bearing Liabilities	339,079	5,475	1.61%	312,659	5,814	1.86%	305,766	6,829	2.23%

Demand deposits, non-interest bearing	35,895			32,252			28,341
Other liabilities	2,916			2,902			2,656
Shareholders’ equity	33,317			30,042			26,879

Total Liabilities and Shareholders’ Equity	$411,207			$377,855			$363,642

NET INTEREST INCOME		$13,662			$13,550			$12,165

INTEREST RATE SPREAD			3.41%			3.66%			3.38%

NET INTEREST MARGIN			3.59%			3.86%			3.60%

Yields on tax-exempt assets have been computed on a fully tax equivalent basis assuming a tax rate of 34%.

For yield calculation purposes, non-accruing loans are included in average loan balances.

Interest income on loans includes amortized fees and costs on loans totaling $(54,000) in 2012, $(29,000) in 2011, and $(43,000) in 2010.

Securities available for sale are carried at amortized cost for purposes of calculating the average yield on taxable securities.

NET INTEREST INCOME AND NET INTEREST MARGIN (CONTINUED)

The following table shows changes in net interest income attributed to changes in rates and changes in average balances of interest-earning assets and interest-bearing liabilities:

Rate/Volume Analysis

(In Thousands)

	2012 versus 2011			2011 versus 2010
	Change Due to			Change Due to
	Rate	Volume	Total	Rate	Volume	Total

INTEREST EARNING ASSETS
Securities:
Taxable	$(510)	$213	$(297)	$(114)	$(130)	$(244)
Tax-exempt	(231)	512	281	(83)	225	142
Other	7	3	10	(1)	(9)	(10)
Total loans	(761)	540	(221)	(496)	978	482

Total	(1,495)	1,268	(227)	(694)	1,064	370

INTEREST BEARING LIABILITIES
Demand deposits, interest bearing	31	25	56	(2)	3	1
Savings deposits	(183)	97	(86)	(110)	173	63
Time deposits	(418)	103	(315)	(645)	(265)	(910)
Short-term borrowings	3	(5)	(2)	3	(16)	(13)
Long-term debt	25	(17)	8	(44)	(112)	(156)

Total	(542)	203	(339)	(798)	(217)	(1,015)

Net Interest Income	$(953)	$1,065	$112	$104	$1,281	$1,385

Interest income is presented on a fully tax equivalent basis, assuming a tax rate of 34%.

The net change attributable to the combination of rate and volume has been allocated to the change due to volume.

2012 VERSUS 2011

During 2012, tax equivalent interest income increased by $227,000 as the result of an increase in earning assets offset by a decrease in the yield on earning assets of 0.49%. Average loans increased $9,194,000, increasing interest income by $540,000, and the yield on loans decreased 0.32%, reducing interest income by $761,000. The yield on securities decreased 0.62%, decreasing interest income by $741,000, but was offset by a change in volume and mix which increased income by $725,000.

Total average interest-bearing liabilities grew by $26,420,000 between 2012 and 2011, but the average rate paid on interest-bearing liabilities decreased 0.25%, decreasing interest expense by $339,000.

The net interest margin is the ratio of net interest income to interest-earning assets, reflecting a net yield on earning assets. The 0.27% decrease in net interest margin from 2011 to 2012 reflects the decrease in rates on interest-bearing liabilities was out-paced by the decrease in rates on interest-earning assets.

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

The Corporation recorded a $324,000 provision for loan losses in 2012 compared to $982,000 in 2011. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under the “Allowance for Loan Losses” section. Based on that analysis, the level of the allowance for loan losses is considered by management to be appropriate at this time.

OTHER INCOME

2012 VERSUS 2011

Other income of $3,359,000 during 2012 increased by $406,000, or 13.7%, compared to 2011, primarily as a result of the following:

•	A decrease in income from fiduciary activities of $27,000.

•	An increase in investment securities gains of $154,000.

•	A decrease in earnings on investment in life insurance of $39,000.

•	An increase in other income of $244,000.

OTHER EXPENSES

2012 VERSUS 2011

Other expenses increased $582,000, or 6.3%, to $9,889,000 during 2012 compared to $9,307,000 during 2011, primarily as a result of the following:

•	An increase in employee compensation and benefits of $445,000 as the result of increases in the number of staff and merit increases during the year.

•	An increase in net occupancy and equipment expense of $133,000.

•	An increase in other operating expenses of $43,000.

OTHER EXPENSES (CONTINUED)

INCOME TAXES

Income tax expense was $1,160,000 for 2012 compared to $1,095,000 for 2011 and $1,053,000 for 2010. Income tax expense as a percentage of income before income taxes was 20.4% for 2012 and 20.9% for 2011. The actual effective rate deviates from the 34% statutory rate due to tax exempt interest income and income earned on cash surrender value of life insurance. The Corporation’s lower effective tax rate in 2012 was a result of an increase in the percentage of pre-tax income being derived from tax-exempt investments and loans and tax-exempt income earned on life insurance. Refer to Note 9 to the consolidated financial statements for further analysis of income taxes.

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

The Corporation generally intends to hold its investment portfolio until maturity; however, about 63.1%, or $86,436,000, of total securities at December 31, 2012 was classified as available for sale. Net unrealized gains at year-end 2012 were $2,099,000 compared to $2,032,000 at year-end 2011. The net unrealized gain at December 31, 2012 is reflected as accumulated other comprehensive income of $1,359,000 in shareholders’ equity, net of deferred income taxes, compared to $1,316,000 at December 31, 2011. This increase reflects changes in interest rates and volume during 2012. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) for equity securities, the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, management considers whether (1) it has the intent to sell the security and (2) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. For additional information on unrealized losses by investment type, see Note 3 to the consolidated financial statements.

Held to maturity securities totaled $50,648,000 at December 31, 2012 compared to $34,972,000 a year ago. The increase was a result of new purchases exceeding maturities of state and municipal securities. This portion of the portfolio is comprised of state and municipal securities that provide tax-exempt interest income to the Corporation.

SECURITIES (CONTINUED)

The following tables set forth the composition of the securities portfolio and the securities maturity schedule, including weighted average yield, as of the dates indicated:

Investment Securities

(In Thousands)

	2012	2011	2010

AVAILABLE FOR SALE SECURITIES AT FAIR VALUE

U.S. Government agencies	$3,731	$5,665	$9,918
Mortgage-backed securities	79,666	65,312	64,660
Corporate securities	1,968	1,772	—
Stock in other banks	1,071	1,055	1,049

Total	86,436	73,804	75,627

HELD TO MATURITY SECURITIES AT AMORTIZED COST

State and municipal	50,648	34,972	31,872

Total	50,648	34,972	31,872

Total	$137,084	$108,776	$107,499

The scheduled maturities of the securities portfolio at December 31, 2012 is as follows:

Securities Maturity Schedule

(Dollars in Thousands)

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years or no Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government agencies	$843	1.02%	$2,888	3.51%	$—	—%	$—	%	$3,731	2.95%

Corporate securities	—	—	993	1.16	975	2.45	—	—	1,968	1.80

State and municipal	3,362	4.49	15,349	5.26	23,282	4.74	8,655	7.09	50,648	5.28

Mortgage-backed securities	—	—	—	—	—	—	79,666	1.89	79,666	1.89
Equity securities	—	—	—	—	—	—	1,071	—	1,071	—

Total	$4,205	3.79%	$19,230	4.79%	$24,257	4.62%	$89,392	2.37%	$137,084	3.15%

Held to maturity securities are accounted for at amortized cost and available for sale securities are accounted for at fair value.

Weighted average yields are calculated on a fully tax equivalent basis assuming a tax rate of 34%.

LOANS

Loans at December 31 were as follows:

	2012	2011	2010	2009	2008
	(In Thousands)

Commercial, financial and agricultural	$45,232	$44,811	$39,021	$32,369	$22,944
Real estate:
Commercial	48,785	47,362	46,090	37,842	41,227
Construction	2,605	3,554	2,464	5,057	5,730

Residential	144,379	150,248	145,950	139,055	138,209
Installment	4,943	5,037	5,071	5,339	6,159

Total	245,944	251,012	238,596	219,662	214,269

Allowance for loan losses	(2,794)	(3,085)	(2,154)	(2,830)	(1,633)
Deferred loan fees and costs, net	(215)	(224)	(211)	(232)	(259)

Net loans	$242,935	$247,703	$236,231	$216,600	$212,377

The loan portfolio comprises the major portion of the Corporation’s earning assets. The decrease in loans of $5,068,000, or 2.0%, during 2012 was attributable to the following: Commercial, financial, and agricultural loans grew by $421,000, residential real estate decreased by $5,869,000, commercial real estate increased by $1,423,000, construction loans decreased by $949,000 and installment loans decreased by $94,000.

The following table sets forth information on the contractual maturities for commercial and construction loans as of the dates indicated:

Loan Maturities - Commercial and Construction Loans

(In Thousands)

	Less than 1 Year	1-5 Years	Over 5 Years	Total

Commercial, financial and agricultural	$13,949	$8,962	$22,321	$45,232
Real estate:
Commercial	4,542	4,695	39,548	48,785
Construction	1,956	26	623	2,605

Total	20,447	13,683	62,492	96,622

Loans with a fixed interest rate	10,553	11,536	18,368	40,457
Loans with a variable interest rate	9,894	2,147	44,124	56,165

Total	$20,447	$13,683	62,492	96,622

The Corporation has a significant concentration of residential and commercial mortgage loans collateralized by properties located in Juniata and Perry Counties of Pennsylvania and the surrounding area.

NON-PERFORMING ASSETS

Non-performing assets include loans on a non-accrual basis, loans past due more than ninety days and still accruing, troubled debt restructurings and foreclosed real estate. These groups of assets represent the asset categories posing the greatest risk of loss to the Corporation. Non-accruing loans are loans no longer accruing interest due to apparent financial difficulties of the borrower. The Corporation generally discontinues accrual of interest when principal or interest becomes doubtful based on prevailing economic conditions and collection efforts. Loans are returned to accrual status only when all factors indicating doubtful collectability cease to exist. Troubled debt restructurings result when an economic concession has been made to a borrower taking the form of a reduction or deferral of interest and/or principal. As of December 31, 2012, the Corporation had nine troubled debt restructurings totaling $5,509,000 of which $2,554,000 carries a USDA guarantee. Management will continue to monitor these credits and adjustments to the reserve may occur in the future. Potential problem loans include impaired loans which, as of December 31, 2012, totaled $7,086,000, including the above mentioned troubled debt restructurings. These impaired loans constitute the entire relationships with these ten customers. At this time, no losses in excess of the valuation allowance is anticipated. Foreclosed real estate is acquired through foreclosure or in lieu of foreclosure and is recorded at fair value at the date of foreclosure establishing a new cost basis. Gains on the sale of foreclosed real estate are included in other income, while losses and writedowns resulting from periodic revaluations are included in other expenses.

The following table sets forth the Corporation’s non-performing assets as of the dates indicated:

Non-Performing Assets

(Dollars in Thousands)

	2012	2011	2010	2009	2008

Non-accrual loans	$5,114	$644	$1,016	$4,254	$2,623

Total Non-Performing Loans	5,114	644	1,016	4,254	2,623

Foreclosed real estate	212	358	133	122	—

Total Non-Performing Assets	$5,326	$1,002	$1,149	$4,376	$2,623

Troubled debt restructurings	$5,509	$4,477	$1,312	$2,305	$—

Other impaired loans	$1,577	$765	$297	$348	$635

Ratios:
Non-performing loans to total loans	2.08%	.26%	.43%	1.96%	1.24%
Non-performing assets to total loans and foreclosed real estate	2.16%	.40%	.49%	2.02%	1.24%
Non-performing loans to allowance for loan losses	183.04%	20.88%	47.17%	150.32%	160.62%

Non-accrual loans:
Interest income that would have been recorded under original terms	318	53	13	143	91
Interest income recorded during the year	281	45	21	115	23

Total non-performing assets at year-end 2012 increased $4,324,000 primarily as a result of the increase in loans in non-accrual status offset by a decrease in foreclosed real estate. The increase in loans in non-accrual status is primarily the result of three commercial relationships totaling $3,362,000, of which $2,554,000 is guaranteed by the USDA.

NON-PERFORMING ASSETS (CONTINUED)

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

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following tables set forth information on the analysis of the allowance for loan losses and the allocation of the allowance for loan losses as of the dates indicated:

Analysis of Allowance for Loan Losses

(Dollars in Thousands)

	Years Ended December 31,
	2012	2011	2010	2009	2008

Beginning balance	$3,085	$2,154	$2,830	$1,633	$1,249
Provision for loan losses	324	982	336	1,237	365

Loans charged off:
Commercial, financial and agricultural	35	45	1	7	—
Real estate	617	24	1,002	5	—
Installment	24	4	33	29	9

Total Charged-off	676	73	1,036	41	9

Recoveries:
Commercial, financial and agricultural	—	11	—	—	—
Real estate	55	8	18	—	24
Installment	6	3	6	1	4

Total Recoveries	61	22	24	1	28

Net charge-offs (recoveries)	615	51	1,012	40	(19)

Ending balance	$2,794	$3,085	$2,154	$2,830	$1,633

	Years Ended December 31,
	2012	2011	2010	2009	2008
Ratios:
Net charge-offs (recoveries) to average loans	0.25%	0.02%	0.45%	0.02%	(0.01)%
Allowance for loan losses to total loans	1.14%	1.23%	0.90%	1.29%	0.76%

Allocation of the Allowance for Loan Losses

(Dollars in Thousands)

	2012		2011		2010		2009		2008
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans

Commercial, financial and agricultural	$1,038	18.39%	$966	17.85%	$730	16.35%	$575	14.74%	$403	10.71%
Real estate:
Commercial	932	19.84	1,305	18.87	630	19.32	1,333	17.23	334	19.24
Construction	—	1.06	—	1.41	—	1.03	—	2.30	—	2.67
Residential	737	58.70	728	59.86	702	61.17	697	63.30	692	64.50
Installment	87	2.01	86	2.01	92	2.13	114	2.43	126	2.88
Unallocated	—	N/A	—	N/A	—	N/A	111	N/A	78	N/A

Total	$2,794	100%	$3,085	100.00%	$2,154	100.00%	$2,830	100.00%	$1,633	100.00%

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Management believes the allowance for loan losses at December 31, 2012 and 2011 is adequate to absorb losses inherent in the loan portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Office of the Comptroller of the Currency or the Federal Reserve Board, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of loans deteriorate as a result of factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

DEPOSITS

Management believes that the development and retention of deposits is the basis of sound growth and profitability. These deposits provide the primary source of funding for loans and investments. The Corporation’s continued expansion and business development within its market area fueled the growth in deposits. As of December 31, 2012, deposits totaled $365,128,000 up $34,579,000, or 10.5%, from year-end 2011. Demand deposits contributed most of the growth with $21,547,000. Savings deposits increased $9,327,000 and time deposits increased $3,705,000. The growth in deposits resulted primarily from continuing bank-wide promotions of its money market account.

BORROWINGS

Short-term borrowings at December 31 were as follows:

	2012	2011	2010
	(Dollars in Thousands)

Amount outstanding at end of year:
Federal funds purchased	$—	$—	$—
Securities sold under agreements to repurchase	2,410	2,685	3,930
Short-term FHLB advances	—	—	—
Treasury tax and loan note	—	—	100

Total	$2,410	$2,685	$4,030

Weighted average interest rate at end of year	1.31%	1.33%	1.17%
Maximum amount outstanding at any end of month	$3,064	$5,194	$4,455
Daily average amount outstanding	2,861	3,215	4,521
Approximate weighted average interest rate for the year	1.29%	1.21%	1.15%

BORROWINGS (CONTINUED)

Long-term debt at December 31 was as follows:

	2012	2011	2010
	(Dollars in Thousands)

Amount outstanding at end of year:
FHLB advances	$10,000	$15,000	$16,000
Junior subordinated debt	5,155	5,155	5,155

Total	$15,155	$20,155	$21,155

Weighted average interest rate at end of year	4.06%	3.85%	3.92%
Daily average amount outstanding	19,950	20,377	23,248
Approximate weighted average interest rate for the year	4.02%	3.89%	4.08%

Additional information on borrowings is located in Note 7 to the consolidated financial statement.

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation is party to financial instruments with off-balance sheet risk entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and, to a lesser extent, standby letters of credit. At December 31, 2012, the Corporation had unfunded outstanding commitments to extend credit of $37.8 million and outstanding standby letters of credit of $241,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. The current amount of liability as of December 31, 2012 and 2011 for guarantees under standby letters of credit is not material. Refer to Note 12 of the consolidated financial statements for a discussion of the nature, business purpose and importance of the Corporation’s off-balance sheet arrangements.

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

The primary sources of liquidity are the Corporation’s deposit base and a strong capital position. The stability of the deposits is reflected in a comparison of year-end balances to yearly averages. Deposits at year-end 2012 totaled $365,128,000 and averaged $352,163,000 for the year. Likewise, year-end 2011 deposits totaled $330,549,000 and averaged $321,319,000 for the year. Other sources of liquidity are available from investment securities maturing in one year or less, which totaled $4,205,000 at year-end 2012, and from investments in mortgage-backed securities, which supply income and principal cash flow streams on an ongoing basis. Mortgage-backed securities represented 57.9% of the total amortized cost of securities as of December 31, 2012. These sources are believed by management to provide the Corporation with adequate resources to meet its short-term liquidity requirements. Longer term liquidity needs may include selling securities available for sale, which had a fair value of $86,436,000 at December 31, 2012, selling loans or raising additional capital. In addition, the Corporation has established federal funds lines of credit at the Federal Home Loan Bank of Pittsburgh and the Atlantic Central Bankers Bank, which are reliable sources for short and long-term funds. The maximum borrowing capacity through the Federal Home Loan Bank was approximately $149,528,000 at December 31, 2012, of which $139,528,000, or 93.3%, was available.

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

The Corporation’s average loan to deposit ratio for 2012 was 71.0% and ended the year at 66.5%, compared to an average of 75.0% in 2011 and 74.3% at the end of 2010.

The Corporation’s financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit, at December 31, 2012 totaled $37.7 million and standby letters of credit totaled $241,000.

The Corporation is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in the liquidity increasing or decreasing in a material way.

The greater the capital resources, the more likely the Corporation will be able to meet its cash obligations and unforeseen expenses. The Corporation’s strong capital position is related to the Corporation’s earnings stability. The dividend payout ratio was 30.4% in 2012, compared to 25.4% in 2011. Shareholders’ equity at the end of 2012 totaled $34,808,000, an increase of $3,370,000, or 10.7%, over year-end 2011. The increase was a result of net income, a decrease in the unrealized gain on securities available for sale, net of taxes of $43,000 and an increase in common stock and surplus of $177,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $1,382,000. Likewise, shareholders’ equity at the end of 2011 totaled $31,438,000, an increase of $3,156,000, or 11.2%, over year-end 2010. The increase was a result of net income, a decrease in the unrealized gain on securities available for sale, net of taxes of $64,000, an increase in common stock and surplus of $128,000 as a result of our dividend reinvestment plan, partially offset by the dividend payout of $1,054,000.

The table in Note 11 to the financial statements sets forth the Corporation’s and Bank’s capital ratios as of December 31, 2012 and 2011. These ratios show that the Bank exceeded the federal regulatory minimum requirements for a “well capitalized bank” at such dates. The minimum regulatory requirements of a “well capitalized bank” for the leverage ratio, Tier 1 and total risk-based capital ratios are 5.00%, 6.00% and 10.00%, respectively.

The Corporation’s ability to meet its expenses and pay dividends to its shareholders is dependent on the cash dividends it receives from the Bank. Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2012, approximately $9,153,000 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

The Corporation is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if implemented, would have a material effect on the Corporation’s capital, liquidity or its operations.

On January 8, 2008, the Board of Directors of the Corporation authorized a stock repurchase program pursuant to which the Corporation is authorized to purchase up to 7.1% of its outstanding shares or 100,000 shares. Share repurchases will be made from time to time and may be effected through open market purchases, block trades, or in privately negotiated transactions. As of December 31, 2012, the Corporation has purchased 3,656 shares under this repurchase program.

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

Summary of Selected Financial Data

(Amounts in Thousands, Except Per Share Data)

	2012	2011	2010	2009	2008

Income Statement Data

Net interest income	$12,546	$12,577	$11,352	$9,721	$9,004
Provision for loan losses	324	982	336	1,237	365
Gains on sales of securities	166	12	182	459	—
Other income	3,193	2,941	2,577	2,496	2,296
Other expenses	9,889	9,307	9,036	8,797	7,978

Income before Income Taxes	5,692	5,241	4,739	2,642	2,957

Income tax expense	1,160	1,095	1,053	416	621

Net Income	$4,532	$4,146	3,686	2,226	$2,336

Balance Sheet Data (Period End)

Total assets	$420,705	$387,883	$374,155	$355,836	326,714

Loans, net	242,935	247,703	236,231	216,600	212,377
Investments:
Held to maturity	50,648	34,972	31,872	30,204	24,127
Available for sale	86,436	73,804	75,627	81,437	66,376
Deposits	365,128	330,549	317,849	296,459	262,606
Short-term borrowings	2,410	2,685	4,030	4,512	10,613
Long-term debt	15,155	20,155	21,155	27,155	27,155
Shareholders’ equity	34,808	31,438	28,282	25,358	23,413

Per Share Data

Basic earnings	$3.22	$2.95	$2.63	$1.59	$1.67
Cash dividends declared	0.98	0.75	0.675	0.58	0.52
Book value	24.65	22.33	20.15	18.10	16.73
Weighted average common shares outstanding	1,409	1,405	1,402	1,399	1,400

Selected Ratios

Return on average assets	1.10%	1.10%	1.01%	0.65%	0.73%
Return on average shareholders’ equity	13.60%	13.80%	13.71%	9.06%	10.52%
Average equity to average assets	8.10%	7.95%	7.39%	7.13%	6.96%
Allowance for loan losses to total loans at end of period	1.14%	1.23%	0.90%	1.29%	0.76%
Dividend payout ratio	30.43%	25.42%	25.66%	36.48%	31.14%

DIRECTORS

FIRST COMMUNITY FINANCIAL CORPORATION

and

THE FIRST NATIONAL BANK OF MIFFLINTOWN

JOHN P. HENRY, III

Chairman of the Board of Directors of the Company and the Bank;

Vice President of JPH Enterprises, LLC, Port Royal, PA

ROGER SHALLENBERGER

Vice Chairman of the Board of Directors of the Company and the Bank;

President of KSM Enterprises

SCOTT E. FRITZ

President and Chief Executive Officer of the Company and the Bank

TIMOTHY P. STAYER

Executive Vice President and Chief Operating Officer of the Company and the Bank

LOWELL M. SHEARER

Secretary of the Board of Directors of the Company and the Bank; Self-employed

NANCY S. BRATTON

President of Bratton Insurance Inc., Millerstown and Mifflintown, PA

DANIEL B. BROWN

President and Owner of Brown Funeral Homes, Inc., Mifflintown and McAlisterville, PA

DAVID M. McMILLEN

Owner of David McMillen Custom Contracting, Inc, Loysville, PA

CHARLES C. SANER

Retired Dairy Farmer

DAVID L. SWARTZ

County Extension Director and Senior Dairy Educator for Penn State Cooperative Extension in Perry and Cumberland Counties

FRANK L. WRIGHT

Attorney-at-Law, Harrisburg, PA

Officers

FIRST COMMUNITY FINANCIAL CORPORATION

JOHN P. HENRY, III

Chairman

ROGER SHALLENBERGER

Vice Chairman

SCOTT E. FRITZ

President & Chief Executive Officer

TIMOTHY P. STAYER

Executive Vice President & Chief Operating Officer

LOWELL M. SHEARER

Secretary

RICHARD R. LEITZEL

Treasurer

JENNIFER S. KAUFFMAN

Assistant Secretary

BOBBI J. LEISTER

Assistant Secretary

OFFICERS

THE FIRST NATIONAL BANK OF MIFFLINTOWN

SCOTT E. FRITZ

President and Chief Executive Officer

TIMOTHY P. STAYER

Executive Vice President and Chief Operating Officer

KIMBERLY A. BENNER

Senior Vice President and Trust and Investment Services Division Manager

MATTHEW J. FORD

Senior Vice President and Chief Risk Officer

K. LEE HOPKINS

Senior Vice President and Chief Lending Officer

RICHARD R. LEITZEL

Senior Vice President and Chief Financial Officer

NANCI A. AUMILLER

Vice President and Operations Manager/AML and Security Officer

JAMES L. CORDELL

Vice President and Credit Administration Manager

G. LEWIS DAVEY

Vice President and Commercial Loan Officer

JEFFREY S. FAGAN

Vice President and Credit Officer

AUDRA L. HUNTER

Vice President and Market Manager, Perry County

NANETTE W. STAKE

Vice President and IT Manager/IT Security Officer

BILLIE JO DEITER

Assistant Vice President and Community Office Manager, Ickesburg Office

NATHAN M. DESMARAIS

Assistant Vice President and Human Resources Manager

FLORENCE E. DRESSLER

Assistant Vice President and Community Office Manager, Fermanagh Office

ROY A. LEISTER, JR.

Assistant Vice President and Community Office Manager, Delaware Office

CHRISTOPHER W. MEALS

Assistant Vice President and Commercial Loan Officer

J. NEAL SHAWVER

Assistant Vice President and Credit Analyst

BRADLEY D. SHERMAN

Assistant Vice President and Community Office Manager, West Perry and Loysville Offices

TINA T. SHIREY

Assistant Vice President and Commercial Loan Officer

DIANE M. SYKES

Assistant Vice President and Trust Officer

DIANE E. ZEIDERS

Assistant Vice President and Community Office Manager, Tuscarora Valley and East Waterford Offices

BRENDA F. BLAKEY

Accounting Specialist

BRIAN A. HUMMEL

Community Office Manager, Bloomfield Borough and New Bloomfield Offices

JENNIFER S. KAUFFMAN

Assistant Secretary

BOBBI J. LEISTER

Assistant Secretary/Corporate Relations and Marketing Officer

ADAM E. TRUITT

Trust Officer

JENNIFER L. WILSON

Credit Analyst

DIRECTORS EMERITI AND ADVISORY BOARDS

DIRECTORS EMERITI

DONALD Q. ADAMS

JOHN M. AUKER

JOSEPH E. BARNES, SR.

DALE BEASTON

WILLIAM A. GILLILAND

ELWOOD S. HENCH

C. ROBERT HOCKENBROCK

SAMUEL G. KINT

RAYMOND T. LONG

JANE B. MARHEFKA

CLAIR E. McMILLEN

PHYLLIS S. MOHLER

ROBERT E. SHEAFFER

JOHN A. TETWILER

RICHARD L. WIBLE

ADVISORY BOARDS

TUSCARORA VALLEY AND EAST WATERFORD OFFICES

DAVID S. CLARK

KEVIN L. LONG

NORMAN F. LOVE

JAMES M. SHEAFFER

BARBARA G. WILSON

FERMANAGH OFFICE

DAVID R. HICKS

RONALD H. MAST

RICHARD E. RHINE

SAMUEL RITZMAN

ALAN E. VARNER

DELAWARE OFFICE

DENNIS L. BASSLER

DANIEL L. BENNER

JEFFREY J. FRYMOYER

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

	Per Share Sales Price		Dividends per Share
Quarter	High	Low
First, 2012	$40.00	$33.44	$0.200
Second	40.00	39.50	0.205
Third	40.00	26.50	0.210
Fourth	39.00	30.00	0.365

First, 2011	$29.75	$26.91	$0.180
Second	30.00	29.00	0.185
Third	32.00	29.00	0.190
Fourth	38.00	32.00	0.195

The authorized common stock of the Corporation consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 1,412,362 shares were outstanding at December 31, 2012. There were no shares of the Corporation’s common stock (i) that are subject to outstanding options, warrants or securities convertible into common stock; (ii) that the Corporation has agreed to register under the Securities Act for sale by security holders; or (iii) that are or have been proposed to be publicly offered by the Corporation. The Corporation had approximately 857 shareholders of record as of December 31, 2012.

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

Notice of Annual Meeting

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 9, 2013, beginning at 10:00 a.m., at: Cedar Grove Brethren in Christ Church, located near the PA Route 75 and U.S. Route 22/322 interchange in Mifflintown, Pennsylvania. A Notice of the Annual Meeting, Proxy Statement and Proxy are being delivered together with this Annual Report to shareholders entitled to vote at the meeting.